Exhibit 3.11

XANTHIC BIOPHARMA INC.

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

AND

MANAGEMENT INFORMATION CIRCULAR

IN RESPECT OF THE ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS OF XANTHIC

BIOPHARMA INC. TO BE HELD ON NOVEMBER 2, 2018

Dated as of October 12, 2018

Neither the Canadian Securities Exchange nor any securities commission has in any way passed upon the merits of the transaction described herein and any representation to the contrary is an offence.

Dear Shareholders:

The directors of Xanthic Biopharma Inc. (“Xanthic” or the “Corporation”) cordially invite you to attend the annual and special meeting (the “Meeting”) of the shareholders of Xanthic (the “Shareholders”) to be held at the offices of Fogler, Rubinoff LLP at 77 King Street West, Suite 3000, TD Centre North Tower, Toronto, Ontario M5K 1G8 on Friday, November 2, 2018 at 10:00 a.m. (Toronto time).

At the Meeting, among other things, you will be asked to consider and, if thought appropriate, to pass, with or without variation, an ordinary resolution approving the business combination (the “Business Combination”) of Xanthic with Green Growth Brands Ltd. (“GGB”), pursuant to which a wholly-owned subsidiary of the Corporation, 2657013 Ontario Inc., will acquire all of the issued and outstanding securities of GGB by way of a three-cornered amalgamation transaction (the “Transaction”).

Following the completion of the Business Combination, current GGB Shareholders will hold approximately 86,537,687 Resulting Issuer Shares (excluding any Resulting Issuer Shares issuable upon conversion of the GGB Convertible Debentures), representing 85.7% of the Resulting Issuer Shares issued and outstanding on a non-diluted basis. A deemed value of C$0.36 per share has been placed on the Issuer Shares issued in connection with the Business Combination, resulting in total consideration paid to the holders of GGB Shares of approximately $125,000,000. Further details on the Transaction is set out in the Appendix “A” to the accompanying management information circular (the “Circular”).

At the Meeting, you will also be asked to consider and, if deemed appropriate, to pass, the following:

i.	the appointment of MNP LLP as the auditor of the Corporation and to authorize the directors to fix their remuneration;

ii.	a special resolution fixing the number of directors of the Corporation at seven (7), subject to the power of the directors to appoint up to one-third additional directors between annual meetings;

iii.	the election of directors of the Corporation;

iv.	an ordinary resolution approving the advance notice by-law for the Corporation;

v.	an ordinary resolution authorizing and approving the adoption of an equity incentive plan of the Corporation;

vi.	a special resolution approving the proposed consolidation of the common shares of the Corporation;

vii.	a special resolution approving an amendment of the Corporation’s articles of incorporation to change the name of the Corporation to “Green Growth Brands Ltd.”;

viii.	a special resolution approving an amendment of the Corporation’s articles of incorporation to eliminate the Corporation’s existing class of First Preferred Shares; and

ix.	a special resolution approving an amendment of Xanthic’s articles of incorporation to create a new class of Proportionate Voting Shares.

The foregoing resolutions are referred to herein as the “Xanthic Resolutions”.

The Board of Directors of the Corporation unanimously recommends that Shareholders vote in favour of the Xanthic Resolutions at the Meeting for the reasons set out in this Circular. You are urged to read this information carefully and, if you require assistance, to consult your own legal, tax, financial or other professional advisor.

We hope that we will have the opportunity to welcome you to this year’s Meeting.

Sincerely,

(Signed) “Tim Moore”

Tim Moore

Chief Executive Officer & Director

XANTHIC BIOPHARMA INC.

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that an annual and special meeting (the “Meeting”) of the shareholders (“Shareholders”) of Xanthic Biopharma Inc. (the “Corporation” or “Xanthic”) will be held at the offices of Fogler, Rubinoff LLP, 77 King Street West, Suite 3000, Toronto, Ontario M5K 1G8, on Friday, November 2, 2018, at 10:00 a.m. (Toronto time), for the following purposes:

1.	to receive and consider the audited financial statements of the Corporation as at and for the year ended June 30, 2018, together with the report of the auditors thereon;

2.	to appoint MNP LLP as the auditor of the Corporation for the ensuing year and to authorize the board of directors of the Corporation to fix the remuneration of the auditor;

3.

to consider, and if deemed advisable, to approve, with or without variation, a special resolution to fix the number of directors for the ensuing year at seven (7), subject to the power of the directors to appoint up to one-third additional directors between annual meetings;

4.	to elect the directors of the Corporation;

5.

to consider, and if deemed advisable, to approve, with or without variation, a special resolution the full text of which is set forth in the accompanying management information circular (the “Circular”), approving the Corporation’s proposed transaction with Green Growth Brands Ltd. (“GGB”), as more fully described therein (the “Transaction”);

6.

to consider, and if deemed advisable, to approve an ordinary resolution, the full text of which is set forth in the accompanying Circular, to confirm, ratify and approve the advance notice by-law of the Corporation;

7.

to consider, and if deemed advisable, to approve, with or without variation, an ordinary resolution, the full text of which is set forth in the Circular, approving the Corporation’s equity incentive plan;

8.

to consider, and if deemed advisable, to approve, with or without variation, a special resolution, the full text of which is set forth in the accompanying Circular, approving the proposed consolidation of the common shares of the Corporation;

9.

to consider, and if deemed advisable, to approve, with or without variation, a special resolution, the full text of which is set forth in the accompanying Circular, authorizing an amendment of the articles of the Corporation to change the name of the Corporation to “Green Growth Brands Ltd.” or such other name as may be determined by the board of directors;

10.

to consider, and if deemed advisable, to approve, with or without variation, a special resolution, the full text of which is set forth in the accompanying Circular, authorizing an amendment of the articles of the Corporation to eliminate the Corporation’s existing class of First Preferred Shares;

11.

to consider, and if deemed advisable, to approve, with or without variation, a special resolution, the full text of which is set forth in the accompanying Circular, authorizing an amendment of the articles of the Corporation providing for the creation of a new class of Proportionate Voting Shares; and

12.	to transact such other business as may properly come before the Meeting.

The specific details of the matters proposed to be put before the Meeting are set forth in the Circular, which accompanies this Notice of Meeting and forms part hereof.

A shareholder wishing to be represented by proxy at the Meeting or any adjournment thereof must have deposited his, her or its duly executed form of proxy not later than 10:00 a.m. (Toronto time) on October 31, 2018 or, if the Meeting is adjourned, not later than 48 hours, excluding Saturdays, Sundays and holidays, preceding the time of such adjourned Meeting, at the offices of Capital Transfer Agency ULC, 920-390 Bay Street, Toronto ON, M5H 2Y2; (2) by facsimile at (416) 350-5007; (3) via email to investor@capitaltransferagency.com

The participation of its shareholders is very important to the Corporation. Please ensure that the votes attached to your common shares will be exercised at the Meeting.

DATED at Toronto, Ontario as of the 12th day of October 2018.

BY ORDER OF THE BOARD OF DIRECTORS

(Signed) “Tim Moore”

Tim Moore

Chief Executive Officer & Director

XANTHIC BIOPHARMA INC.

MANAGEMENT INFORMATION CIRCULAR

ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

Dated October 12, 2018, except where otherwise noted

Solicitation of Proxies

This management information circular (the “Circular”) is furnished in connection with the solicitation of proxies by the management of Xanthic Biopharma Inc. (“Xanthic” and/or the “Corporation”) for use at the annual and special meeting (the “Meeting”) of shareholders (the “Shareholders”) to be held on Friday, November 2, 2018 at the offices of Fogler, Rubinoff LLP, 77 King Street West, Suite 3000, Toronto, Ontario, at 10:00 a.m. (Toronto time) and at any adjournment(s) thereof. Solicitation of proxies will be primarily by mail, but may also be carried out by directors, officers, employees or agents of the Corporation personally, in writing, by telephone or by fax. All cost thereof will be borne by the Corporation. Management of the Corporation has therefore prepared this Circular and has sent it to those shareholders who are entitled to receive a notice of meeting.

Shareholders Entitled to Vote

Registered shareholders (“Registered Shareholders”) as at the close of business on October 3, 2018 (the “Record Date”), or the person or persons they appoint as their proxies, are entitled to attend and vote on all matters that may properly come before the Meeting in respect of which their vote is required. Each Shareholder of record at the close of business on the Record Date will be entitled to one vote for each common share of the Corporation (“Common Share”) held with respect to all matters proposed to come before the Meeting, or any adjournment or postponement thereof, and requiring a vote by Shareholders.

Registered Shareholders are entitled to vote at the Meeting, or any adjournment or postponement thereof, either in person or by proxy. Voting by proxy means that you are giving the person or persons named on your proxy form (your proxyholder) the authority to vote your Common Shares for you at the Meeting or any adjournment(s) or postponement(s) thereof.

Appointment of Proxies and Revocation of Proxies

The individuals named in the enclosed form of proxy will represent management of the Corporation at the Meeting. A Shareholder has the right to appoint a person or company (who need not be a Shareholder), other than the persons designated in the accompanying form of proxy, to represent the Shareholder at the Meeting. Such right may be exercised by inserting the name of such person or company in the blank space provided in the proxy or by completing another proper form of proxy. A Shareholder wishing to be represented by proxy at the Meeting or any adjournment thereof must, in all cases, deposit the completed proxy with Capital Transfer Agency ULC, 920-390 Bay Street, Toronto ON, M5H 2Y2 (“Capital Transfer”) by 10:00 a.m. (Toronto Time) on October 31, 2018 or, if the Meeting is adjourned or postponed, at least 48 hours, excluding Saturdays, Sundays and holidays, prior to any adjournment or postponement of the Meeting at which the proxy is to be used, or deliver it to the Chairman of the Meeting on the day of the Meeting or any adjournment thereof prior to the commencement of the Meeting. A proxy should be executed by the registered Shareholder or its attorney duly authorized in writing or, if the registered Shareholder is a corporation, by an officer or attorney thereof duly authorized. Failure to properly complete or deposit a proxy may result in its invalidation.

A Registered Shareholder who has submitted a proxy may revoke it at any time prior to the exercise thereof. If a Registered Shareholder who has given a proxy attends the Meeting in person at which such proxy is to be voted, such person may revoke the proxy and vote in person. In addition to any other manner permitted by law, a proxy may be revoked before it is exercised by an instrument in writing executed in the same manner as a proxy and deposited to the attention of the Chief Financial Officer of the Corporation at the registered office of the Corporation at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof, at which the proxy is to be used or with the Chairman of the Meeting on the day of such Meeting or any adjournment thereof and thereupon the proxy is revoked.

A Registered Shareholder attending the Meeting has the right to vote in person and, if he or she does so, his or her proxy is nullified with respect to the matters such person votes upon and any subsequent matters thereafter to be voted upon at the Meeting or any adjournment thereof.

If you are not a Registered Shareholder, please refer to the section below entitled “Advice to Beneficial Holders of Common Shares”.

Advice to Beneficial Shareholders of Common Shares

The information set forth in this section is of significant importance to many Shareholders as a substantial number of Shareholders do not hold their Common Shares in their own name and thus are considered non-registered Shareholders (referred to as “Beneficial Shareholders”). Beneficial Shareholders should note that only proxies deposited by Shareholders whose names appear on the records of the Corporation as the registered holders of Common Shares can be recognized and acted upon at the Meeting. If Common Shares are listed in an account statement provided to Shareholders by a broker then, in almost all cases, those shares will not be registered in the Shareholder’s name on the records of the Corporation. Such Common Shares will more likely be registered under the name of the Shareholder’s broker or an agent of that broker or another similar entity (an “Intermediary”). Common Shares held in the name of an Intermediary can only be voted by the Intermediary (for or against resolutions or withheld) upon the instructions of the Beneficial Shareholder. Without specific instructions, Intermediaries are prohibited from voting shares.

If you are a Beneficial Shareholder:

Beneficial Shareholders should ensure that instructions respecting the voting of their Common Shares are communicated in a timely manner and in accordance with the instructions provided by their Intermediary. Applicable regulatory rules require Intermediaries to seek voting instructions from Beneficial Shareholders in advance of the Meeting. Every Intermediary has its own mailing procedures and provides its own return instructions to clients, which instructions should be carefully followed by Beneficial Shareholders in order to ensure that their Common Shares are voted at the Meeting.

Most brokers now delegate responsibility for obtaining instructions from clients to Broadridge Financial Solutions, Inc. (“Broadridge”) in the United States and in Canada. Broadridge mails a voting instruction form in lieu of a form of proxy provided by the Corporation. The voting instruction form will name the same persons as the Corporation’s form of proxy to represent you at the Meeting. You have the right to appoint a person (who need not be a shareholder of the Corporation), other than the persons designated in the voting instruction form, to represent you at the Meeting. To exercise this right, you should insert the name of the desired representative in the blank space provided in the voting instruction form. The completed voting instruction form must then be returned to Broadridge by mail or facsimile or given to Broadridge by phone or over the internet, in accordance with Broadridge’s instructions. Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Common Shares to be represented at the Meeting. If you receive a voting instruction form from Broadridge, you cannot use it to vote Common Shares directly at the Meeting—the voting instruction form must be completed and returned to Broadridge, in accordance with its instructions, well in advance of the Meeting in order to have the Common Shares voted.

Although a Beneficial Shareholder may not be recognized directly at the Meeting for the purpose of voting Common Shares registered in the name of their Intermediary, a Beneficial Shareholder may attend at the Meeting as proxyholder for the Intermediary and vote the Common Shares in that capacity. Beneficial Shareholders who wish to attend the Meeting and indirectly vote their Common Shares as a proxyholder should enter their own names in the blank space on the form of proxy provided to them by their Intermediary and return the same to their Intermediary in accordance with the instructions provided by their Intermediary well in advance of the Meeting.

Non-registered holders who have not objected to their Intermediary disclosing certain ownership information about themselves to the Corporation are referred to as “non-objecting beneficial owners”. Those non-registered holders who have objected to their Intermediary disclosing ownership information about themselves to the Corporation are referred to as “objecting beneficial owners” (“OBOs”).

This Circular and applicable proxy-related materials are being sent directly to non-objecting beneficial owners pursuant to National Instrument 54-101.

The Corporation does not intend to pay for Intermediaries to deliver the Meeting materials and Form 54-101F7—Request for Voting Instructions Made by Intermediary to OBOs. As a result, OBOs will not receive the Meeting materials unless their Intermediary assumes the costs of delivery.

Interest of Certain Persons or Companies in Matters to Be Acted Upon

Other than as described herein, the Corporation is not aware of: (i) any person who has been a director or executive officer of the Corporation at any time since the beginning of the last financial year; (ii) a nominee for election as a director of the Corporation at the Meeting; or (iii) any associate or affiliate of any such director or executive officer or nominee, who has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting.

Use of Discretionary Power Conferred By the Proxies

Common Shares represented by proxies in favour of management nominees will be voted in accordance with the instructions of the Shareholder on any ballot that may be called for and, if a Shareholder specifies a choice with respect to any matter to be acted upon at the Meeting, the shares represented by proxy shall be voted accordingly. Where no choice is specified, the proxy will confer discretionary authority and will be voted FOR all matters proposed by management at the Meeting. The enclosed form of proxy also confers discretionary authority upon the persons named therein to vote with respect to any amendments or variations to the matters identified in the notice with respect to this Meeting and with respect to any other matters which may properly come before the Meeting in such manner as the nominee in his judgment may determine. At the date hereof, management of the Corporation knows of no such amendments, variations or other matters to come before the Meeting.

Voting Securities and Principal Holders of Voting Securities

The authorized share capital of the Corporation consists of an unlimited number of Common Shares without par value. As at the date hereof, 57,746,547 Common Shares without par value are issued and outstanding. Each Common Share carries the right to one vote at any ballot taken at any meeting of the shareholders. Only shareholders of record of the Corporation at the close of business on the Record Date or their duly authorized agents are entitled to attend and vote at the Meeting.

To the knowledge of the directors and executive officers of the Corporation, no person beneficially owns, or controls or directs, directly or indirectly, Common Shares carrying in excess of 10% of the voting rights attached to all outstanding Common Shares as at the date of this Circular.

Currency

All references to dollars or $ are in Canadian dollars unless otherwise noted.

PARTICULARS OF MATTERS TO BE ACTED UPON

Financial Statements

The shareholders will receive and consider the audited financial statements of the Corporation for the year ended June 30, 2018, together with the auditor’s report hereon.

Appointment of Auditors

Management recommends the appointment of MNP LLP, Chartered Accountants (“MNP”), of Toronto, Ontario, as the auditor of the Corporation to hold office until the close of the next annual meeting of the Shareholders, or until their successor is appointed by the Board. MNP was appointed as the auditor of the Corporation on January 10, 2018, after the previous auditor, Wasserman Ramsay LLP, resigned.

Common Shares represented by proxies in favour of the management nominees will be voted FOR the appointment of MNP LLP, Chartered Accountants, as the auditor of the Corporation and authorizing the directors of the Corporation to fix their remuneration, unless a Shareholder has specified in his proxy that his Common Shares are to be withheld from voting on the appointment of the auditor.

Audit Fees

The aggregate fees billed by the Corporation’s external auditors for professional services rendered for the audit of the consolidated financial statements of the Corporation and its subsidiaries were $37,450 for the fiscal year ended June 30, 2018.

Audit Related Fees

The aggregate fees (including reimbursed expenses) billed by the Corporation’s external auditors for services related to the audit or review of the Corporation’s financial statements were $21,000 in 2018.

Tax Fees

The aggregate fees (including reimbursed expenses) billed by the Corporation’s external auditors for the preparation of corporate tax returns, tax compliance, tax advice and tax planning services were $Nil in the fiscal year ended June 30, 2018.

All Other Fees

The aggregate fees, including expenses reimbursed, billed by the Corporation’s external auditors for services rendered to the Corporation and its subsidiaries, other than the services described above, were $Nil in the fiscal year ended June 30, 2018.

Number of Directors

The articles of incorporation of the Corporation provide that the board of directors of the Corporation (the “Board”) shall consist of a minimum of one and a maximum of fifteen directors. Currently, the Board has seven directors. The Corporation wishes to fix the number of directors at seven, subject to the power of the directors to appoint up to one-third additional directors between annual meetings (the “Resolution Fixing the Number of Directors”).

From time to time, the Board identifies individuals who could make a valuable contribution to the Corporation as a director. By adopting the proposed Resolution Fixing the Number of Directors, this will allow the Board, prior to the next annual general meeting, to change the number of directors and appoint additional directors to augment the Board with different skills and expertise, with a view to enhancing value for the Shareholders.

At the Meeting, Shareholders will be asked to approve a special resolution fixing the number of directors at seven, subject to the power of the directors to appoint up to one-third additional directors between annual meetings, in the form set out below. The approval of the special resolution requires the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the votes cast by Shareholders present in person or represented by proxy at the Meeting.

“BE IT RESOLVED, AS A SPECIAL RESOLUTION, THAT:

(a)	the number of directors of the Corporation be fixed at seven, subject to the power of the directors to appoint up to one-third additional directors between annual meetings; and

(b)

any director or officer of the Corporation be and each of them is hereby authorized to do such things and to execute and deliver all such documents that such director or officer may, in his discretion, determine to be necessary or useful in order to give full effect to the intent and purpose of this resolution.”

Based on the foregoing, the Board unanimously recommends that Shareholders vote FOR the Resolution Fixing the Number of Directors set out above.

Common Shares represented by proxies in favour of management nominees will be voted FOR the Resolution Fixing the Number of Directors unless a Shareholder has specified in his, her or its proxy that such Common Shares are to be voted against such resolution.

Election of Directors

The articles of incorporation of the Corporation provide that the Board shall consist of a minimum of one and a maximum of fifteen directors. Provided that Shareholders shall have approved the Resolution Fixing the Number of Directors at the Meeting, the directors have determined that there will be seven persons elected to the Board at the Meeting.

1.

Management proposes that each of the persons named below be nominated at the Meeting for re-election or election, as the case may be, as directors of the Corporation to serve, until the next annual meeting of Shareholders or until his or her successor is elected or appointed. Management does not contemplate that any of the nominees will be unable to serve as a director. However, if a nominee should be unable to so serve for any reason prior to the Meeting, the persons named in the enclosed form of proxy reserve the right to vote for another nominee in their discretion. Common Shares represented by proxies in favour of management nominees will be voted FOR the election of all of the nominees whose names are set forth below, unless a Shareholder has specified in his proxy that his Common Shares are to be withheld from voting on the election of directors.

2.

The following table and the notes thereto state the names of all persons to be nominated for election as directors, all other positions or offices with the Corporation now held by them, their principal occupations of employment, the year in which they became directors for the Corporation, the approximate number of Common Shares beneficially owned, or controlled, directly or indirectly, by each of them, as of the date hereof.

Common Shares represented by proxies in favour of the management nominees will be voted FOR the appointment of each of the nominees as a director of the Corporation, unless a Shareholder has specified in his proxy that his Common Shares are to be withheld from voting for any or all of the nominees(1).

Name and Province of Residence	Principal occupation during past five years	Year first became director	Number of Common Shares Beneficially Owned, or Controlled
Tim Moore Chief Executive Officer and Director Unionville, ON	CEO of Xanthic; Managing Director of Brita GmbH North America	December 15, 2017	1,550,000

Igor Galitsky (1) President and Director Thornhill, ON	President of the Issuer; Entrepreneur and consultant to the cannabis industry	July 11, 2018	3,828,332

Jean Schottenstein Director Columbus, OH	Trustee, Columbus Museum of Art; Founder, Beit Ohr Community Domestic Violence	July 11, 2018	Nil

Program

Peter Horvath Director New Albany, OH	CEO of GGB; CEO of Mission Essential Personnel	July 11, 2018	Nil

Steve Stoute (1) Independent Director New York, NY	Founder and CEO of Translation	July 11, 2018	Nil

Carli Posner (1) (2) (3) Independent Director Toronto, ON	Film producer at Notable Life	February 16, 2018	200,000

Marc Lehmann Independent Director Miami, FLA	Managing Member of Flamingo Drive Partners, LLC; General Partner at Riverloft Capital Management	July 11, 2018	Nil

Notes:

(1)	Reference to Common Shares in this section refers to the post-consolidated shares of the Resulting Issuer.
(2)	Members of the Audit Committee.
(3)	Chair of the Audit Committee.

Biographies of Directors Nominees

Tim Moore (Age 60), Chief Executive Officer & Director

Mr. Moore has been the Chief Executive Officer of the Xanthic since December 2017. Mr. Moore has over 30 years of experience in various consumer products companies, including 18 years with The Clorox Company, a NYSE-listed company. Prior to working with The Clorox Company, Mr. Moore was the Managing Director, North America, for Brita GmbH, a privately held German manufacturer of water filters. Previous to Brita, Mr. Moore was the Chief Operating Officer for Synnex, a NYSE-listed electronics distribution company. Mr. Moore holds a Bachelor of Arts (Economics) from Western University and a Master of Business Administration from the Richard Ivey School of Business.

Igor Galitsky (Age 46), President & Director

Mr. Galitsky has been President of Xanthic since December 2017. Mr. Galitsky was one of the first applicants to receive a license under the Marijuana Medical Access Regulations for both personal and designated production in Canada. Mr. Galitsky has developed and refined over the last seven years the production and extraction processes for cannabis. In addition, Mr. Galitsky has been consulting varies licensed producers in Canada on scaling and refining their extraction and secondary processes.

Jean Schottenstein (Age 62), Director

Mrs. Schottenstein will serve as a director on Xanthic’s Board. Mrs. Schottenstein serves on the Board of Trustees of the Columbus Museum of Art, is Co-Chair of Congregation Torat Emet/Main Street Synagogue, and is Chair of “Defining Moments,” a group dedicated to leadership development. She is also on the Board of Trustees of Nishmat – the Jerusalem Center for Advanced Torah Study for Women and has co-chaired the recently completed Columbus

Community Mikvah Capital Campaign. She has previously served on the Boards of Trustees of Central Ohio State of Israel Bonds and Columbus Torah Academy; Chairperson of the Columbus Jewish Federation’s Women’s Division for their annual appeal; and the Board of Trustees of “I know I can”. Mrs. Schottenstein is deeply committed to issues relating to women’s health, education and increasing awareness of domestic violence. To that end, she created “Beit Ohr”, a community program designed to help meet the needs of victims of domestic violence within the Jewish community and serves as Honorary Chair of the National Council of Jewish Women’s “Women of Valor” program. Mrs. Schottenstein attended Indiana University and is a graduate of Ohio State University with a Bachelor of Science in Accounting and a Master of Science in Psychology from the University of Phoenix.

Peter Horvath (Age 61), Director

Mr. Horvath will serve as a director on Xanthic’s Board. Mr. Horvath currently serves as the Chief Executive Officer of Green Growth Brands LLC, doing business as Green Growth Brands Ltd., a lifestyle oriented, consumer products company that celebrates health, wellness and happiness. Mr. Horvath has 35 years of executive management experience with specialty brand retailers such as American Eagle Outfitters, DSW, and Victoria’s Secret Stores at L Brands. From 2012 to 2015, Mr. Horvath served as Chief Executive Officer of Mission Essential Personnel, a defense contractor focusing on intelligence solutions. Mr. Horvath received his Bachelor of Business Administration, Business, Management, Marketing, and Related Support Services from Boston University, School of Management.

Marc Lehmann (Age 46), Independent Director

Mr. Lehmann will serve as an independent director on Xanthic’s Board. Mr. Lehman is currently the Managing Member of Flamingo Drive Partners, LLC, an investment firm involved in public markets, real estate and start-up investing. Prior to that, Mr. Lehmann was the General Partner at Riverloft Capital Management from 2011 to 2016. From 2002 to 2010, Mr. Lehmann was a Partner and Director of Research at JANA Partners, a hedge fund. Earlier in his career, he was an Analyst at Appaloosa Management, from 1999 to 2002, sourcing and analyzing distressed special situations investments for the opportunistic hedge fund portfolio and began his career as an Analyst at Morgan Stanley and Lehman Brothers. Mr. Lehmann completed his Master of Business Administration at The Wharton Business at the University of Pennsylvania. Mr. Lehmann has a Bachelor of Science in Finance and International Business from New York University.

Steve Stoute (Age 48), Independent Director

Mr. Stoute will serve as an independent director on Xanthic’s Board. Mr. Stoute is the founder and Chief Executive Officer of Translation, a marketing agency. In 2017, Mr. Stoute joined United Masters, a data-driven digital distribution company helping music artist grow and manage their fan bases. In 2009 the American Advertising Federation inducted Mr. Stoute into the Advertising Hall of Achievement, and he was named “Executive of the Year” by Advertising Age in 2013.

Carli Posner (Age 35), Independent Director

Ms. Posner has served as an independent director on the Issuer Board since February 2018 and will continue to serve as an independent director on the Resulting Issuer Board. Ms. Posner is the Co-CEO and Principal of Notable Life, a media company that reaches over 1.2 million high-earning millennials across Canada. Prior to Notable, she was the executive producer of the hit show, Hockey Wives, overseeing many departments including premium sponsors and media strategy. Ms. Posner has spent a significant portion of her career in Los Angeles, working in film finance and production. She is the leading talent packager in our country and has worked with top stars including George Clooney, Coldplay, Drew Barrymore, Jamie Oliver and Wayne Gretzky, to name a few. During Ms. Posner’s career, she has generated over C$100 million dollars of sponsorships and endorsements in the Canadian marketplace with top brands including MasterCard®, Corvette®, Scotiabank®, BMW® and LG®.

Corporate Cease Trade Orders or Bankruptcies

No director or proposed director of the Corporation is, or has been within the past ten years, a director, chief executive officer or chief financial officer of any other corporation that, while such person was acting in that capacity:

was the subject of a cease trade order, an order similar to a cease trade order or an order that denied the Corporation access to any exemptions under securities legislation, and that was in effect for a period of more than 30 consecutive days; or

was the subject of a cease trade order, an order similar to a cease trade order or an order that denied the Corporation access to any exemptions under securities legislation, that was issued after that individual ceased to be a director or chief executive officer or chief financial officer and which resulted from an event that occurred while such person was acting in a capacity as a director, chief executive officer or chief financial officer.

No director or proposed director of the Corporation is, or has been within the past ten years, a director or executive officer of any other corporation that, while such person was acting in that capacity, or within a year of that individual ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

Individual Bankruptcies

No director or proposed director of the Corporation is or has, within the ten years prior to the date hereof, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold the assets of that individual.

Penalties or Sanctions

No director or proposed director of the Corporation has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority. No director or proposed director of the Corporation has been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable securityholder in deciding whether to vote for a proposed director.

Conflicts of Interest

To the best of GGB’s and the Issuer’s knowledge, there are no known existing or potential conflicts of interest among the Resulting Issuer, proposed directors, executive officers or other members of management of the Resulting Issuer as a result of their outside business interests other than the lease agreement dated as of July 10, 2018, as amended, between GGB and Schottenstein Property Group and certain product testing agreements with DSW®, except that certain proposed directors and officers may serve as directors and officers of other companies, and therefore it is possible that a conflict may arise between their duties to the Resulting Issuer and their duties as a director or officer of such other companies.

Transaction with Green Growth Brands Ltd.

In June 2018, representatives of the Corporation and Green Growth Brands Ltd. (“GGB”), a corporation incorporated pursuant to the laws of Ontario, discussed at arm’s length the merits of a potential business combination. Recognizing the potential benefit such a transaction would bring to its shareholders, management of the Corporation entered into a binding letter agreement (the “LOI”) with management of GGB on July 9, 2018. The LOI also provided for the acquisition by GGB Nevada LLC (“GGB Nevada”), a wholly-owned subsidiary of the Corporation, of 95% of the issued and outstanding membership interests of Nevada Organic Remedies LLC (“NOR”), a vertically integrated medical and retail marijuana company based in Las Vegas, Nevada, and the obligation to acquire the remaining 5% of the issued and outstanding membership interests for aggregate consideration of $56.75 million (the “NOR Acquisition”).

Business Combination Agreement

On July 13, 2018, the Corporation and GGB entered into an agreement (the “Business Combination Agreement”), to complete a business combination, pursuant to which a wholly-owned subsidiary of the Corporation (“Subco”), will acquire all of the issued and outstanding securities of GGB by way of a three-cornered amalgamation transaction (the “Transaction”). The completion of the Transaction will be effected pursuant to an amalgamation agreement (the “Amalgamation Agreement”) between GGB, Subco and the Corporation in the form of amalgamation agreement attached as Schedule “A” to the Business Combination Agreement.

On August 30, 2018, Xanthic and GGB entered into an amending agreement in order to amend the Business Combination Agreement in a number of ways, including:

a)	to revise the Consolidation ratio from 4.07:1 to approximately 4.07:1;

b)	to include and revise certain definitions in order to contemplate the issuance of the GGB Convertible Debentures pursuant to the terms of the GGB Convertible Debenture Indenture; and

c)	to reference the GGB Shareholders Agreement, which shall terminate immediately upon completion of the Business Combination.

The Corporation and GGB intend to amend and restate the Business Combination Agreement and Amalgamation Agreement in order to, among other things, contemplate the exchange of GGB Proportionate Shares (as defined below) and GGB Proportionate Warrants (as defined below) from All Js Greenspace LLC (“Greenspace”) for proportionate voting shares of Xanthic (“Xanthic PVS”) and proportionate warrants of Xanthic (“Xanthic PVS Warrants”), respectively.

GGB will acquire an aggregate principal amount of C$27,500,000 of its outstanding 12.00% unsecured convertible debentures (the “GGB Convertible Debentures”) from Greenspace. The GGB Convertible Debentures were issued pursuant to the terms of a convertible debenture indenture dated August 30, 2018 between GGB and Capital Transfer Agency ULC and have a maturity date of March 1, 2019. In consideration for such acquisition, GGB will then issue to Greenspace C$27,500,000 aggregate principal amount of 12.00% unsecured convertible debentures of GGB (the “GGB Greenspace Debentures”). On the closing date of the Transaction, each GGB Greenspace Debenture will be converted into units of GGB (the “GGB Greenspace Units”), each GGB Greenspace Unit being comprised of one (1) proportionate voting share in the capital of GGB (the “GGB Proportionate Shares”) and one-half (1/2) of one GGB proportionate share purchase warrant (the “GGB Proportionate Warrants”). The GGB Proportionate Shares and the GGB Proportionate Warrants will then be exchanged for Xanthic PVS and Xanthic PVS Warrants, respectively. The issuance of the GGB Greenspace Debentures is necessary in order to ensure the Corporation is able to meet the definition of “foreign private issuer”, as such term is defined in Rule 405 of Regulation C under the U.S. Securities Act of 1933.

NOR Transaction

Following the completion of its due diligence review, GGB Nevada entered into a purchase agreement dated July 13, 2018 (the “NOR Agreement”) with NOR and its members (the “NOR Members”), which has been filed by Xanthic with the Canadian securities regulatory authorities and is available at www.sedar.com.

To complete the NOR Acquisition, GGB Nevada was required to make a payment of a USD$2 million deposit (the “NOR Deposit”) upon the execution of the NOR Agreement and an initial cash payment of US$30 million (the “NOR Closing Payment”) on closing of the NOR Acquisition. To satisfy the NOR Deposit, Xanthic issued a promissory note in favour of GGB in the principal amount of USD$2 million (the “Deposit Promissory Note”). To satisfy the NOR Closing Payment, Xanthic and GGB entered into a loan agreement (the “Loan Agreement”) pursuant to which GGB loaned USD$30,347,500 to Xanthic (the “Loan”). In addition, on closing of the NOR Acquisition, GGB Nevada was required to deliver to the NOR Members a secured promissory note in the principal amount of US$21,565,000. The initial closing occurred on September 4, 2018, and is subject to GGB delivering to Andrew Jolley cash or an equivalent number of share consideration in Resulting Issuer Shares in the amount US$2,837,500.

Upon completion of the Transaction, the Corporation will carry on the business currently conducted by NOR. The Transaction constitutes a “Fundamental Change” under Policy 8 of the Canadian Securities Exchange (the “CSE”) and is therefore subject to approval by a majority of the votes cast by Shareholders eligible to vote on the resolution at the Meeting and CSE approval. The Corporation has submitted a draft listing statement (Form 2A) (the “Listing Statement”), attached hereto as Schedule “B”, in respect of the proposed Transaction to the CSE for review and completion of the Fundamental Change and the Transaction remains subject to receipt of CSE approval. Upon receipt of both CSE and Shareholder approval of the Transaction, the Corporation proposes to change its name to “Green Growth Brands Ltd.” or such other name as may be determined by the Board, subject to applicable regulatory approval.

For ease of reference, disclosure of the details of the Transaction, including details regarding the Corporation, GGB and the Resulting Issuer, are provided in Schedule “B” to this Circular.

The CSE will not approve a “Fundamental Change” or change of business proposed for an issuer that has been listed for a period of less than 12 months unless the issuer obtains approval from the majority of the minority of uninterested Shareholders (“Majority of Minority Approval”). This means that the following Shareholders are deemed to be interested persons and are excluded from voting on the Transaction Resolution (as defined below): (a) a Related Entity of the Corporation; (b) a partner, director or officer of the Corporation or Related Entity; (c) a promoter of or person who performs Investor Relations Activities for the Corporation or Related Entity; and (d) any person that beneficially owns, either directly or indirectly, or exercises voting control or direction over at least 10% of the total voting rights attached to all voting securities of the Corporation or Related Entity. Defined terms mentioned in this paragraph but not otherwise defined in this Circular have the meanings given to such terms in Policy 1 of the Exchange.

At the Meeting, Shareholders will be asked to consider and, if deemed advisable, to approve and authorize the following resolutions in respect of the Transaction (the “Transaction Resolution”):

“BE IT RESOLVED, AS A SPECIAL RESOLUTION, THAT:

1.

the business combination transaction (the “Transaction”) between Green Growth Brands Ltd. (“GGB”) and the Corporation pursuant to the terms of a business combination agreement (the “Business Combination Agreement”) dated July 13, 2018 between GGB and the Corporation, as amended, and as described in the management information circular of the Corporation dated October 12, 2018 be and the same are hereby ratified and approved;

2.

the amalgamation agreement (the “Amalgamation Agreement”) among the Corporation, Subco, and GGB, and the actions of the officers of the Corporation in executing and delivering the Amalgamation Agreement and any amendments thereto, are hereby ratified and approved;

3.

notwithstanding that this resolution has been passed (and the Transaction adopted) by the shareholders of the Corporation, the directors of the Corporation are hereby authorized and empowered, without further notice to, or approval of, the shareholders of the Corporation:

(a)	to amend the Business Combination Agreement or the Amalgamation Agreement to the extent permitted by the Amalgamation Agreement; or

(b)	subject to the terms of the Amalgamation Agreement, not to proceed with the Amalgamation;

4.

any one director or officer of the Corporation is hereby authorized and directed for and on behalf of the Corporation to execute, whether under corporate seal of the Corporation or otherwise, and to deliver such documents as are necessary or desirable to give effect to the Transaction; and

5.

any one director or officer of the Corporation is hereby authorized, for and on behalf and in the name of the Corporation, to execute and deliver, whether under corporate seal of the Corporation or otherwise, all such agreements, forms, waivers, notices, certificates, confirmations and other documents and instruments and to do or cause to be done all such other acts and things as in the opinion of such director or officer may be necessary, desirable or useful for the purpose of giving effect to the foregoing resolutions and the Amalgamation Agreement, including:

(a)

all actions required to be taken by or on behalf of the Corporation, and all necessary filings and obtaining the necessary approvals, consents and acceptances of appropriate regulatory authorities; and

(b)	the signing of the certificates, consents and other documents or declarations required under the Amalgamation Agreement or otherwise to be entered into by the Corporation.”

The Board unanimously determined that the Transaction is fair to Shareholders, is in the best interests of the Corporation and the Shareholders and authorized the submission of the Transaction to Shareholders for approval.

The Board has unanimously approved the Transaction and recommends that Shareholders vote FOR the Transaction Resolution. In order to pass the above Transaction Resolution, a special majority consisting of at least sixty-six and two-thirds percent (66 2⁄3%) of the votes cast by Shareholders, present in person or by proxy at the Meeting, is required. Unless the Shareholder has specified in the enclosed form of proxy that the Common Shares represented by such proxy are to be voted against the Transaction Resolution, the persons named in the enclosed form of proxy will vote FOR the Transaction Resolution.

Advance Notice By-Law

At the Meeting, Shareholders will be asked to pass an ordinary resolution approving the adoption by the Board on October 12, 2018 of an advance notice by-law of the Corporation (the “Advance Notice By-Law”) relating to the nomination of directors of the Corporation.

The Corporation believes that the Advance Notice By-Law will ensure that the directors and management of the Corporation and the Shareholders receive adequate notice of director nominations and sufficient information about the nominees to make an informed decision when electing directors at a general and annual meeting of Shareholders or a special meeting of Shareholders. The Advance Notice By-Law will also facilitate an orderly and efficient meeting process.

Among other things, the Advance Notice By-Law includes requirements for when a Shareholder must submit a notice of director nomination to the Corporate Secretary of the Corporation and what information with respect to the nominee must be included in the Notice of Nomination.

The Board may, in its sole discretion, waive any requirement in the Advance Notice By-Law.

The text of the resolution to approve the Advance Notice By-Law will be presented as follows, with or without modification (the “Advance Notice By-Law Resolution”):

“BE IT RESOLVED, AS AN ORDINARY RESOLUTION, THAT:

a)

the advance notice by-law of the Corporation, in the form set forth in Schedule “E” to the management information circular of the Corporation dated October 12, 2018 (the “Advance Notice By-Law”), be and the same is hereby authorized and approved;

b)

the board of directors of the Corporation be and is authorized to make any changes to the Advance Notice By-Law if required by any such stock exchange or market upon which the common shares of the Corporation may be listed from time to time; and

c)

any director or officer of the Corporation is hereby authorized to do such things and to sign, execute and deliver all documents that such director or officer may, in their sole discretion, determine to be necessary in order to give full effect to the intent and purpose of this resolution.”

In the absence of contrary instructions, the persons named in the accompanying Form of Proxy intend to vote the Common Shares represented thereby in favour of the Advance Notice By-law Resolution.

Approval of Equity Incentive Plan

The Board is requesting shareholder approval and ratification of its new stock option plan (the “Equity Incentive Plan”). The Equity Incentive Plan provides flexibility to the Corporation to grant equity-based incentive awards in the form of options, deferred share units and restricted share units (as described in further detail below) to attract, retain and motivate qualified directors, officers, key employees and consultants of the Corporation and its subsidiaries.

Below is a summary of the key terms of the Equity Incentive Plan, which is qualified in its entirety by reference to the full text of the Equity Incentive Plan, attached hereto as Schedule “D”.

Common Shares Subject to the Equity Incentive Plan

Subject to the adjustment provisions provided for in the Equity Incentive Plan, the total number of Common Shares reserved for issuance pursuant to awards granted under the Equity Incentive Plan shall not exceed 10% of the issued and outstanding Common Shares from time to time.

Administration of the Equity Incentive Plan

The plan administrator of the Equity Incentive Plan (the “Plan Administrator”) will be determined by the Board, and will initially be the Board as a whole, but may in the future be delegated to a committee of the Board as may be established by the Board from time to time. The Plan Administrator will determine which employees, directors, officers or consultants are eligible to receive awards under the Equity Incentive Plan. In addition, the Plan Administrator will interpret the Equity Incentive Plan and may adopt administrative rules, regulations, procedures and guidelines governing the Equity Incentive Plan or any awards granted under the Equity Incentive Plan as it deems to be appropriate.

Types of Awards

The following types of awards may be made under the Equity Incentive Plan: stock options, restricted share units and deferred share units. All of the awards described below are subject to the conditions, limitations, restrictions, exercise price, vesting, settlement and forfeiture provisions determined by the Plan Administrator, in its sole discretion, subject to such limitations provided in the Equity Incentive Plan, and will generally be evidenced by an award agreement. In addition, subject to the limitations provided in the Equity Incentive Plan and in accordance with applicable law, the Plan Administrator may accelerate or defer the vesting, settlement or payment of awards, cancel or modify outstanding awards, and waive any condition imposed with respect to awards or Common Shares issued pursuant to awards.

1. Stock Options

A stock option is a right to purchase Common Shares upon the payment of a specified exercise price as determined by the Plan Administrator at the time the stock option is granted. Subject to certain adjustments and whether the Common Shares are then trading on any stock exchange, the exercise price shall be not less than the volume weighted average closing price of the Common Shares for the five days immediately preceding the date of grant (the “Market Price”). The Plan Administrator shall have the authority to determine the vesting terms applicable to the grants of options. Subject to any accelerated termination as set forth in the Equity Incentive Plan, each stock option expires on the date that is the earlier of ten years from the date of grant or such earlier date as may be set out in the participant’s award agreement.

No Common Shares will be issued or transferred upon the exercise of stock options in accordance with the terms of the grant until full payment therefor has been received by the Corporation.

2. Restricted Share Units

A restricted share unit is a unit equivalent in value to a Common Share credited by means of a bookkeeping entry in the books of the Corporation which entitles the holder to receive one Common Share for each restricted share unit after a specified vesting period determined by the Plan Administrator. The number of restricted share units (including fractional restricted share units) granted at any particular time is determined by dividing (a) the aggregate dollar value of the applicable grant, by (b) the Market Price of a Common Share on the date of grant. Upon settlement, holders will receive (a) one fully paid and non-assessable Common Share in respect of each vested restricted share unit, or (b) subject to the approval of the Plan Administrator, a cash payment. The cash payment is determined by multiplying the number of restricted share units redeemed for cash by the Market Price of the Common Share on the date of settlement.

3. Deferred Share Units

A deferred share unit is a unit equivalent in value to a Common Share credited by means of a bookkeeping entry in the books of the Corporation which entitles the holder to receive one Common Share for each deferred share unit on a future date, generally upon termination of service to the Corporation. The number of deferred share units (including fractional deferred share units) granted at any particular time is determined by dividing (a) the aggregate dollar value of the applicable grant, by (b) the Market Price of a Common Share on the date of grant. Upon settlement, holders will receive (a) one fully paid and non-assessable Common Share in respect of each vested deferred share unit, or (b) subject to the approval of the Plan Administrator, a cash payment. The cash payment is determined with reference to the Market Price in the same manner as with the restricted share units.

4. Dividend Equivalents

Restricted share units and deferred share units shall be credited with dividend equivalents in the form of additional restricted share units and deferred share units, as applicable. Dividend equivalents shall vest in proportion to, and settle in the same manner as, the awards to which they relate. Such dividend equivalents shall be computed by dividing: (a) the amount obtained by multiplying the amount of the dividend declared and paid per Common Share by the number of restricted share units and deferred share units, as applicable, held by the participant on the record date for the payment of such dividend, by (b) the Market Price at the close of the first business day immediately following the dividend record date, with fractions computed to three decimal places.

Black-out Periods

If an award expires during, or within five business days after, a trading black-out period imposed by the Corporation to restrict trades in its securities, then, notwithstanding any other provision of the Equity Incentive Plan, unless the delayed expiration would result in tax penalties, the award shall expire ten business days after the trading black-out period is lifted by the Corporation.

Terminations

All awards granted under the Equity Incentive Plan will expire on the date set out in the applicable award agreement, subject to early expiry in certain circumstances, provided that in no circumstances will the duration of an award granted under the Equity Incentive Plan exceed 10 years from its date of grant.

Termination of Employment or Services

The following table describes the impact of certain events that may, unless otherwise determined by the Plan Administrator or as set forth in an award agreement, lead to the early expiry of awards granted under the Equity Incentive Plan:

Event	Provisions
For all Participants
In the case of death or disability	Acceleration of vesting of all unvested
awards

Voluntary resignation	Forfeiture of all unvested awards
Termination for cause

Termination other than for cause	Acceleration of vesting of a prorated portion
of all unvested awards
Forfeiture of all other unvested awards

Non-Transferability of Awards

Subject to certain exceptions provided under the Equity Incentive Plan, and unless otherwise provided by the Plan Administrator, and to the extent that certain rights may pass to a beneficiary or legal representative upon death of a participant, by will or as required by law, no assignment or transfer of awards granted under the Equity Incentive Plan, whether voluntary, involuntary, by operation of law or otherwise, is permitted.

Resolution

Shareholders will be asked to consider and if deemed advisable, pass, with or without variation, an ordinary resolution to approve the Equity Incentive Plan (the “Equity Incentive Plan Resolution”).

The text of the Equity Incentive Plan Resolution to be considered at the Meeting will be substantially as follows:

“BE IT RESOLVED, AS AN ORDINARY RESOLUTION, THAT:

1.

the stock option plan (the “Equity Incentive Plan”) of Xanthic Biopharma Inc. (the “Corporation”) in the form set out as Schedule “D” to the Corporation’s management information circular dated October 12, 2018 is hereby ratified, approved and adopted as the stock option plan of the Corporation;

2.

the form of the Equity Incentive Plan may be amended in order to satisfy the requirements or requests of any regulatory authorities without requiring further approval of the shareholders of the Corporation;

3.	the issued and outstanding stock options previously granted by the Corporation shall be continued under and governed by the Equity Incentive Plan;

4.

the shareholders of the Corporation hereby expressly authorize the board of directors to revoke this resolution before it is acted upon without requiring further approval of the shareholders in that regard; and

5.

any director or officer of the Corporation be and he or she is hereby authorized and directed, for and on behalf of the Corporation, to execute and deliver all such documents and to do all such other acts or things as he or she may determine to be necessary or advisable to give effect to this resolution, the execution of any such document or the doing of any such other act or thing being conclusive evidence of such determination.”

The Board recommends that shareholders vote in favour of the Equity Incentive Plan Resolution as set out above.

PROXIES RECEIVED IN FAVOUR OF MANAGEMENT WILL BE VOTED FOR THE APPROVAL OF THE EQUITY INCENTIVE PLAN RESOLUTION UNLESS A SHAREHOLDER HAS SPECIFIED IN THE PROXY THAT HIS, HER OR ITS COMMON SHARES ARE TO BE VOTED AGAINST SUCH RESOLUTION.

Share Consolidation

The Corporation seeks Shareholder approval at the Meeting for a special resolution to consolidate all of the issued and outstanding Common Shares (the “Consolidation”) on the basis of one post-Consolidation Common Share for approximately every four (4) pre-Consolidation Common Shares, or a ratio that is less at the discretion of the Board, with the Consolidation to be implemented by the Board at any time prior to the next annual meeting of the Shareholders (the “Consolidation Resolution”). On completion of the Consolidation, on an approximately 4:1 basis, the 57,746,547 Common Shares that are currently issued and outstanding would be consolidated into approximately 14,436,636 post-Consolidation Common Shares. The Consolidation remains subject to all required regulatory approvals.

Reasons for the Consolidation

Management of the Corporation expects that the Consolidation will provide flexibility in the capital structure of the Corporation in order to facilitate raising capital in the future while keeping the Corporation’s capital structure manageable.

Effect of Consolidation

If approved and implemented, the Consolidation will occur simultaneously for all of the Corporation’s issued and outstanding Common Shares and will occur immediately following the completion of the Transaction.

No fractional Common Shares of the Corporation will be issued if, as a result of the Consolidation, a Shareholder would otherwise be entitled to a fractional share. Instead, any fractional Common Shares resulting from the Consolidation will be rounded down to the nearest whole share if the fraction is less than one-half of a share and will be rounded up to the nearest whole share if the fraction is at least one-half or a share.

The implementation of the Consolidation would not affect the total Shareholders’ equity of the Corporation or any components of Shareholders’ equity as reflected on the Corporation’s financial statements except to change the number of issued and outstanding Common Shares to reflect the Consolidation.

Effect on Convertible Securities

The exercise or conversion price and/or the number of Common Shares issuable under any outstanding convertible securities, including under outstanding Options, warrants, rights, and any other similar securities will be proportionately adjusted upon the implementation of the Consolidation, in accordance with the terms of such securities, on the same basis as the consolidation of the Common Shares.

Certain Risks Associated with the Consolidation

There can be no assurance that the total market capitalization of the Corporation (the aggregate value of all Common Shares at the market price then in effect) immediately after the Consolidation will be equal to or greater than the total market capitalization immediately before the Consolidation.

Implementation

The Consolidation Resolution provides that the Board is authorized, in its sole discretion, to determine not to proceed with the proposed Consolidation without further approval of the Shareholders of the Corporation. The Board is authorized to revoke the Consolidation Resolution in its sole discretion without further approval of the Shareholders of the Corporation at any time prior to implementation of the Consolidation.

If the Consolidation Resolution does proceed, registered holders of Common Shares should complete the letter of transmittal accompanying this Circular providing instructions with respect to exchanging their certificates representing pre-Consolidation Common shares for post-Consolidation Common Shares. The Corporation will issue a news release after the Meeting to advise of the results of the Meeting and, if appropriate, the expected timing for the commencement of trading of the post-Consolidation Common Shares on the CSE.

Shareholder Approval

In accordance with the Business Corporations Act (Ontario), the resolution approving the Consolidation must be approved by a majority of not less than sixty-six and two-thirds percent (66 2⁄3%) of the votes cast by the Shareholders represented at the Meeting in person or by proxy.

At the Meeting, Shareholders will be asked to consider and, if deemed advisable, to approve and authorize the following resolutions in respect of the Consolidation:

“BE IT RESOLVED, AS A SPECIAL RESOLUTION, THAT:

(a)

the Board be authorized, subject to approval of the applicable regulatory authorities, to take such actions as are necessary to consolidate, at any time following the date of this resolution but prior to the next annual meeting of shareholders of the Corporation, all of the issued and outstanding Common Shares on the basis that approximately four (4) pre-consolidation Common Shares, or a ratio that is less at the discretion of the Board, be consolidated into one (1) post-consolidation Common Share;

(b)

despite the foregoing authorization, the Board may, at its absolute discretion, determine when such consolidation will take place and may further, at its discretion, determine not to effect such consolidation of all of the issued and outstanding Common Shares, in each case without requirement for further approval, ratification or confirmation by the Shareholders;

(c)	notwithstanding the foregoing, the Board is hereby authorized, without further approval of or notice to the Shareholders, to revoke this special resolution at any time before it is acted upon; and

(d)

any one or more directors and officers of the Corporation be authorized to perform all such acts, deeds and things and execute all such documents and other writings, as may be required to give effect to this special resolution.”

The foregoing special resolution permits the directors of the Corporation, without further approval by the Shareholders, to proceed with the Consolidation Resolution at any time following the date of this Meeting but prior to the next annual meeting of the Shareholders. Alternatively, the directors of the Corporation may choose not to proceed with the Consolidation Resolution if the directors, in their discretion, deem that it is no longer desirable to do so.

Common Shares represented by proxies in favour of management nominees will be voted FOR the approval of the Consolidation Resolution as set out above, unless a Shareholder has specified in his, her or its proxy that his, her or its Common Shares are to be voted against the special resolution approving the Consolidation Resolution.

Effective Date

Subject to applicable regulatory requirements, the Consolidation Resolution will be effective on the date on which articles of amendment of the Corporation are filed and certified by the Ministry, on which the directors of the Corporation determine to carry out the Consolidation.

If the Consolidation is approved, no further action on the part of the Shareholders will be required in order for the Board to implement the Consolidation.

Name Change

In connection with the Transaction, Shareholders will be asked to consider and, if deemed advisable, pass a special resolution (the “Name Change Resolution”) authorizing the Corporation to change its name (the “Name Change”) from “Xanthic Biopharma Inc.” to “Green Growth Brands Ltd.”, or to such other name as the Board deems appropriate and as may be approved by applicable regulatory authorities. Management feels that the Name Change is in the best interests of the Corporation in order to reflect the change in its business activities. The Board may determine not to implement the Name Change Resolution at any time after the Meeting and after receipt of necessary regulatory approvals without further action on the part of the Shareholders. It is anticipated that the Name Change will be effected in the first quarter of 2019.

The Board has unanimously approved the Name Change Resolution and recommends that the Shareholders vote FOR the Name Change Resolution.

The Name Change Resolution must be approved by at least sixty-six and two-thirds percent (66 2⁄3%) of votes cast by the Shareholders present in person or represented by proxy at the Meeting. It is the intention of the persons named in the enclosed proxy, in the absence of instructions to the contrary, to vote the proxy FOR the Name Change Resolution.

“BE IT RESOLVED, AS A SPECIAL RESOLUTION, THAT:

a)

The Corporation is hereby authorized to amend its articles to change the Corporation’s name to “Green Growth Brands Ltd.” or such other such other similar name approved by the Board and acceptable to the applicable regulatory authorities;

b)	the articles of the Corporation be amended to reflect the foregoing;

c)

notwithstanding that this resolution has been passed by the Shareholders of the Corporation, the directors of the Corporation are hereby authorized and empowered without further notice to, or approval of, the Shareholders of the Corporation to not proceed with the change of the Corporation’s name or otherwise give effect to this resolution at any time prior to the same becoming effective and may revoke this resolution without further approval of the Shareholders; and

d)

any officer or director of the Corporation is hereby authorized and directed for and on behalf of the Corporation to execute, or to cause to be executed, whether under the corporate seal or otherwise, and to deliver or cause to be delivered all such other documents and instruments, and to do or cause to be done all such other acts and things as, in the opinion of such director or officer, may be necessary or desirable in order to carry out the intent of this resolution, the execution of any such document or the doing of any such other thing being conclusive evidence of such determination.”

Common Shares represented by proxies in favour of management nominees will be voted FOR the approval of the Name Change Resolution, unless a Shareholder has specified in his, her or its proxy that his, her or its Common Shares are to be voted against the special resolution approving the Name Change.

Elimination of First Preferred Share Class

As there will be no First Preferred Shares issued and outstanding as at the date of the Meeting, and as the Corporation does not intend to further issue any such shares, the Corporation intends, in conjunction with the transactions set out below, to alter its authorized share structure by cancelling the First Preferred Shares and deleting the rights and restrictions attached to such shares, as set out in the Corporation’s articles.

Accordingly, at the Meeting, Shareholders will be asked to approve, with or without amendment, a special resolution (the “Amending Resolution”) under the Business Corporations Act (Ontario), to approve the alteration to the Corporation’s authorized share structure, and articles.

At the Meeting, Shareholders will be asked to consider and, if deemed advisable, to approve and authorize the following resolutions:

“BE IT RESOLVED, AS A SPECIAL RESOLUTION, THAT:

a)

the Corporation’s authorized share structure, its notice of articles and its articles be altered by eliminating all of the Corporation’s First Preferred Shares, none of which shares are allotted or issued and deleting the rights and restrictions attached to the First Preferred Shares;

a)

any officer or director of the Corporation is hereby authorized and directed for and on behalf of the Corporation to execute and deliver all such documents and to do all such other acts and things as he or she may determine to be necessary or advisable to give effect to this special resolution including, without limitation, to determine the timing for delivery and effect the delivery of articles of amendment in the prescribed form to the Director appointed under the Business Corporations Act (Ontario), the execution of any such document or the doing of any such other act or thing being conclusive evidence of such determination; and

b)

notwithstanding that this special resolution has been passed by the shareholders of the Corporation, the board of directors be and is hereby authorized and empowered, without further approval of the shareholders of the Corporation, to revoke this resolution at any time before the certificate of amendment to be issued by the Director upon receipt of such articles of amendment becomes effective.”

The Board unanimously recommends that Shareholders vote in favour of the Amending Resolution. In order to pass the above Amending Resolution, a special majority consisting of at least sixty-six and two-thirds percent (66 2⁄3%) of the votes cast by Shareholders, present in person or by proxy at the Meeting, is required. Unless the Shareholder has specified in the enclosed form of proxy that the Common Shares represented by such proxy are to be voted against the Amending Resolution, the persons named in the enclosed form of proxy will vote FOR the Amending Resolution.

Addition of Proportionate Voting Share Class

At the Meeting, Shareholders will be asked to approve a special resolution to create a new class of Proportionate Voting Shares (the “Proportionate Voting Shares Resolution”). The Proportionate Voting Shares Resolution authorizes an amendment to the articles of incorporation of the Corporation, pursuant to section 168 of the Business Corporations Act (Ontario), to authorize the creation of the Proportionate Voting Shares and to attach special rights and restrictions to the Proportionate Voting Shares and Common Shares.

The creation of the Proportionate Voting Shares is a condition to the completion of the Transaction. The Proportionate Voting Shares are being created in order for the Corporation to meet the definition of “foreign private issuer”, as such term is defined in Rule 405 of Regulation C under the U.S. Securities Exchange Act of 1934. Provided that the Proportionate Voting Shares Resolution is approved at the Meeting, the Corporation will file a notice of amendment of the Corporation’s articles of incorporation to give effect to the creation of the Proportionate Voting Shares immediately prior to the completion of the Transaction.

Terms of the Proportionate Voting Shares

The following is a summary of the terms of the Proportionate Voting Shares and the special rights and restrictions that will attach to the Proportionate Voting Shares and Common Shares if the Proportionate Voting Shares are created. The following summary is subject to, and qualified in its entirety by, the full text of such terms and special rights and restrictions, which is attached as Schedule “A” to this Circular.

General

After the completion of the Transaction, the Corporation’s authorized share capital will consist of an unlimited number of Common Shares and an unlimited number of Proportionate Voting Shares.

Common Shares and Proportionate Voting Shares have the same rights, are equal in all respects and shall be treated as if they were shares of one class only.

Conversion Rights

Common Shares may at any time, at the option of the holder, be converted into Proportionate Voting Shares on the basis of 500 Common Shares for one Proportionate Voting Share.

Each issued and outstanding Proportionate Voting Share may at any time, at the option of the holder, be converted into 500 Common Shares.

Liquidation Entitlement

In the event of the liquidation, dissolution or winding-up of the Corporation or any other distribution of its assets among its shareholders for the purpose of winding-up its affairs, whether voluntarily or involuntarily, all the property and assets of the Corporation available for distribution to the holders of Common Shares and Proportionate Voting Shares will be paid or distributed on the basis that each Proportionate Voting Share will be entitled to 500 times the amount distributed per Common Share but otherwise there is no preference or distinction among or between the Common Shares and Proportionate Voting Shares.

Dividend Rights

Each Common Shares and Proportionate Voting Share is entitled to dividends if, as and when dividends are declared by the Corporation’s Board of Directors, on the basis, and otherwise without preference or distinction among or between such shares, that each Proportionate Voting Share will be entitled to 500 times the amount paid or distributed per Common Share.

Voting Rights

Common Shares carry one vote per share for all matters coming before shareholders and the Proportionate Voting Shares carry 500 votes per share for all matters coming before shareholders.

Unless a different majority is required by law or by Corporation’s articles, resolutions to be approved by holders of Common Shares and Proportionate Voting Shares require approval by a simple majority of the total number of votes of all Common Shares and Proportionate Voting Shares cast at a meeting of shareholders at which a quorum is present with holders of the Common Shares entitled to one vote per share and holders of Proportionate Voting Shares entitled to 500 votes per share.

Form of Resolution

The Proportionate Voting Shares Resolution will be in the following form, subject to amendment at the Meeting:

“BE IT RESOLVED AS A SPECIAL RESOLUTION, THAT:

a)	the Corporation’s articles of incorporation be amended pursuant to Section 168 of the Business Corporations Act (Ontario) (the “OBCA”):

i.	to create a new class of authorized shares, unlimited in number and without par value, entitled “Proportionate Voting Shares”;

ii.

by creating, defining and attaching to the Proportionate Voting Shares the special rights and restrictions set out in Schedule “A” to the information circular and proxy statement of the Corporation dated October 12, 2018.

b)	the foregoing amendment shall not take effect until:

i.	this resolution has been deposited at the Corporation’s records office; and

ii.	the notice of articles of the Corporation is altered to reflect the amendment as required under the OBCA;

c)

any officer or director of the Corporation is hereby authorized and directed for and on behalf of the Corporation to execute and deliver all such documents and to do all such other acts and things as he or she may determine to be necessary or advisable to give effect to this special resolution including, without limitation, to determine the timing for delivery and effect the delivery of articles of amendment in the prescribed form to the Director appointed under the OBCA, the execution of any such document or the doing of any such other act or thing being conclusive evidence of such determination; and

d)

notwithstanding that this special resolution has been passed by the shareholders of the Corporation, the board of directors be and is hereby authorized and empowered, without further approval of the shareholders of the Corporation, to revoke this resolution at any time before the certificate of amendment to be issued by the Director upon receipt of such articles of amendment becomes effective.”

The Board unanimously recommends that Shareholders vote in favour of the Proportionate Voting Share Resolution. In order to pass the above Proportionate Voting Share Resolution, a special majority consisting of at least sixty-six and two-thirds percent (66 2⁄3%) of the votes cast by Shareholders, present in person or by proxy at the Meeting, is required. Unless the Shareholder has specified in the enclosed form of proxy that the Common Shares represented by such proxy are to be voted against the Proportionate Voting Share Resolution, the persons named in the enclosed form of proxy will vote FOR the Proportionate Voting Share Resolution.

Other Matters to Be Acted Upon

As of the date of this Circular, management knows of no matters to come before the Meeting other than the matters referred to in the Notice of Meeting. However, if any other matters properly come before the Meeting, the accompanying proxy will be voted on such matters in the best judgment of the person or persons voting the proxy.

STATEMENT OF EXECUTIVE COMPENSATION

Securities laws require that a “Statement of Executive Compensation” in accordance with Form 51- 102F6V (“the Form”) be included in this Circular. The Form prescribes the disclosure requirements in respect of the compensation of named executive officers and directors of reporting issuers.

The term “named executive officer” (“NEO”) means the Chief Executive Officer (“CEO”) and the Chief Financial Officer (“CFO”) of the Corporation and each of the three most highly compensated officers, other than the CEO and CFO, who were serving as at the most recently completed fiscal year and whose salary and bonus in the aggregate exceeded $150,000.

Xanthic Compensation Discussion and Analysis

As of the date of this Circular, Xanthic did not, during the two most recently completed financial years, pay any fees to its current directors or named executive officers, except as disclosed below. The following is a compensation discussion and analysis in respect of the existing directors and NEOs of Xanthic.

Summary Compensation Table for Directors and Named Executive Officers:

	Table of compensation excluding compensation securities
Name and position	Year	Salary, consulting (C$)	Bonus (C$)	Committee or meeting (C$)	Value of perquisites (C$)	Value of all other (C$)	Total compensation (C$)
Tim Moore,	2018	164,934	30,000	—	—	—	194,934
Chief Executive Officer	2017	—	—	—	—	—	—
Igor Galitsky,	2018	90,000	90,000	—	—	—	180,000
President	2017	—	—	—	—	—	—
David Bhumgara,	2018	126,009	30,000	—	—	—	156,009
Chief Financial Officer	2017	10,000	—	—	—	—	10,000
Carli Posner,	2018	—	—	—	—	—	—
Director	2017	—	—	—	—	—	—
Peter Horvath,	2018		—	—	—	—
Director	2017	—	—	—	—	—	—

Jean Schottenstein,	2018	—	—	—	—	—	—
Director	2017	—	—	—	—	—	—
Steve Stoute,	2018	—	—	—	—	—	—
Director	2017	—	—	—	—	—	—
Marc Lehmann,	2018	—	—	—	—	—	—
Director	2017	—	—	—	—	—	—

Stock options and other compensation securities

The following table sets out all compensation securities, comprised of incentive shares, granted or issued to all directors and NEOs by Xanthic in the most recently completed financial year ended June 30, 2018, for services provided, directly or indirectly, to Xanthic. None of the compensation securities referenced below were exercised in the most recently completed financial year.

Compensation Securities
Name and position	Type of compensation security	Number of compensation securities, number of underlying securities, and percentage of class	Date of issue or grant	Issue, conversion or exercise price (C$)	Closing price of security or underlying security on date of grant (C$)	Closing price of security or underlying security at year end (C$)	Expiry date
Tim Moore, Chief Executive Officer	Options	350,000	Feb 28/ 2018	$0.125	$0.125	$0.250	Feb 27 /2023
Igor Galitsky, President	Options	358,000	Feb 28/ 2018	$0.125	$0.125	$0.250	Feb 27 /2023
David Bhumgara, Chief Financial Officer	Options	350,000	Feb 28/ 2018	$0.125	$0.125	$0.250	Feb 27 /2023
Carli Posner, Director	Options	200,000	Feb 28/ 2018	$0.125	$0.125	$0.250	Feb 27 /2023
Peter Horvath, Director	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Jean Schottenstein, Director	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Steve Stoute, Director	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Marc Lehmann, Director	N/A	N/A	N/A	N/A	N/A	N/A	N/A

No options were exercised by Xanthic NEOs or directors in the financial year ended June 30, 2018.

Stock Option Plans and Other Incentive Plans

Carli Posner received 200,000 Issuer Options for her board participation. As of June 30, 2018, 1/3 vested immediately, 1/3 vest 12 months from award date and 1/3 vest 24 months after the award date. On signing of the Business Combination Agreement, all unvested stock options vested immediately. Xanthic reimburses expenses incurred by such persons for acting as directors of Xanthic.

Employment, Consulting and Management Agreements

As Xanthic was still in its early stages of development, the Compensation & Governance Committee (the “C&G Committee”) determined that each of the Xanthic NEOs be retained on a consulting agreement basis. Mr. Tim Moore’s monthly compensation was C$15,000 per month while Mr. Igor Galitsky and Mr. David Bhumgara each received monthly compensation of C$10,000. In addition, the C&G Committee agreed to award a cash bonus of C$30,000 per Xanthic NEO for the successful completion and listing of the Issuer Common Shares on the CSE.

Additionally, as negotiated as part of the Business Combination, in lieu of change of control, if any Xanthic NEO is terminated without cause, such Xanthic NEO will be entitled to a one-time payment of C$200,000 in the case of Mr. Tim Moore and C$150,000 for each for Mr. Igor Galitsky and Mr. David Bhumgara.

Other than as described above, Xanthic does not intend to provide NEOs with any additional personal benefits, nor does Xanthic intend to provide any additional compensation to its NEOs for serving as directors.

Oversight and Description of Director and Named Executive Officer Compensation

The existing compensation of the Xanthic NEOs is determined by the board of directors of Xanthic. Compensation may be comprised of cash, equity awards, or a combination of both. Xanthic also reimburses expenses incurred by such persons for acting as officers of Xanthic. As at the date of this Circular, no element of compensation for NEOs is tied to performance criteria or goals.

Pension Plan Benefits

Xanthic does not currently provide any pension plan benefits to its named executive officers, directors, or employees.

Securities authorized for issuance under the Equity Compensation Plan

The Corporation did not have any equity compensation plan as at June 30, 2018.

STATEMENT OF CORPORATE GOVERNANCE MATTERS

Corporate Governance

Corporate governance relates to the activities of the Board, the members of which are elected by and are accountable to the Shareholders, and takes into account the role of the individual members of management who are appointed by the Board and who are charged with the day-to-day management of the Corporation. National Policy 58-201—Corporate Governance Guidelines (“NP 58-201”) establishes corporate governance guidelines which apply to all public companies. These guidelines are not intended to be prescriptive but to be used by issuers in developing their own corporate governance practices. The Board is committed to sound corporate governance practices, which are both in the interest of its Shareholders and contribute to effective and efficient decision making.

Pursuant to National Instrument 58-101 - Disclosure of Corporate Governance Practices (“NI 58-101”), the Corporation is required to disclose its corporate governance practices, as summarized below. The Board will continue to monitor such practices on an ongoing basis and, when necessary, implement such additional practices as it deems appropriate.

Board of Directors

The Board is currently composed of composed of seven directors: Tim Moore, Igor Galitsky, Carli Posner, Jean Schottenstein, Peter Horvath, Steve Stoute and Marc Lehmann. It is proposed that all seven of these directors will be nominated at the Meeting.

NI 58-101 suggests that the board of directors of every listed company should be constituted with a majority of individuals who qualify as “independent” directors, within the meaning set out under National Instrument 52-110 Audit Committees (“NI 52-110”), which provides that a director is independent if he or she has no direct or indirect “material relationship” with the company. “Material relationship” is defined as a relationship which could, in the view of the company’s board of directors, be reasonably expected to interfere with the exercise of a director’s independent judgment.

Of the current directors, Tim Moore, Chief Executive Officer, and Igor Galitsky, President, are executive officers and accordingly are not considered to be “independent”. In addition, Peter Horvath, Chief Executive Officer of GGB, and Jean Schottenstein, Trustees of the trust that owns All Js Greenspace LLC, GGB’s largest shareholder, are also not considered to be “independent”. In assessing NI 58-101 and making the foregoing determinations, the circumstances of each director have been examined in relation to a number of factors. The remaining directors are considered to be independent directors since they are all independent of management and free from any material relationship with the Corporation. The basis for this determination is that, since the commencement of the Corporation’s fiscal year ended June 30, 2018, none of the current independent directors have worked for the Corporation, received remuneration from the Corporation (other than in their capacity as directors) or had material contracts with or material interests in the Corporation which could interfere with their ability to act with a view to the best interests of the Corporation.

The Board believes that it functions independently of management. To enhance its ability to act independently of management, the members of the Board may meet in the absence of members of management and the non-independent directors. In the event of a conflict of interest at a meeting of the Board, the conflicted director will, in accordance with corporate law and in accordance with his or her fiduciary obligations as a director of the Corporation, disclose the nature and extent of his interest to the meeting and abstain from voting on or against the approval of such participation. In addition, the members of the Board who are not members of management of the Corporation are encouraged by the management members of the Board to communicate and obtain advice from such advisors and legal counsel as they may deem necessary in order to reach a conclusion with respect to issues brought before the Board.

Other Reporting Issuer Directorships

None of the directors or director nominees of the Corporation currently hold directorships in other reporting issuers.

Name	Name of Reporting Issuer	Name or Exchange or Market	Position	From	To
Igor Galitsky	Platinex Inc.	CSE	Director	August 2, 2018	Current

Orientation and Continuing Education

Each new director is given an outline of the nature of the business of the Corporation, its corporate strategy, and current issues within the Corporation. New directors are also required to meet with management of the Corporation to discuss and better understand the Corporation’s business and are given the opportunity to meet with counsel to the Corporation to discuss their legal obligations as directors of the Corporation.

In addition, management of the Corporation takes steps to ensure that its directors and officers are continually updated as to the latest corporate and securities policies which may affect the directors, officers, and committee members of the Corporation as a whole. The Corporation continually reviews the latest securities rules and policies. Any such changes or new requirements are then brought to the attention of the Corporation’s directors either by way of director or committee meetings or by direct communications from management to the directors.

Ethical Business Conduct

The Board has found that the fiduciary duties placed on individual directors by the Corporation’s governing corporate legislation and the common law and the restrictions placed by applicable corporate legislation on an individual director’s participation in the decision making of the Board in which the director has an interest as well as adherence to the standards contained in the Corporation’s Code of Business Conduct and Ethics have been sufficient to ensure that the Board operates independently of management and in the best interests of the Corporation. Further, the Corporation’s auditor has full and unrestricted access to the audit committee of the Corporation (the “Audit Committee”) at all times to discuss the annual audits of the Corporation’s financial statements and any related findings as to the integrity of the financial reporting process.

Nomination of Directors

The Board expects to meet at least annually in order to: (a) review the Board’s Corporate Governance guidelines and all Committee’s Charters to ensure that they are consistent with sound governance principles, and recommending any proposed changes to the Board for approval; (b) develop, and periodically update, a Code of Business Ethics (the “Code”), and ensure that management has established a system to disseminate and monitor compliance of the Code and is enforcing its application; (c) in consultation with the Audit Committee, monitor and review the Corporation’s policies and procedures relating to compliance with laws and regulations and its Code; (d) consider what competencies and skills the Board, as a whole, should possess and seeking individuals qualified to become Board members, including evaluating persons suggested by share owners or others; (e) recommend the director nominees for the next annual meeting of Shareholders; (f) review the composition of each Board committee; and (g) develop and perform an annual assessment process for the Board and each Committee of the Board.

Compensation

Currently, the Board oversees director and executive compensation. The Compensation Committee is expected to meet at least twice annually and is responsible for making recommendations to the Board regarding: (a) CEO compensation; (b) compensation of other executives; (c) incentive compensation plans; and (d) employment agreements, severance agreements, retirement agreements, change of control agreements and provisions, and any special or supplemental benefits for each officer of the Corporation. The Board then determines whether to adopt such recommendations as submitted or otherwise.

Other Board Committees

The Board has an Audit Committee, the details of which are provided below.

Assessment of Board Performance

The Board monitors the adequacy of information given to directors, communication between the Board and management and the strategic direction and processes of the Board and committees.

AUDIT COMMITTEE INFORMATION

The Audit Committee is responsible for the Corporation’s financial reporting process and the quality of its financial reporting. In addition to its other duties, the Audit Committee reviews all financial statements, annual and interim, intended for circulation among Shareholders and reports upon these to the Board. In addition, the Board may refer to the Audit Committee other matters and questions relating to the financial position of the Corporation. In performing its duties, the Audit Committee maintains effective working relationships with the Board, management and the external auditors and monitors the independence of those auditors. The Audit Committee has formally adopted an Audit Committee charter, which sets forth purposes of the Audit Committee and guidelines for its practices. The full text of the Audit Committee Charter is annexed hereto as Schedule “C”.

The Audit Committee will consist of Carli Posner (Chair), Igor Galitsky and Steve Stoute, in compliance with the applicable requirements found under National Instrument 52-110 — Audit Committees (“NI 52-110”). Each of the Audit Committee members has an understanding of the accounting principles used to prepare the Resulting Issuer’s financial statements; experience preparing, auditing, analyzing or evaluating comparable financial statements; and experience as to the general application of relevant accounting principles, as well as an understanding of the internal controls and procedures necessary for financial reporting.

Composition of the Audit Committee

The following are the members or proposed members of the Audit Committee. Their biographies are set out under the heading “Matters to be Acted Upon at the Meeting – Election of Directors”.

Name	Independent/Not Independent (1)	Financial History (1)
Carli Posner (2)	Independent	Financially literate

Steve Stoute	Independent	Financially literate

Igor Galitsky	Not Independent (President)	Financially literate

Notes:

(1)	Terms have their respective meanings ascribed in NI 52-110.
(2)	Carli Posner will be appointed as the Chair of the Audit Committee.

Audit Committee Member Information

The following table describes the education and experience of each current or proposed Audit Committee member that is relevant to the performance of his responsibilities as an Audit Committee member:

Carli Posner

Ms. Posner has served as an independent director on the Board of the Corporation since February 2018 and is the Co-CEO and Principal of Notable Life, a media company that reaches over 1.2 million high-earning millennials across Canada. Prior to Notable, she was the executive producer of the hit show, Hockey Wives, overseeing many departments including premium sponsors and media strategy. Ms. Posner has spent a significant portion of her career in Los Angeles, working in film finance and production. She is the leading talent packager in Canada and has worked with top stars including George Clooney, Coldplay, Drew Barrymore, Jamie Oliver and Wayne Gretzky, to name a few. During Ms. Posner’s career, she has generated over C$100 million dollars of sponsorships and endorsements in the Canadian marketplace with top brands including MasterCard®, Corvette®, Scotiabank®, BMW® and LG®.

Steve Stoute

Mr. Stoute will serve as an independent director on the Board of the Corporation and is the founder and Chief Executive Officer of Translation, a marketing agency. In 2017, Mr. Stoute joined United Masters, a data-driven digital distribution company helping music artist grow and manage their fan bases. In 2009 the American Advertising Federation inducted Mr. Stoute into the Advertising Hall of Achievement, and he was named “Executive of the Year” by Advertising Age in 2013.

Igor Galitsky

Mr. Galitsky has been President of Xanthic since December 2017 and was one of the first applicants to receive a license under the Marijuana Medical Access Regulations for both personal and designated production in Canada. Mr. Galitsky has developed and refined over the last seven years the production and extraction processes for cannabis. In addition, Mr. Galitsky has been consulting varies licensed producers in Canada on scaling and refining their extraction and secondary processes.

Audit Committee Oversight

At no time since the commencement of the Corporation’s financial year ended June 30, 2018 was a recommendation of the audit committee to nominate or compensate an external auditor not adopted by the Board.

Reliance on Certain Exemptions

At no time since the commencement of the Corporation’s financial year ended June 30, 2018 has the Corporation relied on the exemption provided under section 2.4 of NI 52-110 (De Minimis Non-Audit Services) or an exemption from NI 52-110, in whole or in part, granted under Part 8 of NI 52-110.

Pre-Approval Policies and Procedures

The audit committee of the Corporation has adopted specific policies and procedures for the engagement of non-audit services as described in the audit committee’s charter attached hereto as Schedule “C”.

Assessments

The Board does not make regular formal assessments of the Board, its committees or its members. Rather, from time to time, the Board satisfies itself on an informal basis that its members and audit committee are performing effectively; in this respect, from time to time, the Board reviews and considers the size of the Board in relation to the needs of the Corporation, with a view of facilitating effective decision-making and identifying and selecting individuals qualified to become new Board members.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

Since the beginning of the last completed financial year and up to the date hereof, no director, executive officer or employee or former executive officer, director, or employee of the Corporation or any of its subsidiaries has been indebted to the Corporation.

OTHER INFORMATION

Registrar and Transfer Agent

The registrar and transfer agent of the Corporation is Capital Transfer Agency, 920-390 Bay Street, Toronto ON, M5H 2Y2.

Interest of Informed Persons in Material Transactions

Except as disclosed in this Circular or the Schedules hereto, none of the informed persons of the Corporation (as defined in National Instrument 51-102), nor any of the Corporation’s principal holders of Common Shares, directors, senior officers, or any associate or affiliate of the foregoing persons, have any material interest, direct or indirect, in any transaction since the commencement of the Corporation’s most recently completed financial year or in any proposed transaction which, in either case, has or will materially affect the Corporation.

Interests of Certain Persons in Matters to be Acted Upon

Except as disclosed in this Circular or the Schedules hereto, none of the Corporation’s principal holders of Common Shares, directors, senior officers, or any associate or affiliate of the foregoing persons, have any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted on at the Meeting.

Other than in their capacity as Shareholders or as described above or elsewhere in this Circular, none of the Corporation’s principal holders of Common Shares, directors, senior officers, or any associate or affiliate of the foregoing are expected to benefit from the Transaction upon completion of the Transaction.

Reliance

GGB has provided the information contained in this Circular and the Listing Statement concerning GGB and its business, including it financial information and financial statements, which information has been relied upon by Xanthic in preparing this Circular. Xanthic assumes no responsibility for the accuracy or completeness of such information, nor for any omission on the part of GGB to disclose facts or events which may affect the accuracy of any such information.

Additional Information

Additional information relating to the Corporation is available through the internet on the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) which can be accessed at www.sedar.com. Financial information on the Corporation is provided in the comparative financial statements and management discussion and analysis of the Corporation for its most recently completed financial year which can also be accessed at www.sedar.com or which may be obtained upon request to the Corporate Secretary at 77 King St. W., Suite 2905, Toronto, ON M5K 1A2.

APPROVAL OF DIRECTORS

The contents and sending of this Information Circular to the Shareholders of the Corporation have been approved by the Board.

DATED at Toronto, Ontario as of the 12th day of October 2018.

BY ORDER OF THE BOARD OF DIRECTORS

(Signed) “Tim Moore”

Tim Moore

Chief Executive Officer & Director

SCHEDULE “A”

RIGHTS AND RESTRICTIONS ATTACHED TO XANTHIC BIOPHARMA INC. COMMON SHARES AND PROPORTIONATE VOTING SHARES

Purpose

(a)	To increase the authorized capital of the Corporation by the creation of an unlimited number of proportionate voting shares.

(b)

After giving effect to the foregoing, the classes and maximum number of shares that the Corporation is authorized to issue shall be an unlimited number of common shares and an unlimited number of proportionate voting shares.

(c)	To provide that the common shares and the proportionate voting shares of the Corporation shall have attached thereto the following rights, privileges, restrictions and conditions:

1.	COMMON SHARES

(a)	Voting

(i)

The holders of common shares (“Common Shares”) shall be entitled to receive notice of and to attend and vote at all meetings of shareholders of the Company except a meeting at which only the holders of another class or series of shares is entitled to vote. Each Common Share shall entitle the holder thereof to one vote at each such meeting.

(b)	Alteration to Rights of Common Shares

(i)

So long as any Common Shares remain outstanding, the Company will not, without the consent of the holders of Common Shares expressed by separate special resolution alter or amend these Articles if the result of such alteration or amendment would:

(A)	prejudice or interfere with any right or special right attached to the Common Shares; or

(B)

affect the rights or special rights of the holders of Common Shares and Proportionate Voting Shares on a per share basis which differs from the basis of one (1) per share in the case of the Common Shares, and five hundred (500) per share in the case of the Proportionate Voting Shares.

(c)	Dividends

(i)

Subject the holders of Common Shares shall be entitled to receive such dividends payable in cash or property of the Company as may be declared thereon by the directors from time to time. The directors may declare no dividend payable in cash or property on the Common Shares unless the directors simultaneously declare a dividend payable in cash or property on the Proportionate Voting Shares in an amount per Proportionate Voting Share equal to the amount of the dividend declared per Common Share, multiplied by five hundred (500), and each fraction of a Proportionate Voting Share will be entitled to the applicable fraction thereof.

(ii)	The directors may declare a stock dividend payable in Common Shares on the Common Shares, but only if the directors simultaneously declare a stock dividend payable in:

(A)

Proportionate Voting Shares on the Proportionate Voting Shares, in a number of shares per Proportionate Voting Share (or fraction thereof) having a value equal to the amount of the dividend declared per Common Share; or

(B)	Common Shares on the Proportionate Voting Shares, in a number of shares per Proportionate Voting Share equal to the amount of the dividend declared per Common Share, multiplied by five hundred (500).

(d)	Liquidation Rights

In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company to its shareholders for the purposes of winding up its affairs, the holders of the Common Shares shall be entitled to participate pari passu with the holders of Proportionate Voting Shares, with the amount of such distribution per Proportionate Voting Share equal to the amount of such distribution per Common Share multiplied by five hundred (500), and each fraction of a Proportionate Voting Share will be entitled to the amount calculated by multiplying the fraction by the amount otherwise payable in respect of a whole Proportionate Voting Share.

(e)	Subdivision or Consolidation

The Common Shares shall not be consolidated or subdivided unless the Proportionate Voting Shares are simultaneously consolidated or subdivided utilizing the same divisor or multiplier.

(f)	Voluntary Conversion of Common Shares

Each Common Share shall be convertible at the option of the holder into such number of Proportionate Voting Shares as is determined by dividing the number of Common Shares being converted by five hundred (500), provided the directors have consented to such conversion.

Before any holder of Common Shares shall be entitled to voluntarily convert Common Shares into Proportionate Voting Shares in accordance with this Section II(f), the holder shall surrender the certificate or certificates representing the Common Shares to be converted at the head office of the Company, or the office of any transfer agent for the Common Shares, and shall give written notice to the Company at its head office of his or her election to convert such Common Shares and shall state therein the name or names in which the certificate or certificates representing the Proportionate Voting Shares are to be issued (a “Common Shares Conversion Notice”). The Company shall (or shall cause its transfer agent to) as soon as practicable thereafter, issue to such holder or his or her nominee, a certificate or certificates or direct registration statement representing the number of Proportionate Voting Shares to which such holder is entitled upon conversion. Such conversion shall be deemed to have taken place immediately prior to the close of business on the day on which the certificate or certificates representing the Common Shares to be converted is surrendered and the Common Shares Conversion Notice is delivered, and the person or persons entitled to receive the Proportionate Voting Shares issuable upon such conversion shall be treated for all purposes as the holder or holders of record of such Proportionate Voting Shares as of such date.

(g)	Conversion of Common Shares Upon an Offer

In the event that an offer is made to purchase Proportionate Voting Shares, and such offer is:

(i)

required, pursuant to applicable securities legislation or the rules of any stock exchange on which the Proportionate Voting Shares may then be listed, to be made to all or substantially all of the holders of Proportionate Voting Shares in a province or territory of Canada to which the requirement applies (such offer to purchase, an “Offer”); and

(ii)	not made to the holders of Common Shares for consideration per Common Share equal to .002 of the consideration offered per Proportionate Voting Share;

each Common Share shall become convertible at the option of the holder into Proportionate Voting Shares on the basis of five hundred (500) Common Shares for one (1) Proportionate Voting Share, at any time while the Offer is in effect until one day after the time prescribed by applicable securities legislation or stock exchange rules for the offeror to take up and pay for such shares as are to be acquired pursuant to the Offer (the “Common Share Conversion Right”). For avoidance of doubt, fractions of Proportionate Voting Shares may be issued in respect of any amount of Common Shares in respect of which the Common Share Conversion Right is exercised which is less than five hundred (500).

The Common Share Conversion Right may only be exercised for the purpose of depositing the Proportionate Voting Shares acquired upon conversion under such Offer, and for no other reason. If the Common Share Conversion Right is exercised, the Company shall procure that the transfer agent for the Common Shares shall deposit under such Offer the Proportionate Voting Shares acquired upon conversion, on behalf of the holder.

To exercise the Common Share Conversion Right, a holder of Common Shares or his or her attorney, duly authorized in writing, shall:

(iii)

give written notice of exercise of the Common Share Conversion Right to the transfer agent for the Common Shares, and of the number of Common Shares in respect of which the Common Share Conversion Right is being exercised;

(iv)	deliver to the transfer agent for the Common Shares any share certificate or certificates representing the Common Shares in respect of which the Common Share Conversion Right is being exercised; and

(v)	pay any applicable stamp tax or similar duty on or in respect of such conversion.

No certificates representing Proportionate Voting Shares acquired upon exercise of the Common Share Conversion Right will be delivered to the holders of Common Shares. If Proportionate Voting Shares issued upon such conversion and deposited under such Offer are withdrawn by such holder, or such Offer is abandoned, withdrawn or terminated by the offeror, or such Offer expires without the offeror taking up and paying for such Proportionate Voting Shares, such Proportionate Voting Shares and any fractions thereof issued shall automatically, without further action on the part of the holder thereof, be reconverted into Common Shares on the basis of one (1) Proportionate Voting Share for five hundred (500) Common Shares, and the Company will procure that the transfer agent for the Common Shares shall send to such holder a direct registration statement, certificate or certificates representing the Common Shares acquired upon such reconversion. If the offeror under such Offer takes up and pays for the Proportionate Voting Shares acquired upon exercise of the Common Share Conversion Right, the Company shall procure that the transfer agent for the Common Shares shall deliver to the holders of such Proportionate Voting Shares the consideration paid for such Proportionate Voting Shares by such Offeror.

II.	PROPORTIONATE VOTING SHARES

(a)	Voting

The holders of Proportionate Voting Shares shall be entitled to receive notice of and to attend and vote at all meetings of shareholders of the Company at which holders of Common Shares are entitled to vote. Subject to Section II(b), each Proportionate Voting Share shall entitle the holder to five hundred (500) votes and each fraction of a Proportionate Voting Share shall entitle the holder to the number of votes calculated by multiplying the fraction by five hundred (500) and rounding the product down to the nearest whole number, at each such meeting.

(b)	Alteration to Rights of Proportionate Voting Shares

So long as any Proportionate Voting Shares remain outstanding, the Company will not, without the consent of the holders of Proportionate Voting Shares expressed by separate special resolution alter or amend these Articles if the result of such alteration or amendment would:

(i)	prejudice or interfere with any right or special right attached to the Proportionate Voting Shares; or

(ii)

affect the rights or special rights of the holders of Common Shares and Proportionate Voting Shares on a per share basis which differs from the basis of one (1) per share in the case of the Common Shares, and five hundred (500) per share in the case of the Proportionate Voting Shares.

At any meeting of holders of Proportionate Voting Shares called to consider such a separate special resolution, each Proportionate Voting Share shall entitle the holder to one (1) vote and each fraction of a Proportionate Voting Share will entitle the holder to the corresponding fraction of one (1) vote.

(c)	Dividends

(i)

The holders of Proportionate Voting Shares shall be entitled to receive such dividends payable in cash or property of the Company as may be declared by the directors from time to time. The directors may declare no dividend payable in cash or property on the Proportionate Voting Shares unless the directors simultaneously declare a dividend payable in cash or property on the Common Shares in an amount equal to the amount of the dividend declared per Proportionate Voting Share divided by five hundred (500).

(ii)

The directors may declare a stock dividend payable in Proportionate Voting Shares on the Proportionate Voting Shares, but only if the directors simultaneously declare a stock dividend payable in Common Shares on the Common Shares, in a number of shares per Common Share having a value equal to the amount of the dividend declared per Proportionate Voting Share.

(iii)

The directors may declare a stock dividend payable in Common Shares on the Proportionate Voting Shares, but only if the directors simultaneously declare a stock dividend payable in Common Shares on the Common Shares, in a number of shares per Common Share equal to the amount of the dividend declared per Proportionate Voting Share divided by five hundred (500).

(iv)

Holders of fractional Proportionate Voting Shares shall be entitled to receive any dividend declared on the Proportionate Voting Shares, in an amount equal to the dividend per Proportionate Voting Share multiplied by the fraction thereof held by such holder.

(d)	Liquidation Rights

In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company to its shareholders for the purpose of winding up its affairs, the holders of the Proportionate Voting Shares shall be entitled to participate pari passu with the holders of Common Shares, with the amount of such distribution per Proportionate Voting Share equal to the amount of such distribution per Common Share multiplied by five hundred (500), and each fraction of a Proportionate Voting Share will be entitled to the amount calculated by multiplying the fraction by the amount payable per whole Proportionate Voting Share.

(e)	Subdivision or Consolidation

The Proportionate Voting Shares shall not be consolidated or subdivided unless the Common Shares are simultaneously consolidated or subdivided utilizing the same divisor or multiplier.

(f)	Conversion

(i)	Voluntary Conversion.

Subject to the Conversion Limitation set forth in this Article, holders of Proportionate Voting Shares shall have the following rights of conversion (the “Proportionate Share Conversion Right”):

(A)

Right to Convert. Each Proportionate Voting Share shall be convertible at the option of the holder into such number of Common Shares as is determined by multiplying the number of Proportionate Voting Shares in respect of which the Proportionate Share Conversion Right is exercised by five hundred (500). Fractions of Proportionate Voting Shares may be converted into such number of Common Shares as is determined by multiplying the fraction by five hundred (500).

(B)

Conversion Limitation. Unless already appointed, upon receipt of a PVS Conversion Notice (as defined below), the directors (or a committee thereof) shall designate an officer of the Company who shall determine whether the Conversion Limitation set forth in this Article shall apply to the conversion referred to therein (the “Conversion Limitation Officer”).

(C)

Foreign Private Issuer Status. The Company shall use commercially reasonable efforts to maintain its status as a “foreign private issuer” (as determined in accordance with Rule 3b-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, the Company shall not give effect to any voluntary conversion of Proportionate Voting Shares pursuant to this Article or otherwise, and the Proportionate Share Conversion Right will not apply, to the extent that after giving effect to all permitted issuances after such conversion of Proportionate Voting Shares, the aggregate number of Common Shares and Proportionate Voting Shares (calculated on the basis that each Common Share and Proportionate Voting share is counted once, without regard to the number of votes carried by such share) held of record, directly or indirectly, by residents of the United States (as determined in accordance with Rules 3b-4 and 12g3-2(a) under the Exchange Act (“U.S. Residents”) would exceed forty percent (40%) (the “40% Threshold”) of the aggregate number of Common Shares and Proportionate Voting Shares (calculated on the same basis) issued and outstanding (the “FPI Restriction”) as calculated herein. The directors may by resolution increase the 40% Threshold to a number not to exceed fifty percent (50%), and if any such resolution is adopted, all references to the 40% Threshold herein shall refer instead to the amended percentage threshold set by the directors in such resolution.

(D)	Conversion Limitation. In order to give effect to the FPI Restriction, the number of Common Shares issuable to a holder of Proportionate Voting Shares upon exercise by such holder of the Proportionate Share Conversion Right will be subject to the 40% Threshold based on the number of Proportionate Voting Shares held by such holder as of the date of issuance of Proportionate Voting Shares to such holder, and thereafter at the end of each of the Company’s subsequent fiscal quarters (each, a “Determination Date”), calculated as follows:

X = [A x 40% - B] x (C/D)

Where, on the Determination Date:

X = Maximum Number of Common Shares which may be issued upon exercise of the Proportionate Share Conversion Right.

A = Aggregate number of Common Shares and Proportionate Voting Shares issued and outstanding.

B = Aggregate number of Common Shares and Proportionate Voting Shares held of record, directly or indirectly, by U.S. Residents.

C = Aggregate Number of Proportionate Voting Shares held by such holder.

D = Aggregate Number of All Proportionate Voting Shares.

The Conversion Limitation Officer shall determine as of each Determination Date, in his or her sole discretion acting reasonably, the aggregate number of Common Shares and Proportionate Voting Shares held of record, directly or indirectly, by U.S. Residents, the maximum number of Common Shares which may be issued upon exercise of the Proportionate Share Conversion Right, generally in accordance with the formula set forth immediately above. Upon request by a holder of Proportionate Voting Shares, the Company will provide each holder of Proportionate Voting Shares with notice of such maximum number as at the most recent Determination Date, or a more recent date as may be determined by the Conversion Limitation Officer in its discretion. To the extent that issuances of Common Shares on exercise of the Proportionate Share Conversion Right would result in the 40% Threshold being exceeded, the number of Common Shares to be issued will be pro-rated among each holder of Proportionate Voting Shares exercising the Proportionate Share Conversion Right.

Notwithstanding the provisions of this Section II(f)(i)(C) and (D), the directors may by resolution waive the application of the Conversion Restriction to any exercise or exercises of the Proportionate Share Conversion Right to which the Conversion Restriction would otherwise apply, or to future Conversion Restrictions generally, including with respect to a period of time.

(E)	Disputes.

(I)

Any holder of Proportionate Voting Shares who beneficially owns more than 5% of the issued and outstanding Proportionate Voting Shares may submit a written dispute as to the calculation of the 40% Threshold or the FPI Restriction by the Conversion Limitation Officer to the directors with the basis for the disputed calculations. The Company shall respond to the holder within 5 (five) business days of receipt of the notice of such dispute with a written calculation of the

40% Threshold or the FPI Restriction, as applicable. If the holder and the Company are unable to agree upon such calculation of the 40% Threshold or the FPI Restriction, as applicable, within 5 (five) business days of such response, then the Company and the holder shall, within 1 (one) business day thereafter submit the disputed calculation of the 40% Threshold or the FPI Restriction to the Company’s independent auditor. The Company, at the Company’s expense, shall cause the auditor to perform the calculations in dispute and notify the Company and the holder of the results no later than 5 (five) business days from the time it receives the disputed calculations. The auditor’s calculations shall be final and binding on all parties, absent demonstrable error.

(II)

In the event of a dispute as to the number of Common Shares issuable to a holder of Proportionate Voting Shares in connection with a voluntary conversion of Proportionate Voting Shares, the Company shall issue to the holder of Proportionate Voting Shares the number of Common Shares not in dispute, and resolve such dispute in accordance with Section II(f)(i)(E)(I) above.

(F)

Mechanics of Conversion. Before any holder of Proportionate Voting Shares shall be entitled to voluntarily convert Proportionate Voting Shares into Common Shares in accordance with Section II(f)(i), the holder shall surrender the certificate or certificates representing the Proportionate Voting Shares to be converted at the head office of the Company, or the office of any transfer agent for the Proportionate Voting Shares, and shall give written notice to the Company at its head office of his or her election to convert such Proportionate Voting Shares and shall state therein the name or names in which the certificate or certificates representing the Common Shares are to be issued (a “PVS Conversion Notice”). The Company shall (or shall cause its transfer agent to) as soon as practicable thereafter, issue to such holder or his or her nominee, a certificate or certificates or direct registration statement representing the number of Common Shares to which such holder is entitled upon conversion. Such conversion shall be deemed to have taken place immediately prior to the close of business on the day on which the certificate or certificates representing the Proportionate Voting Shares to be converted is surrendered and the PVS Conversion Notice is delivered, and the person or persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the holder or holders of record of such Common Shares as of such date.

(ii)	Mandatory Conversion.

(A)

The directors may at any time determine by resolution (a “Mandatory Conversion Resolution”) that it is no longer in the best interests of the Company that the Proportionate Voting Shares are maintained as a separate class of shares of the Company. If a Mandatory Conversion Resolution is adopted, then all issued and outstanding Proportionate Voting Shares will automatically, without any action on the part of the holder, be converted into Common Shares on the basis of one (1) Proportionate Voting Share for five hundred (500) Common Shares, and in the case of fractions of Proportionate Voting Shares, such number of Common Shares as is determined by multiplying the fraction by five hundred (500) as of a date to be specified in the Mandatory Conversion Resolution (the “Mandatory Conversion Record Date”). At least twenty (20) calendar days prior to the Mandatory Conversion Record Date, the Company will send, or cause its transfer agent to send, notice to all holders of

Proportionate Voting Shares of the adoption of a Mandatory Conversion Resolution (a “Mandatory Conversion Notice”) and specifying:

(I)	the Mandatory Conversion Record Date;

(II)	the number of Common Shares into which the Proportionate Voting Shares held by such holder are to be converted; and

(III)	the address of record of such holder.

On the Mandatory Conversion Record Date, the Company shall issue or shall cause its transfer agent to issue to each holder of Proportionate Voting Shares certificates representing the number of Common Shares into which the Proportionate Voting Shares are converted, and each certificate representing Proportionate Voting Shares shall be null and void.

(B)	From the date of the Mandatory Conversion Resolution, the directors shall no longer be entitled to issue any further Proportionate Voting Shares whatsoever.

(iii)

Fractional Shares. No fractional Common Shares shall be issued upon the conversion of any Proportionate Voting Shares or fractions thereof, and the number of Common Shares to be issued shall be rounded down to the nearest whole number. In the event Common Shares are converted into Proportionate Voting Shares the number of applicable Proportionate Voting Shares shall be rounded down to two decimal places.

(iv)

Effect of Conversion. All Proportionate Voting Shares which are converted as herein provided shall no longer be outstanding and all rights with respect to such shares shall immediately cease and terminate at the time of conversion, except only for the right of the holders thereof to receive Common Shares in exchange therefor.

(g)	Transfer

(i)	Unless the directors have consented to such transfer, no Proportionate Voting Share may be transferred unless such transfer:

(A)

is made to (A) an initial holder of Proportionate Voting Shares, or (B) an affiliate or person controlled, directly or indirectly, by an initial holder of Proportionate Voting Shares (each, a “Permitted Holder”); and

(B)	complies with United States securities legislation.

(ii)

subject to the Conversion Limitation, any Proportionate Voting Shares sold or transferred to a Person who is not a Permitted Holder shall be automatically converted to Common Shares, unless otherwise determined by the directors.

For purposes of this Section II(g):

(i)	“affiliate” means, with respect to any Person, any other person which is directly or indirectly through one or more intermediaries controlled by, or under common control with, such Person.

(ii)

A Person is “controlled” by another person or other persons if: (i) in the case of a company or other body corporate wherever or however incorporated: (A) securities entitled to vote in the election of directors carrying in the aggregate at least a majority of the votes for the election of directors and representing in the aggregate at least a majority of the participating (equity) securities are held, other than by way of security only, directly or indirectly, by or solely for the benefit of the other Person or Persons; and (B) the votes carried in the aggregate by such securities are entitled, if exercised, to elect a majority of the board of directors of such company or other body corporate; or (ii) in the case of a Person that is not an individual or a company or other body corporate, at least a majority of the participating (equity) and voting interests of such Person are held, directly or indirectly, by or solely for the benefit of the other Person or Persons; and “controls”, “controlling” and “under common control with” shall be interpreted accordingly.

(iii)	“Person” means any individual, partnership, corporation, company, association, trust, joint venture or limited liability company.

SCHEDULE “B”

INFORMATION PERTAINING TO THE CORPORATION’S

PROPOSED TRANSACTION WITH GREEN GROWTH BRANDS LTD.

See attached.

DRAFT – SUBJECT TO CSE REVIEW

OCTOBER 11, 2018

XANTHIC BIOPHARMA INC.

CSE FORM 2A LISTING STATEMENT

In connection with the listing of Xanthic Biopharma Inc., the entity formed upon the

Business Combination between Xanthic Biopharma Inc., Green Growth Brands Ltd. and

2657013 Ontario Inc.

OCTOBER [11], 2018

CAUTIONARY NOTE ON U.S. CANNABIS INVOLVEMENT

This Listing Statement describes the securities of an entity that is expected to continue to derive a significant portion of its revenues from the cannabis industry in certain states of the United States, which industry is illegal under United States federal law. Xanthic Biopharma Inc. (as the “Resulting Issuer”) will be indirectly involved (through its subsidiaries) in the cannabis industry in the United States where local state laws permit such activities. Currently, certain of the Issuer’s subsidiaries are directly engaged in the manufacture, possession, use, sale or distribution of cannabis in the recreational and medicinal cannabis marketplace. Xanthic’s subsidiaries are currently operating in the state of Nevada, Oregon and Washington. See Section 3 – Narrative Description Of The Business.

The United States federal government regulates drugs through the Controlled Substances Act (21 U.S.C. § 811), which places controlled substances, including cannabis, in a schedule. Cannabis is classified as a Schedule I drug. Under United States federal law, a Schedule I drug or substance has a high potential for abuse, no accepted medical use in the United States, and a lack of accepted safety for the use of the drug under medical supervision. The United States Food and Drug Administration has not approved cannabis as a safe and effective drug for any indication.

In addition to the cultivation, production, and dispensing of cannabis, the Resulting Issuer further intends to derive a significant portion of its revenue from proprietary face-care, body-care, and ingestible articles containing cannabidiol (“CBD”) oil. CBD, though sometimes mistaken for marijuana, can be produced from marijuana, hemp plant or other natural substances, and, unless it contains tetrahydrocannabinol (“THC”), has no psychoactive effects. The United States Congress provided guidance regarding the legality of CBD through its enactment of HB 2642, the Agricultural Act of 2014 (the “2014 Farm Bill”).    It is the Resulting Issuer’s position that the 2014 Farm Bill created an exception to the Controlled Substances Act whereby states could develop pilot hemp programs to better understand the agricultural benefits of the plant, including its economic or commercial potential. The legality of CBD remains the subject of some confusion at both the state and federal level. Though many states have enacted these pilot hemp programs, not all have done so, leaving confusion as to the legality of hemp and its extracts in those states that have not taken advantage of the 2014 Farm Bill’s protections. In addition, inconsistent guidance from both the Drug Enforcement Administration and various state regulatory entities has only increased the confusion in the marketplace.

In the United States, cannabis is largely regulated at the state level. State laws regulating cannabis are in direct conflict with the federal Controlled Substances Act, which makes cannabis use and possession federally illegal notwithstanding the Controlled Substances Act. Although certain states authorize medical or recreational cannabis production and distribution by licensed or registered entities, under U.S. federal law, the possession, use, cultivation, and transfer of cannabis and any related drug paraphernalia is illegal and any such acts are criminal acts under federal law. The Supremacy Clause of the United States Constitution establishes that the United States Constitution and the federal laws made pursuant to it are paramount and in case of conflict between federal and state law, the federal law shall apply.

On January 4, 2018, U.S. Attorney General Jeff Sessions issued a memorandum to all U.S. Attorneys which rescinded previous guidance from the U.S. Department of Justice specific to cannabis enforcement in the United States, including the Cole Memorandum (as defined herein). With the Cole Memorandum rescinded, U.S. federal prosecutors have been given discretion in determining whether to prosecute cannabis related violations of U.S. federal law.

There is no guarantee that state laws legalizing and regulating the sale and use of cannabis will not be repealed or overturned, or that local governmental authorities will not limit the applicability of state laws within their respective jurisdictions. Unless and until the United States Congress amends the Controlled Substances Act with respect to medical and/or adult-use cannabis (and as to the timing or scope of any such potential amendments there can be no assurance), there is a risk that federal authorities may enforce current federal law. If the federal government begins to enforce federal laws relating to cannabis in states where the sale and use of cannabis is currently legal, or if existing applicable state laws are repealed or curtailed, the Resulting Issuer’s business, results of operations, financial condition and prospects would be materially adversely affected. See Section 16 – Risk Factors for additional information on this risk.

In light of the political and regulatory uncertainty surrounding the treatment of U.S. cannabis-related activities, including the rescission of the Cole Memorandum discussed above, on February 8, 2018 the Canadian Securities Administrators published a staff notice (“Staff Notice 51-352”) setting out the Canadian Securities Administrator’s disclosure expectations for specific risks facing issuers with cannabis-related activities in the United States. Staff Notice 51-352 confirms that a disclosure-based approach remains appropriate for issuers with U.S. cannabis-related activities. Staff Notice 51-352 includes additional disclosure expectations that apply to all issuers with U.S. cannabis related activities, including those with direct and indirect involvement in the cultivation and distribution of cannabis, as well as issuers that provide goods and services to third parties involved in the U.S. cannabis industry.

See Section 2.4 – Trends, Commitments, Events or Uncertainties for further information on the material facts, risks and uncertainties related to issuers with marijuana-related activities.

TABLE OF CONTENTS

1.	CORPORATE STRUCTURE	15

2.	GENERAL DEVELOPMENT OF THE BUSINESS	17

3.	NARRATIVE DESCRIPTION OF THE BUSINESS	37

4.	SELECTED CONSOLIDATED FINANCIAL INFORMATION	52

5.	MANAGEMENT’S DISCUSSION AND ANALYSIS	54

6.	MARKET FOR SECURITIES	54

7.	CONSOLIDATED CAPITALIZATION	54

8.	OPTIONS TO PURCHASE SECURITIES	55

9.	DESCRIPTION OF THE SECURITIES	59

10.	ESCROWED SECURITIES	64

11.	PRINCIPAL SHAREHOLDERS	64

12.	DIRECTORS AND OFFICERS OF THE RESULTING ISSUER	65

13.	CAPITALIZATION	71

14.	EXECUTIVE COMPENSATION	74

15.	INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS	80

16.	RISK FACTORS	80

17.	PROMOTERS	97

18.	LEGAL PROCEEDINGS	97

19.	INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	97

20.	AUDITORS, TRANSFER AGENTS AND REGISTRARS	97

21.	MATERIAL CONTRACTS	98

22.	INTEREST OF EXPERTS	99

23.	OTHER MATERIAL FACTS	99

24.	FINANCIAL STATEMENTS	99

SCHEDULE “A” – ISSUER FINANCIAL STATEMENTS	102

SCHEDULE “B” – GGB FINANCIAL STATEMENTS	103

SCHEDULE “C” – ISSUER MD&A	104

SCHEDULE “D” – GGB MD&A	105

SCHEDULE “E” – PRO FORMA FINANCIAL STATEMENTS	106

SCHEDULE “F” – BUSINESS COMBINATION AGREEMENT	107

GLOSSARY

“2014 Farm Bill” means the Agricultural Act of 2014;

“40% Threshold” has the meaning provided to such term in Section 9.1 – Description of the Securities;

“ABH” means ABH Pharma Inc.;

“ACMPR” means the Access to Cannabis for Medical Purposes Regulations (Canada);

“Advisory Agreements” means the advisory agreements dated April 10, 2018 between GGB and each of Chiron Ventures Inc. and All Js Greenspace LLC;

“affiliate” has the meaning specified in National Instrument 45-106 – Prospectus Exemptions;

“Agency Agreement” means the agency agreement dated August 30, 2018 between GGB and Canaccord;

“Amalco” means Green Growth Brands (Ontario) Ltd., the corporation resulting from the amalgamation of Subco and GGB;

“Amalco Shares” means the common shares in the capital of Amalco;

“Amalgamation” means the amalgamation of Subco and GGB;

“Amalgamation Agreement” means the amalgamation agreement dated the Closing Date between Subco and GGB;

“ATC” means alternative treatment centre;

“Aurquest” means Aurquest Resources Inc.;

“Business Combination” means the completion of the Amalgamation and the listing of the Resulting Issuer Common Shares on the CSE;

“Business Combination Agreement” means the business combination agreement dated July 13, 2018 between the Issuer and GGB, as amended;

“C&G Committee” means Compensation & Governance Committee;

“Cannabis Act” means the Cannabis Act (Canada);

“Canaccord” means Canaccord Genuity Corp.;

“CBD” means cannabidiol;

“CBP” means U.S. Customers and Border Protection;

“CDS” means CDS Clearing and Depository Services Inc.;

“CDSA” means the Controlled Drugs and Substances Act;

“CEO” means Chief Executive Officer;

“CFO” means Chief Financial Officer;

“Closing” means the completion of the Business Combination;

“Closing Date” means the date of Closing;

“Cole Memorandum” means the United States Department of Justice Memorandum drafted by former Deputy Attorney General James Michael Cole in 2013;

“company” unless specifically indicated otherwise, means a corporation, incorporated association or organization, body corporate, partnership, trust, association or other entity other than an individual;

“Consolidation” means the consolidation of the Resulting Issuer Shares on the basis of four (4) pre-consolidation Resulting Issuer Shares for one (1) post-consolidation Resulting Issuer Share;

“CSA” means the Controlled Substances Act of 1970;

“CSE” means the Canadian Securities Exchange;

“CTA” means Capital Transfer Agency ULC;

“Debenture Financing” means the concurrent brokered and non-brokered private placements of approximately 86,000 GGB Debentures at a price of C$1,000 per GGB Debenture, for gross proceeds of approximately C$86 million;

“Deposit Promissory Note” means the promissory note from the Issuer in favour of GGB in the principal amount of US$2 million used by the Issuer to satisfy the deposit under the NOR Agreement;

“Director” means the director appointed under Section 278 of the OBCA;

“DOT” means the Nevada Department of Taxation;

“Effective Date” means the date within five business days of the date upon which all of the conditions to completion of the Amalgamation as set forth in the Business Combination Agreement have been satisfied or waived and all documents agreed to be delivered have been delivered to the satisfaction of the Issuer and GGB, acting reasonably, which will be the date shown on the certificate of Amalgamation issued by the Director giving effect to the Amalgamation, or such earlier or later date as the Issuer and GGB may mutually agree in writing;

“EO6” means Executive Order No. 6 issued by New Jersey Governor Phil Murphy on January 23, 2018;

“Escrow Agreement” has the meaning ascribed to that term under Section 10—Escrowed Securities;

“Exchange Act” means the Securities Exchange Act of 1934;

“FDA” means the United States Food and Drug Administration;

“Financial Advisory Agreements” means the financial advisory agreements dated September 20, 2018 between GGB and each of All Js Greenspace LLC, Chiron Ventures Inc. and Hybrid Financial Ltd.;

“FinCEN Memorandum” means the memorandum issued by the Financial Crimes Enforcement Network of the Treasury Department in February 2014;

“Form 51-102F6V” means National Instrument Form 51-102F6V—Statement of Executive Compensation – Venture Issuers;

“Forward-Looking Information” has the meaning ascribed to that term under “Cautionary Note Regarding Forward-Looking Statements”;

“GAAP” means generally accepted accounting principles as set out in the Canadian Institute of Chartered Accountants Handbook – Accounting for an entity that prepares its financial statements in accordance with IFRS, at the relevant time, applied on a consistent basis;

“GGB” means Green Growth Brands Ltd.;

“GGB Beauty” means GGB Beauty LLC;

“GGB Common Shares” means the common shares in the capital of GGB;

“GGB Common Warrants” means the GGB Common Share purchase warrants;

“GGB Convertible Debentures” means the 12.00% unsecured convertible debentures of the Corporation with a maturity date of March 1, 2019 issued pursuant to the terms of the GGB Convertible Debenture Indenture;

“GGB Convertible Debenture Indenture” means the debenture indenture dated August 30, 2018 between GGB and CTA;

“GGB Greenspace Debentures” means the 12.00% unsecured convertible debentures of GGB issued to All Js Greenspace LLC;

“GGB Greenspace Units” means the units of GGB comprised of one (1) GGB Proportionate Share and one-half (1/2) one GGB Proportionate Warrant;

“GGB Licenses” means GGB Licenses LLC;

“GGB LLC” means Green Growth Brands LLC;

“GGB NEOs” has the meaning ascribed to that term under Section 14—Executive Compensation – GGB Executive Compensation;

“GGB Nevada” means GGB Nevada LLC;

“GGB New Jersey” means GGB New Jersey LLC;

“GGB Pahrump” means GGB Nevada Pahrump LLC;

“GGB Proportionate Shares” means the proportionate voting shares in the capital of GGB;

“GGB Proportionate Warrants” means the GGB Proportionate Share purchase warrants or the GGB Common Warrants, as applicable, pursuant to the terms of the warrant;

“GGB Shareholders” means the holders of GGB Shares;

“GGB Shareholders Agreement” means the shareholders agreement dated April 10, 2018 among Chiron Ventures Inc., Cambridge Capital Ltd., and All JS Greenspace LLC as shareholders; Adam Arviv, Yoel Altman and JS Greenspace LLC as principals; and GGB;

“GGB Shares” means, collectively, the GGB Common Shares and the GGB Proportionate Shares;

“GGB Warrants” means, collectively, the GGB Common Warrants and the GGB Proportionate Warrants;

“GMS” means Green Mile Solutions LLC;

“GMP” means Good Manufacturing Practice;

“HOR” means Henderson Organic Remedies LLC;

“HOR Licensing Agreement” means the intellectual property licensing agreement between NOR and HOR dated September 4, 2018;

“IFRS” means International Financial Reporting Standards;

“Investor Rights Agreement” means the investor rights agreement to be entered into between GGB, Xanthic and All Js Greenspace LLC;

“Issuer” or “Xanthic” means Xanthic Biopharma Inc., a corporation formed under the OBCA;

“Issuer Board” means the board of directors of the Issuer;

“Issuer Common Shares” means the common shares in the capital of the Issuer;

“Issuer Common Warrants” means the Issuer Common Share purchase warrants;

“Issuer Equity Incentive Plan” means the equity incentive plan of the Issuer;

“Issuer Options” means options to acquire Issuer Shares pursuant to the Issuer Equity Incentive Plan;

“Issuer Proportionate Shares” means the proportionate voting shares in the capital of the Issuer;

“Issuer Proportionate Warrants” means the Issuer Proportionate Share purchase warrants or Issuer Common Warrants, as applicable, pursuant to the terms of the warrant;

“Issuer Shares” means, collectively, the Issuer Common Shares and the Issuer Proportionate Shares;

“Issuer Shareholders” mean the holders of Issuer Shares;

“Issuer Units” means the units of the Issuer, with each Issuer Unit comprised of one (1) Issuer Common Share and one-half (1⁄2) of one Issuer Common Warrant;

“Issuer Warrants” means, collectively, the Issuer Common Warrants and the Issuer Proportionate Warrants;

“IT” means information technology;

“Leahy Amendment” means the omnibus appropriations bill, SJ 1662 passed by United States Congress;

“Lease” means the lease agreement dated as of July 10, 2018, as amended, between GGB and Schottenstein Property Group;

“Listing Statement” means this listing statement of the Issuer including the schedules hereto;

“Loan” means the loan of US$30,347,500 from GGB to the Issuer as evidenced by the Loan Agreement;

“Loan Agreement” means the loan agreement dated August 30, 2018 between the Issuer and GGB pursuant to which GGB loaned US$30,347,500 to the Issuer to complete the NOR Acquisition;

“Market Price” means the volume weighted average closing price of the Issuer Common Shares for the five days immediately preceding the date of grant;

“MD&A” means management’s discussion and analysis;

“Meeting” means the meeting of the Issuer Shareholders scheduled to take place on November 2, 2018;

“MMP” means Medicinal Marijuana Program;

“MMPR” means the Marijuana for Medical Purposes Regulations;

“NDS” means Nevada Dispensary Association;

“NP 46-201” means National Policy 46-201 – Escrow for Initial Public Offerings;

“NI 52-110” means National Instrument 52-110 – Audit Committees;

“NJ DOH” means the New Jersey Department of Health;

“NJCUMMA” means the New Jersey Compassionate Use Medical Marijuana Act;

“Nomination Rights Agreement” means the nomination rights agreement dated August 30, 2018 between GGB, Xanthic, All Js Greenspace LLC, Chiron Ventures Inc. and WMB Resources LLC;

“NOR” means Nevada Organic Remedies LLC, a company incorporated under the laws of Nevada;

“NOR Acquisition” means the acquisition by GGB Nevada of substantially all of the issued and outstanding membership interests of NOR, pursuant to the NOR Agreement;

“NOR Agreement” means the membership interest purchase agreement dated July 13, 2018 between NOR, as the company, the sellers set forth therein, as sellers, Andrew M. Jolley, as the representative of each seller, the Issuer, as parent, and GGB Nevada, as purchaser;

“NOR Closing Payment” means the initial cash payment of US$30,347,500 made by GGB Nevada on closing of the NOR Acquisition;

“NOR Deposit” means the US$2 million deposit payment made by GGB Nevada in connection with the NOR Acquisition;

“NOR Members” means the members of NOR prior to the NOR Acquisition;

“OBCA” means the Business Corporations Act (Ontario);

“OTC” means over-the-counter;

“Outside Date” means the deadline to complete the Business Combination, being December 1, 2018 unless the Issuer and GGB agree otherwise;

“Participation Agreement” means the agreement dated August 30, 2018 between GGB and WMB Resources LLC;

“person” means a Company or individual;

“Plan Administrator” means the plan administrator of the Issuer Equity Incentive Plan;

“Rampart Mercantile” means Rampart Mercantile Inc.;

“Rampart Mines” means Rampart Mines Limited;

“Rampart Resources” means Rampart Resources Limited;

“Resulting Issuer” means the Issuer upon completion of the Business Combination;

“Resulting Issuer Board” means the board of directors of the Resulting Issuer;

“Resulting Issuer Common Shares” means the common shares in the capital of the Resulting Issuer;

“Resulting Issuer Common Warrants” means the Resulting Issuer Common Share purchase warrants;

“Resulting Issuer Equity Incentive Plan” means the equity incentive plan of the Resulting Issuer;

“Resulting Issuer Options” means options to acquire Resulting Issuer Shares pursuant to the Resulting Issuer Equity Incentive Plan;

“Resulting Issuer Proportionate Shares” means the proportionate voting shares in the capital of the Resulting Issuer;

“Resulting Issuer Proportionate Warrants” means the Resulting Issuer Proportionate Share purchase warrants;

“Resulting Issuer Shareholders” means the holders of Resulting Issuer Shares;

“Resulting Issuer Shares” means, collectively, the Resulting Issuer Common Shares and Resulting Issuer Proportionate Shares;

“Resulting Issuer Warrants” means, collectively, the Resulting Issuer Common Warrants and Resulting Issuer Proportionate Warrants;

“Rohrabacher-Blumenauer Amendment” means the Rohrabacher Amendment Title: H.R.2578 — Commerce, Justice, Science, and Related Agencies Appropriations Act, 2016;

“SEDAR” means System for Electronic Document Analysis and Retrieval;

“Sessions Memorandum” means the United States Department of Justice Memorandum issued by Attorney General James Jeff Sessions on January 4, 2018 that rescinded the Cole Memorandum;

“Staff Notice 51-352” means the Canadian Securities Administrators Staff Notice 51-352 (Revised) – Issuers with U.S. Marijuana-Related Activities;

“Subco” means 2657013 Ontario Inc.;

“Subco Shares” means the common shares in the capital of Subco;

“THC” means tetrahydrocannabinol;

“TMX MOU” means the memorandum of understanding among TMX Group, Aequitas NEO Exchange Inc., the CSE, the TSX and the TSX Venture Exchange;

“Trans-Rampart” means Trans-Rampart Industries Ltd.;

“TSX” means Toronto Stock Exchange;

“Xanthic Beverages” means Xanthic Beverages USA, LLC; and

“Xanthic Beverages Agreement” means the licensing and strategic partnership agreement dated March 22, 2018 between Xanthic and Xanthic Beverages.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements contained in this listing statement (the “Listing Statement”) that are not historical facts are “forward-looking statements” or “forward-looking information” (collectively, “Forward-Looking Information”) within the meaning of applicable Canadian securities legislation.

Forward-Looking Information includes, but is not limited to, statements relating to the timing, availability and amount of financings; expected use of proceeds; business objectives; results of operations; results of license applications; potential investments; the timing and costs of developing the Resulting Issuer’s products; success of the Resulting Issuer’s products and investments; requirements for additional capital; industry demand and developments in applicable legislation. In certain cases, Forward-Looking Information can be identified by the use of words such as “plans”, “expects”, or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intended”, “anticipates”, or “does not anticipate”, or “believes” or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “would”, “might” or “will be taken”, “occur”, or “be achieved”.

In providing the Forward-Looking Information in this Listing Statement, the Issuer and GGB have applied several material assumptions, including, but not limited to, the assumption that additional financings needed will be available on reasonable terms, that the objectives concerning its products and investments can be achieved, that general business, economic or regulatory conditions will not change in a materially adverse manner, and that all necessary governmental approvals for its current and future products will be obtained in a timely manner and on acceptable terms. Other assumptions are discussed throughout this Listing Statement and, in particular, in the “Risk Factors” found in this Listing Statement.

Forward-Looking Information involves known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Resulting Issuer to be materially different from any future results, performance or achievements expressed or implied by the Forward-Looking Information. Such risks and other factors include, among others, risks set out below as well as those factors discussed in the “Risk Factors” found in this Listing Statement:

Although the Issuer and GGB have attempted to identify important factors that could affect the Resulting Issuer and may cause actual actions, events or results to differ materially from those described in Forward-Looking Information, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that Forward-Looking Information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on Forward-Looking Information.

The Forward Looking Information contained in this Listing Statement is current as of the date hereof and, unless so required by applicable law, the Issuer, GGB and the Resulting Issuer undertake no obligation to update publicly or revise any Forward Looking Information, whether as a result of new information future events or otherwise. The Forward Looking Information contained in this Listing Statement is expressly qualified by this cautionary statement.

NOTICE REGARDING INFORMATION

The information contained in this Listing Statement concerning GGB, including with respect to its directors, officers and affiliates, is based solely upon information provided to the Issuer by GGB or upon publicly available information. With respect to this information, the Issuer has relied exclusively upon GGB (which has reviewed the relevant parts of this Listing Statement), without independent verification by the Issuer.

The information contained in this Listing Statement concerning NOR is based solely upon information provided to the Issuer by NOR or upon publicly available information. With respect to this information, GGB and the Issuer have relied exclusively upon NOR (which has reviewed the relevant parts of this Listing Statement), without independent verification by GGB or the Issuer.

The information contained in this Listing Statement concerning the Issuer, including with respect to its directors, officers and affiliates, is based solely upon information provided by the Issuer or upon publicly available information. With respect to this information, GGB has relied exclusively upon the Issuer (which has reviewed the relevant parts of this Circular), without independent verification by GGB.

Information in this Listing Statement is given as at October 1, 2018 unless otherwise indicated and except for information contained in the documents incorporated herein by reference, which is given as at the respective dates stated therein. Financial amounts are expressed in Canadian dollars (C$) unless otherwise noted.

No person is authorized to give any information or make any representation not contained or incorporated by reference in this Listing Statement and, if given or made, such information or representation should not be relied upon as having been authorized. This Listing Statement does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities, or the solicitation of a proxy, by any person in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation of an offer or proxy solicitation. Neither delivery of this Listing Statement nor any distribution of the securities referred to in this Listing Statement will, under any circumstances, create an implication that there has been no change in the information set forth herein since the date of this Listing Statement.

Any market data or industry forecasts used in this Listing Statement, unless otherwise specified, were obtained from publicly available sources. Although the Issuer and GGB believe these sources to be generally reliable, the accuracy and completeness of such information are not guaranteed and have not been independently verified.

Statistical information included in this Listing Statement and other data relating to the industry in which the Resulting Issuer intends to operate is derived from recognized industry reports published by industry analysts, industry associations and independent consulting and data compilation organizations.

1.	CORPORATE STRUCTURE

1.1	Corporate Name and Office

This Listing Statement has been prepared in connection with the Business Combination and proposed listing on the CSE of the common shares (the “Resulting Issuer Common Shares”) in the capital of Xanthic Biopharma Inc. (the “Resulting Issuer”).

The current registered office of Xanthic Biopharma Inc. (the “Issuer” or “Xanthic”) is 77 King St. W., Suite 2905, Toronto, ON M5K 1A2.

Upon completion of the Business Combination, the registered and head office of the Resulting Issuer will be 77 King St. W., Suite 2905, Toronto, ON M5K 1A2.

1.2	Jurisdiction of Incorporation

The Issuer was formed pursuant to a reverse takeover involving a publicly held British Columbia corporation, Aurquest Resources Inc. (“Aurquest”),1 and a privately held Ontario corporation, Xanthic Biopharma Limited, which was completed on December 15, 2017. On February 16, 2018, the Issuer completed a consolidation of the Issuer Common Shares on the basis of one post-consolidation Issuer Common Share for eight pre-consolidation Issuer Common Shares.

The Issuer has 11 wholly-owned subsidiaries:

•	Nevada Organic Remedies LLC (“NOR”), which was incorporated in Nevada on April 16, 2014;

•	Xanthic Biopharma Limited, which was incorporated under the Business Corporations Act (Ontario) (the “OBCA”) on March 15, 2017;

•	Xanthic Colorado LLC, which was incorporated in the state of Nevada on September 18, 2017;

•	Xanthic Biopharma Oregon LLC, which was incorporated in the state of Oregon on January 3, 2018;

•	Xanthic Biopharma US Hold Co., which was incorporated in the state of Nevada on March 13, 2018;

•	Xanthic Biopharma Nevada LLC, which was incorporated in Nevada on June 26, 2018;

•	Xanthic Biopharma California LLC, which was incorporated in California on June 27, 2018;

•	GGB Nevada LLC (“GGB Nevada”), which was incorporated in the state of Nevada on July 6, 2018;

•	GGB Nevada Pahrump LLC (“GGB Pahrump”), which was incorporated in the state of Nevada on August 13, 2018;

•	GGB New Jersey LLC (“GGB New Jersey”), which was incorporated in the state of New Jersey on August 17, 2018; and

[1]

Aurquest Resources Inc. was formed pursuant to a Memorandum of Association, dated November 18, 1968, under the Business Corporations Act (British Columbia) under the name “Rampart Mines Limited” (“Rampart Mines”). On May 28, 1984, Rampart Mines changed its name to “Rampart Resources Limited” (“Rampart Resources”). On July 23, 1987, Rampart Resources changed its name to “Trans-Rampart Industries Ltd.” (“Trans-Rampart”). On May 3, 1993, Trans-Rampart changed its name to “Rampart Mercantile Inc.” (“Rampart Mercantile”) On October 6, 1999, Rampart Mercantile amended its Memorandum of Association, consolidating its outstanding capital on the basis of one (1) post-consolidated common share for each ten (10) pre-consolidated common shares and increasing its outstanding capital to 100,000,000 common shares. On November 24, 1999, Rampart Mercantile continued out of the province of British Columbia into the province of Ontario, increased its capital to an unlimited number of common shares and an unlimited number of first preferred shares, and adopted new by-laws. On November 1, 2000, Rampart Mercantile amalgamated with North American Store Finance Ltd. Finally, on April 14, 2011, Rampart Mercantile changed its name to Aurquest Resources Inc.

•	2657013 Ontario Inc. (“Subco”) which was incorporated under the OBCA on September 25, 2018.

Green Growth Brands Ltd (“GGB”) was incorporated under the OBCA on February 14, 2018 and has the following wholly-owned subsidiaries:

•	Green Growth Brands LLC (“GGB LLC”), which was incorporated in the state of Delaware on February 14, 2018;

•	GGB Licenses LLC (“GGB Licenses”), which was incorporated in the state of Delaware on July 25, 2018;

•	GGB Beauty LLC (“GGB Beauty”), which was incorporated in Delaware on July 25. 2018; and

•	GGB Nevada Land LLC, which was incorporated in the state of Nevada on August 13, 2018.

1.3	Intercorporate Relationships

Prior to the completion of the Business Combination, the corporate structure of the Issuer was as follows:

Following the completion of the Business Combination, the corporate structure of the Resulting Issuer will be as follows:

1.4	Fundamental Change

The Issuer, Subco and GGB will complete the Business Combination. Upon completion of the amalgamation of Subco and GGB (the “Amalgamation”), the Issuer will become the Resulting Issuer and have a direct wholly-owned subsidiary, being the resulting entity from the Amalgamation (“Amalco”), along with 15 other wholly-owned subsidiaries (as shown in the corporate structure diagram in Section 1.3 – Intercorporate Relationships above). In conjunction with the Business Combination, the Resulting Issuer will reorganize its share structure and consolidate all of the issued and outstanding shares (the “Resulting Issuer Shares”) on the basis of four (4) pre-consolidation Resulting Issuer Shares for one (1) post-consolidation Resulting Issuer Share (the “Consolidation”).

1.5	Non-Corporate Issuers and Issuers Incorporated Outside of Canada

Not applicable.

2.	GENERAL DEVELOPMENT OF THE BUSINESS

2.1	General Development of the Business of the Issuer Prior to the Business Combination

The Issuer Common Shares are currently listed for trading on the CSE under the trading symbol “xTHC”. The Issuer’s head and principal office is located at 77 King St. W., Suite 2905, Toronto, ON M5K 1A2.

On December 15, 2017, the Issuer was formed pursuant to a reverse takeover involving Aurquest and a privately held Ontario corporation, Xanthic Biopharma Limited. The Issuer was founded with the objective of becoming a leader in developing innovative, non-combustible alternative delivery methods for cannabis-infused products.

On January 16, 2018, the Issuer completed a non-brokered private placement of 96,000,000 Issuer Common Shares for gross proceeds of C$1,500,000.

On February 16, 2018, the Issuer consolidated the Issuer Common Shares on basis of one (1) post-consolidation Issuer Common Share for every eight (8) pre-consolidation Issuer Common Shares, resulting in a total of 55,710,547 Issuer Common Shares outstanding at the time of the consolidation. Concurrently, the Issuer changed its name from Aurquest Resources Inc. to Xanthic Biopharma Inc.

On March 22, 2018, the Issuer entered into a licensing and strategic partnership agreement (the “Xanthic Beverages Agreement”) with Xanthic Beverages USA, LLC (formerly Avitas CBD Water, LLC) (“Xanthic Beverages”), a company based in Portland, Oregon. Pursuant to the Xanthic Beverages Agreement, Xanthic Beverages agreed to produce CBD-infused water for distribution to over 500 retail locations, including grocery retailers and convenience stores, across Eastern Washington and Northeast Oregon. The Issuer also acquired a 45% ownership position in Xanthic Beverages in exchange for a cash payment of US$600,000 and the issuance of up to 600,000 Issuer Common Shares, with an aggregate value of US$300,000 at US$0.50 per Issuer Common Share, subject to certain performance milestones over the 12 months following the closing of the Xanthic Beverages Agreement.

On April 19, 2018, the Issuer Common Shares commenced trading on the CSE under the symbol “xTHC”. Concurrently, the Issuer completed a non-brokered private placement of 1,112,000 units (“Issuer Units”) at a price of $0.50 per Issuer Unit to raise aggregate gross proceeds of $556,000. Each Issuer Unit is comprised of one Issuer Common Share and one-half of one Issuer Common Warrant. Each Issuer Common Warrant entitles the holder thereof to purchase one Issuer Common Share at an exercise price of $0.75 per Issuer Common Share until April 19, 2020. In connection with the private placement, the Issuer paid an aggregate finder’s fee of C$18,000 and an aggregate of 24,000 compensation options.

On April 20, 2018, the Issuer signed a binding letter of intent with Green Mile Solutions LLC (“GMS”) to develop plans to manufacture and distribute Xanthic-branded cannabis-infused products in the states of Oregon, Nevada and Ohio. GMS facilitates the manufacturing of cannabis-infused powders in licensed facilities using the proprietary Xanthic process to create water soluble THC and CBD. GMS procures sales of the finished products into the local licensed dispensary networks through existing sales and distribution channels.

On May 7, 2018, the Issuer signed a binding letter of intent with Nutritional High International Inc. for the production and distribution of Xanthic-branded, water-soluble cannabis-infused powders in the state of California.

On June 11, 2018, the Issuer signed a letter of intent with ABH Pharma Inc. (“ABH”), a leading FDA-registered and GMP-certified manufacturer of in-house branded and private label dietary supplements in the United States. Through its partnership with the Issuer, ABH was to offer “Xanthic Powered” CBD-infused products to customers across its broad range of dietary supplements, which would be sold by various brick-and-mortar retailers and e-commerce websites. On July 3, 2018, the Issuer terminated its letter of intent with ABH due to the parties’ inability to reach agreement on key business terms.

On June 26, 2018, Dr. Gunther Hintz resigned from the Issuer Board.

On July 13, 2018, GGB Nevada entered into a membership interest purchase agreement (the “NOR Agreement”) with inter alios, Andrew Jolley and Stephen Byrne (together, the “NOR Sellers”), pursuant to which GGB Nevada, a wholly-owned subsidiary of Xanthic, acquired 95% of the issued and outstanding membership interests of NOR and the obligation to acquire the remaining 5% of the issued and outstanding membership interests of NOR (the “NOR Acquisition”) for a total purchase price of

US$56,750,000, plus all accrued interest pursuant to a secured promissory note for US$21,565,000 as payment of deferred purchase price consideration. The NOR Acquisition was completed on September 4, 2018. For the current fiscal year, the NOR Acquisition will be immediately accretive to Resulting Issuer’s net income. See Section 2.3 – The NOR Acquisition and the Business Combination for more information.

On July 13, 2018, the Issuer and GGB entered into a business combination agreement (the “Business Combination Agreement”), the terms of which are more fully described in Section 2.3 – The NOR Acquisition and the Business Combination.

On July 13, 2018, in connection with the Business Combination, the Issuer Board was reconstituted to include existing Issuer Board members Carli Posner as Chair, Tim Moore, Igor “Gary” Galitsky and new GGB nominees Jean Schottenstein, Peter Horvath, Steve Stoute and Marc Lehmann, subject to CSE approval.

On September 4, 2018, NOR, as an indirect subsidiary of the Issuer, entered into an intellectual property license agreement (the “HOR Licensing Agreement”) with Henderson Organic Remedies LLC (“HOR”), whereby NOR licensed certain of its intellectual property to HOR, allowing it to operate a retail marijuana store using “The Source” intangible property.

On September 17, 2018, NOR submitted an application for eight additional retail marijuana store facilities in Nevada. The Resulting Issuer anticipates that its Nevada operations will drive profitability in the near and long term. If NOR is successful in obtaining all eight of its license applications, it will operate nearly 30,000 square feet of medical and retail marijuana space.

In connection with the Business Combination, the Issuer will, subject to Issuer Shareholder approval, amend its articles in order to authorize the issuance of an unlimited number of proportionate voting shares (the “Issuer Proportionate Shares”) in the capital of the Issuer.

2.2	General Development of the Business of GGB Prior to the Business Combination

2.2.1	Background

GGB is a private company incorporated on February 14, 2018 under the laws of the Province of Ontario under the name “Schottenstein Arviv Group Inc.”. The head office of GGB is located at 4300 East Fifth Avenue, Columbus, Ohio 43219. The registered office of GGB is located at 199 Bay Street, Suite 5300, Commerce Court West, Toronto, Ontario M5L 1B9. GGB issued two GGB Common Shares on incorporation at a price of C$0.10 per GGB Common Share.

On July 12, 2018, GGB changed its name to “Green Growth Brands Ltd.”.

GGB LLC, a Delaware limited liability company, was formed on February 16, 2018 as “Schottenstein Arviv Group US LLC,” a wholly owned subsidiary of GGB. The entity changed its name to “Green Growth Brands LLC” on July 13, 2018. GGB LLC provides general and administrative support functions to GGB, including management support with significant and diverse retail experience. GGB LLC intends to leverage this vast management experience to create a new, unrivaled experience in the cannabis market for the cannabis retail segment and the CBD products segment utilizing brick-and-mortar as well as e-commerce retail options.

GGB Beauty, a Delaware limited liability company, was formed on July 25, 2018 as a wholly owned subsidiary of GGB LLC. GGB Beauty has developed and will market CBD-infused consumer products, including body care, face care, ingestible items, and other similar products focusing on health and wellness benefits of CBD. GGB intends to distribute these items under several different brand names that it has developed for this purpose, as more fully described in Section 3.2.11 – Intangible Properties. Each of these marks is currently under review with the both the United States Patent and Trademark Office and the Canadian Intellectual Property Office pending final approval.

GGB Licenses, a Delaware limited liability company, was formed on July 25, 2018 as a wholly owned subsidiary of GGB LLC. GGB Licenses has applied for all trademarks currently used by GGB in its business. See Section 3.2.11 – Intangible Properties for a description of each of the trademarks.

GGB Nevada Land LLC, a Nevada limited liability company, was formed on August 13, 2018 as a wholly owned subsidiary of GGB LLC.

2.2.2	Development of the Business of GGB

On April 10, 2018, GGB issued an additional 92,000,000 GGB Common Shares at a price of C$0.10 per GGB Common Share for aggregate consideration C$9,200,000.

On April 10, 2018, a GGB also entered into advisory services fee agreements (the “Advisory Agreements”) with each of Chiron Ventures Inc. and All Js Greenspace LLC providing for the payment by GGB of 2,250,000 GGB Common Shares to each of Chiron Ventures Inc. and All Js Greenspace LLC in consideration for the provision and performance of certain advisory services.

On April 10, 2018, GGB also entered into a shareholders agreement (the “GGB Shareholders Agreement”) with Chiron Ventures Inc., Cambridge Capital Ltd., and All Js Greenspace LLC as shareholders; and Adam Arviv, Yoel Altman and JS Greenspace LLC as principals. The GGB Shareholders Agreement will terminate automatically upon completion of the Business Combination.

On July 16, 2018, GGB issued an additional 6,340,000 GGB Common Shares at a price of C$0.10 per GGB Common Share for aggregate consideration of C$634,000. GGB also issued 2,425,000 GGB Common Shares pursuant to restricted stock grants at a price of C$0.10 per GGB Common Share for aggregate consideration of C$242,500.

On August 30, 2018, GGB raised gross proceeds of C$63,998,000 from the first tranche of the concurrent brokered and non-brokered private placements (the “Debenture Financing”) of 12.00% unsecured convertible debentures of GGB (the “GGB Convertible Debentures”). Issue costs of the first tranche of the Debenture Financing included legal and other expenses of $660,200 The GGB Convertible Debentures were issued pursuant to the terms of a convertible debenture indenture (the “GGB Convertible Debenture Indenture”) dated August 30, 2018 between GGB and Capital Transfer Agency ULC (“CTA”). Each GGB Convertible Debenture is exchangeable for one unit of GGB (the “GGB Units”), with each GGB Unit being comprised of one (1) GGB Common Share and one-half (1/2) of one GGB Common Share purchase warrant (the “GGB Common Warrants”). Upon completion of the Business Combination, the GGB Common Shares will be exchanged for Resulting Issuer Common Shares and the GGB Common Warrants will be exchanged for Resulting Issuer Common Share purchase warrants (the “Resulting Issuer Common Warrants”) pursuant to the terms of the Business Combination Agreement. In connection with the Debenture Financing, GGB also entered into a warrant indenture (the “GGB Warrant Indenture”) with CTA, which sets out the terms of the GGB Common Warrants.

On August 30, 2018, GGB also entered into an agency agreement (the “Agency Agreement”) with Canaccord Genuity Corp. (“Canaccord”), as sole agent, in connection with to the brokered portion of the Debenture Financing. Commissions of C$97,300 in cash and C$2,738,000 in GGB Convertible

Debentures were paid to Canaccord pursuant to the Agency Agreement in connection with the first tranche of the Debenture Financing. GGB also paid to Haywood Securities Inc. (“Haywood”) a finder’s fee of C$33,460 in connection with the non-brokered portion of the first tranche of the Debenture Financing.

On August 30, 2018, GGB also entered into an agreement (the “Participation Agreement”) with WMB Resources LLC in connection with the Debenture Financing. A participation fee of C$378,000 in GGB Convertible Debentures was paid to WMB Resources LLC and certain of its affiliates pursuant to the Participation Agreement.

On August 30, 2018, GGB also entered into a nomination rights agreement (the “Nomination Rights Agreement”) with All Js Greenspace LLC, Chiron Ventures Inc., WMB Resources LLC and Xanthic Biopharma Inc. setting out certain director nomination rights of All JS Greenspace LLC, Chiron Ventures Inc., and WMB Resources LLC.

On August 31, 2018, pursuant to a Request for Applications issued by the New Jersey Department of Health, GGB New Jersey submitted a proposal to operate a single, fully integrated cannabis facility in New Jersey.

On September 5, 2018, GGB advanced US$30,347,500 of the net proceeds from the Debenture Financing to Xanthic pursuant to the terms of the Loan Agreement. The proceeds of the loan were subsequently advanced by Xanthic to GGB Nevada, which in turn used the proceeds to make the initial cash payment required pursuant to the NOR Agreement in order to close the NOR Acquisition. The Loan Agreement matures on March 4, 2019, bears interest at 12% per annum, and has been secured by a pledge over the shares of GGB Nevada. The Loan Agreement contains no prepayment privilege and includes customary events of default, which include the failure to complete the Business Combination prior to the maturity date of the Loan Agreement. As security for the amounts advanced pursuant to the Loan Agreement, GGB has been granted an irrevocable option from Xanthic to elect to satisfy Xanthic’s obligations under the Loan Agreement by acquiring GGB Nevada from Xanthic and assuming Xanthic and GGB Nevada’s obligations thereunder. The balance of US$2,837,500 owing to the NOR Members will be satisfied by the issuance of Resulting Issuer Common Shares following completion of the Business Combination.

On September 20, 2018, GGB entered into financial advisory consulting agreements (the “Financial Advisory Agreements”) with each of All Js Greenspace LLC, Chiron Ventures Inc. and Hybrid Financial Ltd., whereby GGB retained the consulting services of each of All Js Greenspace LLC, Chiron Ventures Inc. and Hybrid Financial Ltd. in exchange for the issue of an aggregate of C$3,260,000 in the form of GGB Convertible Debentures.

On September 20, 2018, GGB raised additional gross proceeds of C$22,129,000 pursuant to the second tranche of the Debenture Financing. Issue costs of the second tranche of the Debenture Financing included legal and other expenses of $11,650. Commissions of C$71,400 in cash and C$795,000 in GGB Convertible Debentures were paid to Canaccord pursuant to the Agency Agreement in connection with the second tranche of the Debenture Financing. GGB also paid to Haywood a finder’s fee of C$76,860 in connection with the non-brokered portion of the second tranche of the Debenture Financing.

In October 2018, GGB raised additional gross proceeds of approximately C$30,500,000 pursuant to a private placement of GGB Common Shares at a price of C$0.50 per GGB Common Share (C$2.00 on a post-Consolidation basis). GGB also issued GGB Common Warrants exercisable for an aggregate principal amount of approximately C$24,500,000 GGB Common Shares upon payment of C$0.50 per GGB Common Share (C$2.00 on a post-Consolidation basis). The GGB Common Warrants expire one day before the Closing Date with proceeds due no more than 30 days following the exercise date.

GGB also plans to enter into an investor rights agreement (the “Investor Rights Agreement”) with Xanthic and All Js Greenspace LLC, which will set out the registration rights and indemnification rights owed to All Js Greenspace.

Prior to Closing, GGB also intends to purchase from All Js Greenspace LLC all of its outstanding GGB Convertible Debentures. GGB will then issue to All Js Greenspace LLC C$27,500,000 aggregate principal amount of 12.00% unsecured convertible debentures of GGB (the “GGB Greenspace Debentures”). On the Closing Date, each GGB Greenspace Debenture will be converted into units of GGB (the “GGB Greenspace Units”), each GGB Greenspace Debenture being comprised of one (1) proportionate voting share in the capital of GGB (the “GGB Proportionate Shares”) and one-half (1/2) of one GGB Proportionate Share purchase warrant (the “GGB Proportionate Warrants”). The terms of the GGB Greenspace Debentures and GGB Proportionate Warrants will be set out in the certificates evidencing such securities.

In connection with the issuance of the GGB Greenspace Debentures and subject to GGB Shareholder approval, GGB intends to amend its articles of incorporation in order to authorize an unlimited number GGB Proportionate Shares for issuance. The Issuer and GGB also plan to amend the Business Combination Agreement and Amalgamation Agreement in order to, among other things, contemplate the exchange of GGB Proportionate Shares and GGB Proportionate Warrants for proportionate voting shares (the “Resulting Issuer Proportionate Shares”) in the capital of the Resulting Issuer and Resulting Issuer Proportionate purchase warrants (the “Resulting Issuer Proportionate Warrants”), respectively.

2.3	The NOR Acquisition and the Business Combination

2.3.1	Overview

In June 2018, representatives of Xanthic and GGB discussed at arm’s length the merits of a potential business combination. On July 13, 2018, GGB Nevada entered into the NOR Agreement with NOR and the NOR Members, which provided for the acquisition by GGB Nevada of substantially all of the outstanding membership interests of NOR, a vertically integrated medical and retail marijuana company based in Las Vegas, Nevada, for aggregate consideration of US$56.75 million., which has been filed by the Issuer with the Canadian securities regulatory authorities and is available at www.sedar.com. Immediately following the execution of the NOR Agreement, the Issuer and GGB entered into the Business Combination Agreement.

To complete the NOR Acquisition, which occurred on September 4, 2018, GGB Nevada was required to deliver into escrow a US$2 million deposit (the “NOR Deposit”) upon the execution of the NOR Agreement and an initial cash payment of US$30 million (the “NOR Closing Payment”) on closing of the NOR Acquisition. To satisfy the NOR Deposit, the Issuer issued a promissory note in favour of GGB in the principal amount of US$2 million (the “Deposit Promissory Note”). To satisfy the NOR Closing Payment, the Issuer and GGB entered into a loan agreement (the “Loan Agreement”) pursuant to which GGB loaned US$30,347,500 to the Issuer (the “Loan”). The proceeds of the Loan were sourced from the Debenture Financing. In addition, on closing of the NOR Acquisition, GGB Nevada was required to deliver to the NOR Members a secured promissory note in the principal amount of US$21,565,000 and will be required to deliver cash or an equivalent number of share consideration in Resulting Issuer Common Shares in the amount US$2,837,500 to fulfill its payment obligations under the NOR Agreement.

Upon the completion of the Business Combination in accordance with the terms of the Business Combination Agreement, the Resulting Issuer will carry on the business of NOR, while retaining certain aspects of the Issuer’s current business. The CSE has conditionally accepted the Business Combination subject to the Issuer fulfilling all of the requirements of the CSE. See Section 3.2 - General Business of the Resulting Issuer for more details.

The proposed Business Combination constitutes a significant acquisition for the Issuer. Under the Business Combination Agreement, a copy of which is attached hereto as Schedule “F” and is also available at www.sedar.com, the Issuer has agreed to combine its business with GGB by way of a three-cornered amalgamation of Subco and GGB, with Amalco becoming a wholly-owned subsidiary of the Resulting Issuer on Closing and the former GGB Shareholders becoming Resulting Issuer Shareholders. The Business Combination will constitute a reverse takeover under applicable securities legislation. The deadline to complete the Business Combination is December 1, 2018 (the “Outside Date”), unless the parties otherwise agree. Either the Issuer or GGB may terminate the Business Combination Agreement if the Business Combination has not been completed by the Outside Date subject to certain conditions or earlier in certain other circumstances.

2.3.2	Mechanics of the Business Combination

Subject to the receipt of all regulatory approvals, including the approval of the Issuer Shareholders to certain items of special business and the CSE, all of the issued and outstanding GGB Shares are to be acquired by the Issuer, and as consideration, the Issuer will issue to the GGB Shareholders, on a 3.394-for-one basis, 346,150,835 Issuer Shares in exchange for the then issued and outstanding GGB Shares (which for greater certainty excludes the GGB Shares and GGB Warrants issued in connection with the conversion of the GGB Convertible Debentures and GGB Greenspace Debentures). The shares of Subco (the “Subco Shares”) will be cancelled and replaced by shares of Amalco (the “Amalco Shares”) on the basis of one Amalco Share for each Subco Share. As consideration for the issuance of the Issuer Shares to GGB Shareholders to effect the Business Combination, Amalco will issue to its immediate shareholder, the Issuer, one Amalco Share for each Issuer Share so issued. Amalco will be a direct wholly-owned subsidiary of the Issuer upon the completion of the Business Combination.

In addition, the Resulting Issuer will reorganize its share structure and consolidate all of the issued and outstanding Resulting Issuer Shares on the basis of four (4) pre-Consolidation Resulting Issuer Shares for one (1) post-Consolidation Resulting Issuer Share.

Following the completion of the Business Combination, current GGB Shareholders will hold approximately 86,537,687 Resulting Issuer Shares (excluding any Resulting Issuer Shares and Resulting Issuer Warrants ultimately issuable upon conversion of the GGB Convertible Debentures and GGB Greenspace Debentures), representing 85.7% of the Resulting Issuer Shares issued and outstanding on a non-diluted basis. A deemed value of C$0.36 per share has been placed on the Issuer Shares issued in connection with the Business Combination, resulting in total consideration paid to the holders of GGB Shares of approximately C$125,000,000. The Issuer Shareholders that are insiders of the Issuer will own 1,513,333 Resulting Issuer Shares and the existing Issuer Shareholders that are not insiders of the Issuer will own 12,923,303 Resulting Issuer Shares, representing 0.87% and 7.45% of the Resulting Issuer Shares issued and outstanding, respectively, on a non-diluted basis.

Completion of the Business Combination is subject to, among other things, shareholder approval from GGB and the Issuer, all conditions precedent set forth in the Business Combination Agreement having been satisfied or waived by the appropriate party and the receipt of all necessary corporate, regulatory and third-party approvals including the approval of CSE, and compliance with all applicable regulatory requirements and conditions in connection with the Business Combination.

2.3.3	Summary of the Business Combination Agreement

The following summary of the Business Combination Agreement is qualified in its entirety by the text of the Business Combination Agreement, as amended, a copy of which is attached hereto as Schedule “F” and which has also been filed by the Issuer with the Canadian securities regulatory authorities and available at www.sedar.com.

Representations, Warranties and Covenants

The Business Combination Agreement contains customary representations and warranties made by each of the parties in respect of the respective assets, liabilities, financial position, business and operations of the Issuer and GGB. Both the Issuer and GGB also provided covenants in favour of each other in the Business Combination Agreement, which govern the conduct of the operations and affairs of each respective party prior to Closing.

Conditions to the Business Combination

The Business Combination Agreement contains certain conditions to the obligations of the Issuer and GGB to complete the Business Combination. Unless all of such conditions are satisfied or waived by the party or parties for whose benefit such conditions exist, the Business Combination will not be completed.

Mutual Conditions Precedent

The following is a summary of the significant mutual conditions precedent contained in the Business Combination Agreement:

1.	A special resolution approving the Amalgamation has been signed by written resolution by GGB Shareholders in lieu of a meeting.

2.	No law is in effect that makes the consummation of the Amalgamation illegal or otherwise prohibits or enjoins GGB or Subco from consummating the Amalgamation.

3.

Each regulatory approval necessary to consummate the Amalgamation, including all necessary approvals of the CSE, has been made, given or obtained on terms acceptable to GGB and the Issuer, each acting reasonably, and each such regulatory approval is in force and has not been modified.

4.	There shall not have occurred a Material Adverse Effect (as defined in the Business Combination) with respect to the Issuer, NOR or GGB.

5.	The NOR Acquisition shall have been completed.

6.	The Debenture Financing shall have been completed.

7.	The Loan Agreement shall have been executed.

8.	The Deposit Promissory Note shall have been executed.

9.	The latest available audited and unaudited financial statements of each of the Issuer, GGB and NOR, as required by the CSE policies for inclusion in a management information circular, shall have been delivered and shall be true and correct and have been prepared in accordance with GAAP.

10.

There shall not be any pending or threatened litigation in any court or any proceeding or investigation by any governmental entity in which it is or may be sought to restrain or prohibit consummation of the Amalgamation and related transactions or to obtain divestiture, rescission or damages in connection with the Amalgamation and related transactions.

11.	All applicable securityholders shall have entered into the requisite escrow agreements and/or lock-up agreements required by the CSE.

Conditions Precedent for the Benefit of the Issuer

The following is a summary of the significant conditions precedent in favour of the Issuer contained in the Business Combination Agreement:

1.

The representations and warranties of GGB which are qualified by references to materiality or by Material Adverse Effect (as defined in the Business Combination Agreement) were true and correct as of the date of the Business Combination Agreement and are true and correct as of the Effective Date (as defined in the Business Combination Agreement), in all respects, and all other representations and warranties of GGB were true and correct as of the date of the Business Combination Agreement and are true and correct as of the Effective Date (as defined in the Business Combination Agreement), in all material respects, in each case except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date, and GGB shall have executed and delivered a certificate of an officer to that effect.

2.

GGB shall have fulfilled or complied, in all material respects, with all covenants contained in the Business Combination Agreement and the ancillary agreements (such as the Amalgamation Agreement) to be fulfilled or complied with by GGB at or prior to the Effective Date (as defined in the Business Combination Agreement), and GGB shall have executed and delivered a certificate to that effect.

3.	The Issuer shall have received all certificates, instruments and other deliverables required to be delivered from NOR under the NOR Agreement.

4.	The Issuer shall have received executed copies of the contractual lock-up agreements from the shareholders identified to the Issuer in writing.

Conditions Precedent for the Benefit of GGB

The following is a summary of the significant conditions precedent in favour of GGB contained in the Business Combination Agreement:

1.

The representations and warranties of the Issuer which are qualified by references to materiality and warranties were true and correct as of the date of the Business Combination Agreement and are true and correct as of the Effective Date (as defined in the Business Combination Agreement), in all respects, and all other representations and warranties of the Issuer were true and correct as of the date of the Business Combination Agreement and are true and correct as of the Effective Date (as defined in the Business Combination Agreement), in all material respects, in each case except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date, and the Issuer shall have executed and delivered a certificate to that effect.

2.

The Issuer shall have fulfilled or complied, in all material respects, with all covenants contained in the Business Combination Agreement and any ancillary agreement (such as the Amalgamation Agreement) to be fulfilled or complied with by it at or prior to the Effective Date (as defined in the Business Combination Agreement), and the Issuer shall have executed and delivered a certificate to that effect.

3.

The Issuer shall have no liabilities or obligations (contingent or otherwise), exclusive of liabilities relating to the fees and disbursements of its legal counsel and auditors appointed in connection with the Amalgamation, and the Issuer shall have executed and delivered a certificate to that effect.

4.

The Issuer shall have cash of not less than C$400,000 (excluding proceeds from the Loan Agreement, the Deposit Promissory Note and net of expenses relating to the completion of the Amalgamation incurred by the Issuer) and the Issuer shall have executed and delivered a certificate to that effect, and any deviations from this amount must be previously approved in writing by GGB.

5.	Each of the required directors and officers of the Issuer and GGB Nevada shall have resigned from their respective positions, other than certain persons agreed to by the Issuer and GGB.

6.	Each of Tim Moore, David Bhumgara and Igor Galitsky shall have entered into employment agreements and restrictive covenant agreements with the Resulting Issuer on terms acceptable to GGB.

7.	GGB shall have received executed copies of the contractual lock-up agreements from the shareholders identified to the Issuer in writing.

Option to Assume the Rights and Obligations of the Issuer and GGB Nevada

Subject to compliance with the provisions of the NOR Agreement, in the event that any of the conditions precedent under the Business Combination Agreement fail to be satisfied by the Issuer, the Issuer grants (and shall cause GGB Nevada to grant) to GGB the exclusive and irrevocable option, in its sole and absolute discretion, to assume the rights and obligations of the Issuer and GGB Nevada under the NOR Agreement.

As security for amounts payable under the Loan Agreement and the Deposit Promissory Note, the Issuer shall provide GGB with the irrevocable right, subject to the NOR Agreement, to elect to satisfy the Issuer’s obligations under the Loan Agreement by acquiring GGB Nevada from the Issuer and assuming the Issuer’s and GGB Nevada’s obligations under the NOR Agreement. Upon the acquisition of GGB Nevada by GGB, all amounts owed by the Issuer to GGB under the Loan Agreement and the Deposit Promissory Note shall be released. In addition, subject to Nevada law, the Issuer shall pledge all of the shares of GGB Nevada to GGB.

Termination

The Business Combination Agreement may, by notice in writing given prior to the Effective Date (as defined in the Business Combination Agreement), be terminated:

(a)	by mutual consent of GGB and the Issuer;

(b)	by either GGB or the Issuer if:

(i)

the approval of GGB Shareholders of the Amalgamation or the approval of the Issuer Shareholders of all matters to be considered at the Meeting, is not obtained, provided that a party may not terminate the Business Combination Agreement if the failure to obtain such approval has been caused by, or is a result of, a breach by such party of any of its representations or warranties or the failure of such party to perform any of its covenants or agreements under the Business Combination Agreement;

(ii)

after the date of the Business Combination Agreement, any law is enacted, made, enforced or amended, as applicable, that makes the consummation of the Amalgamation illegal or otherwise permanently prohibits or enjoins GGB or the Issuer from consummating the Amalgamation, and such law has, if applicable, become final and non-appealable; or

(iii)

the Effective Date (as defined in the Business Combination Agreement) does not occur on or prior to the Outside Date, provided that a party may not terminate the Business Combination Agreement if the failure of the Effective Date to so occur has been caused by, or is a result of, a breach by such party of any of its representations or warranties or the failure of such party to perform any of its covenants or agreements under the Business Combination Agreement.

(c)

by GGB if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Issuer under the Business Combination Agreement occurs that would cause any condition in 1 or 2 not to be satisfied, and such breach or failure is incapable of being cured or is not cured on or prior to the Outside Date; provided that GGB is not then in breach of the Business Combination Agreement so as to cause any condition in 1 or 2 not to be satisfied.

(d)

by the Issuer if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of GGB under the Business Combination Agreement occurs that would cause any condition in 1 or 2 not to be satisfied, and such breach or failure is incapable of being cured or is not cured on or prior to the Outside Date; provided that the Issuer is not then in breach of the Business Combination Agreement so as to cause any condition in 1 or 2 not to be satisfied.

Expenses and Break Fee

Each party will pay for its own costs and expenses incurred in connection with the Business Combination Agreement and the transactions contemplated herein. Notwithstanding, in the event that GGB or the Issuer terminates this Agreement, other than as a result of a breach of a representation or warranty or non-performance by the Issuer, GGB shall: (i) pay the Issuer a break fee in the aggregate amount of C$250,000; and (ii) reimburse the Issuer for the full extent of its United States legal fees, up to C$150,000 of its Canadian legal fees, travel costs, and other reasonable expenses incurred in connection herewith.

Amendment to the Business Combination Agreement

On August 30, 2018, Xanthic and GGB entered into an amending agreement in order to amend the Business Combination Agreement in a number of ways, including:

(a)	to revise the Consolidation ratio from 4.07:1 to approximately 4.07:1;

(b)	to include and revise certain definitions in order to contemplate the issuance of the GGB Convertible Debentures pursuant to the terms of the GGB Convertible Debenture Indenture; and

(c)	to reference the GGB Shareholders Agreement, which shall terminate immediately upon completion of the Business Combination.

2.4	Trends, Commitments, Events or Uncertainties

2.4.1	United States

In accordance with the Canadian Securities Administrators Staff Notice 51-352 (Revised) – Issuers with U.S. Marijuana-Related Activities (“Staff Notice 51-352”), below is a discussion of the federal and state-level United States regulatory regimes in those jurisdictions where the Resulting Issuer is currently directly engaged in the cultivation, extraction, possession, use, sale or distribution of cannabis. In accordance with Staff Notice 51-352, the Resulting Issuer will evaluate, monitor and reassess this disclosure, and any related risks, on an ongoing basis and the same will be supplemented and amended to investors in public filings, including in the event of government policy changes or the introduction of new or amended guidance, laws or regulations regarding marijuana regulation. Any non-compliance, citations or notices of violation which may have an impact on the Resulting Issuer’s license, business activities or operations will be promptly disclosed by the Resulting Issuer.

2.4.1.1	United States Federal Overview

The United States federal government regulates drugs through the Controlled Substances Act of 1970 (21 U.S.C § 811) (the “CSA”), which categorizes controlled substances, including cannabis, on schedules. Cannabis is currently classified as a Schedule I controlled substance. A Schedule I controlled substance is defined as a substance that has no currently accepted medical use in the United States, lacks safety for use under medical supervision and has a high potential for abuse.

Unlike in Canada, which has federal legislation uniformly governing the cultivation, distribution, sale and possession of cannabis, in the United States, cannabis is largely regulated at the state level. To the Resulting Issuer’s knowledge, to date 31 states, the District of Columbia, Puerto Rico and Guam have legalized cannabis in some form. Notwithstanding the permissive regulatory environment of medical cannabis at the state level, cannabis continues to be categorized as a Schedule I controlled substance under the CSA and, as such, violates federal law in the United States.

The Supreme Court of the United States has previously ruled that United States Congress has the power to regulate cannabis.

As a result of the conflicting views between state legislatures and the United States federal government, cannabis businesses in the United States are subject to inconsistent legislation and regulation. In response to this inconsistency, on August 29, 2013, then Deputy Attorney General, James Cole, authored a memorandum (the “Cole Memorandum”) addressed to all United States Attorneys (federal prosecutors)

acknowledging that notwithstanding the designation of cannabis as a controlled substance at the federal level in the United States, several states had enacted laws relating to cannabis for medical purposes.

The Cole Memorandum outlined certain priorities for the Department of Justice relating to the prosecution of cannabis offenses. In particular, the Cole Memorandum noted that in jurisdictions that have enacted laws legalizing cannabis in some form and that have also implemented strong and effective regulatory and enforcement systems to control the cultivation, distribution, sale and possession of cannabis, conduct in compliance with those laws and regulations is less likely to be a priority at the federal level. In light of limited investigative and prosecutorial resources, the Cole Memorandum concluded that the Department of Justice should be focused on addressing only the most significant threats related to cannabis. States where medical cannabis had been legalized were not characterized as a high priority. Notably, however, the Department of Justice never provided specific guidelines for what regulatory and enforcement systems it deemed sufficient under the Cole Memorandum standard.

Newly appointed Attorney General Jeff Sessions, while acknowledging that much of the Cole Memorandum had merit, disagreed the Cole Memorandum had been implemented effectively and, on January 4, 2018, he issued a memorandum (the “Sessions Memorandum”) that rescinded the Cole Memorandum. While this did not create a change in federal law, revoking the Cole Memorandum rescinded previous nationwide guidance specific to the prosecutorial authority of United States Attorneys relative to cannabis enforcement on the basis that they are unnecessary, given the well-established principles governing federal prosecution already in place. Those principals are included in chapter 9.27.000 of the United States Attorneys’ Manual and require federal prosecutors deciding which cases to prosecute to weigh all relevant considerations, including federal law enforcement priorities set by the Attorney General, the seriousness of the crime, the deterrent effect of criminal prosecution, and the cumulative impact of particular crimes on the community.

As a result of the Sessions Memorandum, federal prosecutors are free to utilize their prosecutorial discretion to decide whether to prosecute cannabis activities despite the existence of state-level laws that may be inconsistent with federal prohibitions. No direction was given to federal prosecutors in the Sessions Memorandum as to the priority they should ascribe to such cannabis activities, and as a result it is uncertain how actively federal prosecutors will be in relation to such activities. Further, the Sessions Memorandum did not discuss the treatment of medical cannabis by federal prosecutors. Medical cannabis is currently protected against enforcement by enacted legislation from United States Congress in the form of the Rohrabacher-Blumenauer Amendment (also described as the Leahy Amendment, as defined herein), which prevents federal prosecutors from using federal funds to impede the implementation of medical cannabis laws enacted at the state level, subject to United States Congress restoring such funding. See Section 2.4.1.2 – United States Enforcement Proceedings. Due to ambiguity in the Sessions Memorandum in relation to medical cannabis, there can be no assurance that the United States federal government will not seek to prosecute cases involving cannabis businesses that are otherwise compliant with state law. See Section 16—Risk Factors for more details.

Federal law pre-empts state law in these circumstances, and therefore the federal government can assert criminal violations of federal law despite adherence to state law. The level of prosecutions of state-legal cannabis operations is entirely unknown. Nonetheless, the stated position of the current administration is hostile to legal cannabis, and furthermore may be changed at any time by the Department of Justice to become even more aggressive. The Sessions Memorandum lays the groundwork for United States Attorneys to take their cues on enforcement priority directly from Attorney General Jeff Sessions by referencing federal law enforcement priorities set by Attorney General Jeff Sessions. If the Department of Justice policy was to aggressively pursue financiers or equity owners of cannabis-related business, and United States Attorneys followed such Department of Justice policies through pursuing prosecutions, then the Resulting Issuer could face (i) seizure of its cash and other assets used to support or derived from its cannabis operations, (ii) the arrest of its employees, directors, officers, managers and investors, and charges of ancillary criminal violations of the CSA for aiding and abetting and conspiring to violate the CSA by virtue of providing financial support to cannabis companies that service or provide goods to state-licensed or permitted cultivators, processors, distributors, and/or retailers of cannabis.

Additionally, under United States federal law it may potentially be a violation of federal anti-money laundering statutes for financial institutions to take any proceeds from cannabis sales or any other Schedule I controlled substance. Banks are similarly reluctant to transact with cannabis companies, due to the uncertain legal and regulatory framework of the industry at present. Banks and other financial institutions could be prosecuted and possibly convicted of money laundering for providing services to cannabis businesses. Under United States federal law, banks or other financial institutions that provide a cannabis business with a checking account, debit or credit card, small business loan, or any other service could be found guilty of money laundering or conspiracy. Despite these laws, in February 2014, the Financial Crimes Enforcement Network of the Treasury Department issued a memorandum (the “FinCEN Memorandum”) providing instructions to banks seeking to offer services to cannabis-related businesses. The FinCEN Memorandum states that in some circumstances, it is permissible for banks to provide services to cannabis-related businesses without risking prosecution for violation of federal anti-money laundering laws. The FinCEN Memorandum also refers to supplementary guidance that Deputy Attorney General Cole issued to federal prosecutors relating to the prosecution of money laundering offenses predicated on cannabis related violations of the CSA. It is unclear at this time whether the current administration will follow the guidelines of the FinCEN Memorandum.

As with cannabis, the legality of CBD production, possession, distribution, storage, or sale is not uniform throughout the United States. This lack of uniformity has resulted in confusion over not just the legality of CBD at both the Federal and state level, but the very nature of the compound. CBD can be produced from marijuana, hemp plants or other natural products. To derive CBD from marijuana, the CBD must be isolated from the THC also contained in marijuana which is the ingredient that provides the psychoactive effect common to the product. The hemp plant, grown for industrial processes, typically contains very low levels of THC.

The Controlled Substances Act defines marijuana broadly, and does not differentiate between the legality of marijuana and hemp in doing so. It was generally not possible to legally to grow hemp in the United States until the United States Congress enacted the 2014 Farm Bill. Section 7606 of the 2014 Farm Bill, entitled Legitimacy of Industrial Hemp Research, provided that “an institution of higher education” or state-level department of agriculture could grow and cultivate industrial hemp if it did so “for purposes of research conducted under an agricultural pilot program,” and, further, provided that the growing or cultivating of industrial hemp was allowed under the laws of the state where located. The legislation further authorized state departments of agriculture “to promulgate regulations to carry out the pilot program” in those states choosing to participate. The ultimate end use of the cultivated industrial hemp, therefore, was left to the discretion of the states.

The 2014 Farm Bill defines the term “industrial hemp” as “the plant Cannabis sativa L. and any part of such plant, whether growing or not, with a delta-9 (THC) concentration of not more than 0.3% on a dry weight basis.” This definition created a direct conflict with the definition of marijuana in the Controlled Substances Act, which definition specifically includes Cannabis sativa L.    To remove doubt regarding which law controls this program, Congress indicated in § 7606(a) that the states could implement these programs “[n]otwithstanding the Controlled Substances Act . . . or any other Federal law . . . .” Accordingly, it is believed that, if challenged, CBD sourced from producers who are otherwise legally operating within a state-run hemp or agricultural pilot program would not be considered illegal at the Federal level.

Despite congressional direction, the Drug Enforcement Administration has continued to maintain that CBD, which it considers a marijuana extract regardless of source, is illegal if it is derived from parts of the hemp plant that would otherwise fall within the definition of marijuana. The foundation for this belief was undercut in a recent decision from the United State Court of Appeals for the Ninth Circuit in Hemp Indust. Ass’n v. Drug Enforcement Admin., No. 17-70162 (9th Cir. April 30, 2018). Though the Court dismissed the petitioner’s claim on a procedural basis, it noted that “the Agricultural Act contemplates potential conflict between the Controlled Substances Act and pre-empts it.”

At the state level, numerous states have enacted versions of the hemp pilot program established by the 2014 Farm Bill. Some states have not done so, leaving legal questions about the legality of hemp-derived CBD production and sale unanswered.

The United States Congress is currently considering legislation that would renew the 2014 Farm Bill and that would specifically remove industrial hemp, including extracts from such hemp, from the definition of marijuana under the Controlled Substances Act. Those monitoring this legislation believe it could be enacted as soon as October 2018, though there can be no assurance that the legislation will ultimately become law.

For the reasons set forth above, the Resulting Issuer’s existing operations in the United States, and any future operations, may become the subject of heightened scrutiny by regulators, stock exchanges and other authorities in Canada. As a result, the Resulting Issuer may be subject to significant direct and indirect interaction with public officials. There can be no assurance that this heightened scrutiny will not in turn lead to the imposition of certain restrictions on the Resulting Issuer’s ability to operate in the United States or any other jurisdiction. See Section 16 – Risk Factors for more details.

Government policy changes or public opinion may also result in a significant influence over the regulation of the cannabis industry in Canada, the United States or elsewhere. A negative shift in the public’s perception of cannabis in the United States or any other applicable jurisdiction could affect future legislation or regulation. Among other things, such a shift could cause state jurisdictions to abandon initiatives or proposals to legalize medical cannabis, thereby limiting the number of new state jurisdictions into which the Resulting Issuer could expand. Any inability to fully implement the Resulting Issuer’s expansion strategy may have a material adverse effect on the Resulting Issuer’s business, financial condition and results of operations. See Section 16 – Risk Factors for more details.

Further, violations of any federal laws and regulations could result in significant fines, penalties, administrative sanctions, seizures, convictions or settlements arising from civil proceedings conducted by either the federal government or private citizens, or criminal charges, including, but not limited to, disgorgement of profits, cessation of business activities or divestiture. This could have a material adverse effect on the Resulting Issuer, including its reputation and ability to conduct business, the listing of its securities on various stock exchanges, its financial position, operating results, profitability or liquidity or the market price of its publicly traded shares. In addition, it is difficult for the Resulting Issuer to estimate the time or resources that would be needed for the investigation of any such matters or its final resolution because, in part, the time and resources that may be needed are dependent on the nature and extent of any information requested by the applicable authorities involved, and such time or resources could be substantial. See Section 16 – Risk Factors for more details.

2.4.1.2   United States Enforcement Proceedings

The United States Congress has passed appropriations bills each of the previous three years that included the Rohrabacher Amendment Title: H.R.2578 — Commerce, Justice, Science, and Related Agencies Appropriations Act, 2016 (the “Rohrabacher-Blumenauer Amendment”), which by its terms does not appropriate any federal funds to the United States Department of Justice for the prosecution of medical cannabis offenses of individuals who are in compliance with state medical cannabis laws. Subsequent to the issuance of the Sessions Memorandum, the United States Congress passed its omnibus appropriations bill, SJ 1662, which for the fourth consecutive year contained the Rohrabacher-Blumenauer Amendment language (referred to in 2018 as the “Leahy Amendment”) and continued the protections for the medical cannabis marketplace and its lawful participants from interference by the Department of Justice up and through the 2018 appropriations deadline of September 30, 2018. American courts have construed these appropriations bills to prevent the federal government from prosecuting individuals when those individuals comply with state law. However, because this conduct continues to violate federal law, American courts have observed that should United States Congress at any time choose to appropriate funds to fully prosecute the CSA, any individual or business—even those that have fully complied with state law—could be prosecuted for violations of federal law. If United States Congress restores funding, the United States government will have the authority to prosecute individuals for violations of the law before it lacked funding under the CSA’s five-year statute of limitations.

2.4.2	State-Level Overview

The following sections present an overview of market and regulatory conditions for the cannabis industry in those states in which the Resulting Issuer has an operating presence or an intention to operate, and is presented as of September 2018, unless otherwise indicated. Although the Resulting Issuer’s activities are compliant with applicable United States state and local law, strict compliance with state and local laws with respect to cannabis may neither absolve the Resulting Issuer of liability under United States federal law, nor provide a defense to any federal proceeding which may be brought against the Resulting Issuer.

2.4.2.1   Nevada

Legal History

Nevada legalized medical marijuana use through ballot question in the November 2000 general election. In 2013, the Nevada legislature passed SB374, which provided for state licensing of medical cannabis establishments, and began accepting medical cannabis business applications in 2014.

On November 8, 2016, Nevada voters passed NRS435D, allowing for the purchase, cultivation, possession, and consumption of marijuana by persons aged 21 or older, as well as the regulation and licensing of marijuana distributors, suppliers, and retailers. Legal possession and consumption of recreational cannabis began on January 1, 2017, and legal sales began on July 1, 2017.

Licensing Types

There are several types of retail marijuana establishment licenses, including retail store, medical cultivation, and medical production.

A retail store license permits the purchase of cannabis from cultivation facilities, cannabis products from product manufacturing facilities and cannabis from other retail stores, and allows the sale of cannabis and cannabis products to consumers.

A medical cultivation license permits acquiring, possessing, cultivating, delivering, transferring, having tested, transporting, supplying or selling cannabis and related supplies to medical cannabis dispensaries, facilities for the production of edible medical cannabis products and/or medical cannabis-infused products, or other medical cannabis cultivation facilities.

A medical production manufacturing license permits acquiring, possessing, manufacturing, delivering, transferring, transporting, supplying, or selling edible cannabis products or cannabis-infused products to other medical cannabis production facilities or medical cannabis dispensaries.

Licensing

The Nevada Division of Public and Behavioral Health licensed medical cannabis establishments up to July 1, 2017, at which time the state’s medical cannabis program merged with adult-use cannabis enforcement under the Nevada Department of Taxation (the “DOT”). For the first 18 months, applications to the DOT for adult-use establishment licenses can only be accepted from existing medical cannabis establishments and existing liquor distributors for the adult-use distribution license. The DOT licenses cannabis cultivation facilities, product manufacturing facilities, distributors, retail stores and testing facilities.

All cannabis establishments must register with the DOT. When the DOT issues new licenses, it is done through a competitive application process, with the highest scoring applications receive provisional or conditional licenses. These are converted to final licenses after receiving local zoning approval and passing DOT inspection. Establishments that pass officer vetting are issued a medical cannabis establishment registration certificate. In a local governmental jurisdiction that issues business licenses, the issuance by the DOT of a medical cannabis establishment registration certificate is considered provisional until the local government has issued a business license for operation, and the establishment is in compliance with all applicable local governmental ordinances. Final registration certificates are valid for a period of one year and are subject to annual renewals contingent on payment of fees and good standing status of the business. Renewal requests are typically communicated through email from the DOT and include a renewal form. The renewal periods serve as an update for the DOT on the licensee’s status toward active licensure.

Residency is not required to own or invest in a Nevada medical cannabis business. In addition, vertical integration is neither required nor prohibited. Nevada’s medical law includes patient reciprocity, which permits medical patients from other states to purchase cannabis from Nevada dispensaries. Nevada also allows for dispensaries to deliver medical cannabis to patients.

2.4.2.2   New Jersey

Legal History

Medicinal marijuana use was legalized in New Jersey following the approval of N.J.A.C. 8:64 January 18, 2010 and implementation of the New Jersey Compassionate Use Medical Marijuana Act (“NJCUMMA”). In late 2010, the NJ Department of Health (“NJ DOH”) proposed new rules to implement the NJCUMMA and to establish the Medicinal Marijuana Program (“MMP”).

On January 23, 2018, New Jersey Governor Phil Murphy issued Executive Order No. 6 (“EO6”), in which he directed the NJ DOH and the Board of Medical Examiners to undertake a review of all aspects of MMP, with a focus on ways to expand access to marijuana for medical purposes. On March 23, 2018, NJ DOH Commissioner Shereef M. Elnahal issued the EO6 Report, in which he announced the results of the NJ DOH’s review of the MMP in accordance with EO6, identified ways to expand access to marijuana for medical purposes through programmatic and regulatory changes, and statutory amendments to the NJCUMMA.

On June 7, 2018, the New Jersey state Senate, via Senate Bill Nos. 2702 and 2703, introduced two separate bills that if passed, would legalize possession and personal use of cannabis for persons age 21 and over. The bills would also create a new agency responsible for cannabis enforcement and oversight, and they would implement new licensing requirements. Governor Phil Murphy has voiced his desire for the legislature to legalize marijuana, and has further requested that the legislature move to act by the end of 2018.

Licensing

The medicinal marijuana program is operated by the New Jersey Department of Health, which has currently issued six Alternative Treatment Center (“ATC”) permits to establish non-profit medical marijuana dispensaries under the Compassionate Use Medical Marijuana Act. ATCs are vertically integrated centers, required to cultivate, manufacture and dispense medical marijuana. Each ATC is required to submit an annual renewal application and the New Jersey Department of Health has established a permitting process to review thoroughly the financial and personal backgrounds of the principals associated with each ATC.

On June 16, 2018, the NJ DOH announced its request for applications to issue an additional six permits in a highly competitive and oversubscribed application process. Two permits would be issued to ATCs in each of the northern, southern and central regions of the state.

2.4.2.3   Compliance with Applicable State Law in the United States

The Resulting Issuer

The Resulting Issuer, through its wholly owned subsidiary, NOR, holds licenses that are in good standing to cultivate, produce, dispense and distribute marijuana in Nevada. NOR is fully in compliance with respect to its cannabis-related activities and has not received any notices of violation with respect to any of its cannabis-related activities by any Nevada regulatory authority. The Resulting Issuer will promptly disclose any non-compliance, citations or notices of violation which may have an impact on the Resulting Issuer’s license, business activities or operations.

While the Resulting Issuer’s business activities are compliant with applicable state and local law, such activities remain illegal under United States federal law. See Section 16 – Risk Factors for more details.

The Resulting Issuer, through NOR, has established a rigorous compliance program to ensure that it complies with all laws, regulations, and local rules applicable in the cannabis industry. Through its compliance department, NOR oversees, maintains, and implements the compliance program and personnel in conjunction with the Resulting Issuer’s in-house legal department. The compliance and legal departments are responsible for ensuring that operations do not endanger the health, safety, or welfare of the community and that NOR is compliant with state laws and regulations. In addition to the Resulting Issuer’s legal and compliance departments, the Resulting Issuer also has local regulatory and compliance counsel engaged in those jurisdictions in which it operates or is actively pursuing operations. The compliance department also works with applicable security employees and contractors to ensure that the operation and all employees are following and complying with the Resulting Issuer’s written security procedures.

Compliance begins with the proper training of employees. NOR offers a robust employee training plan for those individuals involved in the cultivation, production, dispensing, or distribution of cannabis. NOR is committed to providing employees and customers with training and up-to-date information that will help them better understand the legal and operational issues regarding the use of cannabis and cannabis-infused products pursuant to applicable law. Employees and volunteers are trained before working in a facility and are required to complete mandatory on-going training and performance evaluations.

2.4.3	Canada Overview

On August 24, 2016, the Access to Cannabis for Medical Purposes Regulations (Canada) (the “ACMPR”) replaced the Marijuana for Medical Purposes Regulations (the “MMPR”) as the governing regulations in respect of the production, sale and distribution of medical cannabis and related oil extracts. The ACMPR effectively combines the regulations and requirements of the MMPR, the Marihuana Medical Access Regulations and the section 56 exemptions relating to cannabis oil under the Controlled Drugs and Substances Act (the “CDSA”) into one set of regulations.

On June 21, 2018, Bill C-45 received Royal Assent becoming the Cannabis Act (Canada) (the “Cannabis Act”), which is expected to come into force on October 17, 2018. The Cannabis Act regulates the production, distribution and sale of cannabis for unqualified adult use. The Cannabis Act also provides a licensing and permitting scheme for producing, testing, packaging, labelling, sending, delivering, transporting, selling, possessing and disposing of cannabis for non-medicinal (i.e. adult recreational) use, as implemented by regulations made under the Cannabis Act. On such date that the Cannabis Act comes into force, the CDSA shall no longer govern cannabis or cannabis products, which shall instead be governed under the Cannabis Act. Additionally, on that date, the ACMPR will be repealed.

Health Canada released the Cannabis Act Regulations on July 11, 2018, which included the Cannabis Regulations and the Industrial Hemp Regulations, which will come into effect concurrently with the Cannabis Act.

While the Cannabis Act provides for the regulation of the commercial production of cannabis for adult use purposes and related matters by the federal government, the Cannabis Act provides that the provinces and territories of Canada have the authority to regulate other aspects of adult use cannabis (similar to what is currently the case for liquor and tobacco products), such as sale and distribution, minimum age requirements, places where cannabis can be consumed, and a range of other matters.

To date, the Governments of each of the provinces and territories of Canada other than the territory of Nunavut and the provinces of Nova Scotia and Prince Edward Island have announced proposed regulatory regimes for the distribution and sale of recreational cannabis within their respective jurisdictions.

The Cannabis Act, 2017 (Ontario), will regulate the lawful use, sale and distribution of cannabis for adult use in Ontario (in addition to the Cannabis Act). The Cannabis Act, 2017 (Ontario) proposes to create a new provincial retailer (the Ontario Cannabis Store), overseen by the Liquor Control Board of Ontario, to manage the distribution of recreational cannabis and is to be the exclusive channel through which consumers in Ontario can legally purchase recreational cannabis. In addition, the Government of Ontario announced its intention to propose new legislation, which is projected to be enacted by April 1, 2019, that would allow for the private retail distribution of cannabis. Further details of the Province of Ontario’s approach to recreation cannabis will be set out in regulations to the Cannabis Act, 2017 (Ontario).

The Government of Manitoba has announced a “hybrid model” for cannabis distribution upon legalization. The supply of cannabis such a model is to be secured and tracked by the Manitoba Liquor and Lotteries Corp., however private retail stores will be permitted to sell recreational cannabis.

The Government of Alberta has announced a draft cannabis framework providing for the purchase of cannabis products from retailers that will receive their products from a government-regulated distributor.

Similar to the approach taken by the Province of Ontario, the Province of New Brunswick is to set up a network of government-controlled, stand-alone stores through the New Brunswick Liquor Corporation.

On November 16, 2017, the Government of Quebec announced that it is to create an agency to regulate sales as a parallel organization to its existing government-controlled alcohol sales regulator and chain of outlets commonly known in the province as the “SAQ”.

In November 2017, the Government of Newfoundland and Labrador announced that recreational cannabis will be sold through private stores, with a crown-owned liquor corporation overseeing the distribution to private sellers selling to consumers. The Government of Newfoundland and Labrador has stated that the Newfoundland and Labrador Liquor Corporation will control the possession, sale and delivery of cannabis, in addition to setting prices.

Similarly, the Government of Yukon has released a “starting point” policy which limits the distribution and sale of recreational cannabis to government outlets and government-run online stores, and allows for the later development of private retailer operations.

The Government of the Northwest Territories has also announced a proposed approach for the distribution and sale of recreational cannabis which relies on the N.W.T. Liquor Commission to control the importation and distribution of cannabis, whether through retail outlets or by mail order service. Communities in the Northwest Territories will be able to hold a plebiscite to prohibit cannabis, similar to the options currently available to restrict alcohol.

The Government of Saskatchewan announced that recreational cannabis will be sold by private companies.

The Government of British Columbia announced in December 2017 that recreational cannabis will be sold in that province through both public and privately operated stores, with the provincial Liquor Distribution Branch handling wholesale distribution.

On February 8, 2018, following discussions with the Canadian Securities Administrators and recognized Canadian securities exchanges, the TMX Group announced the signing of a Memorandum of Understanding (the “TMX MOU”) with Aequitas NEO Exchange Inc., the Canadian Securities Exchange, the Toronto Stock Exchange (the “TSX”) and the TSX Venture Exchange. The TMX MOU outlines the parties’ understanding of Canada’s regulatory framework applicable to the rules, procedures, and regulatory oversight of the exchanges and CDS as it relates to issuers with cannabis related activities in the United States. The TMX MOU confirms, with respect to the clearing of listed securities, that CDS Clearing and Depository Services Inc. (“CDS”) relies on the exchanges to review the conduct of listed issuers. As a result, there is no CDS ban on the clearing of securities of issuers with cannabis related activities in the United States. However, there can be no guarantee that this approach to regulation will continue in the future.

3.	NARRATIVE DESCRIPTION OF THE BUSINESS

3.1	General Business of the Issuer and NOR

Xanthic is a Canadian company based in Toronto, Ontario, which, prior to entering into the Business Combination Agreement, has provided valuable intellectual property to cannabis industry participants, enabling its strategic partners to produce high quality, innovative, non-combustible cannabis and cannabis-infused products. The Issuer has developed a patent-pending proprietary process to make THC and CBD, the two key active ingredients in cannabis, water soluble, and its operation will continue to be run by current management.

NOR, indirect, wholly-owned subsidiary of Xanthic, is a vertically-integrated cannabis company operating in the State of Nevada, which holds licenses for dispensing, cultivating, producing and distributing cannabis to both medical and retail marijuana customers. Through its cultivation and production operations, NOR produces high quality medical and retail marijuana products that are sold through its retail location and sold wholesale to various other dispensaries. NOR’s Las Vegas area dispensary is considered a premier dispensary, receiving top ratings by multiple local publications. NOR operates its dispensary under the brand “The Source” and offers a comprehensive line of medicinal and retail marijuana, edibles, concentrates, CBD, and topicals. Since July 1, 2017, with expanded legalization in Nevada, NOR’s customer base has expanded to include “adult-use” or retail customers, who do not require a prior medical diagnosis and applicable registration in order to legally purchase cannabis.

NOR also operates 12,000 square feet of cultivation and production space. NOR’s cultivation capabilities include the use of energy-efficient LED lights during cultivation, integrated pest management practices that reduce the need for pesticides, and use of CO2 as a more environmentally conscious extraction method. NOR also utilizes rockwool as a growing medium, providing a more efficient use of space and reducing the waste of thousands of pounds of soil and soil amendments in the cultivation process. A key component of Resulting Issuer’s strategic plan is to continue to expand and maximize its cultivation space in order to realize the vertical integration benefits of the NOR business.

Subject to completion of the Business Combination, Xanthic will combine its business with the businesses of GGB and NOR and thereafter will be engaged in the business of cultivation, processing, and retailing of cannabis and cannabis-infused products augmented by new and existing intellectual property.

3.2	General Business of the Resulting Issuer

3.2.1	General Business, Objectives and Milestones of the Resulting Issuer

Over the next twelve months, the Resulting Issuer intends to expand its retail and wholesale cannabis businesses, as well as its CBD consumer products businesses through a combination of strategic partnerships, merger and acquisition activity, and organic license capture. Its objectives are to establish retail cannabis locations, or otherwise apply for such licenses, in various states within that timeframe, pursuant to state laws. Such activity will focus on those certain states where cannabis has been legalized for medical and/or recreational use at the state level.

Retail Cannabis

Organic License Capture

The Resulting Issuer will target expansion into markets with open licensing application processes for dispensaries where it believes it can gain market share against local competition through superior retail experience.

On August 31, 2018, pursuant to a Request for Applications issued by the NJ DOH, the Resulting Issuer submitted a proposal to operate a single, fully integrated cannabis facility in New Jersey. Should the Resulting Issuer be awarded such license, it will be one of just 12 license holders in the state. The state is expected to make an award on or about November 1, 2018, and, if the Resulting Issuer is successful in being awarded a license, it is expected that operations would commence within 12 months thereafter.

On September 17, 2018, NOR submitted an application for eight retail marijuana store facilities in Nevada. The Resulting Issuer hopes to receive multiple retail marijuana store awards when State of Nevada makes its announcement in December 2018. Should the Resulting Issuer’s Nevada applications be successful, the build-out cost for each dispensary awarded is estimated at approximately US$1,500,000. Based on current experience and the number of licenses awarded to date, cultivation and processing capacity would need to be expanded in Nevada.

The Resulting Issuer has already incurred expenses for these license applications. Future expenses related to the captured licenses would be associated with dispensary build-outs as well as cultivation and processing build-outs. Should the Resulting Issuer’s New Jersey dispensary application be successful, estimated expenses to build a dispensary facility in New Jersey are approximately US$1,000,000, with an additional expected expense of approximately US$8,000,000 to US$10,000,000 in order to build out the cultivation and processing facility.

Mergers and Acquisitions

Management is continually evaluating acquisitions and strategic investments that are significant to the Resulting Issuer in both Canada and the United States. In identifying acquisition targets, companies that are well positioned in their markets and will enhance the Resulting Issuer’s portfolio of products are key targets. Given the increasingly competitive environment and the capital resources required to produce many of the product offerings, the Resulting Issuer will continue to seek out cannabis retailers, CBD manufacturers and cannabis cultivators and processors as prime targets for acquisition. The Resulting Issuer also is actively seeking strategic joint ventures and business relationships to position its current portfolio in existing distribution platforms.

The selection of states for acquisition activity is based upon the Resulting Issuer’s assessment of the regulatory market under the various state-level and local governments, profitability per location when compared to other cannabis-permissive states, and the perceived potential for medical-only states to move to recreational use in the near future. In selecting specific locations for expansion, the Resulting Issuer will continue to seek out real estate in premium locations with significant foot traffic and proximity to popular attractions, such as restaurants, malls, sports arenas and hotels. The Resulting Issuer focuses on retail spaces with a footprint of 3,500 to 5,000, square feet, depending on the market and available real estate.

Wholesale Cannabis

The Resulting Issuer, through NOR, its wholly owned subsidiary, owns a warehouse of approximately 12,000 square feet located in Clark County, Nevada, where cultivation, production, and distribution take place. NOR operates a perpetual harvest that ensures constant production of flower product.

The NOR and HOR dispensaries combined purchase flower each month from NOR cultivation and NOR production. NOR cultivation sells trim and flower each month to NOR Production for extraction. Additionally, NOR cultivates fresh frozen product each month that is sold wholesale to licensed production facilities in Nevada to produce additional concentrate and extraction products. NOR production sells wholesale vaporizer cartridges, disposable vaporizers, tinctures, capsules, and concentrates to licensed dispensaries in Nevada. When available, NOR production may wholesale oil to licensed production facilities in Nevada. NOR cultivation and production also employ a wholesale sales team to sell finished products to other dispensaries.

NOR cultivation and production also employ a wholesale sales team to sell finished products to other dispensaries. NOR has entered into supplier agreements to provide flower and disposable/cartridge units beginning September 2018 through the end of 2018. The remaining product is sold wholesale as available.

CBD Consumer Products

The Resulting Issuer anticipates a robust CBD consumer products industry in 2019. The Resulting Issuer will benefit from GGB’s previous investments of more than US$150,000 for research, development, and safety testing relating to proprietary CBD-infused products, including topical body care, face care, and ingestible agents. Research for body-care products is currently being finalized, with an expected limited launch of such products in the United States in October 2018. The Resulting Issuer expects to finalize research and development for proprietary face care and ingestible products in November 2018, with a launch of those products in the first quarter of 2019.

The Corporation will begin testing CBD consumer products in October 2018. The test results of consumer acceptance of the CBD consumer products will dictate the number of expanded distribution points throughout 2019. Expenses will be incurred in the production and manufacturing of the product, along with support associates in merchandising, planning and allocation. Further, the Resulting Issuer is currently exploring international opportunities in Canada and outside of North America, though the timeline for commercialization in these locations is unknown at this time.

In marketing its CBD consumer products, the Resulting Issuer intends to use consistent branding and messaging across all of its locations. The Resulting Issuer has dedicated merchandising and marketing teams, through whom it intends to provide a retail experience unmatched in the CBD space.

In addition, the Resulting Issuer intends to commercialize Xanthic’s existing, patent-pending powder process with partners in multiple states. The cost per new location would be approximately US$100,000, which includes equipment and make-ready items such as packaging artwork. To achieve this goal, Xanthic has executed a Letter of Intent with Pasaverde Labs LLC, based in California. The Resulting Issuer estimates that first production in California will occur in the fourth quarter of 2018. The NOR Acquisition, moreover, provides access to the Nevada market, with estimated first production in that state occurring in the fourth quarter of 2018.

Finally, Xanthic plans to exercise an option to acquire a further 6% of Xanthic Beverages, giving Xanthic control over this business. The cost of this exercise is US$300,000 in Issuer Common Shares at the 60 day average stock price at the time of exercise.

E-Commerce

The Resulting Issuer expects to create e-commerce-capable websites for its various brands by November 2018. Product sales are anticipated to begin in early 2019, and the Resulting Issuer expects to begin its product sales at that time. GGB’s e-commerce websites will sell proprietary CBD-infused consumer products, branded apparel, and proprietary branded accessory products.

The Resulting Issuer intends to use a third party provider to handle all orders, processing, packaging, unit storage, distribution, delivery, returns and customer-service call centers. No contract or estimated expenses are available at this time and will be dependent on the unit velocity and the terms of the applicable service agreements.

3.2.2	Available Funds

The Resulting Issuer is expected to have approximately US$110 million available to it on the closing of the Business Combination. The table below shows the breakdown of the estimated funds available:

Source of Funds (expressed in United States Dollars)
Estimated working capital of the Issuer as at June 30, 2018	$516,095
Estimated working capital of GGB as at July 31, 2018	3,558,339
Estimated working capital of NOR as at June 30, 2018	2,909,532
GGB Debenture Financing	65,070,314
Private placement to close on Business Combination	23,194,168

Estimated funds available to the Resulting Issuer upon completion of the Business Combination	$95,248,448

Given the current laws regarding cannabis at the federal level in the United States, traditional bank financing is typically not available to cannabis companies in the United States. Specifically, the federal illegality of marijuana in the United States means that financial transactions involving proceeds generated by cannabis-related conduct can form the basis for prosecution under money laundering statutes, the unlicensed money transmitter statute and the Bank Secrecy Act. As a result, businesses involved in the cannabis industry often have difficulty finding a bank willing to accept their business. Banks who do accept deposits from cannabis-related businesses in the United States must do so in compliance with the Cole Memorandum and the FinCEN Memorandum.

GGB has, however, been successful at raising capital privately in the past and may choose to do so again in the future. Specifically, GGB intends to raise funds of up to C$50 million prior to the Business Combination through either an investment by a strategic partner or in connection with a subscription receipt financing.

3.2.3	Principal Purposes of Available Funds

The following table sets out information with respect to the Resulting Issuer’s intended uses of available funds on completion of the Business Combination over the next 12 months. The amounts shown in the table are estimates only and are based in United States dollars and on the information available to the Resulting Issuer as of the date of this Listing Statement.

Use of Available Funds (expressed in United States Dollars)	Amount
NOR Acquisition	$52,451,500
General and Administrative Expenses, including salaries, consulting fees, rent, utilities, equipment costs, insurance, public company expenses, legal fees and auditor fees.	22,335,000
Acquisitions, license applications and capital expenditures	13,250,000
Estimated Business Combination Costs	1,500,000
Unallocated working capital	5,711,948

Estimated funds available to the Resulting Issuer upon completion of the Business Combination	$95,248,448

Notwithstanding the proposed uses of available funds as described above, there may be circumstances where, for sound business reasons, a reallocation of funds may be necessary. It is difficult, at this time, to definitively project the total funds necessary to effect the planned activities of the Resulting Issuer. For these reasons, management considers it to be in the best interests of the Resulting Issuer and the Resulting Issuer Shareholders to afford management a reasonable degree of flexibility as to how the funds are employed among the uses identified above, or for other purposes, as the need arises.

See Section 3.2.1 - General Business, Objectives and Milestones of the Resulting Issuer for a description of how the principal purposes of the funds available will be used to achieve the milestones of the Resulting Issuer.

3.2.4	Distribution Methods

Retail Cannabis

NOR operates a retail cannabis store in Las Vegas, Nevada called “The Source”. As of August 2018, this location served an average of over 900 customers per day. The Source also maintains impeccable reviews and ratings, and, in February 2018, was named “Best of the City” by NPR’s Desert Companion Magazine. According to the DOT figures released on August 28, 2018, medical and retail marijuana sales for the fiscal year 2017-2018 totaled approximately US$529,000,000 via 64 dispensary/retail stores. This equates to roughly US$8,200,000 per location. However, NOR’s location, “The Source”, outperformed the state average by over 200%.

This outstanding performance starts not just with quality product, but with a quality experience. NOR elected to take a customer-centric approach to designing its first store. A LEED-certified architect and a top national retail interior designer, specializing in high-traffic retail stores, were hired to create and implement the design. Elements from the most successful retailers in the country were incorporated into the store design, such as:

•	An open, spacious entrance with abundant natural light;

•	Modern, organic design that incorporates reclaimed wood, natural concrete floors, white walls, and special plants to warm up the environment;

•	Greeters stationed in the entrance to open the door and personally welcome customers;

•	Open ceilings with solar tubes to allow natural light to fill the entire retail area;

•	Secure, but unobtrusive, bulletproof safety glass surrounding areas with product or cash;

•	Open retail floor with highly trained roaming customer advisors to assist customers;

•	Highly efficient and flexible check-out process staffed with friendly cashiers and pick-up options;

•	Flexible customer experience with no lines where customers choose how to shop and with whom they interact;

•	Prompt service with very few lines and very little waiting;

•	Clean, uncluttered, minimalistic merchandising that focuses on education, experience, and the right product selection; and

•	Soft background music that appeals to customers from all walks of life.

NOR’s design was instantly accepted and appreciated by customers for an “everyday” approach to the marijuana retail experience. Through the many unique challenges of the industry, NOR focused on operating a compliant retail marijuana store while delivering a familiar and sought-after retail experience.

The size and layout of the proposed retail marijuana store is centered around creating the optimal customer experience. Unlike the vast majority of retail marijuana stores, customers dictate their shopping experience, rather than being assigned to a specific budtender.

When designing the space, NOR contemplated a myriad of operational considerations, including customer counts, shopper flow, product popularity, orders per hour, online orders/pickup, average wait times (i.e., queue monitoring), and employee roles. In order to deliver optimal customer experience, the store was designed to handle peak traffic flow, including variations in days of the week.

Like the brick-and-mortar retail experience, NOR’s online order and in-store pick up process has been designed around safety, convenience, and efficiency. NOR processes more than 100 orders per day through online order and pick up. As the marijuana market matures and customers become more familiar with the product offering, a growing number of customers choose to place orders online. NOR’s store layout has been designed to accommodate those customers.

Wholesale Cannabis

NOR is a vertically integrated, dual-licensed cannabis operator in Nevada. Through its cultivation, production, distribution, and dispensary licenses, NOR is able to control its entire supply chain, from growth and extraction, to transportation and customer sales.

For the two facilities that NOR directly supplies, it provides flower each month from NOR cultivation. Each month, the facilities also purchase units from NOR production. NOR cultivation sells trim and flower each month to NOR production for extraction. NOR produces fresh frozen product each month in addition to what it ultimately sells in its own retail locations. NOR sells this product wholesale to licensed production facilities in Nevada to produce additional concentrate and extraction products. NOR production also sells wholesale vaporizer cartridges, disposable vaporizers, tinctures, capsules, and concentrates to licensed dispensaries in Nevada. When available, NOR production may also wholesale oil to licensed production facilities in Nevada as well.

Additionally, NOR employs a wholesale sales team to sell finished products to other dispensaries. NOR has, for example, entered into supplier agreements to provide flower and disposable cartridge units beginning September 2018 through the end of the year. The remaining product is sold wholesale as available to other dispensaries in the state. NOR’s distribution license allows it deliver wholesale orders, a unique competitive advantage given that (1) the majority of licensees in the State of Nevada do not have distribution licenses, and (2) the state will shortly award an additional 60 recreational dispensary licenses.

CBD Consumer Products

The Resulting Issuer intends to distribute its CBD-infused personal care products to all jurisdictions where CBD sales comply with existing local law through (i) partnerships with specialty retailers; (ii) a robust e-commerce platform; (iii) the creation of kiosk establishments in targeted retail locations; and (iv) the creation of brick-and-mortar store locations.

Distribution of Xanthic’s CBD-infused water occurs through the licensing of intellectual property to licensed producers in specific, targeted jurisdictions. Production and distribution then follows pursuant to the granted license using the infrastructure of the licensee. At this time, the principal markets for Xanthic’s CBD-infused water are Oregon and Washington, with anticipated expansion to Nevada via the acquisition of NOR and potential expansion to other locations including California and Colorado.

E-Commerce

The Resulting Issuer expects to create e-commerce-capable websites for its various brands by November 2018. Product sales are anticipated to begin in early 2019, and the Resulting Issuer expects to begin its product sales at that time. The Resulting Issuer’s e-commerce websites will sell proprietary CBD-infused consumer products, branded apparel, and proprietary branded accessory products subject to governmental approvals, if necessary.

3.2.5	Category Revenues

NOR’s cultivation, manufacturing, and dispending operations generated the following revenue amounts for the years ending June 30, 2017 and June 30, 2018:

2018 YTD Revenue	2017 Revenue
US$ 18,991,307	US$	5,644,805

The Resulting Issuer’s CBD consumer products are non-revenue-generating at this time.

3.2.6	Development

The Resulting Issuer is finalizing research and development for proprietary formulations of face care, body care, and ingestible items, with an expected launch of CBD topical body-care products into select market segments in October 2018. The Resulting Issuer further anticipates completing research and development for additional proprietary formulations for CBD topical body-care, face-care, and ingestible products in November 2018. To date, the Resulting Issuer, through GGB, has invested approximately US$150,000 for research, development, and safety testing for these consumer products in 2018.

3.2.7	Production Methods

Cannabis

NOR’s cultivation facility grows cannabis through a hydroponic growing process. The product is then hung dry, bucket cured, and hand trimmed. The growing process uses rockwool grow cubes combined with high pressure sodium lighting, although LED and supplemental LED lighting is currently being tested.

NOR’s practices adhere to local, state and/or federal laws and regulations. Employees are required to follow the practices of exemplary health and safety sources, which include guidance from the following sources:

•	Environmental Protection Agency (EPA);

•	USDA Organic Standards (Dependent on state regulations);

•	Federal Insecticide, Fungicide and Rodenticide Act (FIFRA);

•	Organic Material Review Institute (OMRI);

•	Occupational, Safety and Health Act (OSHA);

•	State and Local Laws; and

•	Newly Adopted State and Local Laws

NOR does not treat or otherwise adulterate usable marijuana with any organic or nonorganic chemical or other compound whatsoever to alter the color, appearance, weight or smell of the usable marijuana. NOR’s cultivation facility will protect marijuana products from contamination by storing the products in a clean, dry location:

NOR’s production method uses a Waters CO2 extraction machine and distillation process to manufacture oil concentrates from flower and trim. Fresh frozen product is sent out for processing by production vendors that utilize a hydrocarbon extraction process. NOR’s cultivation process utilizes its distribution capabilities to wholesale flower, trim, and fresh frozen product to production licensees and flower to dispensary licensees in other locations within Nevada.

CBD Consumer Products

The Resulting Issuer’s CBD-infused water is produced under a co-packaging agreement with an independent bottler.

In producing its CBD-infused personal care products, the Resulting Issuer uses an independent research and development laboratory to create proprietary CBD formulations that meet its specifications and quality standards. These formulations are then tested for safety and stability by third-party laboratories. Once these tests are successfully concluded, the Resulting Issuer will provide the products to contract manufacturers with specific instructions to compound and fill its products. The Resulting Issuer also procures packaging components and provides them to the contract manufacturers, who fill the components and create the finished products.

Upon completion of the manufacturer’s work, and at such time as the Resulting Issuer begins shipping these products, they will either be shipped to a distribution or fulfillment center, or they will be shipped direct to the Resulting Issuer’s retail partner stores as required by business needs.

3.2.8	Real Estate

GGB entered into a lease agreement (the “Lease”) dated as of July 10, 2018 with Schottenstein Property Group with respect to its corporate office at 4300 East Fifth Avenue, Columbus, Ohio 43219. The term of the Lease is for a period of three years, commencing on May 1, 2018 and concluding on April 30, 2021. There are no options for renewal, and the Lease is in good standing. On August 13, 2018, the Lease was amended in order to generate a model for its brick-and-mortar retail stores. Pursuant to the terms of the Lease, GGB pays an annual rent of US$173,260. Schottenstein Property Group is owned by the Schottenstein family.

NOR has five material leases, all of which are in good standing and can be described as follows:

a)	NOR has three leases for different areas at the 2550 S. Rainbow Blvd., Las Vegas, Nevada, 89146 location. This includes The Source dispensary, an employee breakroom, and an event space.

i.

Dispensary: The term commenced on October 1, 2015, and concludes on September 30, 2025. There are two five-year extension options. Base annual rent is US$108,288, due monthly. There is a rent escalation of 3% starting in year three.

ii.

Break Room: The term commenced on October 1, 2015, and concludes on September 30, 2025. There are two five-year extension options. Base annual rent is US$17,136, due monthly. There is a rent escalation of 3% starting in year three.

iii.

Event Space: The term commenced on October 1, 2015, and concludes on September 30, 2025. There are two five-year extension options. Base annual rent is US$38,400, due monthly. There is a rent escalation of 3% starting in year three.

b)

NOR has a lease for a cultivation, production, and distribution facility located at 3705 E. Post Rd., Las Vegas, NV 89120. The term commenced on March 1, 2015, and concludes on February 29, 2025. There are two five-year options. Base annual rent is US$312,000, due monthly. There is a rent escalation of 3% starting in year three.

c)

NOR has a lease for its corporate offices located at 2009 E. Windmill Ln, Las Vegas, Nevada 89123. The term commenced on September 1, 2018, and concludes on August 31, 2021. Renewal options are to be determined at this time. Base annual rent is US$91,800, due monthly. There is a rent escalation of 3% annually.

3.2.9	Skill and Knowledge Requirements

The cannabis industry is one that requires management and employees with a broad range of skills and knowledge in order to be successful in the long-term. The Resulting Issuer will benefit from exceptional management teams from each of Xanthic, GGB and NOR.

Xanthic

Xanthic’s founders have the knowledge behind a patent-pending process to convert THC and CBD into water-soluble powder. Xanthic’s proprietary formulations are developed utilizing the most recent developments in cannabis science and are overseen by medical doctors and scientists. This knowledge is unique within the emerging CBD industry. With respect to Xanthic’s leadership, Igor Galitsky, who serves as President, has been a pioneer in the areas of cannabis extracts and products in Canada for over seven years. Mr. Galitsky is a board member of Platinex Inc., which focuses on development of an online community and portal by publishing timely and informative articles in respect of the cannabis industry.

GGB

GGB, through the vast experience of its leadership team, has immediate access to the retail skill and knowledge that comes with having worked at such household retail brand names as Victoria’s Secret®, American Eagle Outfitters®, Bath & Body Works®, Unilever®, and DSW®.

In particular, management experience derived from Bath & Body Works®, which is the #1 Beauty Products Specialty Retailer, means that GGB’s CBD-infused body-care and face-care products is expected to be a leader within this nascent market. The CBD consumer product market, which is expected to grow significantly as the legal issues of CBD are resolved, will have access to the variety and quality of products that help make Bath & Body Works® a leader in the industry.

GGB’s leadership also brings with it significant experience in distribution strategy, merchandising, supply chain, and store management. This readily available knowledge differentiates GGB from other competitors in this space. The focus is not just on producing an outstanding product for the customer, but on an outstanding experience for the customer as well. GGB’s leadership team includes:

1.

Peter Horvath: Mr. Horvath has been an established leader in the national retail industry for over 30 years, having executive positions in companies such as Victoria’s Secret®, American Eagle®, DSW® and the Limited Brands®.

2.

Edward Kistner: During his 35-year tenure in speciality retail, Mr. Kistner held positions in finance, merchandise planning, operations and store management. He has held executive leadership roles with brands including Victoria’s Secret®, DSW®, Lane Bryant®, The Limited Brands®, Structure® and LSG® (Limited Brands Corporate) finance.

3.

Fritz Hoefer: Mr. Hoefer has created and sourced consumer products from concept to market for some of the most successful retailers in the world, including Victoria’s Secret®, Avon Products®, Burt’s Bees®, L’Oreal Paris®, Dove®, Lancome®, Unilever®, Crabtree & Evelyn®, Abercrombie & Fitch®, and Johnson & Johnson®. Before initiating his own consulting company, Mr. Hoefer served as EVP General Merchandise Manager for Bath & Body Works® from 1995-2001.

4.

Kevin Wadhams: With experience at Unilever® and Bath & Body Works®, Mr. Wadhams brings decades of merchandising, product development, branding, and design consulting experience to GGB. Additionally, he possesses thorough knowledge of FDA, OTC, and GMP requirements and best practices.

5.

Tobin Anderson: Mr. Anderson brings experience from the consumer products industry, having held executive-level retail-merchandising positions with Bath & Body Works® and Lenscrafters®, having served as President of Sally Beauty®, and as retail executive with Yankee Candle Company®.

6.	Patrick Peters: Mr. Peters comes to GGB with 32 years of experience at Unilever®, having held various senior executive positions, including Sr. VP Customer Management, Development, and Supply Chain.

NOR

NOR operates exclusively in the cannabis cultivation, production, and dispensing industries, where specialized knowledge and skill is a key to success. NOR, led by industry leader, Andrew Jolley has the specialized skill and knowledge required to succeed. Mr. Jolley holds the Americans for Safe Access Core Cannabis Training Certification and is a founding member and currently serves as President of the Nevada Dispensary Association (the “NDA”), which represents 95% of dispensaries in the State of Nevada, making it the state’s most prominent marijuana industry association. Further, Mr. Jolley played a key role in the implementation of Nevada’s medical and, later, its retail marijuana program. Through his role in the NDA, he has led efforts to influence responsible legislation, regulations, best practices, training, conferences, and dozens of events to help the marijuana industry be a productive and an engaged force for good in Nevada. He was instrumental in creating AB422 in the 2017 Legislative Session, which became known as the “medical preservation bill.” This bill improves access to medicines for medical marijuana patients and ensures continued oversight from the Nevada Division of Pubic and Behavior Health as well as the DOT.

In the months leading up to the launch of retail sales in Nevada, Mr. Jolley served on Governor Sandoval’s marijuana task force retail committee. As an instrumental member of the committee, he provided key recommendations for the launch of retail sales and for the formation of regulations governing dispensary operations. The Early Start program was ultimately regarded as an enormous success, generating an extra US$40 million of tax revenue for the state.

In 2017, the Clark County Board of Commissioners appointed Mr. Jolley to serve on the Clark County Green Ribbon Panel to help create recommendations to the county regarding marijuana policies and programs. He continues to be an important member of the panel working with county and state officials as well as representatives from the medical community and gaming industry.

3.2.10	Product Sourcing

Retail Cannabis

NOR’s dispensary purchases finished products and wholesale accessories from a variety of production and cultivation licensees and other sources in the State of Nevada that are readily available and easy to source. It also purchases wholesale CBD products from a variety of sources whose availability has increased as CBD popularity has grown.

With respect to cultivation, the raw materials are as follows: nutrients, rockwool, packaging, CO2, and cocoa/peat. The nutrients, rockwool and cocoa/peat are purchased from an industry leader in commercial sales and large-scale grow design. These items are readily available. Pricing is very competitive for all products. Additional sources, should the need ever arise, are also readily available.

With respect to packaging, wholesale bags are purchased from a Las Vegas packaging supplier and are readily available and easy to source. Retail packaging is custom-made and available through multiple vendors.

CBD Consumer Products

The sources, pricing and availability of raw materials, component parts for the Resulting Issuer’s CBD finished products come from various suppliers, distributors and contract manufacturing companies based in the United States (under the 2014 Farm Bill), Europe and Asia. The Resulting Issuer has sourced raw materials and components from multiple distributors, and its contract manufacturer has several available manufacturing facilities. There are no material issues with the pricing or availability of any of the raw materials or component parts that comprise the finished CBD products.

3.2.11	Intangible Properties

Patents

Xanthic has filed a patent application for “Powdered Cannabis Products, Products Containing Powdered Cannabis, and Process of Making Same.” This process, once approved, will provide patent protection for Xanthic’s CBD-infused water products.

Trademarks

The Resulting Issuer’s current intangible properties include the various brands set out below. For the CAMP, Seventh Sense, Meri+Jayne and Green Lily marks, protection has been sought for each with the United States Patent and Trademark Office and the Canadian Intellectual Property Office. Additionally, the “The Source” mark has been submitted to the United States Patent and Trademark Office. In the case of the Xanthic Biopharma mark, protection has been sought only in the State of Oregon. The brands represent a vital part of the Resulting Issuer’s operation and serve as a differentiator among its competitors in terms of vision and customer experience. Through these brands, the Resulting Issuer intends to strategically market its cannabis and CBD-infused products.

CAMP

CAMP is coming near you and will be a place where you and fellow CAMPers can gather, commune, be happy and share a love of great products, great information and great fun. It will also be a destination. Our planned BASE CAMP is a wellness center, grow facility, CAMPer experience, shopping village and events center where our CAMP programming and ideas are formed. It will be more than a place to gather; it’s a way of being. We can’t wait for you to come to CAMP.

Seventh Sense

This line of beautiful, efficacious, CBD infused beauty products will be available Nationally in the near future. From body oils, lotions and salves, to hair care, lip balm and sun products, 7th Sense is meant to awaken your body’s natural healing system, the CBD system (like a secondary nervous system in your body) to promote calm, better sleep, happiness and health.

Meri+Jayne

We believe in friends, in music, in color of all kinds. We believe in good times, good health and creating a place where like-minded folks can come together, shop for the highest quality, curated CBD and Cannabis products and become friends. This will be your place. Welcome to Meri+Jayne.

Green Lily

This is a brand that is designed to cater to her needs. Incredible botanically-led beauty products. Beautiful, inviting, comfortable interiors. A place she can feel at home because it was created specifically for her. We will focus on education of correct Cannabis and CBD consumption and make sure we are matching the right product to her specific needs. Green Lily will light up every sensibility of this underserved consumer.

The Source

This mark has been approved by the DOT consistent with local requirements. The Source is a recognized name in the Nevada cannabis community, having been named by NPR’s Desert Companion Magazine as the Best Dispensary in Las Vegas in its February 2018 edition.

8/Fold

8|Fold provides premium CO2-extracted cannabis products to the Nevada market, including disposable vaporizers, cartridges, and concentrates. Oil formulations include distillate, pure, and prismatic - ranging from high THC to high terpene.

8|Fold uses a proprietary method to capture strain specific terpenes that are reintroduced to the finished oil resulting in CO2 extracts that taste and smell like the strains that produced them.

Xanthic Biopharma

In an era where holistic medicine and modern health practices are converging, we are awakening to the diverse live improving, health benefits of cannabinoids. Our premium cannabinoid products are all natural, to fit all natural lives.

3.2.12	Cyclicality or Seasonality

Not applicable.

3.2.13	Business Affected and Dependant Contracts

Not applicable.

3.2.14	Environmental Protection Effects

Not applicable.

3.2.15	Employees

Xanthic

Xanthic currently has no employees. All management are performing pursuant to consultant contracts.

GGB

As of September 30, 2018, GGB had 20 employees. GGB is also a party to the Advisory Agreements with each of All Js Greenspace LLC and Chiron Ventures Inc. as well as the Financial Advisory Agreements with each of All Js Greenspace LLC, Chiron Ventures Inc. and Hybrid Financial Ltd.

NOR

As of August 31, 2018, NOR had 127 employees, split between its cultivation and dispensary locations.

3.2.16	Foreign Operation Risks

See Section 16 – Risk Factors.

3.2.17	Competitive Conditions

Retail Cannabis

Nevada has a heavily regulated and restricted retail and medical marijuana framework, where licenses are not only difficult to obtain, but are subject to a competitive application process that favors existing licensees such as NOR.

As one of the first five dispensaries to open in the State of Nevada, NOR opened its doors to medical patients on December 10, 2015 and began retail sales on July 1, 2017. During this time, NOR has distinguished itself as one of the leading dispensaries and retail cannabis stores in Nevada for customer service, compliance, and financial success.

Nevada’s competitive landscape is one of the healthiest among the states that have legalized cannabis in some form. There are more than sixty dispensaries in the entire state, although NOR, through its leadership, skill, and knowledge, has outperformed state revenue averages by approximately 200%. NOR, as discussed above, has recently submitted an application for an additional 8 recreational dispensary licenses in the State of Nevada. In all, the state is anticipating awarding 64 new recreational licenses as part of this application process. The market continues to grow, and NOR is in good position to further bolster its position as a leading cannabis retailer in the state.

Wholesale Cannabis

As to cultivation, the State of Nevada has issued approximately 200 such licenses, though only approximately 120 such licenses are currently active. Cultivators in the state are expanding. Pricing is competitive, with prices decreasing on medium-low quality product, while, for high quality product, the demand and pricing remains higher than average.

The State of Nevada issued approximately 100 production licenses, but only about 60 are currently active. Wholesale prices on edibles and cartridges are competitive and falling. CO2 concentrates are more competitively priced. Low-to-medium quality concentrates are competitive, and prices are falling. High quality concentrates and cartridges are maintaining higher prices and can be more difficult to find. Live resins and rosins are top of the market. Live resin cartridges are extremely popular with consumers and are difficult to keep in stock, even at higher prices.

CBD Consumer Products

The CBD consumer product market is nascent but will grow during the remainder of 2018 and through 2019 as legalization of CBD consumer products continues in the United States, Canada, and Europe. The Resulting Issuer anticipates establishing a footprint of operations in all United States locations where such sales are permitted, as well as in Canada and Europe.

At this time, the Resulting Issuer considers its primary competitors to be Charlotte’s Web and Mary’s Nutritionals. However, the Resulting Issuer’s management team, which includes leaders from face-care and body-care retailers such as Bath & Body Works®, places it at a competitive advantage with respect to quality, distribution, scale, and marketing when compared to these competitors.

3.2.18	Investment Policies

Not applicable.

3.2.19	Effects of Bankruptcy

Not applicable.

3.2.20	Material Restructuring

On December 15, 2017, Xanthic was formed pursuant to a reverse takeover involving Aurquest and a privately held Ontario corporation, Xanthic Biopharma Limited, with the objective of becoming a leader in developing innovative, non-combustible alternative delivery methods for cannabis-infused products.

3.2.21	Social or Environmental Policies

Not applicable.

3.3	Companies with Asset-backed Securities Outstanding

Not applicable.

3.4	Mineral Projects

Not applicable.

3.5	Issuers with Oil and Gas Operations

Not applicable.

4.	SELECTED CONSOLIDATED FINANCIAL INFORMATION

4.1	Financial Information

Issuer

The following table is a summary of selected financial information of the Issuer for the financial years ended June 30, 2018 and June 30, 2017:

Xanthic
(Expressed in Canadian dollars)
	June 30, 2018	June 30, 2017
Total Revenue	$—	$—
Net Income (loss) from operations	(2,829,225)	(101,541)
Net loss and Comprehensive loss	(2,843,644)	(101,541)
Net Loss per common share (basic and fully diluted)	0.08	0.04

Total Assets	2,809,504	36,524
Total Long term financial liabilities	0.00	0.00
Dividends declared	$—	$—

A copy of the financial statements for the financial year ended June 30, 2018 previously filed with applicable securities commissions is available on the Issuer’s SEDAR profile at www.sedar.com and attached to Schedule “A” of this Listing Statement.

A copy of the pro forma consolidated statement of financial position of the Issuer as at June 30, 2018 is attached to Schedule “E” of this Listing Statement.

GGB

The following table is a summary of selected financial information of GGB for the periods ended July 31, 2017 and July 31, 2018:

GGB
(Expressed in United States dollars)
	July 31, 2018	July 31, 2017
Total Revenue	$—	$—
Net Income (loss) from operations	(3,945,120)	—
Net loss and Comprehensive loss	(3,945,120)	—
Net Loss per common share (basic and fully diluted)	0.06	—

Total Assets	4,383,959	—
Total Long term financial liabilities	0.00	—
Dividends declared	$—	$—

A copy of the financial statements of GGB for the period ended July 31, 2018 is attached as Schedule “B” to this Listing Statement.

4.2	Quarterly Information

Issuer

The following information is in respect of the Issuer for the five quarters preceding the date of this Listing Statement:

(Expressed in Canadian dollars)
	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Total Revenue	$—	$—	$—	$—	$—
Net Income (loss) from operations	(860,004)	(566,047)	(1,328,678)	(74,496)	(101,541)
Net loss and Comprehensive loss	(856,364)	(582,416)	(1,330,368)	(74,496)	(101,541)
Net Loss per common share (basic and fully diluted)	0.02	0.01	0.01	0.01	0.04

Copies of the respective unaudited interim financial statements for the periods listed above for the Issuer are available on the Issuer’s SEDAR profile at www.sedar.com.

GGB

The following information is in respect of GGB for the two quarters since incorporation preceding the date of this Listing Statement:

(Expressed in United States dollars)
	July 31, 2018	April 30, 2018
Total Revenue	$—	$—
Net Income (loss) from operations	(2,673,381)	(821,739)
Net loss and Comprehensive loss	(2,673,381)	(821,739)
Net Loss per common share (basic and fully diluted)	0.05	0.01

4.3	Dividends

Neither the Issuer, GGB and NOR have paid any dividends on their shares since incorporation.

Other than statutory rules provided by the OBCA, there are no restrictions in the Resulting Issuer’s articles that prevent the declaration of dividends.

With respect to the Resulting Issuer, the payment of dividends, if any, will rest within the sole discretion of the directors of the Resulting Issuer. The decision to declare and pay dividends depends upon earnings, capital requirements and financial condition, as well as other relevant factors. Since incorporation, GGB has not declared any cash dividends and it intends to retain its earnings to finance the growth and expansion of its operations. As such, GGB and the Issuer do not anticipate that the Resulting Issuer will pay any dividends on the Resulting Issuer Shares or other securities in the foreseeable future.

4.4	Foreign GAAP

Not applicable.

5.	MANAGEMENT’S DISCUSSION AND ANALYSIS

The Issuer’s management’s discussion and analysis for the year ended June 30, 2018 is available on the Issuer’s SEDAR profile at www.sedar.com and is attached as Schedule “C” hereto.

GGB’s management’s discussion and analysis for the period ended July 31, 2018 is attached as Schedule “D” hereto.

6.	MARKET FOR SECURITIES

The Issuer Common Shares are listed on the CSE under the symbol “xTHC” and, subject to the final approval of the CSE, the Resulting Issuer Common Shares will be listed on the CSE under the trading symbol “GGB”. Listing on the CSE will be subject to the Resulting Issuer fulfilling all of the requirements of the CSE.

7.	CONSOLIDATED CAPITALIZATION

The following table sets out the capitalization of the Issuer as at June 30, 2018 and prior to giving effect to the Business Combination:

Designation of Security	Authorized Amount	Amount Outstanding as at June 30, 2018	Amount Outstanding prior to the Business Combination

Issuer Common Shares	Unlimited	56,846,547	57,746,547

Issuer Options	10% of the issued and outstanding Issuer Common Shares	3,508,000	2,608,000

Issuer Common Warrants	Unlimited	568,000	568,000

The following table sets out the capitalization of the Resulting Issuer after giving effect to the Business Combination, and should be read with the unaudited pro forma consolidated financial statements of the Resulting Issuer included as Schedule “E” hereto:

Designation of Security	Authorized Amount	Amount Outstanding as at June 30, 2018
Resulting Issuer Common Shares	Unlimited	163,843,785

Resulting Issuer Common Shares reserved for issuance upon exercise of Resulting Issuer Common Warrants	Unlimited	34,008,112

Resulting Issuer Common Shares reserved upon exercise of Resulting Issuer Broker Warrants	Unlimited	1,226,736

Resulting Issuer Common Shares reserved for issuance upon exercise of Resulting Issuer Options	10% of the issued and outstanding Resulting Issuer Common Shares	652,000

Resulting Issuer Proportionate Shares	Unlimited	38,194

Resulting Issuer Proportionate Shares reserved for issuance upon exercise of Resulting Issuer Proportionate Warrants	Unlimited	19,097

8.	OPTIONS TO PURCHASE SECURITIES

8.1	Issuer Equity Incentive Plan

The Issuer has adopted the Issuer Equity Incentive Plan which provides flexibility to the Issuer to grant equity-based incentive awards in the form of options, deferred share units and restricted share units (as described in further detail below) to attract, retain and motivate qualified directors, officers, key employees and consultants of the Issuer and its subsidiaries.

The following is a summary of the key terms of the Issuer Equity Incentive Plan.

8.1.1	Issuer Common Shares Subject to the Issuer Equity Incentive Plan

Subject to the adjustment provisions provided for in the Issuer Equity Incentive Plan, the total number of Issuer Common Shares reserved for issuance pursuant to awards granted under the Issuer Equity Incentive Plan shall not exceed 10% of the issued and outstanding Issuer Common Shares from time to time.

8.1.2	Administration of the Issuer Equity Incentive Plan

The plan administrator of the Issuer Equity Incentive Plan (the “Plan Administrator”) will be determined by the Issuer Board, and will initially be the Issuer Board as a whole, but may in the future be delegated to a committee of the Issuer Board as may be established by the Issuer Board from time to time. The Plan Administrator will determine which employees, directors, officers or consultants are eligible to receive awards under the Issuer Equity Incentive Plan. In addition, the Plan Administrator will interpret the Issuer

Equity Incentive Plan and may adopt administrative rules, regulations, procedures and guidelines governing the Issuer Equity Incentive Plan or any awards granted under the Issuer Equity Incentive Plan as it deems to be appropriate.

8.1.3	Types of Awards

The following types of awards may be made under the Issuer Equity Incentive Plan: stock options, restricted share units and deferred share units. All of the awards described below are subject to the conditions, limitations, restrictions, exercise price, vesting, settlement and forfeiture provisions determined by the Plan Administrator, in its sole discretion, subject to such limitations provided in the Issuer Equity Incentive Plan, and will generally be evidenced by an award agreement. In addition, subject to the limitations provided in the Issuer Equity Incentive Plan and in accordance with applicable law, the Plan Administrator may accelerate or defer the vesting, settlement or payment of awards, cancel or modify outstanding awards, and waive any condition imposed with respect to awards or Issuer Common Shares issued pursuant to awards.

8.1.3.1	Issuer Options

A stock option (“Issuer Option”) is a right to purchase Issuer Common Shares upon the payment of a specified exercise price as determined by the Plan Administrator at the time the stock option is granted. Subject to certain adjustments and whether the Issuer Common Shares are then trading on any stock exchange, the exercise price shall be not less than the volume weighted average closing price of the Issuer Common Shares for the five days immediately preceding the date of grant (the “Market Price”). The Plan Administrator shall have the authority to determine the vesting terms applicable to the grants of options. Subject to any accelerated termination as set forth in the Issuer Equity Incentive Plan, each stock option expires on the date that is the earlier of ten years from the date of grant or such earlier date as may be set out in the participant’s award agreement.

No Issuer Common Shares will be issued or transferred upon the exercise of stock options in accordance with the terms of the grant until full payment therefor has been received by the Issuer.

8.1.3.2	Issuer Restricted Share Units

A restricted share unit is a unit equivalent in value to an Issuer Common Share credited by means of a bookkeeping entry in the books of the Issuer which entitles the holder to receive one Issuer Common Share for each restricted share unit after a specified vesting period determined by the Plan Administrator. The number of restricted share units (including fractional restricted share units) granted at any particular time is determined by dividing (a) the aggregate dollar value of the applicable grant, by (b) the Market Price of an Issuer Common Share on the date of grant. Upon settlement, holders will receive (a) one fully paid and non-assessable Issuer Common Share in respect of each vested restricted share unit, or (b) subject to the approval of the Plan Administrator, a cash payment. The cash payment is determined by multiplying the number of restricted share units redeemed for cash by the Market Price of the Issuer Common Share on the date of settlement.

8.1.3.3	Issuer Deferred Share Units

A deferred share unit is a unit equivalent in value to an Issuer Common Share credited by means of a bookkeeping entry in the books of the Issuer which entitles the holder to receive one Issuer Common Share for each deferred share unit on a future date, generally upon termination of service to the Issuer. The number of deferred share units (including fractional deferred share units) granted at any particular time is determined by dividing (a) the aggregate dollar value of the applicable grant, by (b) the Market

Price of an Issuer Common Share on the date of grant. Upon settlement, holders will receive (a) one fully paid and non-assessable Issuer Common Share in respect of each vested deferred share unit, or (b) subject to the approval of the Plan Administrator, a cash payment. The cash payment is determined with reference to the Market Price in the same manner as with the restricted share units.

8.1.3.4.	Dividend Equivalents

Restricted share units and deferred share units shall be credited with dividend equivalents in the form of additional restricted share units and deferred share units, as applicable. Dividend equivalents shall vest in proportion to, and settle in the same manner as, the awards to which they relate. Such dividend equivalents shall be computed by dividing: (a) the amount obtained by multiplying the amount of the dividend declared and paid per Issuer Common Share by the number of restricted share units and deferred share units, as applicable, held by the participant on the record date for the payment of such dividend, by (b) the Market Price at the close of the first business day immediately following the dividend record date, with fractions computed to three decimal places.

8.1.4	Black-out Periods

If an award expires during, or within five business days after, a trading black-out period imposed by the Issuer to restrict trades in its securities, then, notwithstanding any other provision of the Issuer Equity Incentive Plan, unless the delayed expiration would result in tax penalties, the award shall expire ten business days after the trading black-out period is lifted by the Issuer.

8.1.5	Terminations

All awards granted under the Issuer Equity Incentive Plan will expire on the date set out in the applicable award agreement, subject to early expiry in certain circumstances, provided that in no circumstances will the duration of an award granted under the Issuer Equity Incentive Plan exceed 10 years from its date of grant.

8.1.6	Termination of Employment or Services

The following table describes the impact of certain events that may, unless otherwise determined by the Plan Administrator or as set forth in an award agreement, lead to the early expiry of awards granted under the Issuer Equity Incentive Plan:

Event	Provisions

Death or disability	Acceleration of vesting of all unvested awards

Voluntary resignation	Forfeiture of all unvested awards

Termination for cause	Forfeiture of all unvested awards

Termination other than for cause	Acceleration of vesting of a prorated portion of all unvested awards and forfeiture of all other unvested awards

8.1.7	Non-Transferability of Awards

Subject to certain exceptions provided under the Issuer Equity Incentive Plan, and unless otherwise provided by the Plan Administrator, and to the extent that certain rights may pass to a beneficiary or legal representative upon death of a participant, by will or as required by law, no assignment or transfer of awards granted under the Issuer Equity Incentive Plan, whether voluntary, involuntary, by operation of law or otherwise, is permitted.

See Section 14 – Executive Compensation for a tabular description of Issuer Options outstanding.

8.3	Resulting Issuer Equity Incentive Plan

On completion of the Business Combination, the Resulting Issuer will continue the Issuer Equity Incentive Plan (the “Resulting Issuer Equity Incentive Plan”).

9.	DESCRIPTION OF THE SECURITIES

9.1	Description of the Securities

The authorized share capital of the Resulting Issuer will consist of: (i) an unlimited number of Resulting Issuer Common Shares, without par value and (ii) an unlimited number of Proportionate Voting Shares. Other securities to be outstanding include Resulting Issuer Common Warrants, Resulting Issuer Proportionate Warrants, Resulting Issuer Broker Warrants, and Resulting Issuer Options.

Resulting Issuer Common Shares

The holders of the Resulting Issuer Common Shares will be entitled to vote at meetings of the Resulting Issuer Shareholders, except meetings at which only holders of a specified class of shares are entitled to vote. Holders of Resulting Issuer Common Shares will not have cumulative voting rights. Subject to the rights, privileges and restrictions and conditions attaching to any other class of shares of the Resulting Issuer, the holders of the Resulting Issuer Common Shares will be entitled to share equally in the remaining property of the Resulting Issuer upon liquidation, dissolution or winding-up of the Resulting Issuer. Subject to the rights of the holders of Resulting Issuer Proportionate Shares, the holders of the Resulting Issuer Common Shares will be entitled to receive dividends if, as and when declared by the Resulting Issuer Board. Resulting Issuer Common Shares may at any time, at the option of the holder, be converted into Resulting Issuer Proportionate Shares on the basis of 500 Resulting Issuer Common Shares for one Resulting Issuer Proportionate Share. The Resulting Issuer Common Shares will not carry any pre-emptive, subscription or redemption rights, nor will they contain any sinking or purchase fund provisions.

At Closing, there will be 163,843,785 Resulting Issuer Common Shares issued and outstanding.

Resulting Issuer Proportionate Shares

Except as set out below, the Resulting Issuer Common Shares and Resulting Issuer Proportionate Shares shall have the same rights and be equal in all respects and shall be treated by the Resulting Issuer as if they were shares of one class only:

a)

Liquidation Rights. In the event of the liquidation, dissolution or winding-up of the Resulting Issuer or any other distribution of its assets among the Resulting Issuer Shareholders for the purpose of winding-up its affairs, whether voluntarily or involuntarily, all the property and assets of the Resulting Issuer available for distribution to the holders of the Resulting Issuer Common Shares and Resulting Issuer Proportionate Shares will be paid or distributed on the basis that each Resulting Issuer Proportionate Share will be entitled to 500 times the amount distributed per Resulting Issuer Common Share, but otherwise there is no preference or distinction among or between the Resulting Issuer Common Shares and Resulting Issuer Proportionate Shares.

b)

Dividend Rights. All dividends which are declared in the discretion of the directors on the Resulting Issuer Proportionate Shares shall be declared and paid on the Resulting Issuer Common Shares at the time outstanding, and vice versa, in the proportion hereinafter provided for. If, as and when dividends are declared by the directors, each Resulting Issuer Proportionate Share is entitled to 500 times the amount paid or distributed per Resulting Issuer Common Share.

c)	Voting Rights. The holders of Resulting Issuer Proportionate Shares are entitled to receive notice of any meeting of Resulting Issuer Shareholders, and to attend and vote at those meetings, except those meetings at which holders of a specific class of shares are entitled to vote separately as a class under the OBCA. The Resulting Issuer Proportionate Shares carry 500 votes per Resulting Issuer Proportionate Share for all matters coming before shareholders.

d)	Conversion Rights.

a.	Conversion Right. Each issued and outstanding Resulting Issuer Proportionate Share may at any time, at the option of the holder, be converted into 500 Resulting Issuer Common Shares.

b.

Foreign Private Issuer Status. The Resulting Issuer shall use commercially reasonable efforts to maintain its status as a “foreign private issuer” (as determined in accordance with Rule 3b-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). Accordingly, the Resulting Issuer shall not give effect to any voluntary conversion of Resulting Issuer Proportionate Shares and the Resulting Issuer Proportionate Share conversion right will not apply, to the extent that after giving effect to all permitted issuances after such conversion of Resulting Issuer Proportionate Shares, the aggregate number of Resulting Issuer Shares (calculated on the basis that each Resulting Issuer Common Share and Resulting Issuer Proportionate Share is counted once, without regard to the number of votes carried by such share) held of record, directly or indirectly, by residents of the United States (as determined in accordance with Rules 3b-4 and 12g3-2(a) under the Exchange Act would exceed forty percent (40%) (the “40% Threshold”) of the aggregate number of Resulting Issuer Shares (calculated on the same basis) issued and outstanding as calculated herein.

At Closing, there will be 38,194 Proportionate Voting Shares issued and outstanding.

Take-Over Bid Protection

Under applicable Canadian securities laws, an offer to purchase Resulting Issuer Proportionate Shares Shares would not necessarily require that an offer be made to purchase the Resulting Issuer Common Shares. The holders of all the outstanding Resulting Issuer Proportionate Shares will therefore enter into a customary coattail agreement with the Resulting Issuer and a trustee (the “Coattail Agreement”). The Coattail Agreement will contain provisions customary for dual class, listed corporations designed to prevent transactions that otherwise would deprive the holders of the Resulting Issuer Common Shares of rights under applicable provincial take-over bid legislation to which they would have been otherwise entitled.

The undertakings in the Coattail Agreement will not apply to prevent a sale by any holder of Resulting Issuer Proportionate Shares if concurrently an offer is made to purchase Resulting Issuer Common Shares that:

a)

offers a price per Resulting Issuer Common Share (on an as converted basis) at least as high as the highest price per share paid pursuant to the take-over bid for the Resulting Issuer Proportionate Shares (on an as converted basis);

b)

provides that the percentage of outstanding Resulting Issuer Common Shares to be taken up (exclusive of shares owned immediately prior to the offer by the offeror or persons acting jointly or in concert with the offeror) is at least as high as the percentage of Resulting Issuer Proportionate Shares to be sold (exclusive of Resulting Issuer Proportionate Shares owned immediately prior to the offer by the offeror and persons acting jointly or in concert with the offeror);

c)

has no condition attached other than the right not to take up and pay for Resulting Issuer Common Shares tendered if no shares are purchased pursuant to the offer for Resulting Issuer Proportionate Shares; and

d)	is in all other material respects identical to the offer for Resulting Issuer Proportionate Shares.

Under the Coattail Agreement, any disposition of Resulting Issuer Proportionate Shares (including a transfer to a pledgee as security) by a holder of Resulting Issuer Proportionate Shares party to the agreement will be conditional upon the transferee or pledgee becoming a party to the Coattail Agreement, to the extent such transferred Resulting Issuer Proportionate Shares are not automatically converted into Resulting Issuer Common Shares in accordance with the articles of incorporation.

The Coattail Agreement will contain provisions for authorizing action by the trustee to enforce the rights under the Coattail Agreement on behalf of the holders of the Resulting Issuer Common Shares. The obligation of the trustee to take such action will be conditional on the Resulting Issuer or holders of the Resulting Issuer Common Shares, as the case may be, providing such funds and indemnity as the trustee may require. No holder of Resulting Issuer Common Shares, as the case may be, will have the right, other than through the trustee, to institute any action or proceeding or to exercise any other remedy to enforce any rights arising under the Coattail Agreement unless the trustee fails to act on a request authorized by holders of not less than 10% of the outstanding Resulting Issuer Common Shares, as the case may be, and reasonable funds and indemnity have been provided to the trustee. The Corporation will agree to pay the reasonable costs of any action that may be taken in good faith by holders of Resulting Issuer Common Shares, as the case may be, pursuant to the Coattail Agreement.

The Coattail Agreement will provide that it may not be amended, and no provision thereof may be waived, unless, prior to giving effect to such amendment or waiver, the following have been obtained: (a) the consent of any applicable securities regulatory authority in Canada, and (b) the approval of at least 66-2/3% of the votes cast by holders of Common Shares excluding votes attached to Common Shares, if any, held by holders of Resulting Issuer Proportionate Shares, their affiliates and any persons who have an agreement to purchase Resulting Issuer Proportionate Shares on terms which would constitute a sale or disposition for purposes of the Coattail Agreement other than as permitted thereby.

No provision of the Coattail Agreement will limit the rights of any holders of Resulting Issuer Common Shares under applicable law.

Resulting Issuer Common Warrants

At Closing, the Resulting Issuer will have the following Resulting Issuer Common Warrants outstanding:

(post 4:1 Consolidation)
Name	#Warrants O/S	Exercise Price	Expiry Date
Xanthic	142,000	$3.00	April 18, 2020
GGB Convertible Debenture Tranche 1	3,124,305	1.80	August 29, 2020
GGB Convertible Debenture Tranche 2	18,512,847	1.80	September 20, 2020
Private Placement	12,228,960	2.00	Day before Closing Date	*

	34,008,112

Notes:

*	The GGB Common Warrants expire one day before the Closing Date with proceeds due no more than 30 days following the exercise date.

Resulting Issuer Proportionate Warrants

At Closing, the Resulting Issuer will have the following Resulting Issuer Proportionate Warrants outstanding:

(post 4:1 Consolidation)
Name	#Warrants O/S	Exercise Price	Expiry Date
GGB Convertible Debenture Tranche 1	19,097	180.00	September 20, 2020

	19,097

Resulting Issuer Broker Warrants

At Closing, the Resulting Issuer will have the following Resulting Issuer Broker Warrants outstanding:

(post 4:1 Consolidation)
Name	#Warrants O/S	Exercise Price	Expiry Date
GGB Convertible Debenture	1,226,736	1.80	September 20, 2020

	1,226,736

Resulting Issuer Options

Upon completion of the Business Combination, the Resulting Issuer will continue the Resulting Issuer Equity Incentive Plan. As at the date of this Listing Statement, the Issuer has 163,843,785 Issuer Common Shares issued and outstanding so that a maximum of 16,384,378 Issuer Common Shares would be available for issuance pursuant to Issuer Options granted under the Issuer Equity Incentive Plan. Currently there are 652,000 Issuer Options outstanding under the Issuer Equity Incentive Plan, leaving 15,732,378 Issuer Common Shares available for grant of further Issuer Options. See Section 8 – Options to Purchase Securities – Issuer Equity Incentive Plan for more details.

9.2	Debt Securities, Other Securities, Modification of Terms and Other Attributes

None of the matters set out in section 9.2 to 9.6 of this Listing Statement are applicable.

9.7	Prior Sales

Issuer

The following table summarizes the issuances of securities of the Issuer within 12 months prior to the date of this Listing Statement:

Date of Issue	Description	Number of Securities	Price per Security (C$)	Total Issue Price (C$)
November 7, 2017	Private Placement	20,000,000 Issuer Common Shares	$0.02	$400,000
December 13, 2017	Private Placement	10,252,000 Issuer Common Shares	$0.125	$1,281,500
January 17, 2018	Private Placement	96,000,000 Issuer Common Shares	$0.015625	$1,500,000
April 19, 2018	Private Placement	1,112,000 Units(1)	$0.50	$556,000

Notes:

(1)

Each Unit consisted of one Issuer Common Share and one-half of one common share purchase warrant. Each whole warrant (“Issuer Common Warrant”) entitles the holder thereof to purchase one Issuer Common Share at an exercise price of C$0.75 per Issuer Common Share for a period of 24 months from the date of closing, being April 19, 2018.

GGB

The following table summarizes the issuances of GGB Shares since incorporation up to the date of this Listing Statement:

Date of Issue	Description	Number of Shares	Price per Share (C$)	Total Issue Price (C$)
February 14, 2018	GGB Common Shares	2	0.10	$0.20
April 10, 2018	GGB Common Shares	92,000,000	0.10	$9,200,000
July 16, 2018	GGB Common Shares	6,340,000	0.10	$634,000
July 16, 2018	GGB Common Shares	2,425,000	0.10	$242,500

9.8	Stock Exchange Price

The Issuer Common Shares are listed and posted for trading on the CSE under the symbol “xTHC”. The following table sets forth the high and low sale prices and trading volumes of the Issuer Common Shares on the CSE for each of the months indicated.

Period	High (C$)	Low (C$)	Volume
July 2018(2)	0.280	0.225	1,828,005
June 2018	0.300	0.180	10,220,140
May 2018	0.325	0.145	6,781,251
April 2018(1)	0.570	0.250	3,226,869

Notes:

(1)	Trading of the Issuer Common Shares commenced on April 19, 2018.

(2)	Trading of the Issuer Common Shares was halted on July 13, 2018 pending the announcement of the Business Combination and will remain halted pending completion of the Business Combination.

10.	ESCROWED SECURITIES

The Resulting Issuer will be an exempt issuer pursuant to Section 3.2 of National Policy 46-201 – Escrow for Initial Public Offerings (“NP 46-201”) due to the fact that, following the Business Combination, the Resulting Issuer will have a market capitalization of over C$100 million. As a result, no Resulting Issuer Shares will be escrowed pursuant to NP 46-201.

Prior to the Closing Date, GGB intends to use commercially reasonable efforts to enter into voluntary lock-up agreements with certain current GGB Shareholders.

11.	PRINCIPAL SHAREHOLDERS

Following completion of the Business Combination, except as noted below, no person will beneficially own, directly or indirectly, or exercise control or direction over 10% or more of the Resulting Issuer Shares.

Name	Type of Security	Number of Securities	Percentage of class (undiluted /diluted)
All Js Greenspace LLC(1)	Resulting Issuer Common Shares	37,464,236 (Basic) 38,011,111 (Fully Diluted)	22.9% / 19.0%
All Js Greenspace LLC	Resulting Issuer Proportionate Shares	38,194 (Basic) 57,291 (Fully Diluted)	100% / 100%

Notes:

(1)	All Js Greenspace LLC is a company controlled by three individual family trusts.

12.	DIRECTORS AND OFFICERS OF THE RESULTING ISSUER

12.1	Directors and Executive Officers of the Resulting Issuer

Following completion of the Business Combination, the Resulting Issuer Board and its executive officers will consist of the individuals set out in the table below:

Name, place of residence and position with the Resulting Issuer	Principal occupation during past five years	Periods During Which Each Proposed Director Has Served as a Director	Number of Resulting Issuer Common Shares(1)	Percentage of Resulting Issuer Common Shares
Tim Moore Chief Executive Officer and Director Unionville, ON	CEO of the Issuer; Managing Director of Brita GmbH North America	December 15, 2017	387,500	0.19%

David Bhumgara Chief Financial Officer Toronto, ON	CFO of the Issuer; CFO of Dundee Energy Limited	N/A	168,750	0.08%

Igor Galitsky President and Director Thornhill, ON	President of the Issuer; Entrepreneur and consultant to the cannabis industry	December 15, 2017	957,083	0.48%

Jean Schottenstein Director Columbus, OH	Trustee, Columbus Museum of Art; Founder, Beit Ohr Community Domestic Violence Program	July 11, 2018	Nil.	0%
Peter Horvath Director New Albany, OH	CEO of GGB; CEO of Mission Essential Personnel	July 11, 2018	5,500,064	2.75%

Steve Stoute Independent Director New York, NY	Founder and CEO of Translation	July 11, 2018	Nil.	0%

Carli Posner Independent Director Toronto, ON	Film producer at Notable Life	February 16, 2018	50,000	0.03%

Marc Lehmann Independent Director Miami, FLA	Managing Member of Flamingo Drive Partners, LLC; General Partner at Riverloft Capital Management	July 11, 2018	347,222	0.17%

Notes

(1)	No directors or executive officers of the Resulting Issuer will hold Resulting Issuer Proportionate Shares.

12.2	Period of Service of Directors

The term of each director will expire on the date of the next annual general meeting, unless his or her office is earlier vacated or he or she is removed in accordance with the Resulting Issuer’s articles and the OBCA.

12.3	Directors and Executive Officers Resulting Issuer Share Ownership

The proposed directors and executive officers of the Resulting Issuer as a group, directly or indirectly, will beneficially own or exercise control or direction over 7,410,619 Resulting Issuer Common Shares, representing approximately 3.7% of the issued and outstanding Resulting Issuer Common Shares. No directors or executive officers of the Resulting Issuer will beneficially own or exercise control over any Resulting Issuer Proportionate Shares.

12.4	Committees

Upon completion of the Business Combination, the Resulting Issuer Board proposes to establish two committees: the Audit Committee and the Compensation & Governance Committee (“C&G Committee”).

The Audit Committee will initially consist of Carli Posner (Chair), Igor Galitsky and Steve Stoute, in compliance with the requirements applicable to venture issuers under National Instrument 52-110 — Audit Committees (“NI 52-110”). Each of the Audit Committee members has an understanding of the accounting principles used to prepare the Resulting Issuer’s financial statements; experience preparing, auditing, analyzing or evaluating comparable financial statements; and experience as to the general application of relevant accounting principles, as well as an understanding of the internal controls and procedures necessary for financial reporting.

The Resulting Issuer Board proposes to adopt a written charter for the Audit Committee which sets out the Audit Committee’s responsibility in reviewing the financial statements of the Resulting Issuer and public disclosure documents containing financial information and reporting on such review to the Resulting Issuer Board, ensuring that adequate procedures are in place for the review of the Resulting Issuer’s public disclosure documents that contain financial information, overseeing the work and reviewing the independence of the external auditors and reviewing, evaluating and approving the internal control procedures that are implemented and maintained by management.

The C&G Committee will initially consist of Marc Lehmann (Chair), Carli Posner, and Steve Stoute. The C&G Committee will be charged with reviewing, overseeing and evaluating the governance and nominating policies and the compensation policies of the Resulting Issuer.

The Resulting Issuer Board may from time to time establish additional committees.

12.5	Principal Occupation of Directors and Executive Officers

Information on directors and executive officers’ principal occupation is set out in the table above.

12.6	Corporate Cease Trade Orders or Bankruptcies

No proposed director or executive officer of the Resulting Issuer or a shareholder that will hold a sufficient number of securities of the Resulting Issuer to affect materially the control of the Resulting Issuer, is, or within 10 years before the date of the Listing Statement has been, a director or officer of any other issuer that, while that person was acting in that capacity:

a)

was the subject of a cease trade or similar order, or an order that denied the other issuer access to any exemptions under securities legislation, for a period of more than 30 consecutive days, except:

b)

was subject to an event that resulted, after the director or executive officer ceased to be a director or executive officer, in the company being the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days, except:

c)

became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets, except:

d)

within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets, except:

12.7	Penalties or Sanctions

No proposed director or executive officer of the Resulting Issuer, or a shareholder that will hold a sufficient number of the Resulting Issuer’s securities to affect materially the control of the Resulting Issuer, has been subject to:

a)

any penalties or sanctions imposed by a court relating to Canadian securities legislation or by a Canadian securities regulatory authority or has entered into a settlement agreement with a Canadian securities regulatory authority; or

b)	any other penalties or sanctions imposed by a court or regulatory body that would be likely to be considered important to a reasonable investor making an investment decision.

12.8	Intentionally Deleted

12.9	Personal Bankruptcies

No proposed director or executive officer of the Resulting Issuer or a shareholder that will hold a sufficient number of securities of the Resulting Issuer to affect materially the control of the Resulting Issuer, or a personal holding company of any such persons has, within the 10 years before the date of the Listing Statement, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or been subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director or officer.

12.10 Conflicts	of Interest

The proposed directors of the Resulting Issuer will be required by law to act honestly and in good faith with a view to the best interests of the Resulting Issuer and to disclose any interests, which they may have in any project or opportunity of the Resulting Issuer. If a conflict of interest arises at a meeting of the Resulting Issuer Board, any director in a conflict will disclose his or her interest and abstain from voting on such matter.

To the best of GGB’s and the Issuer’s knowledge, there are no known existing or potential conflicts of interest among the Resulting Issuer, proposed directors, executive officers or other members of management of the Resulting Issuer as a result of their outside business interests other than the Lease and certain product testing agreements with DSW®, except that certain proposed directors and officers may serve as directors and officers of other companies, and therefore it is possible that a conflict may arise between their duties to the Resulting Issuer and their duties as a director or officer of such other companies. See Section 16 - Risk Factors for more details.

12.11 Management	Details

Details with respect to the proposed directors and management of the Resulting Issuer are set out below.

Tim Moore (Age 60), Chief Executive Officer & Director

Mr. Moore has been the Chief Executive Officer of the Issuer since December 2017 and will continue to serve as the Chief Executive Officer of the Resulting Issuer. Mr. Moore has over 30 years of experience in various consumer products companies, including 18 years with The Clorox Company, a NYSE-listed company. Prior to working with The Clorox Company, Mr. Moore was the Managing Director, North America, for Brita GmbH, a privately held German manufacturer of water filters. Previous to Brita, Mr. Moore was the Chief Operating Officer for Synnex, a NYSE-listed electronics distribution company. Mr. Moore holds a Bachelor of Arts (Economics) from Western University and a Master of Business Administration from the Richard Ivey School of Business. The Resulting Issuer intends to enter into a non-competition and non-disclosure agreement with Mr. Moore in the future.

Mr. Moore expects to devote 100% of his time to the affairs of the Resulting Issuer.

David Bhumgara (Age 49), Chief Financial Officer

Mr. Bhumgara has been the Chief Financial Officer of the Issuer since December 2017 and will continue to serve as the Chief Financial Officer of the Resulting Issuer. Mr. Bhumgara has over 20 years of finance experience across various industries and capacities. Prior to working with the Issuer, Mr. Bhumgara was the Chief Financial Officer of Dundee Energy Limited, a TSX-listed company, from September 2009 to December 2016. Previous to that, Mr. Bhumgara was a financial consultant from February 2009 to September 2009. From August 2007 to February 2009, Mr. Bhumgara was a corporate controller for Strategic Resource Acquisition Corporation, a TSX-listed mining company. Mr. Bhumgara is a Chartered Professional Accountant and holds a Bachelor of Commerce Honours degree in Accounting from the University of Ottawa. The Resulting Issuer intends to enter into a non-competition and non-disclosure agreement with Mr. Bhumgara in the future.

Mr. Bhumgara expects to devote 100% of his time to the affairs of the Resulting Issuer.

Igor Galitsky (Age 46), President & Director

Mr. Galitsky has been President of the Issuer since December 2017 and will continue as the President of the Resulting Issuer. Mr. Galitsky was one the of the first applicants to receive a license under the Marijuana Medical Access Regulations for both personal and designated production in Canada. Mr. Galitsky has developed and refined over the last seven years the production and extraction processes for cannabis. In addition, Mr. Galitsky has been consulting varies licensed producers in Canada on scaling and refining their extraction and secondary processes. The Resulting Issuer intends to enter into a non-competition and non-disclosure agreement with Mr. Galitsky in the future.

Mr. Galitsky expects to devote 40% of his time to the affairs of the Resulting Issuer.

Jean Schottenstein (Age 62), Director

Mrs. Schottenstein will serve as an independent director on the Resulting Issuer Board. Mrs. Schottenstein serves on the Board of Trustees of the Columbus Museum of Art, is Co-Chair of Congregation Torat Emet/Main Street Synagogue, and is Chair of “Defining Moments,” a group dedicated to leadership development. She is also on the Board of Trustees of Nishmat – the Jerusalem Center For Advanced Torah Study for Women and has co-chaired the recently completed Columbus Community Mikvah Capital Campaign. She has previously served on the Boards of Trustees of Central Ohio State of Israel Bonds and Columbus Torah Academy; Chairperson of the Columbus Jewish Federation’s Women’s Division for their annual appeal; and the Board of Trustees of “I know I can.” Mrs. Schottenstein is deeply committed to issues relating to women’s health, education and increasing awareness of domestic violence. To that end, she created “Beit Ohr,” a community program designed to help meet the needs of victims of domestic violence within the Jewish community and serves as Honorary Chair of the National Council of Jewish Women’s “Women of Valor” program. Mrs. Schottenstein attended Indiana University and is a graduate of The Ohio State University with a Bachelor of Science in Accounting and a Master of Science in Psychology from the University of Phoenix. Ms. Schottenstein is not party to any non-competition or non-disclosure agreement with the Resulting Issuer.

Peter Horvath (Age 61), Director

Mr. Horvath will serve as an independent director on the Resulting Issuer Board. Mr. Horvath currently serves as the chief executive officer of GGB LLC, doing business as Green Growth Brands Ltd., a lifestyle oriented, consumer products company that celebrates health, wellness and happiness. Mr. Horvath has 35 years of executive management experience with specialty brand retailers such as American Eagle Outfitters®, DSW®, and Victoria’s Secret® and L Brands®. From 2012 to 2015, Mr. Horvath served as Chief Executive Officer Mission Essential Personnel, a defense contractor focusing on intelligence solutions. Mr. Horvath received his Bachelor of Business Administration, Business, Management, Marketing, and Related Support Services from Boston University, School of Management. Mr. Horvath is party to a non-competition and non-disclosure agreement with the Resulting Issuer.

Marc Lehmann (Age 46), Independent Director

Mr. Lehmann will serve as an independent director on the Resulting Issuer Board. Mr. Lehman is currently the Managing Member of Flamingo Drive Partners, LLC, an investment firm involved in public markets, real estate and start-up investing. Prior to that, Mr. Lehmann was the General Partner at Riverloft Capital Management from 2011 to 2016. From 2002 to 2010, Mr. Lehmann was a Partner and Director of Research at JANA Partners, a hedge fund. Earlier in his career, he was an Analyst at Appaloosa Management, from 1999 to 2002, sourcing and analyzing distressed special situations investments for the opportunistic hedge fund portfolio and began his career as an Analyst at Morgan

Stanley and Lehman Brothers. Mr. Lehmann completed his Master of Business Administration at The Wharton Business at the University of Pennsylvania. Mr. Lehmann has a Bachelor of Science in Finance and International Business from New York University. Mr. Lehmann is not party to any non-competition or non-disclosure agreement with the Resulting Issuer.

Stephen Stoute (Age 48), Independent Director

Mr. Stoute will serve as an independent director on the Resulting Issuer Board. Mr. Stoute is the founder and Chief Executive Officer of Translation, a marketing agency. In 2017, Mr. Stoute joined United Masters, a data-driven digital distribution company helping music artist grow and manage their fan bases. As the author of The Tanning of America: How Hip-Hop Created a Culture That Rewrote the Rules of the New Economy. In 2009 the American Advertising Federation inducted Mr. Stoute into the Advertising Hall of Achievement, and he was named “Executive of the Year” by Advertising Age in 2013. Mr. Stoute is not party to any non-competition or non-disclosure agreement with the Resulting Issuer.

Carli Posner (Age 35), Independent Director

Ms. Posner has served as an independent director on the Issuer Board since February 2018 and will continue to serve as an independent director on the Resulting Issuer Board. Ms. Posner is the Co-CEO and Principal of Notable Life, a media company that reaches over 1.2 million high-earning millennials across Canada. Prior to Notable, she was the executive producer of the hit show, Hockey Wives, overseeing many departments including premium sponsors and media strategy. Ms. Posner has spent a significant portion of her career in Los Angeles, working in film finance and production. She is the leading talent packager in our country and has worked with top stars including George Clooney, Coldplay, Drew Barrymore, Jamie Oliver and Wayne Gretzky, to name a few. During Ms. Posner’s career, she has generated over C$100 million dollars of sponsorships and endorsements in the Canadian marketplace with top brands including Mastercard®, Corvette®, Scotiabank®, BMW® and LG®. Ms. Posner is not party to any non-competition or non-disclosure agreement with the Resulting Issuer.

13.	CAPITALIZATION

13.1	Resulting Issuer Capitalization

Issued Capital

	Number of Securities (non-diluted)	Number of Securities (fully diluted)	Percentage of Issued (non-diluted)	Percentage of Issued (fully diluted)
Total Outstanding (A)	163,843,785	199,787,924	100%	100%
Held by Related Persons or employees of the Issuer or Related Person of the Issuer, or by persons or companies who beneficially own or control, directly or indirectly, more than a 5% voting position in the Issuer (or who would beneficially own or control, directly or indirectly, more than a 5% voting position in the Issuer upon exercise or conversion of other securities held) (B)	56,080,028	57,639,889	34%	29%
Total Public Float (A-B)	107,763,757	142,148,035	66%	71%
Freely-Tradeable Float
Number of outstanding securities subject to resale restrictions, including restrictions imposed by pooling or other arrangements or in a shareholder agreement and securities held by control block holders (C) (1)	—	—	0%	0%
Total Tradeable Float (A-C)	163,843,785	199,787,924	100%	100%

Notes:

(1)	Prior to the Closing Date, GGB intends to use commercially reasonable efforts to enter into voluntary lock-up agreements with certain current GGB Shareholders.

Public Securityholders (Registered)

The following table sets out the number of public securityholders (registered) of the Issuer prior to completion of the Business Combination:

Size of Holding	Number of Holders	Total Number of Securities
1 – 99 securities	281	1,888
100 -499 securities	114	8,273
500 – 999 securities	43	6,715
1,000 – 1,999 securities	129	39,257
2,000 – 2,999 securities	88	47,786
3,000 – 3,999 securities	32	25,257
4,000 – 4,999 securities	46	48,882
5,000 or more securities	350	107,585,699
TOTAL	1,083	107,763,757

Public Securityholders (Beneficial)

The following table sets out the number of public securityholders (beneficial)(1) of the Issuer prior to completion of the Business Combination:

Size of Holding	Number of Holders	Total Number of Securities
1 – 99 securities	281	1,888
100 -499 securities	114	8,273
500 – 999 securities	43	6,715
1,000 – 1,999 securities	129	39,257
2,000 – 2,999 securities	88	47,786
3,000 – 3,999 securities	32	25,257
4,000 – 4,999 securities	46	48,882
5,000 or more securities	360	163,665,727
TOTAL	1,093	163,843,785

Notes:

(1)

The amounts included in this table are based on the Resulting Issuer’s non-objecting beneficial owner’s list. The Resulting Issuer will have other beneficial holders of its securities that it is not aware of.

Non-Public Securityholders

The following table sets out the number of public securityholders (beneficial) of the Issuer prior to completion of the Business Combination:

Size of Holding	Number of Holders	Total Number of Securities
1 – 99 securities	Nil.	Nil.
100 -499 securities	Nil.	Nil.
500 – 999 securities	Nil.	Nil.
1,000 – 1,999 securities	Nil.	Nil.
2,000 – 2,999 securities	Nil.	Nil.
3,000 – 3,999 securities	Nil.	Nil.
4,000 – 4,999 securities	Nil.	Nil.
5,000 or more securities	10	56,080,028
TOTAL	10	56,080,028

13.2	Convertible Securities

The following are details for any securities convertible or exchangeable into Resulting Issuer Common Shares on completion of the Business Combination:

Description of Security (conversion/exercise terms, including exercise price)	Number of convertible/exercisable securities outstanding	Number of listed securities issuable upon conversion/exercise
Resulting Issuer Common Warrants	34,008,112	34,008,112
Resulting Issuer Broker Warrants	1,226,736	1,226,736
Resulting Issuer Options	652,000	652,000

The following are details for any securities convertible or exchangeable into Resulting Issuer Proportionate Shares on completion of the Business Combination:

Description of Security (conversion/exercise terms, including exercise price)	Number of convertible/exercisable securities outstanding	Number of listed securities issuable upon conversion/exercise
Resulting Issuer Proportionate Warrants	19,097	Nil.

Other than the Resulting Issuer Common Shares to be available for issuance under the Resulting Issuer Equity Incentive Plan, there are no listed securities that will be reserved for issuance that are not included in the table above.

13.3	Other Securities Reserved for Issuance

Not applicable.

14.	EXECUTIVE COMPENSATION

14.1	Xanthic Compensation Discussion and Analysis

As of the date of this Listing Statement, Xanthic did not, during the two most recently completed financial years, pay any fees to its current directors or named executive officers, except as disclosed below. The following is a compensation discussion and analysis in respect of the existing directors and named executive officers of Xanthic.

14.1.1	Xanthic Compensation Summary

The following table (presented in accordance with National Instrument Form 51-102F6V—Statement of Executive Compensation – Venture Issuers (“Form 51-102F6V”)) sets forth all compensation for services in all capacities to the Issuer for the financial years ended June 30, 2018 and June 30, 2017 in respect of:

(a)	each individual who acted as Chief Executive Officer (“CEO”) or Chief Financial Officer (“CFO”) for all or any portion of the most recently completed financial year;

(b)

the most highly compensated executive officer including any of its subsidiaries (other than the CEO and the CFO), whose total compensation was more than C$150,000 for the most recently completed financial year ended June 30, 2018; and

(c)	any individual who would have satisfied these criteria but for the fact that the individual was neither an executive officer, nor acting in a similar capacity, at the end of June 30, 2018;

(collectively, the “Named Executive Officers” or “NEOs”).

Director and Named Executive Officer compensation, excluding compensation securities

Table of compensation excluding compensation securities
Name and position	Year	Salary, consulting (C$)	Bonus (C$)	Committee or meeting (C$)	Value of perquisites (C$)	Value of all other (C$)	Total compensation (C$)
Tim Moore,	2018	164,934	30,000	—	—	—	194,934
Chief Executive Officer	2017	—	—	—	—	—	—
Igor Galitsky,	2018	90,000	90,000	—	—	—	120,000
President	2017	—	—	—	—	—	—
David Bhumgara,	2018	126,009	30,000	—	—	—	156,009
Chief Financial Officer	2017	10,000	—	—	—	—	10,000
Carli Posner,	2018	—	—	—	—	—	—
Director	2017	—	—	—	—	—	—
Jean Schottenstein,	2018	—	—	—	—	—	—
Director	2017	—	—	—	—	—	—
Steve Stoute,	2018	—	—	—	—	—	—
Director	2017	—	—	—	—	—	—
Marc Lehmann,	2018	—	—	—	—	—	—
Director	2017	—	—	—	—	—	—

Stock options and other compensation securities

The following table sets out all compensation securities, comprised of incentive shares, granted or issued to all directors and NEOs by Xanthic in the most recently completed financial year ended June 30, 2018, for services provided, directly or indirectly, to Xanthic. None of the compensation securities referenced below were exercised in the most recently completed financial year.

		Compensation Securities
Name and position	Type of compensation security	Number of compensation securities, number of underlying securities, and percentage of class	Date of issue or grant	Issue, conversion or exercise price (C$)	Closing price of security or underlying security on date of grant (C$)	Closing price of security or underlying security at year end (C$)	Expiry date
Tim Moore, Chief Executive Officer	Options	350,000	Feb 28/ 2018	$0.125	$0.125	$0.250	Feb /2023
Igor Galitsky, President	Options	358,000	Feb 28/ 2018	$0.125	$0.125	$0.250	Feb 27 /2023
David Bhumgara, Chief Financial Officer	Options	350,000	Feb 28/ 2018	$0.125	$0.125	$0.250	Feb 27 /2023
Carli Posner, Director	Options	200,000	Feb 28/ 2018	$0.125	$0.125	$0.250	Feb 27 /2023
Jean Schottenstein, Director	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Steve Stoute, Director	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Marc Lehmann, Director	N/A	N/A	N/A	N/A	N/A	N/A	N/A

No options were exercised by Xanthic NEOs or directors in the financial year ended June 30, 2018.

14.1.2	Equity Incentive Plans and Other Incentive Plans

Carli Posner received 200,000 Issuer Options for her board participation. As of June 30, 2018, 1/3 vested immediately, 1/3 vest 12 months from award date and 1/3 vest 24 months after the award date. On signing of the Business Combination Agreement, all unvested stock options vested immediately. Xanthic reimburses expenses incurred by such persons for acting as directors of Xanthic.

See Section 8 – Options to Purchase Securities for more details.

14.1.3	Employment, Consulting and Management Agreements

As Xanthic was still in its early stages of development, the C&G Committee determined that each of the Xanthic NEOs be retained on a consulting agreement basis. Mr. Tim Moore’s monthly compensation was C$15,000 per month while Mr. Igor Galitsky and Mr. David Bhumgara each received monthly compensation of C$10,000. In addition, the C&G Committee agreed to award a cash bonus of C$30,000 per Xanthic NEO for the successful completion and listing of the Issuer Common Shares on the CSE.

Additionally, as negotiated as part of the Business Combination, in lieu of change of control, if any Xanthic NEO is terminated without cause, such Xanthic NEO will be entitled to a one-time payment of C$200,000 in the case of Mr. Tim Moore and C$150,000 for each for Mr. Igor Galitsky and Mr. David Bhumgara.

Other than as described above, Xanthic does not intend to provide NEOs with any additional personal benefits, nor does Xanthic intend to provide any additional compensation to its NEOs for serving as directors.

14.1.4	Oversight and Description of Director and Named Executive Officer Compensation

The existing compensation of the Xanthic NEOs is determined by the board of directors of Xanthic. Compensation may be comprised of cash, equity awards, or a combination of both. Xanthic also reimburses expenses incurred by such persons for acting as officers of Xanthic. At the time of this Listing Statement, no element of compensation for NEOs is tied to performance criteria or goals.

14.1.5	Pension Plan Benefits

Xanthic does not currently provide any pension plan benefits to its named executive officers, directors, or employees.

14.2	GGB Compensation Discussion and Analysis

As of the date of this Listing Statement, GGB did not, during the most recently completed financial year, pay any fees to its current directors or named executive officers, except as disclosed below. The following is a compensation discussion and analysis in respect of the GGB NEOs and directors.

14.2.1	GGB Compensation Summary

The following table (presented in accordance with Form 51-102F6V) sets forth all compensation for services in all capacities to GGB for the period ended July 31, 2018 in respect of the GGB NEOs.

Director and Named Executive Officer compensation, excluding compensation securities

Table of compensation excluding compensation securities
Name and position	Year	Salary, consulting (US$)	Bonus (US$)	Committee or meeting (US$)	Value of perquisites (US$)	Value of all other (US$)	Total compensation (US$)
Peter Horvath,	2018	266,667	—	—	—	—	266,667
Chief Executive Officer	2017	—	—	—	—	—	—
Ian Fodie, Chief	2018	130,000	—	—	—	—	130,000
Financial Officer	2017	—	—	—	—	—	—

Stock options and other compensation securities

The following table sets out all compensation securities, comprised of incentive shares, granted or issued to all directors and NEOs by GGB in the period ended July 31, 2018, for services provided, directly or indirectly, to GGB.

Compensation Securities
Name and position	Type of compensation security	Number of compensation securities, number of underlying securities, and percentage of class	Date of issue or grant	Issue, conversion or exercise price (C$)	Closing price of security or underlying security on date of grant (C$)	Closing price of security or underlying security at year end (C$)	Expiry date
Peter Horvath, Chief Executive Officer	Deferred Shares	858,807	July 16/ 2018	$0.12	$0.12	$0.12	Nov 15/ 2020
Ian Fodie, Chief Financial Officer	Deferred Shares	85,880	July 16/ 2018	$0.12	$0.12	$0.12	Nov 15/ 2020

14.2.2	Equity Incentive Plans and Other Incentive Plans

See Section 8 – Options to Purchase Securities.

14.2.3	Employment, Consulting and Management Agreements

Not applicable.

14.2.4	Oversight and Description of Director and Named Executive Officer Compensation

See Section 14.3 – Resulting Issuer Compensation Discussion and Analysis.

14.2.5	Pension Plan Benefits

GGB does not currently provide any pension plan benefits to its named executive officers, directors, or employees.

14.3	Resulting Issuer Compensation Discussion and Analysis

14.3.1	Overview

The Resulting Issuer’s compensation practices will be designed to retain, motivate and reward its executive officers for their performance and contribution to the Resulting Issuer’s long-term success. The Resulting Issuer Board will seek to compensate the Resulting Issuer’s executive officers by combining short and long-term cash and equity incentives. It will also seek to reward the achievement of corporate and individual performance objectives, and to align executive officers’ incentives with shareholder value creation. The Resulting Issuer Board will seek to tie individual goals to the area of the executive officer’s primary responsibility. These goals may include the achievement of specific financial or business development goals. The Resulting Issuer Board will also seek to set company performance goals that reach across all business areas and include achievements in finance/business development and corporate development.

The independent directors of the Resulting Issuer will ratify and approve the executive compensation arrangements and the employment agreements for the Chief Executive Officer and the Chief Financial Officer.

14.3.2	Benchmarking

The executive team is expected to establish an appropriate comparator group for purposes of setting the future compensation of the Resulting Issuer NEOs.

14.3.3	Elements of Compensation

The compensation of the NEOs will include three major elements: (a) base salary, (b) an annual, discretionary cash bonus, and (c) long-term equity incentives, consisting of stock options granted under the Resulting Issuer Equity Incentive Plan and any other equity plan that may be approved by the Resulting Issuer Board. These three principal elements of compensation are described below.

Following the completion of the Business Combination, the Resulting Issuer Board is expected to establish an appropriate comparator group for purposes of setting the future compensation of the Named Executive Officers. The Named Executive Officers will not benefit from pension plan participation. Perquisites and personal benefits are not a significant element of compensation of the Named Executive Officers.

Base Salary

Base salaries are intended to provide an appropriate level of fixed compensation that will assist in employee retention and recruitment. Base salaries will be determined on an individual basis, taking into consideration the past, current and potential contribution to our success, the position and responsibilities of the Named Executive Officers and competitive industry pay practices for other medical marijuana investment companies of comparable size.

Annual Cash Bonus

Annual bonuses will be awarded based on qualitative and quantitative performance standards, and will reward performance of the named executive officer individually. The determination of a Named Executive Officer’s performance may vary from year to year depending on economic conditions and conditions in the cannabis industry, and may be based on measures such as stock price performance, the meeting of financial targets against budget (such as adjusted funds from operations), the meeting of acquisition objectives and balance sheet performance.

Resulting Issuer Equity Incentive Plan

The Resulting Issuer Equity Incentive Plan will be a rolling plan with the Resulting Issuer authorized to issue that number of options which is 10% of the issued and outstanding share capital at the date of the grant of shares, less the aggregate number of shares reserved for issuance or issuable under any share compensation arrangement.

See Section 8 – Options to Purchase Securities for more details.

Pension Plan Benefits

The Resulting Issuer does not intend to implement any deferred compensation plan or pension plan that provides for payments or benefits at, following or in connection with retirement.

15.	INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

No proposed director, officer or promoter of the Resulting Issuer is or has been indebted to the Issuer or GGB in the most recently completed financial year, nor will they be indebted to the Resulting Issuer upon completion of the Business Combination.

16.	RISK FACTORS

Investing in shares of the Resulting Issuer involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information herein, including the financial statements and related notes included in this Listing Statement. Adverse developments such as those described in the following risk factors could materially and adversely harm the business, financial condition, results of operations or prospects of the Resulting Issuer, resulting in loss of all or part of your investment. You should consult your own independent advisors as to the tax, business and legal considerations regarding an investment in our securities.

Risks Specifically Related to Operating under the United States Regulatory System

The cannabis business in the United States is subject to additional risk

The Resulting Issuer will be engaged in the medical and adult-use marijuana industry in the United States in compliance with local and state law. While the cannabis industry in all markets is highly regulated and rapidly evolving, presenting challenges to management to operate effectively and accurately predict financial results contained in any forward looking statements, the Resulting Issuer is subject to additional risks in its United States operations. Investors are cautioned that in the United States, cannabis is illegal under United States federal law. Notwithstanding the more permissive regulatory environment of cannabis at the state level, cannabis continues to be categorized as a controlled substance under the CSA and as such, cultivation, distribution, sale and possession of cannabis violates federal law in the United States. To management’s knowledge, there are to date a total of 31 states, and the District of Columbia,

Puerto Rico, the U.S. Virgin Islands and Guam that have legalized cannabis in some form, including Nevada where the Resulting Issuer operates.

The United States Congress has passed appropriations bills each of the last four years that have expressly not appropriated funds for prosecution of cannabis offenses of persons who are in compliance with state medical cannabis laws. Courts in the United States have construed these appropriations bills to prevent the federal government from prosecuting persons when those persons comply with applicable state medical cannabis law. However, because this conduct continues to violate federal law, U.S. courts have observed that should United States Congress at any time choose to appropriate funds to fully prosecute the CSA, any individual or business—even those that have fully complied with state law—could be prosecuted for violations of federal law. If United States Congress restores funding, the government will have the authority to prosecute individuals for violations of the law during the time it lacked funding, subject to the CSA’s five-year statute of limitations.

Violations of any federal laws and regulations could result in significant fines, penalties, administrative sanctions, judgments or settlements arising from civil proceedings conducted by either the federal government or private citizens, or criminal charges, including, but not limited to, criminal convictions, disgorgement of profits, cessation of business activities, divestiture or civil asset forfeiture. This could have a material adverse effect on the Resulting Issuer, including its reputation and ability to conduct business, its holding (directly or indirectly) of medical and adult-use cannabis licenses in the United States, the listing of its securities on the CSE, its financial position, operating results, profitability or liquidity or the market price of its publicly traded shares. In addition, it is difficult for management to estimate the time or resources that would be needed for the investigation of any such matters or its final resolution because, in part, the time and resources that may be needed are dependent on the nature and extent of any information requested by the applicable authorities involved, and such time or resources could be substantial.

Approach to the enforcement of cannabis laws is subject to change

As a result of the conflicting views between state legislatures and the federal government regarding cannabis, investments in cannabis businesses in the United States are subject to inconsistent legislation and regulation. The response to this inconsistency was addressed in the Cole Memorandum, acknowledging that notwithstanding the designation of cannabis as a controlled substance at the federal level in the United States, several states have enacted laws relating to cannabis for medical purposes.

The Cole Memorandum outlined certain priorities for the Department of Justice relating to the prosecution of cannabis offenses. In particular, the Cole Memorandum noted that in jurisdictions that have enacted laws legalizing cannabis in some form and that have also implemented strong and effective regulatory and enforcement systems to control the cultivation, distribution, sale and possession of cannabis, conduct in compliance with those laws and regulations is less likely to be a priority at the federal level. Notably, however, the Department of Justice did not provide specific guidelines for what regulatory and enforcement systems it deemed sufficient under the Cole Memorandum standard.

In light of limited investigative and prosecutorial resources, the Cole Memorandum concluded that the Department of Justice should be focused on addressing only the most significant threats related to cannabis. States where cannabis had been legalized were not characterized as a high priority. In March 2017, newly appointed Attorney General Jeff Sessions again noted limited federal resources and acknowledged that much of the Cole Memorandum had merit; however, he disagreed that it had been implemented effectively and, on January 4, 2018, Attorney General Jeff Sessions issued the Sessions Memorandum, which rescinded the Cole Memorandum. The Sessions Memorandum rescinded previous nationwide guidance specific to the prosecutorial authority of United States Attorneys relative to cannabis enforcement on the basis that they are unnecessary, given the well-established principles governing federal prosecution that are already in place. Those principals are included in chapter 9.27.000 of the United States Attorneys’ Manual and require federal prosecutors deciding which cases to prosecute to weigh all relevant considerations, including federal law enforcement priorities set by the Attorney

General, the seriousness of the crime, the deterrent effect of criminal prosecution, and the cumulative impact of particular crimes on the community.

As a result of the Sessions Memorandum, federal prosecutors will now be free to utilize their prosecutorial discretion to decide whether to prosecute cannabis activities despite the existence of state-level laws that may be inconsistent with federal prohibitions. No direction was given to federal prosecutors in the Sessions Memorandum as to the priority they should ascribe to such cannabis activities, and resultantly it is uncertain how active federal prosecutors will be in relation to such activities. Furthermore, the Sessions Memorandum did not discuss the treatment of medical cannabis by federal prosecutors. Medical cannabis is currently protected against enforcement by enacted legislation from United States Congress in the form of the Leahy Amendment to H.R.1625 – a vehicle for the Consolidated Appropriations Act of 2018 which similarly prevents federal prosecutors from using federal funds to impede the implementation of medical cannabis laws enacted at the state level, subject to United States Congress restoring such funding. Due to the ambiguity of the Sessions Memorandum, there can be no assurance that the federal government will not seek to prosecute cases involving cannabis businesses that are otherwise compliant with state law.

Such potential proceedings could involve significant restrictions being imposed upon the Resulting Issuer or third parties, while diverting the attention of key executives. Such proceedings could have a material adverse effect on the Resulting Issuer’s business, revenues, operating results and financial condition as well as the Resulting Issuer’s reputation and prospects, even if such proceedings were concluded successfully in favour of the Resulting Issuer. In the extreme case, such proceedings could ultimately involve the prosecution of key executives of the Resulting Issuer or the seizure of corporate assets.

The Leahy Amendment must be renewed to protect the medical cannabis industry

The Leahy Amendment, as discussed above, prohibits the Department of Justice from spending funds appropriated by United States Congress to enforce the tenets of the CSA against the medical cannabis industry in states which have legalized such activity. This amendment has historically been passed as an amendment to omnibus appropriations bills, which by their nature expire at the end of a fiscal year or other defined term. The Leahy Amendment will expire on September 30, 2018. At such time, it may or may not be included in the next omnibus appropriations package or a continuing budget resolution, and its inclusion or non-inclusion, as applicable, is subject to political changes.

Anti-money laundering laws and regulation

The Resulting Issuer will be subject to a variety of laws and regulations domestically and in the United States that involve money laundering, financial recordkeeping and proceeds of crime, including the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), Sections 1956 and 1957 of U.S.C. Title 18 (the Money Laundering Control Act), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended and the rules and regulations thereunder, the Criminal Code (Canada) and any related or similar rules, regulations or guidelines, issued, administered or enforced by governmental authorities in the United States and Canada.

Banks often refuse to provide banking services to businesses involved in the marijuana industry due to the present state of the laws and regulations governing financial institutions in the United States. The lack of banking and financial services presents unique and significant challenges to businesses in the marijuana industry. The potential lack of a secure place in which to deposit and store cash, the inability to pay creditors through the issuance of checks and the inability to secure traditional forms of operational financing, such as lines of credit, are some of the many challenges presented by the unavailability of traditional banking and financial services.

In February 2014, the Department of the Treasury Financial Crimes Enforcement Network issued a memo (the “FinCEN Memo”) providing instructions to banks seeking to provide services to cannabis-related businesses. The FinCEN Memo states that in some circumstances, it is permissible for banks to provide services to cannabis-related businesses without risking prosecution for violation of federal money laundering laws. It refers to supplementary guidance that former Deputy Attorney General James M. Cole issued to federal prosecutors relating to the prosecution of money laundering offenses predicated on cannabis-related violations of the CSA. While the FinCEN Memo has not been rescinded by the Department of Justice at this time, it remains unclear whether the current administration will follow its guidelines. Overall, the Department of Justice continues to have the right and power to prosecute crimes committed by banks and financial institutions, such as money laundering and violations of the Bank Secrecy Act, that occur in any state, including in states that have legalized the applicable conduct and the Department of Justice’s current enforcement priorities could change for any number of reasons, including a change in the opinions of the President of the United States or the United States Attorney General. A change in the Department of Justice’s enforcement priorities could result in the Department of Justice prosecuting banks and financial institutions for crimes that previously were not prosecuted.

In the event that any of the Resulting Issuer’s operations, or any proceeds thereof, any dividends or distributions therefrom, or any profits or revenues accruing from such operations in the United States were found to be in violation of money laundering legislation or otherwise, such transactions may be viewed as proceeds of crime under one or more of the statutes noted above or any other applicable legislation. This could restrict or otherwise jeopardize the ability of the Resulting Issuer to declare or pay dividends, effect other distributions or subsequently repatriate such funds back to Canada. Furthermore, while there are no current intentions to declare or pay dividends on the Resulting Issuer Shares in the foreseeable future, in the event that a determination was made that the Resulting Issuer’s proceeds from operations (or any future operations or investments in the United States) could reasonably be shown to constitute proceeds of crime, the Resulting Issuer may decide or be required to suspend declaring or paying dividends without advance notice for an indefinite period of time.

The illegality of cannabis in the United States presents additional legal and operational challenges

Because the use of cannabis is illegal under federal law, many judges and courts have denied cannabis businesses bankruptcy protections, enforcement of contracts, and protection of intellectual property – all of which may have a materially adversely effect on the Resulting Issuer’s results of operations and its investors return on investment. Without bankruptcy protections, it would be very difficult for lenders to recoup their investments in the cannabis industry in the event of a bankruptcy. In addition, there remains doubt and uncertainty that the Resulting Issuer will be able to legally enforce its contracts. The Resulting Issuer cannot be assured that it will have a remedy for breach of contract, which may have a material adverse effect on its business. Similarly, the benefit of federal laws and protections which are otherwise available to most businesses, such as federal trademark and patent protection regarding the intellectual property of a business, may not be available to the Resulting Issuer. The Resulting Issuer’s strategy is highly focused on creating brand equity and identity in its markets, by building strong brand awareness. The Resulting Issuer’s intellectual property may never be adequately or sufficiently protected against the use or misappropriation by third-parties. While many states do offer the ability to protect trademarks independent of the federal government, patent protection is wholly unavailable on a state level, and state-registered trademarks provide a lower degree of protection than would federally-registered marks. This position may prevent Resulting Issuer from effectively marketing and selling its cannabis-infused and CBD-infused consumable products using technology that management believes should otherwise be afforded patent protection. As a result of the United States regulatory position on cannabis businesses, the Resulting Issuer may not be able to effectively prevent competitors from using its technology to market similar products in the markets in which it operates.

Restriction of entry into the United States

In the past, U.S. Customs and Border Protection (“CBP”) was given the discretion to question Canadians entering the U.S. about their marijuana use and whether to use their response as a barrier to entry. Recently, the U.S. CBP has been focusing on the whole cannabis industry, including investors. Several highly publicized instances of U.S. CBP detaining and even banning Canadian investors from the United States have occurred in recent months. The restriction of travel to the United States of our executives and investors would seriously impair the ability of the Resulting Issuer to conduct business and could materially impact our results of operations.

Risks Related to the Cannabis Industry

Heightened scrutiny by regulatory authorities

For the reasons set forth above, the Resulting Issuer’s operations and investments in the United States may become the subject of heightened scrutiny by regulators, stock exchanges and other authorities in Canada. As a result, the Resulting Issuer may be subject to significant direct and indirect interaction with public officials. There can be no assurance that this heightened scrutiny will not in turn lead to the imposition of certain restrictions on the Resulting Issuer’s ability to operate or invest in the United States or any other jurisdiction, in addition to those described herein.

It had been reported in Canada that the Canadian Depository for Securities Limited is considering a policy shift that would see its subsidiary, CDS, refuse to settle trades for cannabis issuers that have investments in the United States. CDS is Canada’s central securities depository, clearing and settling trades in the Canadian equity, fixed income and money markets. The TMX Group, the owner and operator of CDS, subsequently issued a statement on August 17, 2017 reaffirming that there is no CDS ban on the clearing of securities of issuers with cannabis-related activities in the United States, despite media reports to the contrary and that the TMX Group was working with regulators to arrive at a solution that will clarify this matter, which would be communicated at a later time.

On February 8, 2018, following discussions with the Canadian Securities Administrators and recognized Canadian securities exchanges, the TMX Group announced the signing of the TMX MOU. The TMX MOU outlines the parties’ understanding of Canada’s regulatory framework applicable to the rules, procedures, and regulatory oversight of the exchanges and CDS as it relates to issuers with cannabis-related activities in the United States. The TMX MOU confirms, with respect to the clearing of listed securities, that CDS relies on the exchanges to review the conduct of listed issuers. As a result, there is no CDS ban on the clearing of securities of issuers with cannabis-related activities in the United States. However, there can be no guarantee that this approach to regulation will continue in the future. If such a ban were to be implemented at a time when the Resulting Issuer Common Shares are listed on a stock exchange, it would have a material adverse effect on the ability of holders of Resulting Issuer Common Shares to make and settle trades. In particular, the Resulting Issuer Common Shares would become highly illiquid as until an alternative was implemented, investors would have no ability to effect a trade of the Resulting Issuer Common Shares through the facilities of the applicable stock exchange.

Risk of legal, regulatory or political change

The success of the business strategy of the Resulting Issuer depends on the legality of the marijuana industry. The political environment surrounding the marijuana industry in general can be volatile and the regulatory framework remains in flux. To management’s knowledge, there are to date a total of 31 states, and the District of Columbia, Puerto Rico, the U.S. Virgin Islands and Guam that have legalized cannabis in some form and additional states have pending legislation regarding the same; however, the risk remains that a shift in the regulatory or political realm could occur and have a drastic impact on the industry as a whole, adversely impacting the Resulting Issuer’s business, results of operations, financial condition or prospects.

Delays in enactment of new state or federal regulations could restrict the ability of the Resulting Issuer to reach strategic growth targets and lower return on investor capital. The strategic growth strategy of the Resulting Issuer is reliant upon certain federal and state regulations being enacted to facilitate the legalization of medical and adult-use marijuana. If such regulations are not enacted, or enacted but subsequently repealed or amended, or enacted with prolonged phase-in periods, the growth targets of the Resulting Issuer, and thus, the effect on the return of investor capital, could be detrimental. Management is unable to predict with certainty when and how the outcome of these complex regulatory and legislative proceedings will affect its business and growth.

Further, there is no guarantee that state laws legalizing and regulating the sale and use of cannabis will not be repealed or overturned, or that local governmental authorities will not limit the applicability of state laws within their respective jurisdictions. If the federal government begins to enforce federal laws relating to cannabis in states where the sale and use of cannabis is currently legal, or if existing applicable state laws are repealed or curtailed, the Resulting Issuer’s business, results of operations, financial condition and prospects would be materially adversely affected. It is also important to note that local and city ordinances may strictly limit and/or restrict disbursement of marijuana in a manner that will make it extremely difficult or impossible to transact business that is necessary for the continued operation of the marijuana industry. Federal actions against individuals or entities engaged in the marijuana industry or a repeal of applicable marijuana related legislation could adversely affect the Resulting Issuer and its business, results of operations, financial condition and prospects.

The Resulting Issuer is aware that multiple states are considering special taxes or fees on businesses in the marijuana industry. It is a potential yet unknown risk at this time that other states are in the process of reviewing such additional fees and taxation. This could have a material adverse effect upon the Resulting Issuer’s business, results of operations, financial condition or prospects.

Overall, the medical and adult-use marijuana industry is subject to significant regulatory change at both the state and federal level. The inability of the Resulting Issuer to respond to the changing regulatory landscape may cause it to not be successful in capturing significant market share and could otherwise harm its business, results of operations, financial condition or prospects.

Public opinion and perception

Government policy changes or public opinion may also result in a significant influence over the regulation of the cannabis industry in Canada, the United States or elsewhere. Public opinion and support for medical and adult-use marijuana has traditionally been inconsistent and varies from jurisdiction to jurisdiction. While public opinion and support appears to be rising for legalizing medical and adult-use marijuana, it remains a controversial issue subject to differing opinions surrounding the level of legalization (for example, legalization of medical marijuana as opposed to recreational use). A negative shift in the public’s perception of cannabis in the United States or any other applicable jurisdiction could affect future legislation or regulation. Among other things, such a shift could cause state jurisdictions to abandon initiatives or proposals to legalize medical and/or adult-use cannabis, thereby limiting the number of new state jurisdictions into which the Resulting Issuer could expand. Any inability to fully implement the Resulting Issuer’s expansion strategy may have a material adverse effect on the Resulting Issuer’s business, results of operations or prospects.

General regulatory risks; risks related to licensure

The Resulting Issuer’s business is subject to a variety of laws, regulations and guidelines relating to the manufacture, management, transportation, storage and disposal of marijuana, including laws and regulations relating to health and safety, the conduct of operations and the protection of the environment. Achievement of the Resulting Issuer’s business objectives is contingent, in part, upon compliance with applicable regulatory requirements and obtaining all requisite regulatory approvals. Changes to such laws, regulations and guidelines due to matters beyond the control of the Resulting Issuer may cause material adverse effects to the Resulting Issuer.

The Resulting Issuer is required to obtain or renew further government permits and licenses for its current and contemplated operations. Obtaining, amending or renewing the necessary governmental permits and licenses can be a time-consuming process potentially involving numerous regulatory agencies, involving public hearings and costly undertakings on the Resulting Issuer’s part. The duration and success of the Resulting Issuer’s efforts to obtain, amend and renew permits and licenses are contingent upon many variables not within its control, including the interpretation of applicable requirements implemented by the relevant permitting or licensing authority. The Resulting Issuer may not be able to obtain, amend or renew permits or licenses that are necessary to its operations. Any unexpected delays or costs associated with the permitting and licensing process could impede the ongoing or proposed operations of the Resulting Issuer. To the extent necessary permits or licenses are not obtained, amended or renewed, or are subsequently suspended or revoked, the Resulting Issuer may be curtailed or prohibited from proceeding with its ongoing operations or planned development and commercialization activities. Such curtailment or prohibition may result in a material adverse effect on the Resulting Issuer’s business, financial condition, results of operations or prospects.

In Nevada, all marijuana establishments must register with the DOT and be issued a medical marijuana or retail marijuana establishment registration certificate. In a local governmental jurisdiction that issues business licenses, the issuance by DOT of a medical marijuana or retail marijuana establishment registration certificate is considered provisional until the local government has issued a business license for operation and the establishment is in compliance with all applicable local governmental ordinances. Final registration certificates are valid for a period of one year and are subject to annual renewals after required fees are paid and the business remains in good standing. It is important to note provisional licenses do not permit the operation of any commercial or medical cannabis activity. Only after a provisional licensee has gone through necessary state and local inspections, if applicable, and has received a final registration certificate from DOT may an entity engage in cannabis business operation. There is no assurance that the Resulting Issuer will be issued final registration certificates in respect of any provisional licenses awarded in the future.

While the Resulting Issuer’s compliance controls have been developed to mitigate the risk of any material violations of any license it holds arising, there is no assurance that the Resulting Issuer’s licenses will be renewed by each applicable regulatory authority in the future in a timely manner. Any unexpected delays or costs associated with the licensing renewal process for any of the licenses held by the Resulting Issuer could impede the ongoing or planned operations of the Resulting Issuer and have a material adverse effect on the Resulting Issuer’s business, financial condition, results of operations or prospects.

The Resulting Issuer may become involved in a number of government or agency proceedings, investigations and audits. The outcome of any regulatory or agency proceedings, investigations, audits, and other contingencies could harm the Resulting Issuer’s reputation, require the Resulting Issuer to take, or refrain from taking, actions that could harm its operations or require the Resulting Issuer to pay substantial amounts of money, harming its financial condition. There can be no assurance that any pending or future regulatory or agency proceedings, investigations and audits will not result in substantial costs or a diversion of management’s attention and resources or have a material adverse impact on the Resulting Issuer’s business, financial condition, results of operations or prospects.

Environmental risk and regulation

The Resulting Issuer’s operations are subject to environmental regulation in the various jurisdictions in which it operates. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors (or the equivalent thereof) and employees. There is no assurance that future changes in environmental regulation, if any, will not adversely affect the Resulting Issuer’s operations.

Government approvals and permits are currently, and may in the future, be required in connection with the Resulting Issuer’s operations. To the extent such approvals are required and not obtained, the Resulting Issuer may be curtailed or prohibited from proceeding with the development of its operations as currently proposed.

Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. The Resulting Issuer may be required to compensate those suffering loss or damage by reason of its operations and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

Amendments to current laws, regulations and permits governing the production of medical or retail marijuana, or more stringent implementation thereof, could have a material adverse impact on the Resulting Issuer and cause increases in expenses, capital expenditures or production costs or reduction in levels of production or require abandonment or delays in development.

Service providers

As a result of any adverse change to the approach in enforcement of United States cannabis laws, adverse regulatory or political change, additional scrutiny by regulatory authorities, adverse change in public perception in respect of the consumption of marijuana or otherwise, third party service providers to the Resulting Issuer could suspend or withdraw their services, which may have a material adverse effect on the Resulting Issuer’s business, revenues, operating results, financial condition or prospects.

Risks Related to the Resulting Issuer’s Business

Limited operating history

The Resulting Issuer, Green Growth Brands Ltd. and Xanthic Biopharma, Inc. have limited financial reporting history. Consequently, the Resulting Issuer’s financial results for 2018 are not comparable with prior years, and the financial information in this listing statement may not be indicative of its future performance. The Resulting Issuer does not have a history of profitability, with the exception of the NOR business. As such the Resulting Issuer has limited prospects of generating profit from its intended operations. The Resulting Issuer is therefore subject to many of the risks common to early-stage enterprises, including under-capitalization, cash shortages, limitations with respect to personnel, financial, and other resources and lack of revenues. There is no assurance that the Resulting Issuer will be successful in achieving a return on shareholders’ investment and the likelihood of success must be considered in light of the early stage of operations.

If the Resulting Issuer is unable to successfully execute any material part of its growth strategy, its future growth and ability to make profitable investments in its business would be harmed

The Resulting Issuer’s success depends on its ability to expand its business while maintaining profitability. The Resulting Issuer may not be able to sustain its growth or profitability on a quarterly or annual basis in future periods. The Resulting Issuer’s future growth and profitability will depend upon a number of factors, including, without limitation:

•	The level of competition in the cannabis industry;

•	The Resulting Issuer’s ability to identify, acquire and integrate strategic acquisitions;

•	The Resulting Issuer’s ability to win new licenses as cannabis is legalized at the state level;

•	The Resulting Issuer’s ability to achieve brand loyalty;

•	The Resulting Issuer’s ability to offer new products and to extend existing brands and products into new markets, both in the United States and internationally markets;

•	The Resulting Issuer’s ability to remain competitive in its pricing;

•	The Resulting Issuer’s ability to leverage its vertically integrated business model to increase profitability;

•	The Resulting Issuer’s ability to maintain efficient, timely and cost-effective production and delivery of its products;

•	The efficiency and effectiveness of the Resulting Issuer’s sales and marketing efforts in building product and brand awareness and cross-marketing its brands;

•	The Resulting Issuer’s ability to identify and respond successfully to emerging trends in the cannabis industry;

•	The level of consumer acceptance of the Resulting Issuer’s products; and

•	The general economic and political conditions and consumer confidence.

The Resulting Issuer may not be successful in executing its growth strategy, and even if the Resulting Issuer achieves targeted growth, it may not be able to sustain profitability. Failure to successfully execute any material part of the Resulting Issuer’s growth strategy would significantly impair the Resulting Issuer’s future growth and its ability to make profitable investments in its business.

Future acquisitions

The Resulting Issuer is continually evaluating acquisitions and strategic investments that are significant to its business both in the United States and internationally. Management may not be able to identify suitable acquisition candidates, or complete such acquisitions, joint ventures and strategic investments on acceptable terms and conditions, and these acquisitions, joint ventures and strategic investments may not be successfully integrated into the Resulting Issuer’s operations. The costs of unsuccessful acquisition, joint venture and strategic investment efforts may adversely affect results of operations, financial condition or prospects. Material acquisitions and other strategic transactions involve a number of risks, including: (i) potential disruption of the Resulting Issuer’s ongoing business; (ii) distraction of management; (iii) the Resulting Issuer may become financially leveraged; (iv) the anticipated benefits and cost savings of those transactions may not be realized fully or at all or may take longer to realize than expected; (v) increasing the scope and complexity of the Resulting Issuer’s operations; (vi) impairment of relationships with customers and (vii) loss or reduction of control over certain of the Resulting Issuer’s assets. Additionally, the Resulting Issuer may issue additional Resulting Issuer Shares in connection with such transactions, which would dilute a shareholder’s holdings in the Resulting Issuer.

The presence of one or more material liabilities of an acquired company that are unknown to the Resulting Issuer at the time of acquisition could have a material adverse effect on the business, results of operations, prospects and financial condition of the Resulting Issuer. A strategic transaction may result in a significant change in the nature of the Resulting Issuer’s business, operations and strategy. In addition, the Resulting Issuer may encounter unforeseen obstacles or costs in implementing a strategic transaction or integrating any acquired business into the Resulting Issuer’s operations reducing its operating cash flow.

Well-capitalized entrants may develop large-scale operations

Currently, the marijuana industry generally is comprised of individuals and small to medium-sized entities, however, the risk remains that large conglomerates and companies who also recognize the potential for financial success through investment in this industry could strategically purchase or assume control of larger dispensaries and cultivation facilities. Larger companies in related business with similar customer bases may position themselves to enter into joint ventures and strategic partnerships in order to capitalize on their existing global distribution channels, which would restrict the Resulting Issuer’s ability to gain market penetration. In doing so, these larger competitors could establish price setting and cost controls which would effectively “price out” many of the individuals and small to medium-sized entities who currently make up the bulk of the participants in the varied businesses operating within and in support of the medical and adult-use marijuana industry. While the trend in most state laws and regulations seemingly deters this type of takeover, this industry remains quite nascent, so what the landscape will be in the future remains largely unknown, which in itself is a risk.

The Resulting Issuer’s proposed business plan is subject to all business risks associated with new business enterprises, including the absence of any significant operating history upon which to evaluate an investment. The likelihood of the Resulting Issuer’s success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the formation of a new business, the development of new strategy and the competitive environment in which the Resulting Issuer will operate. It is possible that the Resulting Issuer will incur losses in the future. There is no guarantee that the Resulting Issuer will be profitable.

Competition

There is potential that the Resulting Issuer will face intense competition from other companies, some of which can be expected to have longer operating histories and more financial resources and experience than the Resulting Issuer. Increased competition by larger and better-financed competitors could materially and adversely affect the business, financial condition, results of operations or prospects of the Resulting Issuer.

Because of the early stage of the industry in which the Resulting Issuer operates, the Resulting Issuer expects to face additional competition from new entrants. To become and remain competitive, the Resulting Issuer will require research and development, marketing, sales and support. The Resulting Issuer may not have sufficient resources to maintain research and development, marketing, sales and support efforts on a competitive basis which could materially and adversely affect the business, financial condition, results of operations or prospects of the Resulting Issuer.

If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of our securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of the Issuer Common Shares prior to the closing of the Business Combination may decline. Because the share exchange ratio will not be adjusted to reflect any changes in the market price of the Issuer Common Shares, the market value of the Resulting Issuer Common Shares issued in the Business Combination may be higher or lower than the values of the Issuer Common Shares on earlier dates. In addition, following the Business Combination, fluctuations in the price of the Resulting Issuer Shares could contribute to the loss of all or part of your investment. Prior to the Business Combination, trading in the Issuer Common Shares has not been active. Accordingly, the valuation ascribed to our common stock in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of our securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Warrants will become exercisable for Resulting Issuer Common Shares, which would increase the number of Resulting Issuer Common Shares eligible for future resale in the public market and result in dilution to our stockholders

Outstanding warrants to purchase an aggregate of 23,005,888 Resulting Issuer Shares will become exercisable for a like number of Resulting Issuer Shares in accordance with the terms of the warrant agreement governing those securities. To the extent Resulting Issuer Warrants are exercised, additional Resulting Issuer Shares will be issued, which will result in dilution to the Resulting Issuer Shareholders and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such Resulting Issuer Common Shares in the public market could adversely affect the market price of the Resulting Issuer Shares.

Additional Financing

The Resulting Issuer has obligations under the NOR transaction that will require future funding. There is also additional funding required to implement the strategic plan, including additional acquisitions. Therefore, Resulting Issuer may require equity or debt financing to support its strategic plan. There can be no assurance that additional financing will be available on acceptable terms when required. The Resulting Issuer’s inability to raise additional financing could severely limit its growth and ability to make strategic capital expenditures, both of which may have a material adverse effect on the Resulting Issuer’s business, results of operations, financial condition or prospects.

Conflicts of interest

Certain of the directors and officers of the Resulting Issuer are, or may become directors and officers of other companies, and conflicts of interest may arise between their duties as directors and officers of the Resulting Issuer and as directors and officers of such other companies.

Reliance on management

The success of the Resulting Issuer depends on its ability to attract, develop and retain talented employees, including executives and other key managers. The loss of certain key officers and employees, or the failure to attract and develop talented new executives and managers, could have an adverse effect on the Resulting Issuer’s business. The Resulting Issuer’s ability to attract and retain employees with the requisite experience and skills depends on several factors, including, but not limited to the Resulting Issuer’s ability to offer competitive wages, benefits and professional growth opportunities. Effective succession planning is also important to its long-term success. Failure to ensure effective transfer of knowledge and smooth transitions involving key employees could hinder the Resulting Issuer’s strategic planning and execution. The Resulting Issuer’s success is also dependent upon the ability, expertise, judgment, discretion and good faith of its senior management. Any loss of the services of key management could have a material adverse effect on the Resulting Issuer’s business, operating results, financial condition or prospects

Management of growth

The Resulting Issuer may be subject to growth-related risks including capacity constraints and pressure on its internal systems and controls. The ability of the Resulting Issuer to manage growth effectively will require it to continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. The inability of the Resulting Issuer to deal with this growth may have a material adverse effect on the Resulting Issuer’s business, financial condition, results of operations or prospects.

Risks inherent in an agricultural business

Adult-use and medical marijuana are agricultural products. There are risks inherent in the agricultural business, such as insects, plant diseases and similar agricultural risks. Although the products are usually grown indoors under climate-controlled conditions, with conditions monitored, there can be no assurance that natural elements will not have a material adverse effect on the production of the Resulting Issuer’s products.

Vulnerability to rising energy costs

Adult-use and medical marijuana growing operations consume considerable energy, making the Resulting Issuer potentially vulnerable to rising energy costs. Rising or volatile energy costs may adversely impact the business, results of operations, financial condition or prospects of the Resulting Issuer.

Unfavorable publicity or consumer perception

The Resulting Issuer believes the adult-use and medical marijuana industries are highly dependent upon consumer perception regarding the safety, efficacy and quality of the marijuana produced. Consumer perception can be significantly influenced by scientific research or findings, regulatory investigations, litigation, media attention and other publicity regarding the consumption of marijuana products. There can be no assurance that future scientific research or findings, regulatory investigations, litigation, media attention or other publicity will be favorable to the marijuana market or any particular product, or consistent with earlier publicity. Future research reports, findings, regulatory investigations, litigation, media attention or other publicity that are perceived as less favorable than, or that question, earlier research reports, findings or other publicity could have a material adverse effect on the demand for adult-use or medical marijuana and on the business, results of operations, financial condition, cash flows or prospects of the Resulting Issuer. Further, adverse publicity reports or other media attention regarding the safety, efficacy and quality of marijuana in general, or associating the consumption of adult-use and medical marijuana with illness or other negative effects or events, could have such a material adverse effect. There is no assurance that such adverse publicity reports or other media attention will not arise.

Results of future clinical research

Research in Canada, the U.S. and internationally regarding the medical benefits, viability, safety, efficacy, dosing and social acceptance of cannabis or isolated cannabinoids (such as CBD and THC) remains in early stages. There have been relatively few clinical trials on the benefits of cannabis or isolated cannabinoids (such as CBD and THC). Although management believes that the articles, reports and studies support its beliefs regarding the medical benefits, viability, safety, efficacy, dosing and social acceptance of cannabis, future research and clinical trials may prove such statements to be incorrect, or could raise concerns regarding, and perceptions relating to, cannabis. Given these risks, uncertainties and assumptions, prospective purchasers of Resulting Issuer Common Shares should not place undue reliance on such articles and reports. Future research studies and clinical trials may draw opposing conclusions to those stated in this Listing Statement or reach negative conclusions regarding the medical benefits, viability, safety, efficacy, dosing, social acceptance or other facts and perceptions related to cannabis, which could have a material adverse effect on the demand for the Resulting Issuer’s products with the potential to lead to a material adverse effect on the Resulting Issuer’s business, financial condition, results of operations or prospects.

Product liability

As a manufacturer and distributor of products designed to be ingested by humans, the Resulting Issuer faces an inherent risk of exposure to product liability claims, regulatory action and litigation if its products are alleged to have caused significant loss or injury. In addition, the manufacture and sale of marijuana involve the risk of injury to consumers due to tampering by unauthorized third parties or product contamination. Previously unknown adverse reactions resulting from human consumption of marijuana alone or in combination with other medications or substances could occur. As a manufacturer, distributor and retailer of adult-use and medical marijuana, or in its role as an investor in or service provider to an entity that is a manufacturer, distributor and/or retailer of adult-use or medical marijuana, the Resulting Issuer may be subject to various product liability claims, including, among others, that the marijuana product caused injury or illness, include inadequate instructions for use or include inadequate warnings concerning possible side effects or interactions with other substances. A product liability claim or regulatory action against the Resulting Issuer could result in increased costs, could adversely affect the Resulting Issuer’s reputation with its clients and consumers generally, and could have a material adverse effect on the business, results of operations, financial condition or prospects of the Resulting Issuer. There can be no assurances that the Resulting Issuer will be able to maintain product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive and may not be available in the future on acceptable terms, or at all. The inability to maintain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of the Resulting Issuer’s potential products or otherwise have a material adverse effect on the business, results of operations, financial condition or prospects of the Resulting Issuer.

Product recalls

Manufacturers and distributors of products are sometimes subject to the recall or return of their products for a variety of reasons, including product defects, such as contamination, unintended harmful side effects or interactions with other substances, packaging safety and inadequate or inaccurate labeling disclosure. Such recalls cause unexpected expenses of the recall and any legal proceedings that might arise in connection with the recall. This can cause loss of a significant amount of sales. In addition, a product recall may require significant management attention. Although the Resulting Issuer has detailed procedures in place for testing its products, there can be no assurance that any quality, potency or contamination problems will be detected in time to avoid unforeseen product recalls, regulatory action or lawsuits. Additionally, if one of the Resulting Issuer’s brands were subject to recall, the image of that brand and the Resulting Issuer could be harmed. Additionally, product recalls can lead to increased scrutiny of operations by applicable regulatory agencies, requiring further management attention and potential legal fees and other expenses.

Reliance on key inputs

The marijuana business is dependent on a number of key inputs and their related costs including raw materials and supplies related to growing operations, as well as electricity, water and other local utilities. Any significant interruption or negative change in the availability or economics of the supply chain for key inputs could materially impact the business, financial condition, results of operations or prospects of the Resulting Issuer. Some of these inputs may only be available from a single supplier or a limited group of suppliers. If a sole source supplier was to go out of business, the Resulting Issuer might be unable to find a replacement for such source in a timely manner or at all. If a sole source supplier were to be acquired by a competitor, that competitor may elect not to sell to the Resulting Issuer in the future. Any inability to secure required supplies and services or to do so on appropriate terms could have a materially adverse impact on the business, financial condition, results of operations or prospects of the Resulting Issuer.

Dependence on suppliers and skilled labour

The ability of the Resulting Issuer to compete and grow will be dependent on it having access, at a reasonable cost and in a timely manner, to skilled labour, equipment, parts and components. No assurances can be given that the Resulting Issuer will be successful in maintaining its required supply of skilled labour, equipment, parts and components. It is also possible that the final costs of the major equipment contemplated by the Resulting Issuer’s capital expenditure plans may be significantly greater than anticipated by the Resulting Issuer’s management, and may be greater than funds available to the Resulting Issuer, in which circumstance the Resulting Issuer may curtail, or extend the timeframes for completing, its capital expenditure plans. This could have an adverse effect on the business, financial condition, results of operations or prospects of the Resulting Issuer.

Co-investment risk

The Resulting Issuer may co-invest in one or more investments with certain strategic investors and/or other third parties through joint ventures or other entities, which parties in certain cases may have different interests or superior rights to those of the Resulting Issuer, although it is the general intent of the Resulting Issuer to retain superior rights associated with its investments. Although it is the Resulting Issuer’s intent to retain control and other superior rights over the Resulting Issuer’s investments, under certain circumstances it may be possible that the Resulting Issuer relinquishes such rights over certain of its investments and, therefore, may have a limited ability to protect its position therein. In addition, even when the Resulting Issuer does maintain a control position with respect to its investments, the Resulting Issuer’s investments may be subject to typical risks associated with third-party involvement, including the possibility that a third-party may have financial difficulties resulting in a negative impact on such investment, may have economic or business interests or goals that are inconsistent with those of the Resulting Issuer, or may be in a position to take (or block) action in a manner contrary to the Resulting Issuer’s objectives. The Resulting Issuer may also, in certain circumstances, be liable for the actions of its third-party partners or co-investors. Co-investments by third parties may or may not be on substantially the same terms and conditions as the Resulting Issuer, and such different terms may be disadvantageous to the Resulting Issuer.

Difficulty to forecast

The Resulting Issuer must rely largely on its own market research to forecast sales as detailed forecasts are not generally obtainable from other sources at this early stage of the industry. A failure in the demand for its products to materialize as a result of competition, technological change or other factors could have a material adverse effect on the business, results of operations, financial condition or prospects of the Resulting Issuer.

Reliable data on the medical and adult-use marijuana industry is not available

As a result of recent and ongoing regulatory and policy changes in the medical and adult-use marijuana industry, the market data available is limited and unreliable. Federal and state laws prevent widespread participation and hinder market research. Therefore, market research and projections by management of estimated total retail sales, demographics, demand, and similar consumer research, are based on assumptions from limited and unreliable market data, and generally represent the personal opinions of the Resulting Issuer’s management team as of the date of this Listing Statement.

Litigation

The Resulting Issuer may become party to litigation from time to time in the ordinary course of business which could adversely affect its business. Should any litigation in which the Resulting Issuer becomes involved be determined against the Resulting Issuer, such a decision could adversely affect the Resulting Issuer’s ability to continue operating and the market price for the Resulting Issuer Common Shares. Even if the Resulting Issuer is involved in litigation and wins, litigation can redirect significant company resources.

Intellectual property risks

The Resulting Issuer may have certain proprietary intellectual property, including but not limited to brands, trademarks, trade names, patents and proprietary processes. The Resulting Issuer will rely on this intellectual property, know-how and other proprietary information, and require employees, consultants and suppliers to sign confidentiality agreements. However, these confidentiality agreements may be breached, and the Resulting Issuer may not have adequate remedies for such breaches. Third parties may independently develop substantially equivalent proprietary information without infringing upon any proprietary technology. Third parties may otherwise gain access to the Resulting Issuer’s proprietary information and adopt it in a competitive manner. Any loss of intellectual property protection may have a material adverse effect on the Resulting Issuer’s business, results of operations or prospects.

The risks associated with protecting intellectual property in the United States are discussed above.

Competition from synthetic production and technological advances

The pharmaceutical industry may attempt to dominate the marijuana industry, and in particular, legal marijuana, through the development and distribution of synthetic products which emulate the effects and treatment of organic marijuana. If they are successful, the widespread popularity of such synthetic products could change the demand, volume and profitability of the marijuana industry. This could adversely affect the ability of the Resulting Issuer to secure long-term profitability and success through the sustainable and profitable operation of its business. There may be unknown additional regulatory fees and taxes that may be assessed in the future.

Constraints on marketing products

The development of the Resulting Issuer’s business and operating results may be hindered by applicable restrictions on sales and marketing activities imposed by government regulatory bodies. The regulatory environment in the United States limits companies’ abilities to compete for market share in a manner similar to other industries. If the Resulting Issuer is unable to effectively market its products and compete for market share, or if the costs of compliance with government legislation and regulation cannot be absorbed through increased selling prices for its products, the Resulting Issuer’s sales and results of operations could be adversely affected.

Fraudulent or illegal activity by employees, contractors and consultants

The Resulting Issuer is exposed to the risk that its employees, independent contractors and consultants may engage in fraudulent or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to the Resulting Issuer that violates: (i) government regulations; (ii) manufacturing standards; (iii) federal and provincial healthcare fraud and abuse laws and regulations; or (iv) laws that require the true, complete and accurate reporting of financial information or data. It may not always be possible for the Resulting Issuer to identify and deter misconduct by its employees and other third parties, and the precautions taken by the Resulting Issuer to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting the Resulting Issuer from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against the Resulting Issuer, and it is not successful in defending itself or asserting its rights, those actions could have a significant impact on the Resulting Issuer’s business, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of the Resulting Issuer’s operations, any of which could have a material adverse effect on the Resulting Issuer’s business, financial condition, results of operations or prospects.

Information technology systems and cyber-attacks

The Resulting Issuer’s operations depend, in part, on how well it and its suppliers protect networks, equipment, information technology (“IT”) systems and software against damage from a number of threats, including, but not limited to, cable cuts, damage to physical plants, natural disasters, intentional damage and destruction, fire, power loss, hacking, computer viruses, vandalism and theft. The Resulting Issuer’s operations also depend on the timely maintenance, upgrade and replacement of networks, equipment, IT systems and software, as well as pre-emptive expenses to mitigate the risks of failures. Any of these and other events could result in information system failures, delays and/or increase in capital expenses. The failure of information systems or a component of information systems could, depending on the nature of any such failure, adversely impact the Resulting Issuer’s reputation and results of operations.

There can be no assurance that the Resulting Issuer will not incur material losses relating to cyber-attacks or other information security breaches in the future. The Resulting Issuer’s risk and exposure to these matters cannot be fully mitigated because of, among other things, the evolving nature of these threats. As a result, cyber security and the continued development and enhancement of controls, processes and practices designed to protect systems, computers, software, data and networks from attack, damage or unauthorized access is a priority. As cyber threats continue to evolve, the Resulting Issuer may be required to expend additional resources to continue to modify or enhance protective measures or to investigate and remediate any security vulnerabilities.

Security breaches

Given the nature of the Resulting Issuer’s product and its lack of legal availability outside of channels approved by the Government of the United States, as well as the concentration of inventory in its facilities, despite meeting or exceeding all legislative security requirements, there remains a risk of shrinkage as well as theft. A security breach at one of the Resulting Issuer’s facilities could expose the Resulting Issuer to additional liability and to potentially costly litigation, increase expenses relating to the resolution and future prevention of these breaches and may deter potential patients from choosing the Resulting Issuer’s products.

In addition, the Resulting Issuer collects and stores personal information about its patients and is responsible for protecting that information from privacy breaches. A privacy breach may occur through procedural or process failure, information technology malfunction, or deliberate unauthorized intrusions. Theft of data for competitive purposes, particularly patient lists and preferences, is an ongoing risk whether perpetrated via employee collusion or negligence or through deliberate cyber-attack. Any such theft or privacy breach would have a material adverse effect on the Resulting Issuer’s business, financial condition and results of operations.

Costs of being a public company

As a public issuer, the Resulting Issuer is subject to the reporting requirements and rules and regulations under the applicable Canadian securities laws and rules of any stock exchange on which the Resulting Issuer’s securities may be listed from time to time. Additional or new regulatory requirements may be adopted in the future. The requirements of existing and potential future rules and regulations will increase the Resulting Issuer’s legal, accounting and financial compliance costs, make some activities more difficult, time-consuming or costly and may also place undue strain on its personnel, systems and resources, which could adversely affect its business and financial condition.

In particular, the Resulting Issuer is subject to reporting and other obligations under applicable Canadian securities laws, including National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings, which requires annual management assessment of the effectiveness of the Resulting Issuer’s internal controls over financial reporting. Effective internal controls, including financial reporting and disclosure controls and procedures, are necessary for the Resulting Issuer to provide reliable financial reports, to effectively reduce the risk of fraud and to operate successfully as a public company. These reporting and other obligations place significant demands on the Resulting Issuer as well as on the Resulting Issuer’s management, administrative, operational and accounting resources.

Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm the Resulting Issuer’s results of operations or cause it to fail to meet its reporting obligations. If the Resulting Issuer or its auditors discover a material weakness, the disclosure of that fact, even if quickly remedied, could reduce the market’s confidence in the Resulting Issuer’s consolidated financial statements and materially adversely affect the trading price of the Resulting Issuer Common Shares.

Market price volatility risks

The market price of the Resulting Issuer Common Shares may be subject to wide fluctuations in response to many factors, including variations in the operating results of the Resulting Issuer, divergence in financial results from analysts’ expectations, changes in earnings estimates by stock market analysts, changes in the business prospects for the Resulting Issuer, general economic conditions, legislative changes, and other events and factors outside of the Resulting Issuer’s control. In addition, stock markets have from time to time experienced extreme price and volume fluctuations, which, as well as general economic and political conditions, could adversely affect the market price for the Resulting Issuer Common Shares.

Dividends

The Resulting Issuer has no earnings or dividend record, and does not anticipate paying any dividends on the Resulting Issuer Shares in the foreseeable future. Dividends paid by the Resulting Issuer would be subject to tax and, potentially, withholdings.

Limited market for securities

Notwithstanding that the Resulting Issuer Common Shares are listed on the CSE, there can be no assurance that an active and liquid market for the Resulting Issuer Common Shares will develop or be maintained and a Resulting Issuer Shareholder may find it difficult to resell any Resulting Issuer Shares.

Fluctuations in currency exchange rates could have an adverse effect on revenues and results of operations.

Resulting Issuer has operations in the United States, which is expected to account for approximately __% of Resulting Issuer’s operating expenses in 2018. As a result, Resulting Issuer generates a significant portion of its sales and incurs a significant portion of its expenses in currencies other than the Canadian dollar. To the extent that Resulting Issuer is unable to match revenues received in foreign currencies with costs paid in the same currency, exchange rate fluctuations in any such currency could have an adverse effect on Resulting Issuer’s financial results. Currency fluctuations between the Canadian dollar and the U.S. dollar affect Resulting Issuer’s results as reported in Canadian dollars. These fluctuations could adversely affect Resulting Issuer’s revenues and results of operations.

Global financial conditions

Following the onset of the credit crisis in 2008, global financial conditions were characterized by extreme volatility and several major financial institutions either went into bankruptcy or were rescued by governmental authorities. While global financial conditions subsequently stabilized, there remains considerable risk in the system given the extraordinary measures adopted by government authorities to achieve that stability. Global financial conditions could suddenly and rapidly destabilize in response to future economic shocks, as government authorities may have limited resources to respond to future crises.

Future economic shocks may be precipitated by a number of causes, including a rise in the price of oil, geopolitical instability and natural disasters. Any sudden or rapid destabilization of global economic conditions could impact the Resulting Issuer’s ability to obtain equity or debt financing in the future on terms favourable to the Resulting Issuer. Additionally, any such occurrence could cause decreases in asset values that are deemed to be other than temporary, which may result in impairment losses. Further, in such an event, the Resulting Issuer’s operations and financial condition could be adversely impacted.

Furthermore, general market, political and economic conditions, including, for example, inflation, interest and currency exchange rates, structural changes in the cannabis industry, supply and demand for commodities, political developments, legislative or regulatory changes, social or labour unrest and stock market trends will affect the Resulting Issuer’s operating environment and its operating costs, profit margins and share price. Any negative events in the global economy could have a material adverse effect on the Resulting Issuer’s business, financial condition, results of operations or prospects

17.	PROMOTERS

17.1	Promoters

During the two years immediately preceding the date of this Listing Statement, the promoters of Xanthic, GGB and the Resulting Issuer have been and are as follows:

Name	Type of Securities Held	Number of Securities Held	% of Outstanding Class
Igor Galitsky	Resulting Issuer Common Shares	957,083	0.58%
All Js Greenspace LLC	Resulting Issuer Common Shares	37,464,236	22.87%
Chiron Ventures Inc.	Resulting Issuer Common Shares	10,701,041	6.53%
All Js Greenspace LLC	Resulting Issuer Proportionate Shares	38,194	100%

18.	LEGAL PROCEEDINGS

Neither the Issuer, GGB nor any of their property is, was previously a party to, or was the subject of, any legal proceeding nor is the Resulting Issuer currently party to any material legal proceeding or contemplating any legal proceedings which are material to its business. Additionally, to the knowledge of the management of the Issuer, GGB and the Resulting Issuer, there are no such proceedings contemplated.

From time to time, however, the Resulting Issuer may be subject to various claims and legal actions arising in the ordinary course of business. Management of the Resulting Issuer is not currently aware of any legal proceedings contemplated against the Resulting Issuer.

19.	INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

GGB is party to the Lease with an entity that is controlled by the Schottenstein family. See Section 3.2.8 – Real Estate for more details.

20.	AUDITORS, TRANSFER AGENTS AND REGISTRARS

20.1	Auditors

The auditors of the Issuer are MNP LLP, through its offices at 111 Richmond St. West, Suite 300, Toronto, ON M5H 2G4.

The auditors of GGB are MNP LLP, through its offices at 1155, boul. René-Lévesque O. 23e étage, Montréal, QC H3B 2K2.

The auditors of NOR are MNP LLP, through its offices at 111 Richmond St. West, Suite 300, Toronto, ON M5H 2G4.

It is anticipated that the auditor of the Resulting Issuer will be MNP LLP, through its offices at 111 Richmond St. West, Suite 300, Toronto, ON M5H 2G4.

20.2	Registrar and Transfer Agent

The current transfer agent and registrar of the Issuer is CTA, through its offices in Toronto, Ontario. CTA will remain the transfer agent and registrar of the Resulting Issuer following the Business Combination.

21.	MATERIAL CONTRACTS

Xanthic Material Contracts

Except for contracts entered into by Xanthic or its subsidiaries in the ordinary course of business, the only material contracts entered into by Xanthic or its subsidiaries in the previous two years are the following:

(a)	Escrow agreement dated March 29, 2018;

(b)	Services agreement, dated October 17, 2017 with CTA, and

(c)	Definitive agreement dated December 13, 2017, among Aurquest, Xanthic and the Issuer Shareholders;

(d)	The Business Combination Agreement; and

(e)	The NOR Agreement.

GGB Material Contracts

Except for contracts entered into by GGB or its subsidiaries in the ordinary course of business, the only material contracts entered into by GGB or its subsidiaries since incorporation are the following:

(a)	The Advisory Agreements;

(b)	The Loan Agreement;

(c)	The Business Combination Agreement;

(d)	The Agency Agreement;

(e)	The Participation Agreement;

(f)	The GGB Convertible Debenture Indenture;

(g)	The GGB Warrant Indenture;

(h)	The Nomination Rights Agreement;

(i)	The Financial Advisory Agreements; and

(j)	The Investor Rights Agreement.

22.	INTEREST OF EXPERTS

Neither auditor has, and neither is entitled to receive, any registered or beneficial interest, direct or indirect, in the property of the Resulting Issuer and neither is expected to own any Resulting Issuer Shares or any associate, affiliate or Related Person (as defined by the policies of the CSE) of the Resulting Issuer.

23.	OTHER MATERIAL FACTS

There are no other material facts about the Resulting Issuer or the Resulting Issuer Shares that are not disclosed under any other Item of this Listing Statement and are necessary in order for this Listing Statement to contain full, true and plain disclosure of all material facts relating to the Resulting Issuer or the Resulting Issuer Shares.

24.	FINANCIAL STATEMENTS

24.1	Financial Statement of the Issuer

See Schedule “A”.

24.2	Financial Statement of GGB

See Schedule “B”.

CERTIFICATE OF THE ISSUER

Pursuant to a resolution duly passed by its Board of Directors, Xanthic Biopharma Inc. hereby applies for the listing of the above mentioned securities on the CSE. The foregoing contains full, true and plain disclosure of all material information relating to Xanthic Biopharma Inc. It contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to prevent a statement that is made from being false or misleading in light of the circumstances in which it was made.

Dated at Toronto, Ontario this ▶ day of ▶, 2018.

(signed) “Tim Moore”	(signed) “David Bhumgara”

Tim Moore	David Bhumgara
Chief Executive Officer and Director	Chief Financial Officer

ON BEHALF OF THE BOARD OF DIRECTORS

(signed) “Carli Posner”	(signed) “Igor Galitsky”

Carli Posner	Igor Galitsky
Director	Director

CERTIFICATE OF GGB

The foregoing contains full, true and plain disclosure of all material information relating to Green Growth Brands Ltd. It contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to prevent a statement that is made from being false or misleading in light of the circumstances in which it was made.

Dated at Toronto, Ontario this ▶ day of ▶, 2018.

(signed) “Peter Horvath”	(signed) “Ian Fodie”

Peter Horvath	Ian Fodie
Chief Executive Officer and Director	Chief Financial Officer

ON BEHALF OF THE BOARD OF DIRECTORS

(signed) “▶”	(signed) “▶”

▶	▶
Director	Director

SCHEDULE “A” – ISSUER FINANCIAL STATEMENTS

Please see attached.

Xanthic Biopharma Inc.

Consolidated Financial Statements

For the year ended

June 30, 2018

(In Canadian Dollars)

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL REPORTING

The accompanying consolidated financial statements of Xanthic Biopharma Inc. (formerly Aurquest Resources Inc.) are the responsibility of the management and Board of Directors of the Company.

The consolidated financial statements have been prepared by management, on behalf of the Board of Directors, in accordance with the accounting policies disclosed in the notes to the consolidated financial statements. Where necessary, management has made informed judgments and estimates in accounting for transactions which were not complete at the date of the consolidated statements of financial position. In the opinion of management, the consolidated financial statements have been prepared within acceptable limits of materiality and are in accordance with International Financial Reporting Standards using accounting policies consistent with International Financial Reporting Standards appropriate in the circumstances.

Management has established systems of internal control over the financial reporting process, which are designed to provide reasonable assurance that relevant and reliable financial information is produced.

The Board of Directors is responsible for reviewing and approving the consolidated financial statements together with other financial information of the Company and for ensuring that management fulfills its financial reporting responsibilities. An Audit Committee assists the Board of Directors in fulfilling this responsibility. The Audit Committee meets with management to review the financial reporting process and the consolidated financial statements together with other financial information of the Company. The Audit Committee reports its findings to the Board of Directors for its consideration in approving the consolidated financial statements together with other financial information of the Company for issuance to the shareholders.

Management recognizes its responsibility for conducting the Company’s affairs in compliance with established financial standards, and applicable laws and regulations, and for maintaining proper standards of conduct for its activities.

“Tim Moore”	“David Bhumgara”

Tim Moore	David Bhumgara
Chief Executive Officer	Chief Financial Officer

To the Board of Directors and Shareholders of Xanthic Biopharma Inc.:

We have audited the accompanying financial statements of Xanthic Biopharma Inc., which comprise the statement of financial position as at June 30, 2018 and 2017, and the consolidated statement of loss and comprehensive loss, changes in shareholders’ deficiency and cash flows for the year ended June 30, 2018 and the period from the date of incorporation March 15, 2017 to June 30, 2017, and a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Xanthic Biopharma Inc. as at June 30, 2018 and 2017, and its financial performance and its cash flows for the periods then ended in accordance with International Financial Reporting Standards.

Emphasis of Matter

Without qualifying our opinion, we draw attention to Note 1 in the financial statements which indicates the existence of a material uncertainty that may cast significant doubt on the ability of Xanthic Biopharma Inc, Inc. to continue as a going concern.

Toronto, Ontario	Chartered Professional Accountants
September 13, 2018	Licensed Public Accountants

XANTHIC BIOPHARMA INC. (formerly Aurquest Resources Inc.)

Consolidated Statement of Financial Position

For the periods ended June 30, 2017 and June 30, 2018

(Expressed in Canadian dollars)
	Note	June 30, 2018	June 30, 2017
Assets
Current Assets
Cash and cash equivalents		$1,037,049	$24,096
Prepaid expenses		249,915	—
Inventory	5	181,096	—
Other receivable		157,982	12,428

		1,626,042	36,524
Non-Current Assets
Equipment	6	56,597	—
Equity investment in Xanthic Beverages USA, LLC	7	1,126,865	—

		$2,809,504	$36,524

Liabilities
Current Liabilities
Accounts payable and accrued liabilities	14	156,368	111,643
Contingent consideration payable	8	790,080	—

		946,448	111,643
Shareholders’ Equity (Deficiency)
Share capital	9	4,236,395	26,422
Reserve for share based payments	11	385,542	—
Reserve for warrants	10	186,304	—
Deficit		(2,930,766)	(101,541)
Accumulated other comprehensive loss		(14,419)	—

		1,863,056	(75,119)

		$2,809,504	$36,524

The comparative figures at June 30, 2017 represent those of Xanthic Biopharma Limited.

Nature of operations (note 1)

Subsequent events (note 18)

Approved on behalf of the Board of Directors:

“Tim Moore”	“Carli Posner”
CEO and Director	Director

The accompanying notes are an integral part of these consolidated financial statements.

XANTHIC BIOPHARMA INC. (formerly Aurquest Resources Inc.)

Consolidated Statements of Net Loss and Comprehensive Loss

For the periods ended June 30, 2018 and from the date of incorporation March 15, 2017 to June 30, 2017

(Expressed in Canadian dollars)
	Note	June 30, 2018	June 30, 2017

Expenses
Consulting fees	13	$827,658	$60,000
Stock based compensaton	11	385,542	—
Advertising and promotion		174,289	13,496
Legal and professional fees		375,023	27,968
General and administration		86,569	61
Loss on equity investment in Xanthic Beverages USA, LLC	7	58,255	—
Interest and bank charges		3,835	16

Loss before transaction related expenses		1,911,171	101,541
Listing fees	4	918,054	—

Net loss from operations		$2,829,225	$101,541

Other comprehensive loss
Exchange loss on translating foreign operations		14,419	—

Comprehensive Loss for the period		$2,843,644	$101,541

Net Loss per Common Share
Basic and Diluted		$0.08	$0.04
Weighted average common shares outstanding		34,472,257	2,373,953

The accompanying notes are an integral part of these consolidated financial statements.

XANTHIC BIOPHARMA INC. (formerly Aurquest Resources Inc.)

Consolidated Statement of Changes in Shareholders’ Equity (Deficiency)

For the periods ended June 30, 2018 and from the date of incorporation March 15, 2017 to June 30, 2017

(Expressed in Canadian dollars)
	Note	Common Shares					Accumulated Other Comprehensive loss
			Reserves
			Share Capital	Share based Payments	Warrants
						Deficit		Total
Balance at incorporation March 15, 2017		—	$—	$—	$—	$—	$—	$—
Shares issued for cash, net of issuance costs		7,000,000	26,422	—	—	—	—	26,422
Deficit						(101,541)		(101,541)

Balance at June 30, 2017		7,000,000	26,422	—	—	(101,541)	—	(75,119)
Shares issued for cash, net of issuance costs	9	43,388,000	3,588,962	—	—	—	—	3,588,962
Issurance of shares on RTO	4	6,458,547	807,315	—	—	—	—	807,315
Warrants issued on private placement	10	—	(186,304)	—	186,304	—	—	—
Stock based compensation	11	—	—	385,542	—	—	—	385,542
Deficit		—	—	—	—	(2,829,225)	—	(2,829,225)
Exchange loss on translating foreign operations		—	—	—	—	—	(14,419)	(14,419)

Balance at June 30, 2018		56,846,547	$4,236,395	$385,542	$186,304	$(2,930,766)	$(14,419)	$1,863,056

The accompanying notes are an integral part of these consolidated financial statements.

XANTHIC BIOPHARMA INC. (formerly Aurquest Resources Inc.)

Consolidated Statement of Cashflow

For the periods ended June 30, 2018 and from the date of incorporation March 15, 2017 to June 30, 2017

(Expressed in Canadian dollars)
	Note	June 30, 2018	June 30, 2017
Cashflow from Operating Activities
Net loss for the period		$(2,829,225)	$(101,541)
Adjustments for:
Listing fees	4	894,054	—
Stock based compensation	11	385,542	—
Loss on equity investment in Xanthic Beverages USA, LLC	7	58,255	—
Changes in non-cash working capital balances
Other receivable		(145,554)	(12,428)
Prepaid expenses		(249,915)	—
Inventory		(195,515)	—
Accounts payable and accrued liabilities		(42,014)	111,643

		(2,124,372)	(2,326)
Cashflow from Investing Activities
Purchase of equipment	6	(56,597)	—
Investment in Xanthic Beverages USA, LLC	7	(395,040)	—

		(451,637)	—
Cashflow from Financing Activities
Private placement of shares, net of issuance costs	9	3,588,962	26,422

		3,588,962	26,422
Increase in cash and cash equivalents		1,012,953	24,096
Cash and cash equivalents, beginning of period		24,096	—

Cash and cash equivalents, end of the period		$1,037,049	$24,096

The accompanying notes are an integral part of these consolidated financial statements.

XANTHIC BIOPHARMA INC. (formerly Aurquest Resources Inc.)

Notes to the Consolidated Financial Statements

For the year ended June 30, 2018

1.	Nature of operations

Xanthic Biopharma Inc. (formerly Aurquest Resources Inc.) (“Company”) was incorporated under Ontario Business Corporations Act. The Company was acquired by Xanthic Biopharma Limited (“Xanthic”) in a reverse takeover transaction (see Note 4) completed on December 15, 2017. The Company’s principal business activity is the licensing of non-combustible medical cannabis products. The Company is in the development stage and has not yet earned any revenues. As Xanthic has been identified as the accounting acquirer, these financial statements are considered a continuation of Xanthic and any comparative information provided prior to the reverse takeover are those of Xanthic.

2.	Basis of presentation and going concern

(a) Statement of compliance

The Company’s consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). The accounting policies set out below were consistently applied to all periods presented unless otherwise noted.

These consolidated financial statements were reviewed, approved and authorized by the Company’s Board of Directors on September 13, 2018.

(b) Basis of measurement

These consolidated financial statements have been prepared in accordance with IFRS, on the historical cost basis except for certain financial instruments, which are measured at fair value, as explained in the accounting policies set out in Note 3.

(c) Basis of consolidation

These consolidated financial statements include the accounts of the Company and its subsidiaries, Xanthic Biopharma Limited, Xanthic US Hold Co., Xanthic Biopharma Oregon LLC, Xanthic Biopharma California LLC, Xanthic Biopharma Nevada LLC and Xanthic Colorado LLC. All significant intercompany balances and transactions were eliminated on consolidation. Subsidiaries are entities the Company controls when it is exposed, or has rights, to variable returns from its involvement and has the ability to affect those returns through its power to direct the relevant activities of the entity.

(d) Functional and presentation currency

All figures presented in the consolidated financial statements are reflected in Canadian dollars, which is the functional currency of the Company. The functional currency of the Company’s wholly owned subsidiaries, Xanthic US Hold Co., Xanthic Biopharma Oregon LLC, Xanthic Biopharma California LLC, Xanthic Biopharma Nevada LLC and Xanthic Colorado LLC is United States dollars. Foreign currency transactions are translated into Canadian dollars at exchange rates in effect on the date of the transactions. Monetary assets and liabilities denominated in foreign currencies at the statement of financial position date are translated to Canadian dollars at the foreign exchange rate applicable at that date. Realized and unrealized exchange gains and losses are recognized through profit or loss. Non-monetary assets and liabilities that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of the transaction. The assets and liabilities of foreign operations, are translated in Canadian dollars at year-end exchange rates. Income and expenses, and cash flows of foreign operations are translated into Canadian dollars using average exchange rates. Exchange differences resulting from translating foreign operations are recognized in other comprehensive income and accumulated in equity.

XANTHIC BIOPHARMA INC. (formerly Aurquest Resources Inc.)

Notes to the Consolidated Financial Statements

For the year ended June 30, 2018

(e) Use of estimates and judgments

The preparation of financial statements requires management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, and revenue and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates. Significant estimates include but are not limited to the following:

(I)	Inputs when Black-Scholes valuation model

The estimates used in determining the stock option fair values, utilizes estimates made by management in determining the appropriate input variables in the Black-Scholes valuation model. Inputs are subject to estimates include volatility, forfeiture rates, estimated lives and market rates.

(II)	Functional and presentation currency

In determining the functional currency of the parent and its subsidiary companies, management considered the currency that mainly influences sales and the cost of providing goods and services in each jurisdiction in each the Company operates. The Company also considered secondary indicators including the currency in which each funds from financing activities are denominated, the currency in which funds are retained and whether the activities of the subsidiaries are carried out as an extension of the Company or if they are carried out with a degree of autonomy.

(III)	Contingent Consideration

The valuation of the contingent consideration payable to former owners of Xanthic Beverages USA, LLC is subject to estimates surrounding the probability of milestones being made.

(f) Going Concern

These consolidated financial statements have been prepared using accounting principles applicable to a going concern. The going concern basis assumes that the Company will continue its operations for the foreseeable future, and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. As at June 30, 2018, the Company had working capital of $679,594 and during the year ended, it incurred a net loss from operations of $2,829,225. The uncertainty on the Company’s ability to raise additional finances to fund its operations casts significant doubt upon the Company’s ability to continue as a going concern and the ultimate appropriateness of using accounting principles applicable to a going concern. These consolidated financial statements do not include any adjustments to the amounts and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern. If the Company is not able to continue as a going concern, the Company may be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in these consolidated financial statements. These differences could be material.

3.	Significant accounting policies

A summary of the significant accounting policies, which have been applied consistently to all periods presented in the accompanying consolidated financial statements are set out below:

Cash

Cash comprises bank balances held in Canadian chartered banks.

XANTHIC BIOPHARMA INC. (formerly Aurquest Resources Inc.)

Notes to the Consolidated Financial Statements

For the year ended June 30, 2018

Inventory

Inventory is recorded at the lower of cost and net realizable value. Cost is determined using the standard cost method, which is updated regularly to reflect current conditions and approximate cost based on the weighted average formula. Cost of inventory includes cost of purchase (purchase price, transport, handling, and other costs directly attributable to the acquisition of inventories), cost of conversion, and other costs incurred in bringing the inventories to their present location and condition. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses.

All inventories are reviewed for impairment due to slow moving and obsolete inventory. The provisions for obsolete, slow moving or defective inventories are recognized in profit or loss. Previous write downs to net realizable value are reversed to the extent there is a subsequent increase in the net realizable value of the inventory.

Capital assets

Capital assets are carried at cost less any residual value, accumulated depreciation and impairment losses. Cost includes the acquisition costs or construction costs, as well as the costs directly attributable to bringing the asset to the location and condition necessary for its use in operations. When capital assets include significant components with different useful lives, they are recorded and amortized separately. Depreciation is computed using the straight-line method based on the estimated useful life of the assets. The residual value, useful life and depreciation methods are reviewed at the end of each reporting period. Such a review takes into consideration the nature of the asset, the intended use and impact of technological changes. Where parts of an item of capital assets have different useful lives, they are accounted for as separate items of capital assets. Subsequent costs are included in the asset carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost of the item can be measured reliably.

Impairment of non-financial assets

At each date of the statement of financial position, the Company reviews the carrying amounts of its tangible assets to determine whether there is an indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where it is not possible to estimate the recoverable amount of an individual asset, the Company estimates the recoverable amount of the cash generating unit to which the assets belong. Recoverable amount is the higher of fair value less costs of disposal and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

If the recoverable amount of an asset (or cash generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash generating unit) is reduced to its recoverable amount. An impairment loss is recognized immediately in the statement of comprehensive loss.

Equity Accounted Investments

Equity accounted investments are investments over which the Company has significant influence, but not control. The financial results of the Company’s equity accounted investments are included in the Company’s consolidated financial statements using the equity method whereby the Company recognizes its proportionate share of income or loss and other comprehensive income or loss of the equity accounted investment in its own operations or comprehensive income or loss, as applicable.

Dilution gains and losses arising from changes in the Company’s interest in equity accounted investments are recognized in net operations. If the Company’s investment is reduced to zero, additional losses are not provided for, and a liability is not recognized, unless the Company has incurred legal or constructive obligations, or made payments on behalf of the equity accounted investment.

XANTHIC BIOPHARMA INC. (formerly Aurquest Resources Inc.)

Notes to the Consolidated Financial Statements

For the year ended June 30, 2018

Financial instruments

Financial assets and liabilities are recognized when the Company becomes a party to the contractual provisions of the instrument. Financial assets are derecognized when the rights to receive cash flows from the assets have expired or have been transferred and the Company has transferred substantially all risks and rewards of ownership. Financial liabilities are derecognized when the obligation specified in the contract is discharged, cancelled or expires.

A derivative is a financial instrument whose value changes in response to a specified variable, requires little or no net investment and is settled at a future date.

At initial recognition, the Company classifies its financial instruments in the following categories:

(i)

Financial assets and liabilities at fair value through profit or loss: a financial asset or liability is classified in this category if acquired principally for the purpose of selling or repurchasing in the short-term. Derivatives are also included in this category unless they are designated as hedges. Financial instruments in this category are recognized initially and subsequently at fair value. Gains and losses arising from changes in fair value are presented in the statements of net loss and comprehensive loss within other expense (income) in the period in which they arise. Cash and contingent consideration payable are included in this category.

(ii)

Loans and receivables: Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Loans and receivables are initially recognized at the amount expected to be received, less, when material, a discount to reduce the loans and receivables to fair value. Subsequently, loans and receivables are measured at amortized cost using the effective interest method less a provision for impairment. Other receivable is included in this category.

(iii)

Available for sale financial assets: Available for sale assets are non-derivative financial assets that are designated as available for sale and are not categorized into any of the other categories described above. They are initially recognized at fair value including direct and incremental transaction costs. They are subsequently recognized at fair value. Gains and losses arising from changes in fair value are included as a separate component of equity until sale, when the cumulative gain or loss is transferred to the statements of loss and comprehensive loss. Interest is determined using the effective interest method, and impairment losses and translation differences on monetary items are recognized in the statements of net loss and comprehensive loss. The Company does not have any available for sale assets.

(iv)

Financial liabilities at amortized cost: Financial liabilities at amortized cost are composed of accounts payable and the promissory note payable. Trade payables, accrued liabilities and promissory note payable are initially recognized at the amount required to be paid, less, when material, a discount to reduce payables to fair value. Subsequently, accounts payables are measured at amortized cost using the effective interest method. These are classified as current liabilities if payment is due within 12 months. Otherwise, they are presented as non-current liabilities.

Impairment of financial assets carried at amortized cost

At each statement of financial position date, the Company assesses whether there is objective evidence a financial asset or group of financial assets is impaired. A financial asset or group of financial assets is impaired and impairment losses are incurred if, and only if, there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset (a loss event), and that loss event (or events) has an impact on the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated.

The amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future credit losses) discounted at the financial asset’s original effective interest rate. The asset’s carrying amount is reduced and the amount of the loss is recognized in the statements of loss and comprehensive loss. If a loan has a variable interest rate, the discount rate for measuring any impairment loss is the

XANTHIC BIOPHARMA INC. (formerly Aurquest Resources Inc.)

Notes to the Consolidated Financial Statements

For the year ended June 30, 2018

current effective interest rate determined under the contract. For practical reasons, the Company may measure impairment on the basis of an instrument’s fair value using an observable market price.

Stock based compensation

The Company issues stock based compensation awards to directors, employees and consultants. These arrangements include stock options. The Company expects that these stock based awards will be settled in equity of the Company. The Company uses a fair value method to account for stock based compensation. The fair value of stock based compensation, as at the date of grant, is measured using an option-pricing model and is recognized over the applicable vesting period as compensation expense, based on the number of stock based awards expected to vest, with a corresponding increase in contributed surplus. When stock options are exercised, the proceeds received, together with any amount in contributed surplus, are included in share capital. The expected number of stock based awards expected to vest is reviewed at least annually, with any impact being recognized immediately.

Share capital

In situations where the Company issues units, the value of units is bifurcated, and the value of warrants is included as a separate reserve of the Company’s equity. On expiry, the fair value of the warrants is transferred to share capital.

Share issuance costs

Costs incurred in connection with the issuance of share capital are netted against the proceeds received. Costs related to the issuance of share capital and incurred prior to issuance are recorded as deferred share issuance costs and subsequently netted against proceeds when they are received.

Loss per common share, basic and diluted

Basic loss per share is calculated by dividing the net loss for the period attributable to equity owners of the Company by the weighted average number of common shares outstanding during the period. Contingently issuable shares (including shares held in escrow) are not considered outstanding common shares and consequently are not included in the loss per share calculations.

Diluted loss per share is calculated by adjusting the weighted average number of common shares outstanding for dilutive instruments. The number of shares included with respect to options, warrants and similar instruments is computed using the treasury stock method.

For the periods presented, all options and warrants were anti-dilutive.

Income taxes

Income tax comprises current and deferred tax. Income tax is recognized in the statements of loss and comprehensive loss except to the extent that it relates to items recognized directly in shareholders’ equity, in which case the income tax is also recognized directly in shareholders’ equity.

Current tax is the expected tax payable on the taxable income for the period, using tax rates enacted at the end of the reporting period, and any adjustments to tax payable in respect of previous years.

In general, deferred tax is recognized in respect of temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. Deferred income tax is determined on a non-discounted basis using the tax rates and laws that have been enacted or substantively enacted at the statements of financial position dates and are expected to apply when the deferred tax asset or liability is settled. Deferred tax assets are recognized to the extent that it is probable the assets can be recovered.

Deferred income tax assets and liabilities are presented as non-current.

XANTHIC BIOPHARMA INC. (formerly Aurquest Resources Inc.)

Notes to the Consolidated Financial Statements

For the year ended June 30, 2018

Provisions

A provision is recognized when the Company has a present legal or constructive obligation that can be estimated reliably, and it is probable an outflow of economic benefits will be required to settle the obligation. Provisions are measured at the present value of the expenditures expected to be required to settle the obligation using a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the obligation.

New standards, amendments and interpretations not yet adopted

A number of new standards and amendments to standards and interpretations have been issued but have not yet been applied in preparing these consolidated financial statements, as set out below:

•

IFRS 9, Financial Instruments, addresses the classification, measurement and recognition of financial assets and financial liabilities. The complete version of IFRS 9 was issued in July 2014. It replaces the guidance in IAS 39 that relates to the classification and measurement of financial instruments. IFRS 9 retains but simplifies the mixed measurement model and establishes three primary measurement categories for financial assets: amortized cost, fair value through other comprehensive income (OCI) and fair value through profit or loss. The basis of classification depends on the entity’s business model and the contractual cash flow characteristics of the financial asset. Investments in equity instruments are required to be measured at fair value through profit or loss with the irrevocable option at inception to present changes in fair value in OCI not recycling. There is now a new expected credit losses model that replaces the incurred loss impairment model used in IAS 39. For financial liabilities, there were no changes to classification and measurement except for the recognition of changes in own credit risk in other comprehensive income, for liabilities designated at fair value through profit or loss. The standard is effective for accounting periods beginning on or after January 1, 2018 and earlier adoption is permitted. The Company does not expect this standard to have a significant impact on the Company’s financial statements at this time.

•

IFRS 15, Revenue from Contracts with Customers, deals with revenue recognition and establishes principles for reporting useful information to users of financial statements about the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. Revenue is recognized when a customer obtains control of goods or services and thus has the ability to direct the use and obtain the benefits from the goods or services. The standard replaces IAS 18, Revenue, and IAS 11, Construction Contracts, and related interpretations. The standard is effective for annual periods beginning on or after January 1, 2018 and earlier adoption is permitted. The Company does not expect this standard to have a significant impact on the Company’s financial statements at this time.

•

In January 2016, the IASB issued IFRS 16, Leases, which will replace IAS 17, Leases. Under IFRS 16, a contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. Under IAS 17, lessees were required to make a distinction between a finance lease and an operating lease. IFRS 16 now requires lessees to recognize a lease liability reflecting future lease payments and a right-of-use asset for virtually all lease contracts. There is an optional exemption for certain short-term leases and leases of low value assets; however, this exemption can only be applied by lessees. The standard is effective for annual periods beginning on or after January 1, 2019, with earlier application if IFRS 15 is also applied. The Company has yet to assess the impact of this standard.

•

IFRIC 22, Foreign Currency Transactions and Advance Consideration, was issued on December 8, 2016 and clarifies which date should be used for translation when a foreign currency transaction involves an advance payment or receipt and is applicable for annual periods beginning on or after January 1, 2018. The Company does not expect this standard to have a significant impact on the Company’s financial statements at this time.

•

IFRIC 23, Uncertainty over Income Tax Treatments, was issued in June 2017 and clarifies the accounting for uncertainties in income taxes. The interpretation committee concluded that an entity shall consider whether it is probable that a taxation authority will accept an uncertain tax treatment. If an entity concludes it is probable that the taxation authority will accept an uncertain tax treatment, then the entity shall determine

XANTHIC BIOPHARMA INC. (formerly Aurquest Resources Inc.)

Notes to the Consolidated Financial Statements

For the year ended June 30, 2018

taxable profit (tax loss), tax bases, unused tax losses and credits or tax rates consistently with the tax treatment used or planned to be used in its income tax filings. If an entity concludes it is not probable that the taxation authority will accept an uncertain tax treatment, the entity shall reflect the effect of uncertainty in determining the related taxable profit (tax loss), tax bases, unused tax losses and credits or tax rates. IFRIC 23 is effective for annual periods beginning on or after January 1, 2019. Earlier adoption is permitted. The Company has yet to assess the impact of this standard.

4.	Xanthic’s Biopharma Limited Reverse Take Over (“RTO”)

On December 15, 2017, the Company entered into a definitive agreement with Xanthic Biopharma Limited (“Xanthic”). Pursuant to the definitive agreement the Company acquired all the issued and outstanding common shares of Xanthic (the “Xanthic Shares”) from the Xanthic shareholders. At the date of closing on the definitive agreement there were 37,252,000 Xanthic Shares issued and outstanding, inclusive of 10,252,000 Xanthic Shares issued at a price of $0.125 per Xanthic Share pursuant to a non-brokered private placement. In exchange for the Xanthic Shares, the Company issued 298,016,000 common shares in the Company at a ratio of eight Company shares for each Xanthic Share at a deemed price of $0.015625 per Company share, resulting in a reverse takeover of the Company by Xanthic shareholders.

The Company had 51,668,184 common shares outstanding prior to the completion of the RTO. On closing of the RTO there was 349,684,184 common shares outstanding of which 51,668,184 represented the original shareholders of the Company who retained 14.8% and Xanthic shareholders obtained 85.2% of the Company.

Since the Company did not meet the definition of a business under IFRS 3 – Business Combinations, the acquisition was accounted for as a purchase of the Company’s assets. The consideration paid was determined as equity-settled share based payments under IFRS 2, at the fair value of the equity of the Company retained by the shareholders of the Company based on the fair value of the Xanthic common shares on the date of closing of the RTO, which was determined to be $0.125 per common share based on the most recent equity raise completed just prior to the RTO. The Company recorded a listing fees of $918,054 in the consolidated financial statements of net loss and comprehensive loss. The details of the listing fees are as follows:

Fair value of consideration paid:
51,668,184 common shares of Xanthic at $0.015625 per share	$807,315
Net liabilities of Aurquest acquired by Xanthic	86,739

894,054
Other Transaction Costs:
Professional fees	24,000

Listing fees	$918,054

The net liabilities of the Company were included at their carrying value of $86,739, which approximates their fair value as follows:

Cash	$2,141
Prepaid expenses	500
Accounts payable and accrued liabilities	(44,380)
Shareholder loans	(45,000)

$(86,739)

For accounting purposes, these consolidated financial statements reflect a continuation of the financial position, operating results and cash flows of the Company’s legal subsidiary, Xanthic Biopharma Limited.

XANTHIC BIOPHARMA INC. (formerly Aurquest Resources Inc.)

Notes to the Consolidated Financial Statements

For the year ended June 30, 2018

5.	Inventory

As at June 30, 2018, the Company purchased certain raw materials which includes packaging, flavoring and other ingredients that will be resold to licensed producers who the Company has partnered with in each jurisdiction. Inventory is recorded at their carrying amount.

6.	Capital assets

As at June 30, 2018, the Company purchased certain equipment totaling $56,597 for use in the first jurisdiction it plans to license its technology. The equipment was not in use as at June 30, 2018 and was still undergoing testing and calibration. Once the equipment is in use it will be amortized using the declining balance method at rates from 25% to 40%.

7.	Equity investment in Xanthic Beverages USA, LLC (formerly Avitas CBD Water, LLC)

On March 22, 2018, the Company completed the investment in Xanthic Beverages USA, LLC (formerly Avitas CBD Water, LLC) (“Xanthic Beverages”). Xanthic Beverages is based in Portland, Oregon, and will be producing and distributing CBD-infused water, co-branded with the Company. Under the terms of the Agreement, the Company acquired a 45% ownership position in exchange for a cash payment of USD$300,000 and a contingent consideration payable of US$300,000 (see Note 8) on achieving certain performance milestones over the next 12 months.

Further, at the Company option, if Xanthic Beverages achieves certain milestones on sales, the Company may issue 600,000 common shares in the Company or a one time cash payment of up to USD$300,000.

Finally, at the Company’s option, the Company can acquire a further 6% interest in Xanthic Beverages for a one time payment in shares of US$300,000 at the then 60 day average price of the Company’s common shares.

For year ended June 30,	2018
Opening Investment in Xanthic Beverages USA, LLC	$—
Initial investment	1,185,120
Xanthic share of operating loss	(58,255)

Closing balance in Xanthic Beverages USA, LLC	$1,126,865

The Company picks up its share of the loss of Xanthic Beverages USA, LLC for the period ended June 30, 2018 which was $58,255.

The following table summarizes certain financial information of Xanthic Beverages USA, LLC for the period noted below:

(Expressed in United States dollars)
2018
Total Current Assets	$498,435
Total Non-current assets	—
Total Current Liabilities	—
Revenue	1,620
Net loss from operations	$(101,665)

XANTHIC BIOPHARMA INC. (formerly Aurquest Resources Inc.)

Notes to the Consolidated Financial Statements

For the year ended June 30, 2018

8.	Contingent consideration payable

In connection with the Company’s equity investment in Xanthic Beverages, the Company has a contingent consideration payable of USD$300,000 (see Note 7) if Xanthic Beverages issues a second purchase order for a second production run over the next 12 months. The Company has assigned a 100% probability that Xanthic Beverages would be meet this performance milestone. The USD$300,000 payable on the second purchase order is subject to interest at the average US applicable federal rate of 1.76%.

In addition, the Company has accounted for the contingent consideration payable of paying up to USD$300,000 or issuing 600,000 common shares of the Company (see Note 7) if Xanthic Beverages achieves certain additional milestones. The Company has assigned a 100% probability that Xanthic Beverages would achieve either these milestones.

Subsequent to year end, on July 23, 2018, the Company paid the contingent payable of USD$300,000 along with accrued interest of USD$1,735.32 on the issuance of the second purchase order by Xanthic Beverages.

9.	Shareholders’ equity

Authorized share capital

Common Share – voting – unlimited

All historical references to share transactions or balances prior to this date have been recast on an eight for one basis unless otherwise stated.

Outstanding share capital

	Common Shares	Amount
Outstanding at June 30, 2017	7,000,000	$26,422
Common Shares issued for cash	43,388,000	3,551,196
Issuance Costs	—	(148,538)
Issuance of shares in RTO	6,458,547	807,315

Outstanding at June 30, 2018	56,846,547	$4,236,395

On November 21, 2017, Xanthic completed a non-brokered private placement by issuing 160,000,000 (20,000,000 common shares before the share split of 1 for 8) common shares for gross proceeds of $400,000.

On December 13, 2017, prior to the completion of the RTO transaction noted above Xanthic completed a non-brokered private placement by issuing 82,016,000 (10,252,000 common shares before the share split of 1 for 8) common shares for net proceeds of $1,194,144 net of issue costs of $87,356.

On December 15, 2017, the Company completed the previously discussed (see Note 4) RTO by issuing 51,668,184 (6,458,547 common shares after the share consolidation of 8 for 1) common shares to Xanthic shareholders.

On January 16, 2018, the Company completed a non-brokered private placement by issuing 96,000,000 common (12,000,000 common shares after the consolidation of 8 for 1) shares for gross proceeds of $1,500,000.

On February 26, 2018, the Company completed an 8 for 1 consolidation of the common shares outstanding, after receiving shareholder approval at its annual general and special shareholder meeting.

XANTHIC BIOPHARMA INC. (formerly Aurquest Resources Inc.)

Notes to the Consolidated Financial Statements

For the year ended June 30, 2018

On April 19, 2018, the Company closed a non-brokered private placement for gross proceeds of $556,000. The Company issued 1,112,000 units (the “Units”) at a price of $0.50 per Unit. Each Unit will be comprised of one common share in the Company and one-half of one (1/2) common share purchase warrant (each whole common share purchase warrant, a “Warrant”). Each Warrant will entitle the holder thereof to purchase one common share at an exercise price of $0.75 per common share for a period of 24 months from the closing date of the private placement. The Company paid to certain finders an aggregate finder’s fee of $18,000 and 24,000 Units comprised of 24,000 common shares and 12,000 Warrants, having the same attributes as the Units.

10. Warrants

The following table reflects the continuity of warrants for the periods presented:

	Number of Warrants	Weighted Average Exercise Price
Balance outstanding, July 1, 2017	—	$—
Issued	568,000	0.750
Expired	—	—

Balance outstanding, June 30, 2018	568,000	$0.750

On April 19, 2018, in conjunction with the non-brokered private placement, the Company issued 556,000 warrants at an exercise price of $0.75 per share, exercisable until April 18, 2020. There were 12,000 finders’ warrants granted in connection with this private placement.

The fair value of these warrants was valued using the Black-Scholes Option Pricing Model with the following assumptions:

2018
Risk free interest rate	1.88%
Expected divident yield	0.00%
Expected volatility[1]	150%
Expected life of the warrants	2 years

(1)	Expected volatility is based on historical volatility of comparable companies.

11. Stock based compensation

Stock Option Plan

The shareholders of the Company have approved a stock option plan (the “SOP”) pursuant to which the Company may issue up to 5,684,654 common shares of the Company to employees, directors and officers. The exercise price of each option issued pursuant to the terms of the SOP shall be established at the grant date by the directors of the Company and in all cases shall not be less than the closing price of the common shares of the Company on the trading day immediately preceding the grant date. Options are generally issued with a five year term from the date of grant and are subject to vesting conditions whereby one third of the options granted vest immediately, with the remaining two thirds vesting over a two-year period.

During the year ended June 30, 2018, the Company granted 4,208,000 stock option awards at an exercise prices ranging from $0.125 to $0.60 per option. The fair value of the options granted was estimated at the grant date using an option pricing model with the following assumptions:

XANTHIC BIOPHARMA INC. (formerly Aurquest Resources Inc.)

Notes to the Consolidated Financial Statements

For the year ended June 30, 2018

	May 28, 2018	April 19, 2018	February 28, 2018
Number of options granted	1,000,000	900,000	2,308,000
Exercise price	$0.160	$0.40 to $0.60	$0.125
Risk free interest rate	1.88%	2.12%	2.01%
Expected divident yield	0.00%	0.00%	0.00%
Expected volatility[1]	150%	150%	150%
Expected life of the options	1 year	1 to 5 years	3 to 5 years

(1)	Expected volatility is based on historical volatility of comparable companies.

A summary of the status of the stock option component of the Company’s SOP as at and for the year ended June 30, 2018, is as follows:

	Stock Options	Weighted Average Exercise Price
Options outstanding, July 1, 2017	—	$—
Options granted	4,208,000	0.189
Forfeited	(700,000)	0.321

Options outstanding, June 30, 2018	3,508,000	$0.189

Exercisable options	1,702,661	$0.146

Option price	Options Outstanding	Weighted Average Exercise Price	Weighted Ang Remaining Contractual Life (Yrs.)	Options Exercisable
At $0.125	2,108,000	$0.125	4.67	702,661
At $0.16	1,000,000	$0.160	0.91	1,000,000
At $0.60	400,000	$0.600	4.80	—

During the year ended June 30, 2018, the Company recognized stock based compensation expense of $385,542 in respect of outstanding stock options.

A summary of the vesting schedule of stock options are as follows:

Vesting Schedule
Immediate	1,702,661
1 year	400,000
2 years	1,405,339

Subsequent to year end, 700,000 stock options were exercised.

XANTHIC BIOPHARMA INC. (formerly Aurquest Resources Inc.)

Notes to the Consolidated Financial Statements

For the year ended June 30, 2018

12. Income taxes

The reconciliation of the combined Canadian federal and provincial corporate income taxes at a statutory rate 26.5% to the Company’s effective income tax expense is as follows:

For year ended June 30,	2018	2017
Loss before income taxes	$2,829,225	$101,541
Statutory rate	26.5%	26.5%

Expected income tax recovery at combined basic federal and provincial tax rates	749,745	26,908
Effect on income taxes of:
Non-deductible expenses	(417,608)	—
Changes in tax benefits not recognized	(332,137)	(26,908)

Income tax recovery	$—	$—

Deferred taxes are provided as a result of temporary differences that arise due to the differences between the income tax values and the carrying amount of assets and liabilities.

Deferred tax assets have not been recognized in respect of the following temporary differences:

	As at June 30, 2018	As at June 30, 2017
Non-capital loss carryforward	$2,930,766	$101,541
Deductible share issuance costs	157,117	8,578

As at June 30, 2018, the Company had Canadian non-capital loss carry forwards which may be available to offset future year’s taxable income. The losses expire as follows:

	2018	2017
2037	$110,119	$110,119
2038	2,977,764	—

	$3,087,883	$110,119

13. Related parties

Related parties include the Board of Directors and key management, close family members and entities that are controlled by these individuals, as well as certain persons performing similar functions. At June 30, 2018 there was $25,366 indebtedness to shareholders of the Company.

XANTHIC BIOPHARMA INC. (formerly Aurquest Resources Inc.)

Notes to the Consolidated Financial Statements

For the year ended June 30, 2018

Management compensation

Key management personnel are those persons having the authority and responsibility for planning, directing and controlling activities of the entity, directly or indirectly including the Chief Executive Officer, President, and Chief Financial Officer and equivalent, and Directors. For the year ended June 30, 2018, the Company’s expenses included $470,942 respectively for salary or consulting fees paid to key management personnel, include in consulting fees. In addition, included in stock based compensation expense is $115,075 in connection with stock awards to management and Directors.

14. Capital management

The Company’s objective in managing capital is to ensure a sufficient liquidity position to safeguard the Company’s ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders. In order to achieve this objective, the Company prepares budgets and capital requirements to manage its capital structure. The Company defines capital as equity and borrowings, comprised of issued share capital, share-based payments, accumulated deficit, as well as due to related parties.

Since inception, the Company has primarily financed its liquidity needs through issuance of shares.

The Company is not subject to externally imposed capital requirements.

15. Financial instruments and risk management

Financial instruments

The Company has classified its cash and contingent consideration payable as fair value through profit and loss (“FVTPL”), and other receivable as current assets, accounts payable and accrued liabilities and contingent consideration payable as current liabilities.

The carrying values of cash, other receivable, accounts payable and accrued liabilities and contingent consideration payable approximate their fair values due to their short periods to maturity.

Fair value hierarchy

Financial instruments recorded at fair value are classified using a fair value hierarchy that reflects the significance of inputs used in making the measurements. The hierarchy is summarized as follows:

Level 1 – quoted prices (unadjusted) in active markets for identical assets and liabilities

Level 2 – inputs that are observable for the asset or liability, either directly (prices) or indirectly (derived from prices) from observable market data

Level 3 – inputs for assets and liabilities not based upon observable market data

		Fair value as at June 30, 2018
	Carrying value as at June 30, 2018	Quoted prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial Assets
Cash	$1,037,049	$1,037,049	$—	$—
Financial Liabilities
Contingent consideration payable	790,080	—	—	790,080

XANTHIC BIOPHARMA INC. (formerly Aurquest Resources Inc.)

Notes to the Consolidated Financial Statements

For the year ended June 30, 2018

Contingent consideration payable has a sensitivity of US$75,000 depending on the probability that Xanthic Beverages would achieve certain sales milestones (see Note 8).

Financial risk factors

The Company’s risk exposure and the impact on the Company’s financial instruments are summarized below:

(a)	Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and other receivables. The Company’s cash is held at a major Canadian bank and in trust with lawyers. The Company’s other receivables is with Revenue Canada in connection with input tax credits. The Company regularly monitors the credit risk exposure and takes steps to mitigate the likelihood of these exposures resulting in actual loss.

(b)	Liquidity risk

The Company is exposed to liquidity risk or the risk of not meeting its financial obligations as they come due as discussed in Note 2 (e) above. The Company constantly monitors and manages its cash flows to assess the liquidity necessary to fund operations. All of the Company’s financial liabilities are due within one year.

(c)	Interest rate risk

The Company is not subject to any significant interest rate risk from its liabilities other than noted in connection with the promissory note (Note 8), which are all non-interest bearing instruments.

16. Accounts payable and accrued liabilities

	June 30, 2018	June 30, 2017
Trade payables	$63,303	$97,143
Accrued liabilities	93,065	14,500

	$156,368	$111,643

XANTHIC BIOPHARMA INC. (formerly Aurquest Resources Inc.)

Notes to the Consolidated Financial Statements

For the year ended June 30, 2018

17. Segmented information

The Company operates in one reportable operating segment, being the licensing of its technology and wholesale distribution of non-cannabis ingredients in North America. The Company is currently still in its development stage has no revenue for the fiscal year ended June 30, 2018.

18. Subsequent event

On July 16, 2018, the Company announced that they entered into an arm’s length business combination agreement (the “Definitive Agreement”) dated July 13, 2018 to combine Xanthic and Green Growth Brands (GGB”) by way of amalgamation (the “Amalgamation”) between GGB and a wholly-owned subsidiary of Xanthic (“Subco”) to form one company as a wholly-owned subsidiary of Xanthic (the “Business Combination”).

Following completion of the Business Combination, current shareholders of GGB will hold approximately 86% of the common shares (the “Resulting Issuer Shares”) of the resulting issuer (the “Resulting Issuer”). It is anticipated that the Resulting Issuer may operate under the name “Green Growth Brands Ltd.” after effecting a name change (the “Name Change”) with the Resulting Issuer Shares listed and posted for trading on the Canadian Securities Exchange (the “Exchange” or the “CSE”). Xanthic anticipates filing a management information circular or listing statement (the “Disclosure Document”) detailing certain matters relating to the Business Combination and other related matters to be mailed to Xanthic shareholders.

Xanthic and GGB also announced that GGB Nevada LLC (“GGB Nevada”), a wholly-owned subsidiary of Xanthic has entered into a purchase agreement (the “NOR Agreement”) dated July 13, 2018 with Nevada Organic Remedies LLC (“NOR”) and its members pursuant to which it will acquire (the “NOR Acquisition”) 100% of the outstanding membership interests of NOR for aggregate consideration of US$56,750,000 with 5% in common shares and the balance in cash. On July 17, 2018, GGB Nevada made a payment of US$2,000,000 to NOR as a deposit on the NOR Agreement. GGB Nevada secured such funds by signing a promissory note with GGB. NOR is a vertically integrated medical and retail marijuana company based in Las Vegas, Nevada holding four Nevada marijuana licenses (dispensary, cultivation, production and distribution). Additionally, NOR produces a line of high quality medical and recreational products under the name 8|fold.

As of July 13, 2018, Xanthic had 57,046,547 Xanthic Shares outstanding together with Xanthic convertible securities entitling the holders thereof to acquire a further 3,876,000 Xanthic Shares. Based on the foregoing, Xanthic will, subject to the receipt of all regulatory approvals, including the approval of its shareholders to certain items of special business and the Exchange, (i) combine with GGB pursuant to the Definitive Agreement such that all of the issued and outstanding GGB Shares will be acquired, and as consideration, Xanthic will issue to holders of GGB Shares, on a 3.394-for-one basis, 346,150,835 Xanthic Shares (the “Consideration Shares”) , in exchange for the then issued and outstanding GGB Shares (which for greater certainty excludes the GGB Shares to be issued under the Subscription Receipt Private Placement and the Debenture Private Placement (as such terms are defined below)); and (ii) reorganize its share structure and consolidate all of the issued and outstanding Xanthic Shares (including the Consideration Shares) on the basis of approximately 4.07 pre-consolidation Xanthic Shares for one (1) post-consolidation Resulting Issuer Share (the “Consolidation”).

In the event that GGB terminates the Definitive Agreement, other than as a result of a breach of representation or warranty or non-performance by Xanthic, GGB shall pay Xanthic a break fee in the aggregate amount of $250,000 and reimburse Xanthic for the full extent of its US legal fees, a portion of its Canadian legal fees, travel costs and other reasonable expenses incurred in connection with the Business Combination.

Further, on September 5, 2018, the Company signed a loan agreement for US$30,347,500 with GGB in connection with the NOR Agreement which closed on the same day. The loan agreement is for a period of 180 days from September 5, 2018 and bears interest at 12% annum. The proceeds of the loan from GGB were used to make the initial payment on closing of the NOR Agreement. In addition, on closing of the NOR Acquisition, GGB Nevada provided to the NOR Members a secured promissory note in the principal amount of US$21,565,000.

SCHEDULE “B” – GGB FINANCIAL STATEMENTS

Please see attached.

Green Growth Brands Ltd.

Consolidated Financial Statements

For the period from commencement of operations on February 14, 2018 to

July 31, 2018

(In United States Dollars)

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL REPORTING

The accompanying consolidated financial statements of Green Growth Brands Ltd. are the responsibility of the management and Board of Directors of the Company.

The consolidated financial statements have been prepared by management, on behalf of the Board of Directors, in accordance with the accounting policies disclosed in the notes to the consolidated financial statements. Where necessary, management has made informed judgments and estimates in accounting for transactions which were not complete at the date of the consolidated statements of financial position. In the opinion of management, the consolidated financial statements have been prepared within acceptable limits of materiality and are in accordance with International Financial Reporting Standards using accounting policies consistent with International Financial Reporting Standards appropriate in the circumstances.

Management has established systems of internal control over the financial reporting process, which are designed to provide reasonable assurance that relevant and reliable financial information is produced.

The Board of Directors is responsible for reviewing and approving the consolidated financial statements together with other financial information of the Company and for ensuring that management fulfills its financial reporting responsibilities. Management assists the Board of Directors in fulfilling this responsibility. Management meets with the Board of Directors to review the financial reporting process and the consolidated financial statements together with other financial information of the Company. Management reports its findings to the Board of Directors for its consideration in approving the consolidated financial statements together with other financial information of the Company for issuance to the shareholders.

Management recognizes its responsibility for conducting the Company’s affairs in compliance with established financial standards, and applicable laws and regulations, and for maintaining proper standards of conduct for its activities.

(signed)	(signed)

Peter Horvath	Ian Fodie
Chief Executive Officer	Chief Financial Officer

Independent Auditors’ Report

To the Board of Directors and Shareholders of Green Growth Brands Ltd.:

We have audited the accompanying financial statements of Green Growth Brands Ltd., which comprise the statement of financial position as at July 31, 2018, and the statement of loss and other comprehensive loss and cash flows from the commencement of operations on February 14, 2018 to July 31, 2018 and a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained in our audit is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements present fairly, in all material respects, the financial position of Green Growth Brands Ltd. as at July 31, 2018, and its financial performance and its cash flows from the commencement of operations on February 14, 2018 to July 31, 2018 in accordance with International Financial Reporting Standards.

Montréal, Québec
September 26, 2018

GREEN GROWTH BRANDS LTD.

Consolidated Statement of Financial Position

(Expressed in United States dollars)
	Note	July 31, 2018
Assets
Current Assets
Cash		$2,242,245
Loan receivable	4	2,000,000
Other receivable		141,714

		4,383,959

		$4,383,959

Liabilities
Current Liabilities
Accrued liabilities		825,620
Shareholders’ Equity (Deficiency)
Share capital	5	7,503,459
Deficit		(3,945,120)

		3,558,339

		$4,383,959

Nature of operations (note 1)

Subsequent events (note 12)

Approved on behalf of the Board of Directors:

(signed)	(signed)
Director	Director

The accompanying notes are an integral part of these consolidated financial statements.

GREEN GROWTH BRANDS LTD.

Consolidated Statements of Net Loss and Comprehensive Loss

For the period from commencement of operations on February 14, 2018 to July 31, 2018

(Expressed in United States dollars)
	Note	2018
Expenses
Salaries	7	$936,580
Legal and professional fees		2,233,548
General and administration		699,677
Interest and bank charges		1,165
Exchange loss on translating foreign operations		74,150

Net Loss from operations		$3,945,120

Net Loss and Comprehensive Loss for the period		$3,945,120

Net Loss per Common Share
Basic and Diluted		$0.06
Weighted average common shares outstanding		62,487,876

The accompanying notes are an integral part of these consolidated financial statements.

GREEN GROWTH BRANDS LTD.

Consolidated Statement of Changes in Shareholders’ Equity

For the period from commencement on February 14, 2018 to July 31, 2018

(Expressed in United States dollars)
	Note
		Common Shares	Share Capital	Deficit	Total
Balance at inception, February 14, 2018		—	$—	$—	$—
Shares issued, net of issuance costs	5	98,340,002	7,503,459	—	7,503,459
Share based compensation	5	2,425,000	—	—	—
Deficit		—	—	(3,945,120)	(3,945,120)

Balance at July 31, 2018		100,765,002	$7,503,459	$(3,945,120)	$3,558,339

The accompanying notes are an integral part of these consolidated financial statements.

GREEN GROWTH BRANDS LTD.

Consolidated Statement of Cashflow

For the period from commencement on February 14, 2018 to July 31, 2018

(Expressed in United States dollars)
	Note	July 31, 2018
Cashflow from Operating Activities
Net loss for the period		$(3,945,120)
Adjustments for:
Changes in non-cash working capital balances
Other receivable		(141,714)
Accounts payable and accrued liabilities		825,620

		(3,261,214)
Cashflow from Investing Activities
Loan Receivable	4	(2,000,000)

		(2,000,000)
Cashflow from Financing Activities
Private placement of shares, net of issuance costs	5	7,503,459

		7,503,459
Increase in cash and cash equivalents		2,242,245
Cash and cash equivalents, beginning of period		—

Cash and cash equivalents, end of the period		$2,242,245

The accompanying notes are an integral part of these consolidated financial statements.

GREEN GROWTH BRANDS LTD.

Notes to the Consolidated Financial Statements

For the period from commencement of operations on February 14, 2018 to July 31, 2018

1.	Nature of operations

Green Growth Brands Ltd. (“Company”) was incorporated under Ontario Business Corporations Act on February 14, 2018. As such, the Company does not have any comparative information. The Corporation’s principal business activity is the development of lifestyle oriented, consumer products that celebrate health, wellness and happiness focused on the medicinal and recreational cannabis sectors in both the United States and Canada. The Company is in the development stage and has not yet earned any revenues. The Corporation’s registered office is 5300 Commerce Court West, 199 Bay Street, Toronto, ON, M5L 1B9 and its principal place of business is 4300 E. Fifth Avenue, Columbus, OH 43219.

2.	Basis of presentation and going concern

(a)	Statement of compliance

The Company’s consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). The accounting policies set out below were consistently applied to all periods presented unless otherwise noted.

These consolidated financial statements were reviewed, approved and authorized by the Company’s Board of Directors on September 26, 2018.

(b)	Basis of measurement

These consolidated financial statements have been prepared in accordance with IFRS, on the historical cost basis except for certain financial instruments, which are measured at fair value, as explained in the accounting policies set out in Note 3.

(c)	Basis of consolidation

These consolidated financial statements include the accounts of the Company and its subsidiary, Green Growth Brands LLC. All significant intercompany balances and transactions were eliminated on consolidation. Subsidiaries are entities controlled by the Company. Control exists when the Company has the power, directly and indirectly, to govern the financial and operating policies of an entity and be exposed to the variable returns from its activities. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases.

(d)	Functional and presentation currency

All figures presented in the consolidated financial statements are reflected in United States dollars, which is the functional currency of both the Parent and Subsidiary entities as well as the presentation currency of the consolidated Company. Foreign currency transactions are translated into functional currency United States dollars at exchange rates in effect on the date of the transactions. Monetary assets and liabilities denominated in foreign currencies at the statement of financial position date are translated to United States dollars at the foreign exchange rate applicable at that date. Realized and unrealized exchange gains and losses are recognized through profit or loss. Non-monetary assets and liabilities that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of the transaction.

GREEN GROWTH BRANDS LTD.

Notes to the Consolidated Financial Statements

For the period from commencement of operations on February 14, 2018 to July 31, 2018

(e)	Use of estimates and judgments

The preparation of financial statements requires management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, and revenue and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates. Significant estimates include but are not limited to the following:

(I)	Inputs when Black-Scholes valuation model

The estimates used in determining the deferred share fair values, utilizes estimates made by management in determining the appropriate input variables in the Black-Scholes valuation model. Inputs are subject to estimates include volatility of the underlying share price, the risk-free rate of return, and the estimated rate of forfeiture of shares granted.

(II)	Functional and presentation currency

In determining the functional currency of the parent and its subsidiary companies, management considered the currency that mainly influences sales and the cost of providing goods and services in each jurisdiction in each the Company operates. The Company also considered secondary indicators including the currency in which each funds from financing activities are denominated, the currency in which funds are retained and whether the activities of the subsidiaries are carried out as an extension of the Company or if they are carried out with a degree of autonomy.

(f)	Going Concern

These consolidated financial statements have been prepared using accounting principles applicable to a going concern. The going concern basis assumes that the Company will continue its operations for the foreseeable future, and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. As at July 31, 2018, the Company had working capital of $3,558,339 and during the period ended, it incurred a net loss from operations of $3,945,120. The uncertainty on the Company’s ability to raise additional finances to fund its operations casts doubt upon the Company’s ability to continue as a going concern and the ultimate appropriateness of using accounting principles applicable to a going concern. These consolidated financial statements do not include any adjustments to the amounts and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern. If the Company is not able to continue as a going concern, the Company may be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in these consolidated financial statements. These differences could be material.

3.	Significant accounting policies

A summary of the significant accounting policies, which have been applied consistently to all periods presented in the accompanying consolidated financial statements are set out below:

Cash

Cash comprises bank balances held in Canadian chartered banks and in United States state banks.

GREEN GROWTH BRANDS LTD.

Notes to the Consolidated Financial Statements

For the period from commencement of operations on February 14, 2018 to July 31, 2018

Impairment of non-financial assets

At each date of the statement of financial position, the Company reviews the carrying amounts of its tangible assets to determine whether there is an indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where it is not possible to estimate the recoverable amount of an individual asset, the Company estimates the recoverable amount of the cash generating unit to which the assets belong. Recoverable amount is the higher of fair value less costs of disposal and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

If the recoverable amount of an asset (or cash generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash generating unit) is reduced to its recoverable amount. An impairment loss is recognized immediately in the statement of comprehensive loss.

Financial instruments

Financial assets and liabilities are recognized when the Company becomes a party to the contractual provisions of the instrument. Financial assets are derecognized when the rights to receive cash flows from the assets have expired or have been transferred and the Company has transferred substantially all risks and rewards of ownership. Financial liabilities are derecognized when the obligation specified in the contract is discharged, cancelled or expires. A derivative is a financial instrument whose value changes in response to a specified variable, requires little or no net investment and is settled at a future date.

Financial assets are classified and measured based on the business model in which assets are managed and their cash flow characteristics. The Company determines the classification of financial assets at initial recognition. Financial assets are classified and measured based on three categories: amortized cost, fair value through other comprehensive income (FVOCI) and fair value through profit and loss (FVTPL). Financial liabilities are classified and measured on two categories: amortized cost or FVTPL.

The Company’s financial assets comprise cash, loan receivable and other receivable, which are classified and measured at amortized cost.

Such assets are carried at cost less any provision for impairment. Individually significant receivables are considered for impairment when they are past due or when other objective evidence is received that a specific counterparty will default.

All financial assets except for those at fair value through profit or loss are subject to review for impairment at least at each reporting date. Financial assets are impaired when there is any objective evidence that a financial asset or a group of financial assets is impaired.

The Company’s financial liabilities are accounts payable and accrued liabilities which are classified and measured at amortized cost.

As at July 31, 2018, there are no amounts measured at fair value.

Impairment of financial assets carried at amortized cost

At each statement of financial position date, the Company assesses whether there is objective evidence a financial asset or group of financial assets is impaired. A financial asset or group of financial assets is impaired and impairment losses are incurred if, and only if, there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset (a loss event), and that loss event (or events) has an impact on the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated.

GREEN GROWTH BRANDS LTD.

Notes to the Consolidated Financial Statements

For the period from commencement of operations on February 14, 2018 to July 31, 2018

The amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future credit losses) discounted at the financial asset’s original effective interest rate. The asset’s carrying amount is reduced and the amount of the loss is recognized in the statements of loss and comprehensive loss. If a loan has a variable interest rate, the discount rate for measuring any impairment loss is the current effective interest rate determined under the contract. For practical reasons, the Company may measure impairment on the basis of an instrument’s fair value using an observable market price.

Deferred shares

The Company issues share based compensation awards to directors, employees and consultants. These arrangements include deferred shares granted to employees. The Company expects that these share-based awards will be settled in equity of the Company. The Company uses a fair value method to account for share based compensation. The fair value of share-based compensation, as at the date of grant, is measured using the value of the most recent financing.

Share capital

In situations where the Company issues units, the value of units is bifurcated, and the value of warrants is included as a separate reserve of the Company’s equity. On expiry, the fair value of the warrants is transferred to share capital.

Share issuance costs

Costs incurred in connection with the issuance of share capital are netted against the proceeds received. Costs related to the issuance of share capital and incurred prior to issuance are recorded as deferred share issuance costs and subsequently netted against proceeds when they are received.

Loss per common share, basic and diluted

Basic loss per share is calculated by dividing the net loss for the period attributable to equity owners of the Company by the weighted average number of common shares outstanding during the period. Contingently issuable shares (including shares held in escrow) are not considered outstanding common shares and consequently are not included in the loss per share calculations.

Diluted loss per share is calculated by adjusting the weighted average number of common shares outstanding for dilutive instruments. The number of shares included with respect to options, warrants and similar instruments is computed using the treasury stock method.

For the period presented, all deferred shares were anti-dilutive.

GREEN GROWTH BRANDS LTD.

Notes to the Consolidated Financial Statements

For the period from commencement of operations on February 14, 2018 to July 31, 2018

Income taxes

Income tax comprises current and deferred tax. Income tax is recognized in the statements of loss and comprehensive loss except to the extent that it relates to items recognized directly in shareholders’ equity, in which case the income tax is also recognized directly in shareholders’ equity.

Current tax is the expected tax payable on the taxable income for the period, using tax rates enacted at the end of the reporting period, and any adjustments to tax payable in respect of previous years.

In general, deferred tax is recognized in respect of temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. Deferred income tax is determined on a non-discounted basis using the tax rates and laws that have been enacted or substantively enacted at the statements of financial position dates and are expected to apply when the deferred tax asset or liability is settled. Deferred tax assets are recognized to the extent that it is probable the assets can be recovered.

Deferred income tax assets and liabilities are presented as non-current.

Provisions

A provision is recognized when the Company has a present legal or constructive obligation that can be estimated reliably, and it is probable an outflow of economic benefits will be required to settle the obligation. Provisions are measured at the present value of the expenditures expected to be required to settle the obligation using a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the obligation.

New standards, amendments and interpretations not yet adopted

A number of new standards and amendments to standards and interpretations have been issued but have not yet been applied in preparing these consolidated financial statements, as set out below:

•

In January 2016, the IASB issued IFRS 16, Leases, which will replace IAS 17, Leases. Under IFRS 16, a contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. Under IAS 17, lessees were required to make a distinction between a finance lease and an operating lease. IFRS 16 now requires lessees to recognize a lease liability reflecting future lease payments and a right-of-use asset for virtually all lease contracts. There is an optional exemption for certain short-term leases and leases of low value assets; however, this exemption can only be applied by lessees. The standard is effective for annual periods beginning on or after January 1, 2019, with earlier application if IFRS 15 is also applied. The Company has yet to assess the impact of this standard but based on the standard leases it currently has in place it does not expect this Standard to have a material impact on its financial statements.

•

IFRIC 22, Foreign Currency Transactions and Advance Consideration, was issued on December 8, 2016 and clarifies which date should be used for translation when a foreign currency transaction involves an advance payment or receipt and is applicable for annual periods beginning on or after January 1, 2018. The Company does not expect this standard to have a significant impact on the Company’s financial statements at this time given the operational nature of its current foreign currency transactions.

•

IFRIC 23, Uncertainty over Income Tax Treatments, was issued in June 2017 and clarifies the accounting for uncertainties in income taxes. The interpretation committee concluded that an entity shall consider whether it is probable that a taxation authority will accept an uncertain tax treatment. If an entity concludes it is probable that the taxation authority will accept an uncertain tax treatment, then the entity shall determine taxable profit (tax loss), tax bases, unused tax losses and credits or tax rates consistently with the tax treatment used or planned to be used in its income tax filings. If an entity concludes it is not probable that the taxation authority will accept an uncertain tax treatment, the entity shall reflect the effect of uncertainty in determining the related taxable profit (tax loss), tax bases, unused tax losses and credits or tax rates. IFRIC 23 is effective

GREEN GROWTH BRANDS LTD.

Notes to the Consolidated Financial Statements

For the period from commencement of operations on February 14, 2018 to July 31, 2018 for annual periods beginning on or after January 1, 2019. Earlier adoption is permitted. The Company has yet to assess the impact of this standard but does not expect a material impact given there are no current uncertainty of income tax treatment of the Company’s transactions.

4.	Loan Receivable

On July 13, 2018, the Company entered into a definitive agreement with Xanthic Biopharma Limited (“Xanthic”). Pursuant to the definitive agreement Xanthic will acquire all the issued and outstanding common shares of the Company (the “GGB Shares”) from the Green Growth Brands Ltd. shareholders (see Note 12).

The Company also announced that GGB Nevada LLC (“GGB Nevada”), a wholly-owned subsidiary of Xanthic had entered into a purchase agreement (the “NOR Agreement”) dated July 13, 2018 with Nevada Organic Remedies LLC (“NOR”) and its members pursuant to which it will acquire 100% of the outstanding membership interests of NOR for aggregate consideration of $56.75 million (the “NOR Acquisition”). In connection with the NOR acquisition, the Company advanced to Xanthic $2,000,000 as a loan to facilitate the signing of the NOR agreement.

The Loan receivable is unsecured, is non-interest bearing, and is due on December 1, 2018.

5.	Shareholders’ equity

Authorized share capital

Common Share – voting – unlimited

Outstanding share capital

	Common Shares	Amount
Outstanding at inception, February 14, 2018	—	$—
Common Shares issued for cash	87,500,002	6,786,628
Issuance Costs	—	(119,228)
Shares issued for services	10,840,000	836,059
Shares issued for stock compensation	2,425,000	—

Outstanding at July 31, 2018	100,765,002	$7,503,459

On April 16, 2018, the Company completed a non-brokered private placement by issuing 87,500,002 common shares for gross proceeds of $6,786,628. Issue costs relating to this private placement were $119,228.

Concurrent with the April 12, 2018 financing, the Company issued 4,500,000 common shares valued at $349,020 for advisory fees.

On July 16, 2018, the Company issued 6,340,000 common shares valued at $487,039 in settlement for services provided to the Company.

On July 16, 2018, the Company issued 2,425,000 common shares valued at $61,543 to employees as deferred shares, which will vest over a period of 2 years following the completion of the acquisition of GGB shares by Xanthic. The Company used the Black-Scholes option pricing model to determine the fair value of the deferred stock granted using the following assumptions: risk-free rate of 1.75% on the date of grant; expected life of 2 years; volatility of 74% based on comparable companies; forfeiture rate of 25%; dividend yield of nil; and, the exercise price of the respective option. As such, an insignificant amount of share-based compensation was measured to July 31, 2018.

GREEN GROWTH BRANDS LTD.

Notes to the Consolidated Financial Statements

For the period from commencement of operations on February 14, 2018 to July 31, 2018

6.	Income taxes

The reconciliation of the combined Canadian federal and provincial corporate income taxes at a statutory rate 26.5% to the Company’s effective income tax expense is as follows:

For year period ending July 31,	2018
Loss before income taxes	$3,945,120
Statutory rate	26.5%

Expected income tax recovery at combined basic federal and provincial tax rates	1,045,457
Effect on income taxes of:
Non-deductible expenses	(385)
Changes in tax benefits not recognized	(1,045,072)

Income tax recovery	$—

Deferred taxes are provided as a result of temporary differences that arise due to the differences between the income tax values and the carrying amount of assets and liabilities.

Deferred tax assets have not been recognized in respect of the following temporary differences:

As at July 31, 2018
Non-capital loss carryforward	$3,945,120

As at July 31, 2018, the Company had Canadian and US non-capital loss carry forwards which may be available to offset future year’s taxable income. The losses expire as follows:

	United States	Canada
2038		1,319,008
Unlimited	2,626,112

	$2,626,112	$1,319,008

7.	Related parties

Related parties include the Board of Directors and key management, close family members and entities that are controlled by these individuals, as well as certain persons performing similar functions. At July 31, 2018 there was no indebtedness to shareholders of the Company.

For the period ended July 31, 2018, the Company’s related party expenses included $945,594 respectively for salary and consulting fees paid to key management personnel, and advisory and consulting fees and services paid to Directors and entities controlled by these individuals.

8.	Capital management

The Company’s objective in managing capital is to ensure a sufficient liquidity position to safeguard the Company’s ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders. In order to achieve this objective, the Company prepares budgets and capital requirements to manage its capital structure. The Company defines capital as equity and borrowings, comprised of issued share capital, share-based payments, accumulated deficit, as well as due to related parties.

GREEN GROWTH BRANDS LTD.

Notes to the Consolidated Financial Statements

For the period from commencement of operations on February 14, 2018 to July 31, 2018

Since inception, the Company has primarily financed its liquidity needs through issuance of shares.

The Company is not subject to externally imposed capital requirements.

9.	Financial instruments and risk management

Financial instruments

The Company has classified its cash as fair value through profit and loss (“FVTPL”), inventory, prepaids and other receivable as current assets, accounts payable and accrued liabilities and contingent consideration payable as current liabilities.

The carrying values of cash, inventory, prepaids, other receivable, accounts payable and accrued liabilities and contingent consideration payable approximate their fair values due to their short periods to maturity.

Fair value hierarchy

Financial instruments recorded at fair value are classified using a fair value hierarchy that reflects the significance of inputs used in making the measurements. The hierarchy is summarized as follows:

Level 1 – quoted prices (unadjusted) in active markets for identical assets and liabilities

Level 2 – inputs that are observable for the asset or liability, either directly (prices) or indirectly (derived from prices) from observable market data

Level 3 – inputs for assets and liabilities not based upon observable market data

Financial risk factors

The Company’s risk exposure and the impact on the Company’s financial instruments are summarized below:

(a)	Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash. The Company’s cash is held at a major Canadian bank and in trust with lawyers. The Company regularly monitors the credit risk exposure and takes steps to mitigate the likelihood of these exposures resulting in actual loss.

(b)	Liquidity risk

The Company is exposed to liquidity risk or the risk of not meeting its financial obligations as they come due as discussed in Note 2 (e) above. The Company constantly monitors and manages its cash flows to assess the liquidity necessary to fund operations. All of the Company’s financial liabilities are due within one year.

(c)	Interest rate risk

The Company is not subject to any significant interest rate risk from its liabilities.

The Company is exposed to financial risks that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. The Company has balances denominated in Canadian dollars. The Company does not hold financial derivatives to manage the fluctuation of these risks.

The following presents the accounts that are exposed to foreign exchange volatility:

Item	Canadian dollar balance	US denominated balance
Cash	$2,788,569	$2,142,252

GREEN GROWTH BRANDS LTD.

Notes to the Consolidated Financial Statements

For the period from commencement of operations on February 14, 2018 to July 31, 2018

Accounts receivable	$24,477	$18,951
Accounts payable	$20,777	$16,086

A 1% increase or decrease in the USD/CAD exchange rates would not have a material impact on net loss or equity at July 31, 2018. The sensitivity analysis is based on the Company’s foreign currency financial instruments held at each reporting date. Exposure to foreign exchange rates varies during the period depending on the volume of foreign transactions. Nonetheless, the analysis above is considered to be representative of the Company’s exposure to exchange risk.

10.	Segmented information

The Company operates in one reportable operating segment, being the development of lifestyle-oriented consumer products North America. The Company is currently still in its development stage has no revenue for the fiscal period ended July 31, 2018.

11.	Commitments

As at July 31, 2018, the Company had the following commitments that have not been disclosed elsewhere in these consolidated financial statements:

	Not later than 1 year	Later than 1 year and not later than 5 years	Later than 5 years	Total
Rent of office space	$169,750	$303,205	$—	$472,955

12.	Subsequent event

On August 30, 2018, GGB raised gross proceeds of $49.3 million denominated in Canadian dollars (CAD$64 million) from a brokered and non-brokered private placement offering of 12% unsecured convertible debentures (the “Debenture Private Placement”) at a price of CAD$1,000 per Debenture. The brokered portion of the Debenture Private Placement was led by Canaccord Genuity as the sole agent for the offering. Commissions of $74,960 (CAD $97,300) were paid in cash and commissions and advisory fees of $2,425,990 (CAD $3,149,000) were paid in convertible debentures. Issue costs of the financing included legal and other expenses of $508,618 (CAD $660,200). US$30,347,500 of the proceeds were loaned to Xanthic for the NOR Acquisition and the balance of the net proceeds remain available to the Corporation for general corporate and working capital purposes and to finance potential acquisition activity.

On September 20, 2018, the Company raised gross proceeds of $17.1 million denominated in Canadian dollars (CAD$22.1 million) from a second tranche of the brokered and non-brokered private placement offering of Debentures, at a price of CAD$1,000 per Debenture. Commissions of $114,220 (CAD$148,260) were paid in cash and broker commissions and advisory fees of $710,309 (CAD$922,000) were paid in debentures. Issue costs of the financing included legal and other expenses of $8,975 (CAD$11,650).

Also on September 20, 2018, the Company issued 3,150 Debentures for financial advisory services received in the value of US$2,440,935 (CAD$3,150,000).

$30,347,500 of the net proceeds of the Debenture Financing were loaned to Xanthic Biopharma Inc. (“Xanthic) pursuant to a loan agreement (the “Loan Agreement”) dated August 30, 2018 among Xanthic, GGB Nevada LLC and the Company and the balance of the net proceeds remain available to the Company for general corporate and working capital purposes and to finance potential acquisition activity.

The Loan Agreement bears interest at 12% per annum and matures 180 days from September 5, 2018. The Loan Agreement contains no prepayment privilege and includes customary events of default, which include the failure to

GREEN GROWTH BRANDS LTD.

Notes to the Consolidated Financial Statements

For the period from commencement of operations on February 14, 2018 to July 31, 2018 complete the Business Combination prior to the maturity date of the Loan Agreement. As security for the amounts advanced pursuant to the Loan Agreement, the Company has been granted an irrevocable option from Xanthic to elect to satisfy Xanthic’s obligations under the Loan Agreement by acquiring GGB Nevada LLC from Xanthic and assuming Xanthic and GGB Nevada LLC’s obligations thereunder.

Each Debenture issued under the Debenture Private Placement entitles the holder thereof to a cash repayment of the principal amount thereof, plus accrued but unpaid interest thereon, on March 1, 2019 (the “Maturity Date”). In the event the Company and Xanthic complete a Business Combination prior to the Maturity Date, the Debentures shall automatically convert into units of the Company (“GGB Units”) at the conversion price resulting from application of the following formula: [Principal Amount of Debentures to be Converted / Issue Price] / The Exchange Ratio, with “Issue Price” meaning the lesser of: (i) CAD$0.36 and (ii) the issue price of the subscription receipts of the Company that may be offered and sold by the Company pursuant to a subscription receipt private placement, and “Exchange Ratio” meaning that number of Resulting Issuer Shares (defined below) that each holder of common shares of the Company shall receive pursuant to the Business Combination, which is currently expected to be 3.394:1, subject to adjustment in accordance with the terms of the Definitive Agreement, as amended on August 30, 2018. Immediately thereafter, in connection with the Business Combination, each GGB Unit will be exchanged for units of the resulting issuer (“Resulting Issuer Units”) at the Exchange Ratio. Each whole Resulting Issuer Unit shall be comprised of (i) one common share of the resulting issuer (a “Resulting Issuer Share”) and (ii) one half of one Resulting Issuer Share purchase warrant (each whole Resulting Issuer Share purchase warrant, a “Resulting Issuer Warrant”). Each Resulting Issuer Warrant entitles the holder to acquire, on payment of the Exercise Price (as defined below) plus 25% thereof (such exercise price not to exceed CAD$1.80 (on a post 4:1 consolidation basis) per Resulting Issuer Share), one Resulting Issuer Share. A Resulting Issuer Warrant may be exercised at any time during the two-year period starting on the date the Resulting Issuer Warrants are issued. The “Exercise Price” means the price that is equal to the lesser of: (i) CAD$1.44 per post-consolidation Resulting Issuer Share and (ii) the issue price of the subscription receipts that are anticipated to be offered and sold by the Company pursuant to a subscription receipt private placement.

SCHEDULE “C” – ISSUER MD&A

Please see attached.

XANTHIC BIOPHARMA INC. (formerly Aurquest Resources Inc.)

MANAGEMENT DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED JUNE 30, 2018

MANAGEMENT DISCUSSION AND ANALYSIS

Xanthic Biopharma Inc. (formerly Aurquest Resources Inc.) (“Xanthic” or the “Company” or the “Corporation”) was incorporated under Ontario Business Corporations Act. Xanthic was acquired by Xanthic Biopharma Limited in a reverse takeover transaction completed on December 15, 2017. The Company’s principal business activity is the licensing of technology to produce non-combustible medical cannabis products. The Company is in the development stage and has not yet earned any revenues and is focused on developing innovative non-combustible alternative delivery methods of cannabis infused products. Xanthic is a premium cannabinoid brand offering scientifically proven relief through easy, innovative, and contemporary methods. The Corporation’s registered office is 77 King St. West Suite 2905, Toronto, Ontario, M5K 1H1.

This Management’s Discussion and Analysis (“MD&A”) has been prepared with an effective date of September 13, 2018 and provides an update on matters discussed in, and should be read in conjunction with the Corporation’s audited financial statements, including the notes thereto, as at and for year ended June 30, 2018 (the “2018 Audited Consolidated Financial Statements”), which have been prepared using International Financial Reporting Standards (“IFRS”). All amounts are in Canadian dollars unless otherwise specified. Tabular dollar amounts, unless otherwise specified, are in dollars, except for per unit or per share amounts. This MD&A contains forward looking statements that are based on certain estimates and assumptions and involve risks and uncertainties. Actual results may vary materially from management’s expectations. See the “Caution Concerning Forward Looking Statements” section in this MD&A.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

Certain statements in this MD&A may contain “forward-looking information,” within the meaning of applicable securities laws, including the “safe harbour provisions” of the Securities Act (Ontario) with respect to the Company. Such statements include, but are not limited to, statements with respect to expectations, projections, or other characterizations of future events or circumstances, and our objectives, goals, strategies, beliefs, intentions, plans, estimates, projections and outlook, including statements relating to our plans and objectives, or estimates or predictions of actions of customers, suppliers, competitors or regulatory authorities. These statements are subject to certain risks, assumptions and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. The words “believe”, “plan”, “intend”, “estimate”, “expect”, or “anticipate”, and similar expressions, as well as future or conditional verbs such as “will”, “should”, “would”, and “could” often identify forward-looking statements. We have based these forward-looking statements on our current views with respect to future events and financial performance. With respect to forward looking statements contained in this MD&A, the Corporation has made assumptions and applied certain factors regarding, among other things: future product pricing; costs of inputs; its ability to market products successfully to its anticipated clients; reliance on key personnel; the regulatory requirements; the application of federal and state environmental laws; and the impact of increasing competition. These forward-looking statements are also subject to the risks and uncertainties discussed in the “Risks Factors” section of the CSE listing Statement as filed on SEDAR and elsewhere in this MD&A and other risks detailed from time to time in the publicly filed disclosure documents of the Corporation which are available at www.sedar.com. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties, and assumptions which could cause actual results to differ materially from the conclusions, forecasts, or projections anticipated in these forward-looking statements. Because of these risks, uncertainties, and assumptions, the reader should not place undue reliance on these forward-looking statements. The Corporation’s forward-looking statements are made only as of the date of this MD&A, and except as required by applicable law, the Corporation undertakes no obligation to update or revise these forward-looking statements to reflect new information, future events or circumstances.

GOING CONCERN ASSUMPTION AND EARLY STAGE CORPORATION

The Corporation was incorporated March 15, 2017. The Corporation’s ability to continue as a going concern is dependent upon the ability to raise the necessary capital to finance development the Corporation’s business strategy of a premium cannabinoid brand offering scientifically proven relief through easy, innovative, and contemporary non-combustible methods. The 2018 Audited Consolidated Financial Statements do not give effect to any adjustments which would be necessary should the Corporation be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business. The amounts the Corporation may realize on the disposition of its assets or the discharging of its liabilities in other than the normal course of its business may be significantly different than the carrying value of these assets and liabilities as reflected in the 2018 Audited Consolidated Financial Statements.

OVERVIEW OF THE CORPORATION

Description of Business

Xanthic, through its wholly-owned operating subsidiary, Xanthic Biopharma Limited, provides valuable intellectual property to cannabis industry participants, enabling its strategic partners to produce high quality, innovative, non-combustible cannabis and cannabis-infused products. Using a proprietary process, Xanthic empowers its strategic partners to deliver superior cannabinoid solubility, improved bioavailability, accurate micro-dosing, and greater consistency versus competitive infused products. Through its investment in Xanthic Beverages, Xanthic has access to non-cannabis derived CBD-infused products that qualify for distribution outside of the cannabis dispensary network and into mainstream retail. Both business streams are capital-light, utilizing the existing infrastructure of strategic partners to reduce the capital investment required by Xanthic.

Recent Developments

Subsequent to June 30, 2018, on July 16, 2018 Xanthic and Green Growth Brands Ltd. (“GGB”) announced they have entered into an arm’s length business combination agreement (as amended by agreement between Xanthic and GGB dated August 30, 2018, the “Definitive Agreement”) dated July 13, 2018 to combine Xanthic and GGB by way of amalgamation (the “Amalgamation”) between GGB and a wholly-owned subsidiary of Xanthic (“Subco”) to form one company as a wholly-owned subsidiary of Xanthic (the “Business Combination”).

GGB is a lifestyle oriented, consumer products company that celebrates health, wellness and happiness. GGB is focused on the medicinal and recreational cannabis sector in both the United States and Canada and is the parent company of the CAMP brand. GGB is led by the widely-renowned retailer Peter Horvath. The Business Combination represents the initial step in GGB’s strategy to grow its international footprint, through partnerships with cannabis cultivators and processors across Canada and the United States. While GGB’s principal focus will be to build a retail network, it will leverage Xanthic’s expertise in the science of tetrahydrocannabinol (“THC”) and cannabidiol (“CBD”), the two key active ingredients in cannabis.

Following completion of the Business Combination, current shareholders of GGB will hold approximately 86% of the common shares (the “Resulting Issuer Shares”) of the resulting issuer (the “Resulting Issuer”) (excluding any Resulting Issuer Shares that become issuable pursuant to the terms of GGB’s private placement of convertible debentures (the “Debenture Private Placement”) and any subsequent GGB private placement of subscription receipts (the “Subscription Receipt Private Placement”). It is anticipated that the Resulting Issuer may operate under the name “Green Growth Brands Ltd.” after effecting a name change (the “Name Change”) with the Resulting Issuer Shares listed and posted for trading on the Canadian Securities Exchange (the “Exchange” or the “CSE”). Xanthic anticipates filing a management information circular or listing statement (the “Disclosure Document”) detailing certain matters relating to the Business Combination and other related matters to be mailed to Xanthic shareholders. Trading in the common shares of Xanthic (the “Xanthic Shares”) will be halted as a result of this announcement and will remain halted until the resumption of trading is approved by the Exchange. If completed, the Business Combination will constitute a fundamental change of Xanthic (as such term is defined in the CSE’s policies and procedures manual).

Assuming the satisfaction of customary closing conditions, including the approval of Xanthic’s shareholders, the Business Combination is expected to close in the fourth quarter of this year.

Xanthic and GGB also announced that GGB Nevada LLC (“GGB Nevada”), a wholly-owned subsidiary of Xanthic has entered into a purchase agreement (the “NOR Agreement”) dated July 13, 2018 with Nevada Organic Remedies LLC (“NOR”) and its members (“NOR Members”) pursuant to which it will acquire (the “NOR Acquisition”) 100% of the outstanding membership interests of NOR for aggregate consideration of US$56,750,000 payable by a combination of cash and a promissory note. On July 16, 2018, Xanthic borrowed US$2,000,000 from GGB pursuant to a promissory note with a due date of December 1, 2018 and bears interest at a rate of 6% per annum and on July 17, 2018, Xanthic advanced the proceeds of the loan to GGB Nevada which in turn made a payment of US$2,000,000 to NOR as a deposit on the NOR Agreement. NOR is a vertically integrated medical and retail marijuana company based in Las Vegas, Nevada holding four Nevada marijuana licenses (dispensary, cultivation, production and distribution). Additionally, NOR produces a line of high quality medical and recreational products under the name 8|fold.

Further, on September 5, 2018, Xanthic borrowed an additional US$30,347,500 from GGB pursuant to the terms of a loan agreement (the “Loan Agreement”) dated August 30, 2018. The proceeds of the loan were subsequently advanced by Xanthic to GGB Nevada, which in turn used the proceeds to make the initial cash payment required pursuant to the NOR Agreement in connection with the closing of the NOR Acquisition. In addition, on closing of the NOR Acquisition, GGB Nevada delivered to the NOR Members a secured promissory note (the “Purchase Note”) in the principal amount of US$21,565,000. The Purchase Note matures on March 3, 2019 and bears interest at 6% per annum and is fully secured by general security interest over the assets of NOR. The Loan Agreement matures on the date that is 180 days from September 5, 2018, bears interest at 12% per annum and has been secured by a pledge over the shares of GGB Nevada. The balance of US$2,715,000 owing to the NOR Members will be satisfied by the issuance of common shares of the resulting issuer following completion of the Business Combination.

The Business Combination

Subject to the terms of the Definitive Agreement, Subco and GGB will complete the Amalgamation and the amalgamated corporation (“Amalco”) will continue under the name “Green Growth Brands (Ontario) Ltd.”. Amalco will be a direct wholly-owned subsidiary of the Resulting Issuer. All of the property and assets of each of Subco and GGB will become the property and assets of Amalco and Amalco will be liable for all of the liabilities and obligations of each of Subco and GGB.

As of the July 16, 2018, Xanthic had 57,046,547 Xanthic Shares outstanding together with Xanthic convertible securities entitling the holders thereof to acquire a further 3,876,000 Xanthic Shares. As of the July 16, 2018, GGB had 92,000,002 GGB common shares (“GGB Shares”) outstanding and no outstanding convertible securities. Pursuant to the terms of the Definitive Agreement, GGB may issue up to an additional 9,200,000 GGB Shares (or convertible securities, or the equivalent) prior to closing of the Business Combination. Based on the foregoing, Xanthic will, subject to the receipt of all regulatory approvals, including the approval of its shareholders to certain items of special business and the Exchange, (i) combine with GGB pursuant to the Definitive Agreement such that all of the issued and outstanding GGB Shares will be acquired, and as consideration, Xanthic will issue to holders of GGB Shares, on a 3.394-for-one basis, 346,150,835 Xanthic Shares (the “Consideration Shares”) , in exchange for the then issued and outstanding GGB Shares (which for greater certainty excludes the GGB Shares to be issued under the Subscription Receipt Private Placement and the Debenture Private Placement (as such terms are defined below)); and (ii) reorganize its share structure and consolidate all of the issued and outstanding Xanthic Shares (including the Consideration Shares) on the basis of approximately 4.07 pre-consolidation Xanthic Shares for one (1) post-consolidation Resulting Issuer Share (the “Consolidation”).

In the event that GGB terminates the Definitive Agreement, other than as a result of a breach of representation or warranty or non-performance by Xanthic, GGB shall pay Xanthic a break fee in the aggregate amount of $250,000 and reimburse Xanthic for the full extent of its US legal fees, a portion of its Canadian legal fees, travel costs and other reasonable expenses incurred in connection with the Business Combination.

Resulting Issuer

The following table sets forth the pro forma capitalization of the Resulting Issuer after giving effect to the Business Combination and the Consolidation but prior to giving effect to the Subscription Receipt Private Placement and the Debenture Private Placement:

Equity (Resulting Issuer Shares)	Shares(1) (#)	Shares(2) (%)
Held by current GGB Shareholders	85,034,014	85.9%
Held by current Xanthic Shareholders that are insiders of Xanthic	1,487,036	1.5%
Held by current Xanthic Shareholders that are not insiders of Xanthic	12,526,788	12.6%

Total	99,047,838	100%

(1)	Does not give effect to exercise and/or conversion of issued and outstanding Xanthic convertible securities.
(2)	Expressed on a non-diluted basis.

To the knowledge of the prospective directors and executive officers of the Resulting Issuer, no person or company beneficially will own, or control or direct, directly or indirectly, Resulting Issuer Shares carrying in excess of 10% of the voting rights attached to all outstanding Resulting Issuer Shares, other than All Js Greenspace LLC, a company controlled by three individual family trusts, which is expected to own 33,971,923 Resulting Issuer Shares, representing a 34.3% ownership stake in the Resulting Issuer prior to giving effect to the Subscription Receipt Private Placement and the Debenture Private Placement.

Board of Directors and Management

Subject to Exchange approval, the board of directors and management of Xanthic was reconstituted on July 16, 2018 with the following individuals:

•	Jean Schottenstein (Director)

•	Peter Horvath (Director)

•	Steve Stoute (Director)

•	Carli Posner (Director)

•	Marc Lehmann (Director)

•	Tim Moore (Director and Chief Executive Officer)

•	Gary Galitsky (Director and President)

•	David Bhumgara (Chief Financial Officer)

It is currently expected that the board of directors and management of the Resulting Issuer will be the aforementioned individuals.

Conditions of Completion

Completion of the Business Combination is subject to a number of conditions, including, but not limited to, Exchange acceptance. Where applicable, the Business Combination cannot close until the required shareholder approval is obtained. There can be no assurance that the Business Combination will be completed as proposed, or at all.

The remaining conditions to completion of the Business Combination include, but are not limited to:

•

The approval of GGB shareholders of the Amalgamation, the approval of Xanthic shareholders of the Amalgamation, the Name Change and the Consolidation, and other matters to be more fully described in the Disclosure Document, and the approval and acceptance of the Exchange;

•	Xanthic will have at least $400,000 of working capital (net of expenses relating to the completion of the Amalgamation); and

•	The Resulting Issuer being in compliance with the initial listing requirements of the Exchange.

Background

Aurquest Resources Inc. which was formed by an amalgamation of Rampart Mercantile Inc. and North American Store Finance Ltd. back in November 1, 2000. Previous to the amalgamation, the Corporation was initially incorporated in province of British Columbia on November 18, 1968, then continued into Ontario on November 24, 1999 prior to amalgamation with North American Store Finance Ltd. on November 1, 2000.

On December 15, 2017 Xanthic Biopharma Limited acquired via a reverse takeover transaction Aurquest Resources Inc. Pursuant to the Definitive Agreement, Aurquest acquired all of the issued and outstanding common shares of Xanthic Biopharma Limited from the Xanthic Shareholders. As of the date of closing, there was 37,252,000 issued and outstanding Xanthic Shares, inclusive of 10,252,000 Xanthic Shares issued at a price of $0.125 per share pursuant to a non-brokered private placement of Xanthic (the “Xanthic Private Placement”) which closed December 13, 2017. In exchange for the Xanthic Shares, Aurquest issued a total of 298,016,000 Aurquest Shares at a ratio of eight (8) Aurquest Shares for each one (1) Xanthic Share (the “Exchange Ratio”) at a deemed price of $0.01563 per Aurquest Share, resulting in a reverse take-over of Xanthic by Aurquest (the “RTO Transaction”). Aurquest had 51,668,184 shares outstanding. The RTO Transaction resulted in the Company having approximately 349,684,184 common shares. On closing of the RTO Transaction, the Aurquest shareholders had 51,668,184 shares (14.78%), the existing Xanthic shareholders hold 216,000,000 Aurquest shares (61.77%), and the purchasers in the Xanthic Private Placement hold 82,016,000 Aurquest shares (23.45%).

On February 16, 2018, the shareholders of Aurquest Resources Inc. voted in favour of the following: 1) consolidation of the common shares of the Corporation on an eight for one basis; 2) name change from Aurquest Resources Inc. to Xanthic Biopharma Inc.; 3) the election of directors, 4) appointment of auditors, 5) approving a 10% rolling stock option plan; and 6) adoption of new bylaws. The Corporation effected the name change and share consolidation on February 26, 2018, at which time the outstanding common shares were reduced to 55,710,547. Subsequent to the quarter end of March 31, 2018, on April 19, 2018 the Corporation’s common shares commenced trading on the Canadian Securities Exchange (“CSE”) under the stock ticker symbol XTHC.

On March 21, 2018, the Corporation completed its purchase of 45% interest in Xanthic Beverages USA LLC (previously Avitas CBD Water LLC “Xanthic Beverages”) for USD$600,000, USD$300,000 was due on signing and balance due when Xanthic Beverages issues its second purchase order for bottling with a co-packer. In addition, if Xanthic Beverages achieves a minimum market penetration of 100 retailers or sales throughput of 380,000 units, at the option of the Corporation, the Corporation has a contingent consideration payable of USD$150,000 or 600,000 common shares of the Corporation. The Corporation has assigned a 50% probability at June 30, 2018 that the contingent consideration payable will occur. Xanthic Beverages uses CBD isolate derived from non-hemp, non-cannabis source for use in water beverages sold both within and outside the licensed dispensary universe.

Further, the Corporation has an option for 24 months to acquire a further 6% interest in Xanthic Beverages bringing its ownership to 51% and therefore control for an additional $300,000 worth of shares in the Corporation based on the 60 day average price at the time of the exercise.

Corporate Outlook and Strategy

The Corporation is in its infancy, as previously noted, however the Corporation’s business strategy is to be a premium cannabinoid brand offering scientifically proven relief through easy, innovative, and contemporary non-combustible methods.

The Corporation’s strategy will be focused initially in certain states in the United States where cannabis has been legalized for recreational or medical use. The Corporation will partner with local licensed cannabis producers in each state in order to facilitate its roll out and minimize capital needs.

The Corporation’s product offering will initially include cannabis infused powder beverage mixes such as a fruit drink, a rescue drink, an energy drink, hot chocolate and a protein drink, with first production planned in the third calendar quarter of 2018.

Through its equity investment in Xanthic Beverages, the Corporation plans to assist Xanthic Beverages with branding and distribution of the Xanthic CBD Water broadly through an extensive retail network using third party bottler’s distribution network, independent local grocery and other retail locations in the states of Oregon, Washington and California.

Overall Financial Performance

As previously discussed, the Corporation incorporated March 15, 2017 and has no revenue from operations. Below is a summary of the Corporation financial performance for the year ended June 30, 2018. During the year ended June 30, 2018 the Corporation had a net loss from operations of $2,829,225. Included in yearend results from operations are listing fees in connection with the RTO completed with Aurquest Resources Inc. of $918,054.

For the year ended	June 30, 2018	June 30, 2017
Revenue	$—	$—
Net loss from operations	2,829,225	101,541
Net Loss per share	$0.08	$0.04

RTO Transaction

On December 15, 2017, the Company entered into a definitive agreement with Xanthic Biopharma Limited (“Xanthic”). Pursuant to the definitive agreement the Company acquired all the issued and outstanding common shares of Xanthic (the “Xanthic Shares”) from the Xanthic shareholders. At the date of closing on the definitive agreement there were 37,252,000 Xanthic Shares issued and outstanding, inclusive of 10,252,000 Xanthic Shares issued at a price of $0.125 per Xanthic Share pursuant to a non-brokered private placement. In exchange for the Xanthic Shares, the Company issued 298,016,000 common shares in the Company at a ratio of eight Company shares for each Xanthic Share at a deemed price of $0.015625 per Company share, resulting in a reverse takeover of the Company by Xanthic shareholders.

The Company had 51,668,184 common shares outstanding prior to the completion of the RTO. On closing of the RTO there are 349,684,184 common shares outstanding of which 51,668,184 represented the original shareholders of the Company who retained 14.8% and Xanthic shareholders obtained 85.2% of the Company.

Since the Company did not meet the definition of a business under IFRS 3 – Business Combinations, the acquisition was accounted for as a purchase of the Company’s assets. The consideration paid was determined as equity-settled share based payments under IFRS 2, at the fair value of the equity of the Company retained by the shareholders of the Company based on the fair value of the Xanthic common shares on the date of closing of the RTO, which was determined to be $0.125 per common share based on the most recent equity raise completed just prior to the RTO.

The Company recorded listing fees of $918,054 in the 2018 Audited Consolidated Financial Statements of net loss and comprehensive loss. The details of the listing fees are as follows:

Fair value of consideration paid:
51,668,184 common shares of Xanthic at $0.015625 per share	$807,315
Net liabilities of Aurquest acquired by Xanthic	86,739
894,054

Other Transaction Costs:
Professional fees	24,000

Listing fees	$918,054

The net liabilities of the Company were included at their carrying value of $86,739, which approximates their fair value as follows:

Cash	$2,141
Prepaid expenses	500
Accounts payable and accrued liabilities	(44,380)
Shareholder loans	(45,000)

$(86,739)

Review of Operations for the year ended June 30, 2018 compared to year ended June 30, 2017

During the year ended June 30, 2018 (“Fiscal 2018”), the Corporation incurred a net loss $2,829,225 or $0.08 per share, as compared to a net loss from operations of $101,541 or $0.04 per share for the year ended June 30, 2017 (“Fiscal 2017”). During Fiscal 2018 the Corporation completed three private placements which allowed the Corporation to commence execution on its business plan. In addition, the significant increase in net loss was primarily the result of first full year of operations compared to Fiscal 2017. The Corporation was formed March 2017 so Fiscal 2017 represented less than 4 months of activity.

During Fiscal 2018, the Corporation incurred management, consulting fees of $827,658, compared with $60,000 in Fiscal 2017. The increase is primarily due to the retaining of management and consultants to help establish and capitalize the Corporation. The Corporation also incurred $375,023 in legal costs in Fiscal 2018 compared with $27,968 in Fiscal 2017. The increase in legal costs reflects the increase in business activity and the establishment of agreements, patent filings, financing activities, general counsel and listing application fees with the CSE during Fiscal 2018. In addition, the Corporation incurred $174,289 in advertising and promotion compared with $13,496 in Fiscal 2017. The increase relates to web development, investor presentations, packaging and brand building in Fiscal 2018.

During Fiscal 2018, the Corporation adopted its share-based compensation plan and issued stock options which resulted in stock based compensation expense of $385,542 compared to nil in Fiscal 2017.

Review of Operations for the three months ended June 30, 2018 compared to three months ended June 30, 2017

For the quarter ended	June 30, 2018	June 30, 2017
Consulting fees	$231,614	$60,000
Stock based compensaton	287,081	—
Legal and professional fees	181,297	27,968
Advertising and promotion	77,287	13,496
Loss from equity accounted investment	58,255	—
General and administration	47,761	61
Interest and bank charges	2,709	16

	886,004	101,541
Net Loss per share	$0.02	$0.04

During the three months ended June 30, 2018, the Corporation incurred $231,614 in consulting fees to senior management, accounting, corporate finance work and strategic advisory services compared to $60,000 in the same period of the prior year. The Corporation consulting fees related to finance work to assist developing the business plan and strategy and product development. The Corporation had for the three months ended June 30, 2018 $181,297 in legal and professional fees associated with investor relations and legal activities this compares to $27,968 in the same period of the prior year. The increase in legal and professional relates to work to complete the CSE listing application with the Corporation first day of trading commencing April 19, 2018.

The Corporation incurred during the fourth quarter 2018 $77,287 in advertising and promotion compared to $13,496 in the same period of the prior year. The Corporation incurred expenses in developing its brand, packaging and artistic elements in anticipation of its product launch in later half of 2018.

The Corporation recorded a $58,255 loss on its share of its equity accounted investment in Xanthic Beverages. Xanthic Beverages commenced operations in March 2018 with the Corporations investment of the initial USD$300,000. The loss represents startup costs for Xanthic Beverages.

The Corporation incurred in the fourth quarter of 2018, $47,761 in general and administrative costs compared to $61 in the same period of the prior year. The increase represents the increased activity in the Corporation compared to the prior year.

On February 28, 2018, the Corporation’s board approved the stock option plan. As a result of grants during the year the Corporation incurred stock based compensation costs of $287,081 compared to nil in the same period of the prior year.

SELECTED QUATERLY FINANCIAL INFORMATION

For the three months ended,	June 30, 2018	March 30, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Current Assets	$1,626,042	$1,810,722	$1,236,139	$62,553	$36,524
Current Liabilities	650,168	804,766	314,663	138,168	111,643
Net Loss from Operations	860,004	566,047	1,328,678	74,496	101,541
Net Loss per share	$0.02	$0.01	$0.01	$0.01	$0.04

•	The Corporation current assets represent cash, prepaids, inventory and HST receivable. Current assets at June 30, 2018 include cash of $1,037,049.

•

The Corporation’s current liabilities represent start up consulting fees, legal and audit fees since inception and include contingent consideration payable in connection with Xanthic Beverages purchase of $493,800 (see 2018 Audited Consolidated Financial Statements Note 8).

•	June 30, 2018 quarterly loss includes stock based compensation expense of $287,081.

•	December 31, 2017 net loss and comprehensive loss includes listing fees of $944,054.

LIQUIDITY AND CAPITAL RESOURCES

The Corporation has cash of $1,037,049, prepaids of $249,915, inventory of $181,096, and other receivable of $157,982 and current liabilities of $946,448 as at June 30, 2018. The Corporation therefore has a working capital of $679,594. Despite the positive working capital, the Corporation does not have sufficient liquidity and capital resources at June 30, 2018 to meet all its planned expenditures over the next twelve months.

The Corporation plans to complete further financings over the next twelve months in order to fund its ongoing expenditures and execute on its business plan to get to break even cashflow. However, there is no assurance that the Corporation will be successful in these endeavors.

Outstanding Share Data

At June 30, 2018, the Corporation had 56,846,547 common shares outstanding, 568,000 warrants outstanding and 3,508,000 stock options outstanding and on September 13, 2018, the Corporation had 57,546,547 common shares outstanding, 568,000 warrants outstanding and 2,808,000 stock options outstanding.

OFF BALANCE SHEET ARRANGEMENTS

In the normal course of business, the Corporation has entered into arrangements with several third-party goods and services providers. In certain instances, the Corporation, directly and through its subsidiaries, has provided indemnities and/or guarantees to these third parties for the payment of goods or services provided, or otherwise. Generally, there are no pre-determined amounts or limits included in these arrangements, and the occurrence of an event that would trigger the Corporation’s obligations pursuant to these arrangements is difficult to predict. Therefore, the Corporation’s potential future liability cannot be reasonably estimated.

COMMITMENT AND CONTINGENCIES

Commitments and contingencies are detailed in Note 8 to the 2018 Audited Consolidated Financial Statements. The following table summarizes payments due for the next five years and thereafter in respect of the Corporation’s contractual obligations and the obligations of its subsidiaries.

	Expected Payments Schedule
	2019	2020 to 2021	2022 to 2023	Thereafter	Total
Accounts payable and accured liabilities	$156,368	$—	$—	$—	$156,368
Contingent consideration payable	790,080	—	—	—	790,080

	$946,448	$—	$—	$—	$946,448

RELATED PARTY TRANSACTIONS

The Corporation has not entered into any transactions with related parties, other than as disclosed in Note 13 to the 2018 Audited Consolidated Financial Statements.

ACCOUNTING POLICIES, CRITICAL JUDGMENTS AND ESTIMATES

The preparation of the Corporation’s financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and other items in net earnings or loss, and the related disclosure of contingent assets and liabilities, if any. Critical judgments and estimates represent estimates made by management that are, by their very nature, uncertain. The Corporation evaluates its estimates on an ongoing basis. Such estimates are based on historical experience and on various other assumptions that the Corporation believes are reasonable under the circumstances, and these estimates form the basis for making judgments about the carrying values of assets and liabilities and the reported amounts of revenues and other items in net earnings or loss that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Summaries of the significant accounting policies applied, and significant judgments, estimates and assumptions made by management in the preparation of its financial statements are provided in Notes 2 and 3 to the 2018 Audited Consolidated Financial Statements.

CONTROLS AND PROCEDURES

During 2018, the Chief Executive Officer and the Chief Financial Officer of the Corporation were responsible for establishing and maintaining disclosure controls and procedures and internal control over financial reporting, as defined in the Canadian Securities Administrators National Instrument 52-109, “Certification of Disclosure in Issuers’ Annual and Interim Filings”.

Internal Control over financial reporting (“ICFR”) is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with applicable IFRS. Disclosure controls and procedures are designed to ensure that information required to be disclosed by the Corporation in the reports it files or submits under securities legislation is recorded, processed, summarized and reported on a timely basis and that such information is accumulated and reported to management, including the Corporation’s Chief Executive Officer and the Chief Financial Officer, as appropriate, to allow required disclosures to be made in a timely fashion. Based on their evaluation, the Chief Executive Officer and the Chief Financial Officer concluded that, as at June 30, 2018, the Corporation’s disclosure controls and procedures were effective.

BUSINESS RISKS

There are numerous and varied risks, known and unknown, that may prevent the Corporation from achieving its goals. If any of these risks occur, the Corporation’s business, financial condition or results of operation may be adversely affected. In such case, the trading price of the Corporation’s common shares could decline, and investors could lose all or part of their investment. The following is a summary of risks that could be applicable to the business of the Corporation:

The Company Relies on Securing and Maintaining Agreements with Licensed Partners

In most U.S. States, the Company is not eligible to obtain a license to grow, store and sell cannabis products. Accordingly, the Company must secure royalty agreements with Licensed Partners that have been able to obtain the requisite licenses with the appropriate regulatory authorities in the targeted jurisdictions. The failure of a Licensed Partner to comply with the requirements of their license or to maintain their license would have a material adverse impact on the business, financial condition and operating results of the Company. There can be no guarantee that the applicable licenses will be maintained by Licensed Operators or granted to other prospective Licensed Operators in the future.

Limited Operating History

Having been founded in late 2017, the Company has a limited operating history which can make it difficult for investors to evaluate the Company’s operations and prospects and may increase the risks associated with an investment in the Company. The Company will be subject to all of the business risks and uncertainties associated with any new business enterprise, such as under-capitalization, cash shortages, limitations with respect to personnel, financial and other resources, achieving market acceptance of existing and future solutions, competing against companies with greater financial and technical resources, and lack of revenues. There is no assurance that the Company will be successful in achieving a return for investors and the likelihood of success must be considered in light of the early stage of operations. Because the Company has a limited operating history in emerging area of business, investors should consider and evaluate its operating prospects in light of the risks and uncertainties frequently encountered by early-stage companies in rapidly evolving markets. These risks may include:

•	risks that it may not have sufficient capital to achieve its growth strategy;

•	risks that it may not develop its product and service offerings in a manner that enables it to be profitable and meet its customers’ requirements;

•	risks that its growth strategy may not be successful;

•	risks that fluctuations in its operating results will be significant relative to its revenues; and

•	risks relating to an evolving regulatory regime.

The Company’s future growth will depend substantially on its ability to address these and the other risks described in this section. If it does not successfully address these risks, its business may be significantly harmed.

Operating in the United States

The Company will initially focus its operations in the United States, specifically in states that have already passed legislation legalizing the recreational sale and use of cannabis. Currently, the states of California, Nevada, Massachusetts, Maine, Washington, Oregon, Colorado and Alaska, and the District of Columbia, have legalized the recreational use of cannabis. However, the U.S. federal government has not enacted similar legislation and the cultivation, sale and use of cannabis remains illegal under federal law pursuant to the U.S. Controlled Substance Act of 1970. While the Department of Justice under the previous U.S. presidential administration stated its intention not to enforce federal laws relating to cannabis where the conduct at issue is legal under applicable state law, pursuant to the Cole Memorandum, there can be no assurance that the current administration will not enforce such laws in the future. This risk is further compounded by the political and policy variability of the Donald Trump presidential administration, and the conservative, anti-cannabis stances of Attorney General Jeff Sessions. Mr. Trump’s positions regarding marijuana are difficult to discern; however, Attorney General Sessions has been a consistent opponent of marijuana legalization efforts throughout his political career. On January 4, 2018, Attorney General Sessions rescinded the Cole Memorandum, shifting federal policy from a hands-off approach to unleashing federal prosecutors across the country to decide individually how to crack down on possession, distribution and cultivation of cannabis, including in states in which cannabis is legal. With the Cole Memorandum rescinded, U.S. federal prosecutors no longer have guidance relating to the exercise of their discretion in determining whether to prosecute cannabis related violations of U.S. federal law. It is possible that further developments could significantly adversely affect the business, financial condition and results of businesses involved in U.S. cannabis related activities and in the cannabis industry generally. There can be no assurance that the U.S. federal government will not seek to prosecute cases involving cannabis businesses that are otherwise compliant with applicable state law. If the federal government begins to enforce federal laws relating to cannabis in states where the sale and use of cannabis is currently legal, or if existing state laws are repealed or curtailed, the Company would be materially and adversely affected notwithstanding the fact that the Company is not directly engaged in the sale or distribution of cannabis. The consequences of such enforcement would be materially adverse to the Company and the Company’s business and could result in the forfeiture or seizure of all or substantially all of the Company’s assets.

The Products Provided by the Company to Licensed Partners May Become Subject to Regulation Governing Food and Related Products

Should the U.S. federal government legalize cannabis for medical or recreational use nation-wide, there is a risk that the U.S. Food and Drug Administration (the “FDA”) would seek to regulate the products under the Food, Drug and Cosmetics Act of 1938. The FDA may issue rules and regulations including certified good manufacturing practices related to the growth, cultivation, harvesting and processing of cannabis and cannabis-infused products. Clinical trials may be needed to verify the efficacy and safety of cannabis. It is also possible that the FDA would require that facilities where cannabis is cultivated be registered with the applicable government agencies and comply with certain federal regulations. Compliance with such rules and regulations may be unduly costly and may have an adverse effect on the Company. If the Company or its Licensed Partners are unable to comply with the regulations prescribed by the FDA, the Company and/or its Licensed Partners may be unable to continue to operate.

Banking Regulation May Hinder the Company’s Ability to Establish and Maintain Bank Accounts

The U.S. federal prohibitions on the sale of cannabis may prevent the Company’s Licensed Partners from accessing the U.S. banking system and they may be unable to deposit funds in federally-insured and federally-licensed banking institutions. While the Company does not anticipate dealing with banking restrictions directly relating to its business, such restrictions could nevertheless be imposed due to the Company’s banking institutions not accepting payments from its Licensed Partners. Licensed Partners at times do not have deposit services and are at risk that any bank accounts they have could be closed at any time. Such risks increase costs to the Company and to its Licensed Partners. The inability of the Company’s Licensed Partners to access banking services can make it difficult to structure royalty agreements in a manner acceptable to the Company.

In the event financial service providers do not accept accounts or transactions related to the cannabis industry, it is possible that the Company’s Licensed Partners may seek alternative payment solutions, including but not limited to, cryptocurrencies such as Bitcoin. There are risks inherent in cryptocurrencies, most notably its volatility and security issues. If the industry was to move towards alternative payment solutions and accept payments in cryptocurrency the Company would have to adopt policies and protocols to manage its volatility and exchange rate risk exposures. The Company’s inability to manage such risks may adversely affect the Company’s operations and financial performance.

Managing Growth

In order to manage growth and change in strategy effectively, the Company must: (a) maintain adequate systems to meet customer demand; (b) expand sales and marketing, distribution capabilities and administrative functions; (c) expand the skills and capabilities of its current management team; and (d) attract and retain qualified employees. The inability of the Company to deal with this growth may have a material adverse effect on its business, financial condition, results of operations and prospects.

Competition

There is potential that the Company will face intense competition from other companies, some of which can be expected to have longer operating histories and more financial resources and experience than the Company. Currently, the cannabis, nutraceuticals and pharmaceuticals industry generally is comprised of individuals and small to medium-sized entities, however, the risk remains that large conglomerates and companies that also recognize the potential for financial success through investment in this industry could strategically purchase or assume control of larger dispensaries and cultivation facilities. In doing so, these larger competitors could establish price setting and cost controls which would effectively “price out” many of the individuals and small to medium-sized entities that currently make up the bulk of the participants in the varied businesses operating within, and in support of, the medical and recreational cannabis industry. While most U.S. states seemingly deter this type of arrangement, the cannabis industry is still relatively new for public entities, so the future competitive environment remains largely unknown.

Because of the early stage of the industry in which the Company will operate, the Company expects to face additional competition from new entrants. To become and remain competitive, the Company will require research and development, marketing, sales and support. The Company may not have sufficient resources to maintain research and development, marketing, sales and support efforts on a competitive basis which could materially and adversely affect the business, financial condition and results of operations of the Company.

Retention, Acquisition and Integration of Skilled Personnel

The loss of any member of the Company’s management team could have a material adverse effect on its business and results of operations. In addition, the inability to hire new personnel and the increased costs of hiring new personnel could have a material adverse effect on the Company’s business and operating results. At present and for the near future, the Company will depend upon a relatively small number of employees to develop, market, sell and support its products. The expansion of marketing and sales of its products will require the Company to find, hire and retain additional capable employees who can understand, explain, market and sell its products. There is intense competition for capable personnel and the Company may not be successful in attracting, training, integrating, motivating, or retaining new personnel, vendors, or subcontractors for these required functions. New employees often require significant training and, in many cases, take significant time before they achieve full productivity. As a result, the Company may incur significant costs to attract and retain employees, including significant expenditures related to salaries and benefits and compensation expenses related to equity awards, and may lose new employees to its competitors or other companies before it realizes the benefit of its investment in recruiting and training them. In addition, as the Company moves into new jurisdictions, it will need to attract and recruit skilled employees in those areas.

Legal Proceedings

From time to time, the Company may be a party to legal and regulatory proceedings, including matters involving governmental agencies, entities with whom it does business and other proceedings arising in the ordinary course of business. The Company will evaluate its exposure to these legal and regulatory proceedings and establish reserves for the estimated liabilities in accordance with International Financial Reporting Standards. Assessing and predicting the outcome of these matters involves substantial uncertainties. Unexpected outcomes in these legal proceedings, or changes in management’s evaluations or predictions and accompanying changes in established reserves, could have an adverse impact on the Company’s financial results.

Regulatory Compliance Risks

Achievement of the Company’s business objectives is contingent, in part, upon compliance with regulatory requirements enacted by governmental authorities and obtaining all regulatory approvals, where necessary, for the sale of its products. The Company may not be able to obtain or maintain the necessary licenses, permits, authorizations or accreditations, or may only be able to do so at great cost, to operate its business. The Company cannot predict the time required to secure all appropriate regulatory approvals for its products, or the extent of testing and documentation that may be required by local governmental authorities. The impact of the compliance regime, any delays in obtaining, or failure to obtain or keep the regulatory approvals may significantly delay or impact the development of markets, products and sales initiatives and could have a material adverse effect on the business, results of operations and financial condition of the Company.

The Company will incur ongoing costs and obligations related to regulatory compliance. Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. The Company may be required to compensate those suffering loss or damage by reason of its operations and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations. In addition, changes in regulations, more vigorous enforcement thereof or other unanticipated events could require extensive changes to the Company’s operations, increased compliance costs or give rise to material liabilities, which could have a material adverse effect on the business, results of operations and financial condition of the Company.

Change of Cannabis Laws, Regulations and Guidelines

Cannabis laws and regulations are dynamic and subject to evolving interpretations which could require the Company to incur substantial costs associated with compliance or alter certain aspects of its business plan. It is also possible that regulations may be enacted in the future that will be directly applicable to certain aspects of the Company’s businesses. The Company cannot predict the nature of any future laws, regulations, interpretations or applications, nor can it determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on the Company’s business. Management expects that the legislative and regulatory environment in the cannabis industry in Canada and internationally will continue to be dynamic and will require innovative solutions to try to comply with this changing legal landscape in this nascent industry for the foreseeable future. Compliance with any such legislation may have a material adverse effect on the Company’s business, financial condition and results of operations.

Unfavourable Publicity or Consumer Perception

Management of the Company believes the cannabis industry is highly dependent upon consumer perception regarding the safety, efficacy and quality of the cannabis produced. Consumer perception of the Company’s proposed products may be significantly influenced by scientific research or findings, regulatory investigations, litigation, media attention and other publicity regarding the consumption of cannabis products. There can be no assurance that future scientific research, findings, regulatory proceedings, litigation, media attention or other research findings or publicity will be favourable to the cannabis market or any particular product, or consistent with earlier publicity. Future research reports, findings, regulatory proceedings, litigation, media attention or other publicity that are perceived as less favourable than, or that question, earlier research reports, findings or publicity could have a material adverse effect on the demand for the Company’s proposed products and the business, results of operations, financial condition and cash flows of the Company. The Company’s dependence upon consumer perceptions means that adverse scientific research reports, findings, regulatory proceedings, litigation, media attention or other publicity, whether or not accurate or with merit, could have a material adverse effect on the Company, the demand for the Company’s proposed products, and the business, results of operations, financial condition and cash flows of the Company. Further, adverse publicity reports or other media attention regarding the safety, efficacy and quality of cannabis in general, or the Company’s proposed products specifically, or associating the consumption of cannabis with illness or other negative effects or events, could have such a material adverse effect. Such adverse publicity reports or other media attention could arise even if the adverse effects associated with such products resulted from consumers’ failure to consume such products appropriately or as directed.

Liability, Enforcement, Complaints, etc.

The Company’s participation in the cannabis industry may lead to litigation, formal or informal complaints, enforcement actions, and inquiries by third parties, other companies and/or various governmental authorities against the Company. Litigation, complaints, and enforcement actions involving the Company could consume considerable amounts of financial and other corporate resources, which could have an adverse effect on the Company’s future cash flows, earnings, results of operations and financial condition.

Product Liability

As a distributor of products designed to be ingested or inhaled by humans, the Company faces an inherent risk of exposure to product liability claims, regulatory action and litigation if its products are alleged to have caused damages, loss or injury. In addition, the sale of the Company’s products involve the risk of injury to consumers due to tampering by unauthorized third parties or product contamination. Adverse reactions resulting from human consumption of the Company’s products alone or in combination with other medications or substances could occur. The Company may be subject to various product liability claims, including, among others, that the Company’s products caused injury or illness, include inadequate instructions for use or include inadequate warnings concerning health risks, possible side effects or interactions with other substances. A product liability claims or regulatory action against the Company could: i) result in increased costs; ii) adversely affect the Company’s reputation with its Licensed Partners and consumers generally; and iii) have a material adverse effect on the results of operations and financial condition of the Company. There can be no assurances that the Company will be able to obtain or maintain product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive and may not be available in the future on acceptable terms, or at all. The inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of the Company’s potential products.

Insurance Coverage

The Company’s production is, in general, subject to different risks and hazards, including adverse weather conditions, fires, plant diseases and pest infestations, other natural phenomena, industrial accidents, labour disputes, changes in the legal and regulatory framework applicable to the Company and environmental contingencies. Although management of the Company believes that the events and amounts of liability covered by its insurance policies will be reasonable, taking into account the risks relevant to its business, and the fact that agreements with users contain limitations of liability, there can be no assurance that such coverage will be available or sufficient to cover claims to which the Company may become subject. If insurance coverage is unavailable or insufficient to cover any such claims, the Company’s financial resources, results of operations and prospects could be adversely affected.

Product Recalls

Manufacturers and distributors of products are sometimes subject to the recall or return of their products for a variety of reasons, including product defects, such as contamination, unintended harmful side effects or interactions with other substances, packaging safety and inadequate or inaccurate labelling disclosure. If any of the Company’s products are recalled due to an alleged product defect or for any other reason, the Company could be required to incur the unexpected expense of the recall and any legal proceedings that might arise in connection with the recall. The Company may lose a significant amount of sales and may not be able to replace those sales at an acceptable margin or at all. In addition, a product recall may require significant management attention. Although the Company has detailed procedures in place for testing its products, there can be no assurance that any quality, potency or contamination problems will be detected in time to avoid unforeseen product recalls, regulatory action or lawsuits. Additionally, if the Company is subject to recall, the image of the Company could be harmed. A recall for any of the foregoing reasons could lead to decreased demand for the Company’s products and could have a material adverse effect on the results of operations and financial condition of the Company. Additionally, product recalls may lead to increased scrutiny of the Company’s operations by regulatory agencies, requiring further management attention, potential loss of applicable licenses and potential legal fees and other expenses.

Limited Avenues to Market and Promote Products

To be successful, the Company’s business must be successfully marketed. The market for the Company’s products and services has and is expected to grow significantly and may require substantial sales and marketing capability. The Company will be dependent on independent parties to market its products and services. There can be no assurance that the Company can continue to market or can enter into satisfactory arrangements with third parties to continue to market its products and services in a manner that would assure its growth and acceptance in the market place.

Supply of Cannabis Extract

If for any reason the supply of cannabis extract from licensed producers is ceased or delayed, the Company would have to seek alternate suppliers and obtain all necessary authorization for the new cannabis extract. If replacement cannabis extract cannot be obtained at comparable prices, or at all, or if the necessary authorizations are not obtained, the Company’s business, financial condition and results of operations would be materially and adversely affected.

Global Economy

Financial markets are influenced by the economic and market conditions in other countries, including the United States and other global markets. Although economic conditions in these countries may differ significantly from economic conditions in Canada, investor reactions to developments in these other countries may substantially affect the capital flows into and the market value of securities of issuers with operations in the United States and Canada.

Consumer Acceptance of Premium Pricing

The Company branding, and pricing strategy is to offer a premium product at higher than existing market prices of competitive products. The Company assumes that it will be successful in establishing the brand as a premium brand and therefore is relying on pricing its products consistent with its brand image. There can be no assurance that the Company will be successful and that the marketplace will accept a premium price when there is no direct competitive, comparable product.

Access to Capital

In executing its business plan, the Company makes, and will continue to make, substantial investments and other expenditures related to acquisitions, research and development and marketing initiatives. Since its incorporation, the Company has financed these expenditures through offerings of its equity securities and debt financing. The Company will have further capital requirements and other expenditures as it proceeds to expand its business or take advantage of opportunities for acquisitions or other business opportunities that may be presented to it. The Company may incur major unanticipated liabilities or expenses. The Company can provide no assurance that it will be able to obtain financing to meet the growth needs of the Company.

Foreign Sales and Currency Risks

The Company’s functional currency is denominated in Canadian dollars. The Company currently expects that sales will be denominated in U.S. dollars and may, in the future, have sales denominated in the currencies of additional countries in which it establishes sales offices. In addition, the Company incurs the majority of its operating expenses in Canadian dollars. In the future, the proportion of the Company’s sales that are international may increase. Such sales may be subject to unexpected regulatory requirements and other barriers. Any fluctuation in the exchange rates of foreign currencies may negatively impact the Company’s business, financial condition and results of operations. The Company has not previously engaged in foreign currency hedging. If the Company decides to hedge its foreign currency exposure, it may not be able to hedge effectively due to lack of experience, unreasonable costs or illiquid markets. In addition, those activities may be limited in the protection they provide the Company from foreign currency fluctuations and can themselves result in losses.

Estimates or Judgments Relating to Critical Accounting Policies

The preparation of financial statements in conformity with International Financial Reporting Standards requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Company bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, as provided in the notes to the Company’s Financial Statements, the results of which form the basis for making judgments about the carrying values of assets, liabilities, equity, revenue and expenses that are not readily apparent from other sources. The Company’s operating results may be adversely affected if the assumptions change or if actual circumstances differ from those in the assumptions, which could cause the Company’s operating results to fall below the expectations of securities analysts and investors, resulting in a decline in the share price of the Company. Significant assumptions and estimates used in preparing the financial statements include those related to the credit quality of accounts receivable, income tax credits receivable, share based payments, impairment of non-financial assets, as well as revenue and cost recognition.

Tax Risks

The Company will operate and will be subject to income tax and other forms of taxation (which are not based upon income) in multiple tax jurisdictions. Taxation laws and rates which determine taxation expenses may vary significantly in different jurisdictions, and legislation governing taxation laws and rates is also subject to change. Therefore, the Company’s earnings may be impacted by changes in the proportion of earnings taxed in different jurisdictions, changes in taxation rates, changes in estimates of liabilities and changes in the amount of other forms of taxation. The Company may have exposure to greater than anticipated tax liabilities or expenses. The Company will be subject to income taxes and non-income taxes in a variety of jurisdictions and its tax structure is subject to review by both domestic and foreign taxation authorities and the determination of the Company’s provision for income taxes and other tax liabilities will require significant judgment.

Repatriation of Profits

As a holding company with no material assets other than the stock of the Company’s operating subsidiaries and intellectual property, nearly all of the Company’s funds generated from operations are generated by the Company’s operating subsidiaries. The Company’s subsidiaries are subject to requirements of various regulatory bodies, both domestically and internationally. Accordingly, if the Company’s operating subsidiaries are unable, due to regulatory restrictions or otherwise, to pay the Company’s dividends and make other payments to the Company when needed, the Company may be unable to satisfy the Company’s obligations when they arise.

Limited market for securities

There can be no assurance that an active and liquid market for the Company’s shares will develop or be maintained and an investor may find it difficult to resell any securities of the Company.

Stock Market Volatility

The market price of the Company’s Common Shares could be subject to significant fluctuations in response to various factors, many of which are beyond the Company’s control. In addition, the stock markets have experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many companies and that often have been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Common Shares. There can be no assurance that the holders or purchasers of the Company’s Common Shares will be able to resell their shares at prices equal to or greater than their cost.

No History of Payment of Cash Dividends

The Company has never declared or paid cash dividends on its Common Shares. The Company intends to retain future earnings to finance the operation, development and expansion of the business. The Company does not anticipate paying cash dividends on its Common Shares in the foreseeable future. Payment of future cash dividends, if any, will be at the discretion of the Board and will depend on the Company’s financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors that the Board considers relevant.

Analyst Coverage

The trading market for the Company’s Common Shares will, to some extent, depend on the research and reports that securities or industry analysts publish about the Company or its business. The Company will not have any control over these analysts. If one or more of the analysts who covers the Company should downgrade the Company’s Common Shares or change their opinion of the Company’s business prospects, the Company’s share price would likely decline. If one or more of these analysts ceases coverage of the Company or fails to regularly publish reports on the Company, the Company could lose visibility in the financial markets, which could cause the Company’s share price or trading volume to decline.

Tax Issues

There may be income tax consequences in relation to the Company’s Common Shares, which will vary according to circumstances of each investor. Prospective investors should seek independent advice from their own tax and legal advisers.

INFORMATION CONCERNING XANTHIC BIOPHARMA INC.

Additional information relating to the Corporation, may be accessed through the SEDAR website at www.sedar.com under Xanthic Biopharma Inc. and the Corporation’s website at www.xanthicbiopharma.com.

Toronto, Ontario

September 13, 2018

SCHEDULE “D” – GGB MD&A

Please see attached.

GREEN GROWTH BRANDS LTD.

MANAGEMENT DISCUSSION AND ANALYSIS

FOR THE PERIOD FROM COMMENCEMENT OF OPERATIONS

ON FEBRUARY 14, 2028 TO JULY 31, 2018

MANAGEMENT DISCUSSION AND ANALYSIS

Green Growth Brands Ltd. (“GGB” or the “Corporation”) was incorporated under Ontario Business Corporations Act under the name Schottenstein Arviv Group Inc. on February 14, 2018. The name of the Corporation was changed to Green Growth Brands Ltd. on July 12, 2018. The Corporation’s principal business activity is the development of lifestyle oriented, consumer products that celebrate health, wellness and happiness focused on the medicinal and recreational cannabis sectors in both the United States and Canada. The Corporation is in the development stage and has not yet earned any revenues. The Corporation’s registered office is 5300 Commerce Court West, 199 Bay Street, Toronto, ON, M5L 1B9 and its principal place of business is 4300 E. Fifth Avenue, Columbus, OH 43219.

This Management’s Discussion and Analysis (“MD&A”) has been prepared with an effective date of September 26, 2018 and provides an update on matters discussed in, and should be read in conjunction with the Corporation’s audited financial statements, including the notes thereto, as at and for the period from commencement on February 14, 2018 to July 31, 2018 (the “2018 Audited Consolidated Financial Statements”), which have been prepared using International Financial Reporting Standards (“IFRS”). All amounts are in United States dollars unless otherwise specified. Tabular dollar amounts, unless otherwise specified, are in dollars, except for per unit or per share amounts. This MD&A contains forward looking statements that are based on certain estimates and assumptions and involve risks and uncertainties. Actual results may vary materially from management’s expectations. See the “Caution Concerning Forward Looking Statements” section in this MD&A.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

Certain statements in this MD&A may contain “forward-looking information,” within the meaning of applicable securities laws, including the “safe harbour provisions” of the Securities Act (Ontario) with respect to the Corporation. Such statements include, but are not limited to, statements with respect to expectations, projections, or other characterizations of future events or circumstances, and our objectives, goals, strategies, beliefs, intentions, plans, estimates, projections and outlook, including statements relating to our plans and objectives, or estimates or predictions of actions of customers, suppliers, competitors or regulatory authorities. These statements are subject to certain risks, assumptions and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. The words “believe”, “plan”, “intend”, “estimate”, “expect”, or “anticipate”, and similar expressions, as well as future or conditional verbs such as “will”, “should”, “would”, and “could” often identify forward-looking statements. We have based these forward-looking statements on our current views with respect to future events and financial performance. With respect to forward looking statements contained in this MD&A, the Corporation has made assumptions and applied certain factors regarding, among other things: future product pricing; costs of inputs; its ability to market products successfully to its anticipated clients; reliance on key personnel; the regulatory requirements; the application of federal and state environmental laws; and the impact of increasing competition. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties, and assumptions which could cause actual results to differ materially from the conclusions, forecasts, or projections anticipated in these forward-looking statements. Because of these risks, uncertainties, and assumptions, the reader should not place undue reliance on these forward-looking statements. The Corporation’s forward-looking statements are made only as of the date of this MD&A, and except as required by applicable law, the Corporation undertakes no obligation to update or revise these forward-looking statements to reflect new information, future events or circumstances.

GOING CONCERN ASSUMPTION AND EARLY STAGE CORPORATION

The Corporation was incorporated on February 14, 2018. The Corporation’s ability to continue as a going concern is dependent upon the ability to raise the necessary capital to finance development of the Corporation’s business strategy of a premium cannabinoid brand offering scientifically proven relief through easy, innovative, and contemporary non-combustible methods. The 2018 Audited Consolidated Financial Statements do not give effect to any adjustments which would be necessary should the Corporation be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business. The amounts the Corporation may realize on the disposition of its assets or the discharging of its liabilities in other than the normal course of its business may be significantly different than the carrying value of these assets and liabilities as reflected in the 2018 Audited Consolidated Financial Statements.

OVERVIEW OF THE CORPORATION

Description of Business

The Corporation, through its wholly-owned subsidiary, Green Growth Brands LLC, develops lifestyle-oriented consumer products that celebrate health, wellness and happiness focused on the medicinal and recreational cannabis sectors in both the United States and Canada. Built on a foundation of retail-industry experts, the Corporation, via two separate business segments, expects to generate returns from world-class cannabis retail and CBD consumer products. Following completion of the Business Combination detailed below under Recent Developments, the Corporation will be a vertically integrated cannabis company, whose principal activities will include the cultivation, production/manufacturing, and dispensing of medicinal and recreational cannabis in the State of Nevada. The Company intends to provide access to all permissible forms of the cannabis plant, including dried cannabis, oils, tinctures, and edible products.

The Corporation’s vertically integrated cannabis facility, based in Las Vegas, Nevada, operates under the name “The Source.” Established in 2015, The Source is a recognized name in the Nevada cannabis community, having been named by NPR’s Desert Companion Magazine as the Best Dispensary in Las Vegas in its February 2018 edition.

Green Growth Brands LLC

Green Growth Brands LLC, a Delaware limited liability company, was formed on February 26, 2018 as Schottenstein Arviv Group US LLC, and is a wholly owned subsidiary of Schottenstein Arviv Group Ltd. (now Green Growth Brands Ltd.). The entity changed its name to Green Growth Brands LLC on July 13, 2018. Green Growth Brands LLC provides general and administrative support functions for the Corporation. Included within this general and administrative support function are executives and other management with significant and diverse retail experience. These officers have retail knowledge and experience stemming from executive-level positions at such well-known businesses and brands as Victoria’s Secret, American Eagle Outfitters, Bath & Body Works, and DSW Shoe Warehouse. Green Growth Brands LLC intends to leverage this vast experience to create a new, unrivaled experience in the cannabis market for both the cannabis retail segment and the CBD products segment.

GGB Beauty LLC

GGB Beauty, a Delaware limited liability company, was formed on July 25, 2018 as a wholly owned subsidiary of Green Growth Brands LLC. GGB Beauty is developing and will market CBD-infused consumer products, including, without limitation, body care, face care, ingestible items, and other similar articles. The Corporation intends to distribute these items under several different brand names that it has developed for this purpose.

GGB Licenses LLC

GGB Licenses, a Delaware limited liability company, was formed on July 25, 2018 as a wholly owned subsidiary of Green Growth Brands LLC. GGB Licenses holds the trademarks used by the Corporation in operating its business.

Recent Developments

On July 17, 2018 GGB and Xanthic Biopharma Inc. (“Xanthic”) announced they entered into an arm’s length business combination agreement (as amended by agreement between GGB and Xanthic dated August 30, 2018, the “Definitive Agreement”) dated July 13, 2018 to combine GGB and Xanthic by way of amalgamation (the “Amalgamation”) between GGB and a wholly-owned subsidiary of Xanthic (“Subco”) to form one company as a wholly-owned subsidiary of Xanthic (the “Business Combination”).

Xanthic, through its wholly-owned operating subsidiary, Xanthic Biopharma Limited, provides valuable intellectual property to cannabis industry participants, enabling its strategic partners to produce high quality, innovative, non-combustible cannabis and cannabis-infused products. Using a proprietary process, Xanthic empowers its strategic partners to deliver superior cannabinoid solubility, improved bioavailability, accurate micro-dosing, and greater consistency versus competitive infused products. Through its investment in Xanthic Beverages, Xanthic has access to non-cannabis derived CBD-infused products that qualify for distribution outside of the cannabis dispensary network and into mainstream retail. Both business streams are capital-light, utilizing the existing infrastructure of strategic partners to reduce the capital investment required by Xanthic. GGB will leverage Xanthic’s expertise in the science of tetrahydrocannabinol (“THC”) and cannabidiol (“CBD”), the two key active ingredients in cannabis.

As of July 31, 2018, GGB had 100,765,002 GGB common shares outstanding (the “GGB Shares”). As of July 31, 2018, Xanthic had 57,046,547 Xanthic Shares outstanding together with Xanthic convertible securities entitling the holders thereof to acquire a further 3,876,000 Xanthic Shares. Pursuant to the terms of the Definitive Agreement, GGB may issue up to an additional 435,000 GGB Shares (or convertible securities, or the equivalent) prior to closing of the Business Combination. Based on the foregoing, Xanthic will, subject to the receipt of all regulatory approvals, including the approval of its shareholders to certain items of special business and the Exchange, (i) combine with GGB pursuant to the Definitive Agreement such that all of the issued and outstanding GGB Shares will be acquired, and as consideration, Xanthic will issue to holders of GGB Shares, on a 3.394-for-one basis, 346,150,835 Xanthic Shares (the “Consideration Shares”) , in exchange for the then issued and outstanding GGB Shares (which for greater certainty excludes the GGB Shares to be issued under the Subscription Receipt Private Placement and the Debenture Private Placement (as such terms are defined below)); and (ii) reorganize its share structure and consolidate all of the issued and outstanding Xanthic Shares (including the Consideration Shares) on the basis of four (4) pre-consolidation Xanthic Shares for one (1) post-consolidation Resulting Issuer Share (the “Consolidation”).

Following completion of the Business Combination, current shareholders of GGB will hold approximately 86% of the common shares (the “Resulting Issuer Shares”) of the resulting issuer (the “Resulting Issuer”) (excluding any Resulting Issuer Shares that become issuable pursuant to the terms of GGB’s private placement of convertible debentures (the “Debenture Private Placement”) and any subsequent GGB private placement of subscription receipts (the “Subscription Receipt Private Placement”). It is anticipated that the Resulting Issuer may operate under the name “Green Growth Brands Ltd.” after effecting a name change (the “Name Change”) with the Resulting Issuer Shares listed and posted for trading on the Canadian Securities Exchange (the “Exchange” or the “CSE”). Xanthic anticipates filing a management information circular or listing statement (the “Disclosure Document”) detailing certain matters relating to the Business Combination and other related matters to be mailed to Xanthic shareholders. Trading in the common shares of Xanthic (the “Xanthic Shares”) was halted as a result of this announcement and will remain halted until the resumption of trading is approved by the Exchange. If completed, the Business Combination will constitute a fundamental change of Xanthic (as such term is defined in the CSE’s policies and procedures manual).

Assuming the satisfaction of customary closing conditions, including the approval of Xanthic’s shareholders, the Business Combination is expected to close in the fourth quarter of this year.

In the event that GGB terminates the Definitive Agreement, other than as a result of a breach of representation or warranty or non-performance by Xanthic, GGB shall pay Xanthic a break fee in the aggregate amount of $250,000 and reimburse Xanthic for the full extent of its US legal fees, a portion of its Canadian legal fees, travel costs and other reasonable expenses incurred in connection with the Business Combination.

Resulting Issuer

To the knowledge of the prospective directors and executive officers of the Resulting Issuer, no person or company beneficially will own, or control or direct, directly or indirectly, Resulting Issuer Shares carrying in excess of 10% of the voting rights attached to all outstanding Resulting Issuer Shares, other than All Js Greenspace LLC, a company controlled by three individual family trusts, which is expected to own 36,370,486 Resulting Issuer Shares, representing a 42.0% ownership stake in the Resulting Issuer prior to giving effect to the Subscription Receipt Private Placement and the Debenture Private Placement.

GGB and Xanthic also announced that GGB Nevada LLC (“GGB Nevada”), a wholly-owned subsidiary of Xanthic has entered into a purchase agreement (the “NOR Agreement”) dated July 13, 2018 with Nevada Organic Remedies LLC (“NOR”) and its members (“NOR Members”) pursuant to which it will acquire (the “NOR Acquisition”) 100% of the outstanding membership interests of NOR for aggregate consideration of US$56,750,000 payable by a combination of cash and a promissory note. On July 16, 2018, GGB loaned US$2,000,000 to Xanthic pursuant to an interest-free promissory note with a due date of December 1, 2018 and on July 17, 2018, Xanthic advanced the proceeds of the loan to GGB Nevada which in turn made a payment of US$2,000,000 to NOR as a deposit on the NOR Agreement. NOR is a vertically integrated medical and retail marijuana company based in Las Vegas, Nevada holding four Nevada marijuana licenses (dispensary, cultivation, production and distribution). Additionally, NOR produces a line of high quality medical and recreational products under the name 8|fold.

On August 30, 2018, GGB raised gross proceeds of US$49.3 million denominated in Canadian dollars (CAD$64 million) from a brokered and non-brokered private placement offering of 12% unsecured convertible debentures (the “Debenture Private Placement”) at a price of CAD$1,000 per Debenture. The brokered portion of the Debenture Private Placement was led by Canaccord Genuity as the sole agent for the offering. Commissions of $74,960 (CAD $97,300) were paid in cash and commissions and advisory fees of $2,425,990 (CAD $3,149,000) were paid in convertible debentures. Issue costs of the financing included legal and other expenses of $508,618 (CAD $660,200). US$30,347,500 of the proceeds were loaned to Xanthic for the NOR Acquisition and the balance of the net proceeds remain available to the Corporation for general corporate and working capital purposes and to finance potential acquisition activity.

On September 20, 2018, the Company raised gross proceeds of US$17.1 million denominated in Canadian dollars (CAD$22.1 million) from a second tranche of the brokered and non-brokered private placement offering of Debentures, at a price of CAD$1,000 per Debenture. Commissions of $114,220 (CAD$148,260) were paid in cash and broker commissions and advisory fees of $710,309 (CAD$922,000) were paid in debentures. Issue costs of the financing included legal and other expenses of $8,975 (CAD$11,650).

Also on September 20, 2018, the Company issued 3,150 Debentures for financial advisory services received in the value of US$2,440,935 (CAD$3,150,000).

On September 5, 2018, GGB advanced the US$30,347,500 to Xanthic pursuant to the terms of a loan agreement (the “Loan Agreement”) dated August 30, 2018. The proceeds of the loan were subsequently advanced by Xanthic to GGB Nevada, which in turn used the proceeds to make the initial cash payment required pursuant to the NOR Agreement in connection with the closing of the NOR Acquisition. In addition, on closing of the NOR Acquisition, GGB Nevada delivered to the NOR Members a secured promissory note (the “Purchase Note”) in the principal amount of US$21,565,000. The Purchase Note matures on March 3, 2019 and bears interest at 6% per annum and is fully secured by general security interest over the assets of NOR. The Loan Agreement matures on the date that is 180 days from September 5, 2018, bears interest at 12% per annum, and has been secured by a pledge over the shares of GGB Nevada. The balance of US$2,715,000 owing to the NOR Members will be satisfied by the issuance of common shares of the Resulting Issuer following completion of the Business Combination.

The Loan Agreement bears interest at 12% per annum and matures 180 days from September 5, 2018. The Loan Agreement contains no prepayment privilege and includes customary events of default, which include the failure to complete the Business Combination prior to the maturity date of the Loan Agreement. As security for the amounts advanced pursuant to the Loan Agreement, GGB has been granted an irrevocable option from Xanthic to elect to satisfy Xanthic’s obligations under the Loan Agreement by acquiring GGB Nevada LLC from Xanthic and assuming Xanthic and GGB Nevada LLC’s obligations thereunder.

Each Debenture issued under the Debenture Private Placement entitles the holder thereof to a cash repayment of the principal amount thereof, plus accrued but unpaid interest thereon, on March 1, 2019 (the “Maturity Date”).

In the event GGB and Xanthic complete the Business Combination prior to the Maturity Date, the Debentures shall automatically convert into units of the Corporation (“GGB Units”) at the conversion price resulting from application of the following formula: [Principal Amount of Debentures to be Converted / Issue Price] / The Exchange Ratio, with “Issue Price” meaning the lesser of: (i) CAD$0.36 and (ii) the issue price of the subscription receipts of the Corporation that may be offered and sold by the Corporation pursuant to a subscription receipt private placement, and “Exchange Ratio” meaning that number of Resulting Issuer Shares (defined below) that each holder of common shares of the Corporation shall receive pursuant to the Business Combination, which is currently expected to be 3.394:1, subject to adjustment in accordance with the terms of the Definitive Agreement, as amended on August 30, 2018. Immediately thereafter, in connection with the Business Combination, each GGB Unit will be exchanged for units of the resulting issuer (“Resulting Issuer Units”) at the Exchange Ratio. Each whole Resulting Issuer Unit shall be comprised of (i) one common share of the resulting issuer (a “Resulting Issuer Share”) and (ii) one half of one Resulting Issuer Share purchase warrant (each whole Resulting Issuer Share purchase warrant, a “Resulting Issuer Warrant”). Each Resulting Issuer Warrant entitles the holder to acquire, on payment of the Exercise Price (as defined below) plus 25% thereof (such exercise price not to exceed CAD$1.80 (on a post 4:1 consolidation basis) per Resulting Issuer Share), one Resulting Issuer Share. A Resulting Issuer Warrant may be exercised at any time during the two-year period starting on the date the Resulting Issuer Warrants are issued. The “Exercise Price” means the price that is equal to the lesser of: (i) CAD$1.447 per post-consolidation Resulting Issuer Share and (ii) the issue price of the subscription receipts that are anticipated to be offered and sold by the Corporation pursuant to a subscription receipt private placement.

Board of Directors and Management

The board of directors and management of GGB are:

•	Ben Kraner (Director)

•	Joey Schottenstein (Director)

•	Adam Arviv (Director)

•	Shawn Dym (Director)

•	Peter Horvath (President and Chief Executive Officer)

•	Ian Fodie (Chief Financial Officer)

Corporate Outlook and Strategy

The Corporation is in its infancy, as previously noted, however the Corporation’s business strategy is multi-faceted, with an intent to develop facilities and product along two segments of the business: Cannabis Retail and CBD Consumer Products.

Cannabis Retail

The Corporation’s retail cannabis strategy, following the completion of the Business Combination identified above, is to continue its growth through a combination of merger & acquisition activity and organic license capture. Such activity will focus on those certain states where cannabis has been legalized for medical and/or recreational use at the state level. Having entered the competitive Nevada market via the acquisition process, the Corporation is strategically exploring similar options in Florida, Massachusetts, Michigan, and New Jersey. The selection of these states for acquisition activity is based upon the Corporation’s assessment of the regulatory market under the various state-level and local governments, profitability per location when compared to other cannabis-permissive states, and the perceived potential for medicinal-only states to move to recreational use in the near future.

The Corporation has also engaged in a strategically targeted license-capture approach in New Jersey and Nevada, detailed below, and is pursuing license application opportunities in other locations such as Florida and Michigan in the near future.

New Jersey

The Corporation, pursuant to a Request for Applications issued by the New Jersey Department of Health, submitted a proposal to operate a single, fully integrated Alternative Treatment Center in New Jersey. The Corporation, should it receive an award, will be one of just 12 current awardees in the state. The state is expected to make an award on or about November 1, 2018, and it is expected that operations will commence within 12 months of award.

At present, use in New Jersey is limited to medical use only. Pending legislation, which has the support of the current Governor, is expected to pass shortly that will move the state to recreational status in the next 12 months.

Nevada

On September 17, 2018, the Corporation submitted an application for eight recreational marijuana store facilities in Nevada through its affiliate, Nevada Organic Remedies LLC (“NOR”). With support from The Source, which will be owned by the Corporation following the Business Combination, the Corporation anticipates several recreational store awards when state makes its announcement in early December 2018.

CBD Consumer Products

The Corporation anticipates a robust CBD consumer products industry in 2019. To that end, it has invested more than $150,000 for research, development, and safety testing regarding proprietary CBD-infused products, including topical body care, face care, and ingestible agents. Research for body-care products is currently being finalized, with an expected limited launch of such products in the United States in October 2018. The Corporation expects to finalize research and development for proprietary face care and ingestible products in November 2018, with a launch of those products in the first quarter of 2019.

Overall Financial Performance

As previously discussed, the Corporation was incorporated on February 14, 2018 and has no revenue from operations. Below is a summary of the Corporation financial performance for the period from commencement of operations on February 14, 2018 to July 31, 2018. During the period ended July 31, 2018 the Corporation had a net loss from operations of $3,945,120.

For the period of commencement of operations on February 14, 2018 to July 31, 2018	2018
Revenues	$—
Net loss from operations	$3,945,120
Net loss per share	$0.06

SELECTED QUARTERLY FINANCIAL INFORMATION

For the three months ended,	July 31, 2018	April 30, 2018
Current Assets	$4,383,959	$5,892,275
Current Liabilities	825,620	88,597
Net loss from operations	2,673,381	821,739
Net loss per share	$0.05	$0.01

•	The Corporation current assets represent cash, loan receivables and accounts receivable. Current assets at July 31, 2018 include cash of $2,242,245.

•	The Corporation’s current liabilities represent start up consulting, legal and audit fees, and general operating costs payable, since commencement.

LIQUIDITY AND CAPITAL RESOURCES

The Corporation has cash of $2,242,245, loan receivables of $2,000,000, and other receivables of $141,714 and current liabilities of $825,620 as at July 31, 2018. The Corporation therefore has a working capital of $3,558,339. Despite the positive working capital, the Corporation does not have sufficient liquidity and capital resources at July 31, 2018 to meet all its planned expenditures over the next twelve months.

The Corporation plans to complete further financings over the next twelve months in order to fund its ongoing expenditures and execute on its business plan to get to break even cashflow. However, there is no assurance that the Corporation will be successful in these endeavors.

Outstanding Share Data

At July 31, 2018 and September 26, 2018, the Corporation had 100,765,002 common shares outstanding.

OFF BALANCE SHEET ARRANGEMENTS

The Corporation has no off-balance sheet arrangements.

COMMITMENT AND CONTINGENCIES

Commitments are detailed in Note 11 to the 2018 Audited Consolidated Financial Statements. The following table summarizes payments due for the next five years and thereafter in respect of the Corporation’s contractual obligations and the obligations of its subsidiaries.

	Not later than 1 year	Later than 1 year and not later than 5 years	Later than 5 years	Total
Rent of office space	$169,750	$303,205	$—	$472,955

RELATED PARTY TRANSACTIONS

The Corporation has not entered into any transactions with related parties, other than as disclosed in Note 11 to the 2018 Audited Consolidated Financial Statements.

ACCOUNTING POLICIES, CRITICAL JUDGMENTS AND ESTIMATES

The preparation of the Corporation’s financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and other items in net earnings or loss, and the related disclosure of contingent assets and liabilities, if any. Critical judgments and estimates represent estimates made by management that are, by their very nature, uncertain. The Corporation evaluates its estimates on an ongoing basis. Such estimates are based on historical experience and on various other assumptions that the Corporation believes are reasonable under the circumstances, and these estimates form the basis for making judgments about the carrying values of assets and liabilities and the reported amounts of revenues and other items in net earnings or loss that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Summaries of the significant accounting policies applied, and significant judgments, estimates and assumptions made by management in the preparation of its financial statements are provided in Notes 2 and 3 to the 2018 Audited Consolidated Financial Statements.

BUSINESS RISKS

There are numerous and varied risks, known and unknown, that may prevent the Corporation from achieving its goals. If any of these risks occur, the Corporation’s business, financial condition or results of operation may be adversely affected. In such case, the trading price of the Corporation’s common shares could decline, and investors could lose all or part of their investment. The following is a summary of risks that could be applicable to the business of the Corporation:

The Corporation Relies on Securing and Maintaining Agreements with Licensed Partners

In most U.S. States, the Corporation is not eligible to obtain a license to grow, store and sell cannabis products. Accordingly, the Corporation must secure royalty agreements with Licensed Partners that have been able to obtain the requisite licenses with the appropriate regulatory authorities in the targeted jurisdictions. The failure of a Licensed Partner to comply with the requirements of their license or to maintain their license would have a material adverse impact on the business, financial condition and operating results of the Corporation. There can be no guarantee that the applicable licenses will be maintained by Licensed Operators or granted to other prospective Licensed Operators in the future.

Limited Operating History

Having been founded in early 2018, the Corporation has a limited operating history which can make it difficult for investors to evaluate the Corporation’s operations and prospects and may increase the risks associated with an investment in the Corporation. The Corporation will be subject to all of the business risks and uncertainties associated with any new business enterprise, such as under-capitalization, cash shortages, limitations with respect to personnel, financial and other resources, achieving market acceptance of existing and future solutions, competing against companies with greater financial and technical resources, and lack of revenues. There is no assurance that the Corporation will be successful in achieving a return for investors and the likelihood of success must be considered in light of the early stage of operations. Because the Corporation has a limited operating history in emerging area of business, investors should consider and evaluate its operating prospects in light of the risks and uncertainties frequently encountered by early-stage companies in rapidly evolving markets. These risks may include:

•	risks that it may not have sufficient capital to achieve its growth strategy;

•	risks that it may not develop its product and service offerings in a manner that enables it to be profitable and meet its customers’ requirements;

•	risks that its growth strategy may not be successful;

•	risks that fluctuations in its operating results will be significant relative to its revenues; and

•	risks relating to an evolving regulatory regime.

The Corporation’s future growth will depend substantially on its ability to address these and the other risks described in this section. If it does not successfully address these risks, its business may be significantly harmed.

Operating in the United States

The Corporation will initially focus its operations in the United States, specifically in states that have already passed legislation legalizing the recreational sale and use of cannabis. Currently, the states of California, Nevada, Massachusetts, Maine, Washington, Oregon, Colorado and Alaska, and the District of Columbia, have legalized the recreational use of cannabis. However, the U.S. federal government has not enacted similar legislation and the cultivation, sale and use of cannabis remains illegal under federal law pursuant to the U.S. Controlled Substance Act of 1970. While the Department of Justice under the previous U.S. presidential administration stated its intention not to enforce federal laws relating to cannabis where the conduct at issue is legal under applicable state law, pursuant to the Cole Memorandum, there can be no assurance that the current administration will not enforce such laws in the future. This risk is further compounded by the political and policy variability of the Donald Trump presidential administration, and the conservative, anti-cannabis stances of Attorney General Jeff Sessions. Mr. Trump’s positions regarding marijuana are difficult to discern; however, Attorney General Sessions has been a consistent opponent of marijuana legalization efforts throughout his political career. On January 4, 2018, Attorney General Sessions rescinded the Cole Memorandum, shifting federal policy from a hands-off approach to unleashing federal prosecutors across the country to decide individually how to crack down on possession, distribution and cultivation of cannabis, including in states in which cannabis is legal. With the Cole Memorandum rescinded, U.S. federal prosecutors no longer have guidance relating to the exercise of their discretion in determining whether to prosecute cannabis related violations of U.S. federal law. It is possible that further developments could significantly adversely affect the business, financial condition and results of businesses involved in U.S. cannabis related activities and in the cannabis industry generally. There can be no assurance that the U.S. federal government will not seek to prosecute cases involving cannabis businesses that are otherwise compliant with applicable state law. If the federal government begins to enforce federal laws relating to cannabis in states where the sale and use of cannabis is currently legal, or if existing state laws are repealed or curtailed, the Corporation would be materially and adversely affected notwithstanding the fact that the Corporation is not directly engaged in the sale or distribution of cannabis. The consequences of such enforcement would be materially adverse to the Corporation and the Corporation’s business and could result in the forfeiture or seizure of all or substantially all of the Corporation’s assets.

The Products Provided by the Corporation to Licensed Partners May Become Subject to Regulation Governing Food and Related Products

Should the U.S. federal government legalize cannabis for medical or recreational use nation-wide, there is a risk that the U.S. Food and Drug Administration (the “FDA”) would seek to regulate the products under the Food, Drug and Cosmetics Act of 1938. The FDA may issue rules and regulations including certified good manufacturing practices related to the growth, cultivation, harvesting and processing of cannabis and cannabis-infused products. Clinical trials may be needed to verify the efficacy and safety of cannabis. It is also possible that the FDA would require that facilities where cannabis is cultivated be registered with the applicable government agencies and comply with certain federal regulations. Compliance with such rules and regulations may be unduly costly and may have an adverse effect on the Corporation. If the Corporation or its Licensed Partners are unable to comply with the regulations prescribed by the FDA, the Corporation and/or its Licensed Partners may be unable to continue to operate.

Banking Regulation May Hinder the Corporation’s Ability to Establish and Maintain Bank Accounts

The U.S. federal prohibitions on the sale of cannabis may prevent the Corporation’s Licensed Partners from accessing the U.S. banking system and they may be unable to deposit funds in federally-insured and federally-licensed banking institutions. While the Corporation does not anticipate dealing with banking restrictions directly relating to its business, such restrictions could nevertheless be imposed due to the Corporation’s banking institutions not accepting payments from its Licensed Partners. Licensed Partners at times do not have deposit services and are at risk that any bank accounts they have could be closed at any time. Such risks increase costs to the Corporation and to its Licensed Partners. The inability of the Corporation’s Licensed Partners to access banking services can make it difficult to structure royalty agreements in a manner acceptable to the Corporation.

In the event financial service providers do not accept accounts or transactions related to the cannabis industry, it is possible that the Corporation’s Licensed Partners may seek alternative payment solutions, including but not limited to, cryptocurrencies such as Bitcoin. There are risks inherent in cryptocurrencies, most notably its volatility and security issues. If the industry was to move towards alternative payment solutions and accept payments in cryptocurrency the Corporation would have to adopt policies and protocols to manage its volatility and exchange rate risk exposures. The Corporation’s inability to manage such risks may adversely affect the Corporation’s operations and financial performance.

Managing Growth

In order to manage growth and change in strategy effectively, the Corporation must: (a) maintain adequate systems to meet customer demand; (b) expand sales and marketing, distribution capabilities and administrative functions; (c) expand the skills and capabilities of its current management team; and (d) attract and retain qualified employees. The inability of the Corporation to deal with this growth may have a material adverse effect on its business, financial condition, results of operations and prospects.

Competition

There is potential that the Corporation will face intense competition from other companies, some of which can be expected to have longer operating histories and more financial resources and experience than the Corporation. Currently, the cannabis, nutraceuticals and pharmaceuticals industry generally is comprised of individuals and small to medium-sized entities, however, the risk remains that large conglomerates and companies that also recognize the potential for financial success through investment in this industry could strategically purchase or assume control of larger dispensaries and cultivation facilities. In doing so, these larger competitors could establish price setting and cost controls which would effectively “price out” many of the individuals and small to medium-sized entities that currently make up the bulk of the participants in the varied businesses operating within, and in support of, the medical and recreational cannabis industry. While most U.S. states seemingly deter this type of arrangement, the cannabis industry is still relatively new for public entities, so the future competitive environment remains largely unknown.

Because of the early stage of the industry in which the Corporation will operate, the Corporation expects to face additional competition from new entrants. To become and remain competitive, the Corporation will require research and development, marketing, sales and support. The Corporation may not have sufficient resources to maintain research and development, marketing, sales and support efforts on a competitive basis which could materially and adversely affect the business, financial condition and results of operations of the Corporation.

Retention, Acquisition and Integration of Skilled Personnel

The loss of any member of the Corporation’s management team could have a material adverse effect on its business and results of operations. In addition, the inability to hire new personnel and the increased costs of hiring new personnel could have a material adverse effect on the Corporation’s business and operating results. At present and for the near future, the Corporation will depend upon a relatively small number of employees to develop, market, sell and support its products. The expansion of marketing and sales of its products will require the Corporation to find, hire and retain additional capable employees who can understand, explain, market and sell its products. There is intense competition for capable personnel and the Corporation may not be successful in attracting, training, integrating, motivating, or retaining new personnel, vendors, or subcontractors for these required functions. New employees often require significant training and, in many cases, take significant time before they achieve full productivity. As a result, the Corporation may incur significant costs to attract and retain employees, including significant expenditures related to salaries and benefits and compensation expenses related to equity awards, and may lose new employees to its competitors or other companies before it realizes the benefit of its investment in recruiting and training them. In addition, as the Corporation moves into new jurisdictions, it will need to attract and recruit skilled employees in those areas.

Legal Proceedings

From time to time, the Corporation may be a party to legal and regulatory proceedings, including matters involving governmental agencies, entities with whom it does business and other proceedings arising in the ordinary course of business. The Corporation will evaluate its exposure to these legal and regulatory proceedings and establish reserves for the estimated liabilities in accordance with International Financial Reporting Standards. Assessing and predicting the outcome of these matters involves substantial uncertainties. Unexpected outcomes in these legal proceedings, or changes in management’s evaluations or predictions and accompanying changes in established reserves, could have an adverse impact on the Corporation’s financial results.

Regulatory Compliance Risks

Achievement of the Corporation’s business objectives is contingent, in part, upon compliance with regulatory requirements enacted by governmental authorities and obtaining all regulatory approvals, where necessary, for the sale of its products. The Corporation may not be able to obtain or maintain the necessary licenses, permits, authorizations or accreditations, or may only be able to do so at great cost, to operate its business. The Corporation cannot predict the time required to secure all appropriate regulatory approvals for its products, or the extent of testing and documentation that may be required by local governmental authorities. The impact of the compliance regime, any delays in obtaining, or failure to obtain or keep the regulatory approvals may significantly delay or impact the development of markets, products and sales initiatives and could have a material adverse effect on the business, results of operations and financial condition of the Corporation.

The Corporation will incur ongoing costs and obligations related to regulatory compliance. Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. The Corporation may be required to compensate those suffering loss or damage by reason of its operations and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations. In addition, changes in regulations, more vigorous enforcement thereof or other unanticipated events could require extensive changes to the Corporation’s operations, increased compliance costs or give rise to material liabilities, which could have a material adverse effect on the business, results of operations and financial condition of the Corporation.

Change of Cannabis Laws, Regulations and Guidelines

Cannabis laws and regulations are dynamic and subject to evolving interpretations which could require the Corporation to incur substantial costs associated with compliance or alter certain aspects of its business plan. It is also possible that regulations may be enacted in the future that will be directly applicable to certain aspects of the Corporation’s businesses. The Corporation cannot predict the nature of any future laws, regulations, interpretations or applications, nor can it determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on the Corporation’s business. Management expects that the legislative and regulatory environment in the cannabis industry in Canada and internationally will continue to be dynamic and will require innovative solutions to try to comply with this changing legal landscape in this nascent industry for the foreseeable future. Compliance with any such legislation may have a material adverse effect on the Corporation’s business, financial condition and results of operations.

Unfavourable Publicity or Consumer Perception

Management of the Corporation believes the cannabis industry is highly dependent upon consumer perception regarding the safety, efficacy and quality of the cannabis produced. Consumer perception of the Corporation’s proposed products may be significantly influenced by scientific research or findings, regulatory investigations, litigation, media attention and other publicity regarding the consumption of cannabis products. There can be no assurance that future scientific research, findings, regulatory proceedings, litigation, media attention or other research findings or publicity will be favourable to the cannabis market or any particular product, or consistent with earlier publicity. Future research reports, findings, regulatory proceedings, litigation, media attention or other publicity that are perceived as less favourable than, or that question, earlier research reports, findings or publicity could have a material adverse effect on the demand for the Corporation’s proposed products and the business, results of operations, financial condition and cash flows of the Corporation. The Corporation’s dependence upon consumer perceptions means that adverse scientific research reports, findings, regulatory proceedings, litigation, media attention or other publicity, whether or not accurate or with merit, could have a material adverse effect on the Corporation, the demand for the Corporation’s proposed products, and the business, results of operations, financial condition and cash flows of the Corporation. Further, adverse publicity reports or other media attention regarding the safety, efficacy and quality of cannabis in general, or the Corporation’s proposed products specifically, or associating the consumption of cannabis with illness or other negative effects or events, could have such a material adverse effect. Such adverse publicity reports or other media attention could arise even if the adverse effects associated with such products resulted from consumers’ failure to consume such products appropriately or as directed.

Liability, Enforcement, Complaints, etc.

The Corporation’s participation in the cannabis industry may lead to litigation, formal or informal complaints, enforcement actions, and inquiries by third parties, other companies and/or various governmental authorities against the Corporation. Litigation, complaints, and enforcement actions involving the Corporation could consume considerable amounts of financial and other corporate resources, which could have an adverse effect on the Corporation’s future cash flows, earnings, results of operations and financial condition.

Product Liability

As a distributor of products designed to be ingested or inhaled by humans, the Corporation faces an inherent risk of exposure to product liability claims, regulatory action and litigation if its products are alleged to have caused damages, loss or injury. In addition, the sale of the Corporation’s products involve the risk of injury to consumers due to tampering by unauthorized third parties or product contamination. Adverse reactions resulting from human consumption of the Corporation’s products alone or in combination with other medications or substances could occur. The Corporation may be subject to various product liability claims, including, among others, that the Corporation’s products caused injury or illness, include inadequate instructions for use or include inadequate warnings concerning health risks, possible side effects or interactions with other substances. A product liability claims or regulatory action against the Corporation could: i) result in increased costs; ii) adversely affect the Corporation’s reputation with its Licensed Partners and consumers generally; and iii) have a material adverse effect on the results of operations and financial condition of the Corporation. There can be no assurances that the Corporation will be able to obtain or maintain product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive and may not be available in the future on acceptable terms, or at all. The inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of the Corporation’s potential products.

Insurance Coverage

The Corporation’s production is, in general, subject to different risks and hazards, including adverse weather conditions, fires, plant diseases and pest infestations, other natural phenomena, industrial accidents, labour disputes, changes in the legal and regulatory framework applicable to the Corporation and environmental contingencies. Although management of the Corporation believes that the events and amounts of liability covered by its insurance policies will be reasonable, taking into account the risks relevant to its business, and the fact that agreements with users contain limitations of liability, there can be no assurance that such coverage will be available or sufficient to cover claims to which the Corporation may become subject. If insurance coverage is unavailable or insufficient to cover any such claims, the Corporation’s financial resources, results of operations and prospects could be adversely affected.

Product Recalls

Manufacturers and distributors of products are sometimes subject to the recall or return of their products for a variety of reasons, including product defects, such as contamination, unintended harmful side effects or interactions with other substances, packaging safety and inadequate or inaccurate labelling disclosure. If any of the Corporation’s products are recalled due to an alleged product defect or for any other reason, the Corporation could be required to incur the unexpected expense of the recall and any legal proceedings that might arise in connection with the recall. The Corporation may lose a significant amount of sales and may not be able to replace those sales at an acceptable margin or at all. In addition, a product recall may require significant management attention. Although the Corporation has detailed procedures in place for testing its products, there can be no assurance that any quality, potency or contamination problems will be detected in time to avoid unforeseen product recalls, regulatory action or lawsuits. Additionally, if the Corporation is subject to recall, the image of the Corporation could be harmed. A recall for any of the foregoing reasons could lead to decreased demand for the Corporation’s products and could have a material adverse effect on the results of operations and financial condition of the Corporation. Additionally, product recalls may lead to increased scrutiny of the Corporation’s operations by regulatory agencies, requiring further management attention, potential loss of applicable licenses and potential legal fees and other expenses.

Limited Avenues to Market and Promote Products

To be successful, the Corporation’s business must be successfully marketed. The market for the Corporation’s products and services has and is expected to grow significantly and may require substantial sales and marketing capability. The Corporation will be dependent on independent parties to market its products and services. There can be no assurance that the Corporation can continue to market or can enter into satisfactory arrangements with third parties to continue to market its products and services in a manner that would assure its growth and acceptance in the market place.

Supply of Cannabis Extract

If for any reason the supply of cannabis extract from licensed producers is ceased or delayed, the Corporation would have to seek alternate suppliers and obtain all necessary authorization for the new cannabis extract. If replacement cannabis extract cannot be obtained at comparable prices, or at all, or if the necessary authorizations are not obtained, the Corporation’s business, financial condition and results of operations would be materially and adversely affected.

Global Economy

Financial markets are influenced by the economic and market conditions in other countries, including the United States and other global markets. Although economic conditions in these countries may differ significantly from economic conditions in Canada, investor reactions to developments in these other countries may substantially affect the capital flows into and the market value of securities of issuers with operations in the United States and Canada.

Consumer Acceptance of Premium Pricing

The Corporation branding, and pricing strategy is to offer a premium product at higher than existing market prices of competitive products. The Corporation assumes that it will be successful in establishing the brand as a premium brand and therefore is relying on pricing its products consistent with its brand image. There can be no assurance that the Corporation will be successful and that the marketplace will accept a premium price when there is no direct competitive, comparable product.

Access to Capital

In executing its business plan, the Corporation makes, and will continue to make, substantial investments and other expenditures related to acquisitions, research and development and marketing initiatives. Since its incorporation, the Corporation has financed these expenditures through offerings of its equity securities and debt financing. The Corporation will have further capital requirements and other expenditures as it proceeds to expand its business or take advantage of opportunities for acquisitions or other business opportunities that may be presented to it. The Corporation may incur major unanticipated liabilities or expenses. The Corporation can provide no assurance that it will be able to obtain financing to meet the growth needs of the Corporation.

Foreign Sales and Currency Risks

The Corporation’s functional currency is denominated in US dollars. The Corporation currently expects that sales will be denominated in U.S. dollars and may, in the future, have sales denominated in the currencies of additional countries in which it establishes sales offices. In addition, the Corporation incurs the majority of its operating expenses in US dollars and has some expenses in Canadian dollars. In the future, the proportion of the Corporation’s sales that are international may increase. Such sales may be subject to unexpected regulatory requirements and other barriers. Any fluctuation in the exchange rates of foreign currencies may negatively impact the Corporation’s business, financial condition and results of operations. The Corporation has not previously engaged in foreign currency hedging. If the Corporation decides to hedge its foreign currency exposure, it may not be able to hedge effectively due to lack of experience, unreasonable costs or illiquid markets. In addition, those activities may be limited in the protection they provide the Corporation from foreign currency fluctuations and can themselves result in losses.

Estimates or Judgments Relating to Critical Accounting Policies

The preparation of financial statements in conformity with International Financial Reporting Standards requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Corporation bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, as provided in the notes to the Corporation’s Financial Statements, the results of which form the basis for making judgments about the carrying values of assets, liabilities, equity, revenue and expenses that are not readily apparent from other sources. The Corporation’s operating results may be adversely affected if the assumptions change or if actual circumstances differ from those in the assumptions, which could cause the Corporation’s operating results to fall below the expectations of securities analysts and investors, resulting in a decline in the share price of the Corporation. Significant assumptions and estimates used in preparing the financial statements include those related to the credit quality of accounts receivable, income tax credits receivable, share based payments, impairment of non-financial assets, as well as revenue and cost recognition. Significant judgements used in preparing the financial statements include the determination of the Corporation’s functional currency and the Corporation’s ability to continue operating as a going concern.

Tax Risks

The Corporation will operate and will be subject to income tax and other forms of taxation (which are not based upon income) in multiple tax jurisdictions. Taxation laws and rates which determine taxation expenses may vary significantly in different jurisdictions, and legislation governing taxation laws and rates is also subject to change. Therefore, the Corporation’s earnings may be impacted by changes in the proportion of earnings taxed in different jurisdictions, changes in taxation rates, changes in estimates of liabilities and changes in the amount of other forms of taxation. The Corporation may have exposure to greater than anticipated tax liabilities or expenses. The Corporation will be subject to income taxes and non-income taxes in a variety of jurisdictions and its tax structure is subject to review by both domestic and foreign taxation authorities and the determination of the Corporation’s provision for income taxes and other tax liabilities will require significant judgment.

Repatriation of Profits

As a holding company with no material assets other than the stock of the Corporation’s operating subsidiaries and intellectual property, nearly all of the Corporation’s funds generated from operations are generated by the Corporation’s operating subsidiaries. The Corporation’s subsidiaries are subject to requirements of various regulatory bodies, both domestically and internationally. Accordingly, if the Corporation’s operating subsidiaries are unable, due to regulatory restrictions or otherwise, to pay the Corporation’s dividends and make other payments to the Corporation when needed, the Corporation may be unable to satisfy the Corporation’s obligations when they arise.

Limited market for securities

There can be no assurance that an active and liquid market for the Corporation’s shares will develop or be maintained and an investor may find it difficult to resell any securities of the Corporation.

Stock Market Volatility

The market price of the Corporation’s Common Shares could be subject to significant fluctuations in response to various factors, many of which are beyond the Corporation’s control. In addition, the stock markets have experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many companies and that often have been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Common Shares. There can be no assurance that the holders or purchasers of the Corporation’s Common Shares will be able to resell their shares at prices equal to or greater than their cost.

No History of Payment of Cash Dividends

The Corporation has never declared or paid cash dividends on its Common Shares. The Corporation intends to retain future earnings to finance the operation, development and expansion of the business. The Corporation does not anticipate paying cash dividends on its Common Shares in the foreseeable future. Payment of future cash dividends, if any, will be at the discretion of the Board and will depend on the Corporation’s financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors that the Board considers relevant.

Analyst Coverage

The trading market for the Corporation’s Common Shares will, to some extent, depend on the research and reports that securities or industry analysts publish about the Corporation or its business. The Corporation will not have any control over these analysts. If one or more of the analysts who covers the Corporation should downgrade the Corporation’s Common Shares or change their opinion of the Corporation’s business prospects, the Corporation’s share price would likely decline. If one or more of these analysts ceases coverage of the Corporation or fails to regularly publish reports on the Corporation, the Corporation could lose visibility in the financial markets, which could cause the Corporation’s share price or trading volume to decline.

Tax Issues

There may be income tax consequences in relation to the Corporation’s Common Shares, which will vary according to circumstances of each investor. Prospective investors should seek independent advice from their own tax and legal advisers.

INFORMATION CONCERNING GREEN GROWTH BRANDS LTD.

Additional information relating to the Corporation, may be accessed on the Corporation’s website at www.greengrowthbrands.com.

Toronto, Ontario

September 26, 2018

SCHEDULE “E” – PRO FORMA FINANCIAL STATEMENTS

Please see attached.

Green Growth Brands Ltd. (formerly Xanthic Biopharma Inc.)

Pro Forma Consolidated Financial statements of Resulting Issuer

As at June 30, 2018

(In United States Dollars)

INDEX TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

1.	Pro Forma Consolidated Statement of Financial Position

2.	Pro Forma Consolidated Statement of Net Loss and Comprehensive Loss

3.	Notes to Pro Forma Consolidated Financial Statements

GREEN GROWTH BRANDS LTD. (formerly Xanthic Biopharma Inc.)

Pro Forma Consolidated Statement of Financial Position

As at June 30, 2018

(unaudited)

	Business Acquisition of Nevada Organic Remedies LLC						Reverse Take Over by Green Growth Brands Ltd.
	Xanthic Biopharma Inc.	Nevada Organic Remedies LLC	Notes	Pro forma Adjustments		Pro forma Consolidated	Green Growth Brands Ltd.	Notes	Pro forma Adjustments	Pro forma Consolidated
	(CDN)	(USD)		(USD)		(USD)	(USD)		(USD)	(USD)
Assets
Current Assets
Cash and cash equivalents	$1,037,049	$601,010	2 c) d)	$(145,457)		$1,492,602	$2,242,245	2 e) f) g) h) m)	$37,733,489	$41,468,337
Accounts receivable	—	336,762		—		336,762			—	336,762
Prepaids expenses	249,915	124,418	2 c)	(60,125)		314,208			—	314,208
Inventory	181,096	1,857,445	2 a) c)	(578,996)		1,459,545			—	1,459,545
Biological assets	—	—	2 a)	379,170		379,170			—	379,170
Loan receivable	—	—		—		—	$2,000,000	2 g)	(2,000,000)	—
Other receivable	157,982	212,467	2 c)	(38,008)		332,441	141,714	2 e) f) g)	—	474,155

	1,626,042	3,132,102		(443,416)		4,314,728	4,383,959		35,733,489	44,432,177
Non-Current Assets
Equipment	56,597	390,003	2 b) c)	170,325		616,925	—		—	616,925
Equity investment in Xanthic Beverages USA, LLC	1,126,865	—	2 c)	(271,105)		855,760	—		—	855,760
Intangible assets	—	2,100	2 b)	54,137,620		54,139,720	—	2 k)	21,717,966	75,857,686

	$2,809,504	$3,524,205		$53,593,424		$59,927,133	$4,383,959		$57,451,455	$121,762,548

Liabilities
Current Liabilities
Accounts payable and accrued liabilities	$156,368	$939,424	2 c)	$(37,620	) $	1,058,172	$825,620	2 e) l)	$1,139,125	$3,022,917
Notes payable	—	85		—		85			—	85
Due to GGB	—	—	2 b)	32,347,500		32,347,500		2 g)	(32,347,500)	—
Loan Agreement	—	—	2 b)	21,565,000		21,565,000		2 h)	(21,565,000)	—
Convertible Debenture	—			—		—		2 e) f) i)	—	—
Contingent consideration payable	790,080	—	2 c)	(190,080)		600,000	—		—	600,000

	946,448	939,509		53,684,800		55,570,757	825,620		(52,773,375)	3,623,002
Shareholders’ Deficiency
Share Capital	4,236,395	2,584,696	2 c) d)	(552,713)		6,268,378	7,503,459	2 i) j) k) m)	91,515,470	105,287,307
Reserve for share based payments	385,542		2 c)	(82,776)		302,766		2 j)	(302,766)	—
Reserve for warrants	186,304		2 c)	(40,000)		146,304		2 j)	16,586,380	16,732,684
Deficit	(2,930,766)		2 a) b) c)	629,238		(2,301,528)	(3,945,120)	2 e) f) j) l)	2,366,202	(3,880,446)
Accumulated other comprehensive loss	(14,419)		2 c)	(45,125)		(59,544)	—	2 j)	59,544	—

	1,863,056	2,584,696		(91,376)		4,356,376	3,558,339		110,224,830	118,139,545

	$2,809,504	$3,524,205		$53,593,424		$59,927,133	$4,383,959		$57,451,455	$121,762,548

The accompanying notes are an integral part of these pro forma consolidated financial statements.

3

GREEN GROWTH BRANDS LTD. (formerly Xanthic Biopharma Inc.)

Pro Forma Consolidated Statement of Net Income (Loss) and Comprehensive Income (Loss)

As at June 30, 2018

(unaudited)

	Business Acquisition of Nevada Organic Remedies LLC					Reverse Take Over by Green Growth Brands Ltd.
	Xanthic Biopharma Inc.	Nevada Organic Remedies LLC	Notes	Pro forma Adjustments	Pro forma Consolidated	Green Growth Brands Ltd.	Notes	Pro forma Adjustments	Pro forma Consolidated
	(CDN)	(USD)		(USD)	(USD)	(USD)		(USD)	(USD)
Revenues	$—	$18,991,307			$18,991,307	$—		$—	$18,991,307
Cost of goods sold	—	9,533,001	2 a) b)	—	9,533,001	—		—	9,533,001

Gross Profit	—	9,458,306		—	9,458,306	—		—	9,458,306
Expenses
Consulting fees	827,658	—		—	827,658	936,580		—	1,764,238
Stock based compensation	385,542	—		—	385,542	—		—	385,542
Advertising and promotion	174,289	334,215		—	508,504	—		—	508,504
Legal and professional fees	375,023	—		—	375,023	2,233,548	2 e) f)	3,152,577	5,761,148
General and Adminstration	86,569	4,504,593		—	4,591,162	699,677		—	5,290,839
Depreciation	—	26,126		—	26,126	—		—	26,126
Loss on equity investment in Xanthic Bevearges USA, LLC	58,255	—		—	58,255	—		—	58,255
Exchange loss on translating foreign operations	—	—		—	—	74,150		—	74,150
Interest and bank charges	3,835	34,737		—	38,572	1,165		—	39,737
Other Income	—	(3,856)		—	(3,856)	—		—	(3,856)

Income (Loss) before transaction related expenses	(1,911,171)	4,562,491		—	2,651,320	(3,945,120)		(3,152,577)	(4,446,377)
Listing fees	918,054	—	2 c)	(629,238)	288,816	—	2 j) l)	(5,518,779)	(5,229,963)

Net Income (Loss) from Operations	(2,829,225)	4,562,491		629,238	2,362,504	(3,945,120)		2,366,202	783,586

Other comprehensive Income (Loss)
Exchange loss on translating foreign operations	14,419	—	2 c)	45,125	59,544	—	2 j) k) l)	(59,544)	—

Comprehensive Income (Loss) for the period	(2,843,644)	4,562,491		584,113	2,302,960	(3,945,120)		2,425,746	783,586

The accompanying notes are an integral part of these pro forma consolidated financial statements.

4

GREEN GROWTH BRANDS LTD.

Notes to the Pro Forma Consolidated Financial Statements

1. Background and basis of presentation

Background

On July 16, 2018 Xanthic Biopharma Inc. (“Xanthic”) and Green Growth Brands Ltd. (“GGB”) announced they have entered into an arm’s length business combination agreement (as amended by agreement between Xanthic and GGB dated August 30, 2018, the “Definitive Agreement”) dated July 13, 2018 to combine Xanthic and GGB by way of amalgamation (the “Amalgamation”) between GGB and a wholly-owned subsidiary of Xanthic (“Subco”) to form one company as a wholly-owned subsidiary of Xanthic (the “Business Combination”).

Following completion of the Business Combination, current shareholders of GGB will hold approximately 86% of the common shares (the “Resulting Issuer Shares”) of the resulting issuer (the “Resulting Issuer”) (excluding any Resulting Issuer Shares that become issuable pursuant to the terms of GGB’s private placement of convertible debentures (the “Debenture Private Placement”) and any subsequent GGB private placement of subscription receipts (the “Subscription Receipt Private Placement”). It is anticipated that the Resulting Issuer may operate under the name “Green Growth Brands Ltd.” after effecting a name change (the “Name Change”) with the Resulting Issuer Shares listed and posted for trading on the Canadian Securities Exchange (the “Exchange” or the “CSE”).

As of the August 31, 2018, Xanthic had 57,546,547 Xanthic Shares outstanding together with Xanthic convertible securities entitling the holders thereof to acquire a further 3,376,000 Xanthic Shares. As of the August 31, 2018, GGB had 100,765,002 GGB common shares (“GGB Shares”) outstanding and no outstanding convertible securities. Based on the foregoing, Xanthic will, subject to the receipt of all regulatory approvals, including the approval of its shareholders to certain items of special business and the Exchange, (i) combine with GGB pursuant to the Definitive Agreement such that all of the issued and outstanding GGB Shares will be acquired, and as consideration, Xanthic will issue to holders of GGB Shares, on a 3.435-for-one basis, 346,150,835 Xanthic Shares (the “Consideration Shares”) , in exchange for the then issued and outstanding GGB Shares (which for greater certainty excludes the GGB Shares to be issued under the Subscription Receipt Private Placement and the Debenture Private Placement (as such terms are defined below)); and (ii) reorganize its share structure and consolidate all of the issued and outstanding Xanthic Shares (including the Consideration Shares) on the basis of approximately four (4) pre-consolidation Xanthic Shares for one (1) post-consolidation Resulting Issuer Share (the “Consolidation”).

On August 30, 2018, GGB raised gross proceeds of $49.3 million (CAD $64 million) from its previously announced brokered and non-brokered private placement offering of unsecured 12% convertible debentures (the “Debentures”) at a price of CAD $1,000 per Debenture. The brokered portion of the Debenture Financing was led by Canaccord Genuity as the sole agent for the offering. Each Debenture unit entitles the holder to 1 common share and 1⁄2 warrant with an exercise price of CAD $1.80 per share (post share consolidation) for a period of two years from the closing date.

On September 5, 2018 GGB Nevada LLC (“GGB Nevada”) completed the previously announced acquisition of Nevada Organic Remedies LLC (“NOR”) (the “NOR Acquisition”). The NOR Acquisition was completed in accordance with the terms of the membership interest purchase agreement (the “NOR Agreement”) dated July 13, 2018 among GGB Nevada, NOR and its members (the “NOR Members”) for aggregate consideration of US$56,750,000 (the “Purchase Price”). The Purchase Price was satisfied by GGB Nevada by payment of a US$2 million deposit on July 16, 2018 (the “NOR Deposit”), a closing cash payment of US$30,347,500 (the NOR Closing Payment”) and delivery of a secured promissory note (the “NOR Note”) in the principal amount of US$21,565,000. The balance of US$2,837,500 owing to the NOR Members will be satisfied by the issuance of common shares of the resulting issuer following completion of the Business Combination. The cash required by Xanthic to satisfy the NOR Deposit was loaned to Xanthic by GGB pursuant to a promissory note dated July 16, 2018 (the “Deposit Note”) and the cash required by Xanthic to satisfy the NOR Closing Payment was loaned to Xanthic pursuant to the Loan Agreement (see “Deposit Note and Loan Agreement” below).

5

GREEN GROWTH BRANDS LTD.

Notes to the Pro Forma Consolidated Financial Statements

On September 20, 2018, GGB closed the second tranche of the Debentures for gross proceeds of US$17.1 million (CAD $22.1 million) on same conditions as the earlier first tranche Debenture financing that closed August 30, 2018.

Prior to Closing, GGB also intends to purchase from All Js Greenspace LLC all 27,500 of its outstanding GGB Convertible Debentures. GGB will then issue to All Js Greenspace LLC 55 12.00% unsecured convertible debentures of GGB (the “GGB Greenspace Debentures”). On the Closing Date, each GGB Greenspace Debenture will be converted into units of GGB (the “GGB Greenspace Units”), each GGB Greenspace Debenture being comprised of one (1) proportionate voting share in the capital of GGB (the “GGB Proportionate Shares”) and one-half (1/2) of one GGB Proportionate Share purchase warrant (the “GGB Proportionate Warrants”). The terms of the GGB Greenspace Debentures and GGB Proportionate Warrants will be set out in the certificates evidencing such securities.

In October 2018, GGB raised additional gross proceeds of approximately CAD$30.5 million (US$23.2 million) pursuant to a private placement of GGB Shares at a price of CAD$0.50 per GGB Share (CAD$2.00 on a post-Consolidation basis). GGB also issued GGB warrants exercisable for an aggregate principal amount of approximately CAD$24.5 million (US$18.6 million) GGB Shares upon payment of C$0.50 per GGB Share (C$2.00 on a post-Consolidation basis). The GGB warrants expire one day before the close the Business Combination with proceeds due no more than 30 days following the exercise date.

GGB’s registered office is 5300 Commerce Court West, 199 Bay Street, Toronto, ON, M5L 1B9 and its principal place of business is 4300 E. Fifth Avenue, Columbus, OH 43219.

Basis of presentation

The accompanying unaudited pro forma consolidated financial statements of GGB have been prepared by management of GGB for illustrative purposes only, to show the effect of the proposed acquisition of GGB by Xanthic Biopharma Inc. ultimately constituting a reverse takeover of Xanthic by the shareholders of GGB including adjustments reflecting the NOR acquisition (the “Transaction”).

The NOR acquisition will be treated as a business combination for accounting purposes. The total purchase price of US$56,750,000 paid by US$32,347,500 cash, a promissory note in the amount of US$21,565,000 and common shares of the resulting issuer in the amount of US$2,837,500. The preliminary acquisition cost has been allocated as follows:

Cash and cash equivalents	$32,347,500
Promissory note	21,565,000
Common shares	2,837,500

56,750,000

Cash and cash equivalents	601,010
Accounts receivable	336,762
Inventory	1,322,018
Biological assets	379,170
Prepaid	124,418
Due to related parties	212,467
Equipment	573,944
Other assets	2,100
Intangible assets	54,137,620
Accounts payable	(939,424)
Notes Payable	(85)

$56,750,000

The reverse acquisition by GGB of Xanthic is accounted for as a continuation of the financial statements of GGB whose shareholders will hold approximately 86% of the voting shares of the Company immediately after the

6

GREEN GROWTH BRANDS LTD.

Notes to the Pro Forma Consolidated Financial Statements

Transaction, is treated as the acquirer for accounting purposes following the principles of IFRS 3. GGB has determined that Xanthic meets the definition of a business under IFRS 3, based on its patent registrations, supply agreements and letters of intent with licensed producers in numerous U.S. States. As a result, GGB will apply the acquisition method in which it has identified GGB as the acquirer and as such recognizing and measuring identifiable assets acquired, the liabilities assumed and recognizing and measuring intangible assets such as customer lists, licensing rights, patents, trademarks and goodwill. As the acquirer, the net assets of GGB are included in the consolidated statement of financial position at their carrying amounts. Any difference between the fair value of the post-consolidated shares of the resulting issuer over the net assets acquired is recognized as intangible assets.

These unaudited pro-forma consolidated financial statements have been compiled from and include:

An unaudited pro-forma consolidated statement of financial position giving effect to the Transaction as if it had occurred on June 30, 2018 combining

(i)	the audited consolidated statement of financial position of Xanthic Biopharma Inc as at June 30, 2018; with

(ii)	the audited U.S. GAAP statements of financial position of NOR as at June 30, 2018; with

(iii)	the audited statement of financial position of GGB as at July 31, 2018.

The unaudited pro-forma consolidated financial statements have been compiled using accounting policies consistent with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), as set out in the audited financial statements of Xanthic for the year ended June 30, 2018 unless otherwise indicated.

The unaudited pro-forma consolidated financial statements should be read in conjunction with the financial statements and notes thereto of Xanthic, NOR and GGB as described above. The unaudited pro-forma consolidated financial statements are not intended to reflect the results of operations or the financial position of the continuing entity, GGB, which would have actually resulted had the proposed transactions been effected on the dates indicated. Further, the unaudited pro-forma financial information is not necessarily indicative of the results of operations that may be obtained in the future. The pro-forma adjustments and allocations of the purchase price of Xanthic by GGB as a reverse takeover are based in part on estimates of the fair value of the assets acquired and liabilities assumed. The final purchase price allocation will be completed after asset and liability valuations are finalized. The final valuation will be based on the actual assets and liabilities of Xanthic that exist as of the date of completion of the acquisition on July 16, 2018.

2.	Pro Forma Adjustments and Assumptions

The unaudited pro forma consolidated financial statements incorporate the following pro forma assumptions:

a)

The NOR audited financial statements are reflected in U.S. GAAP. IFRS requires biological assets which consist of cannabis plants to be valued in accordance with IAS 41 and be presented at their fair values less costs to sell up to the point of harvest. Fair values of the biological included making assumptions about how market participants assign fair values to these assets. These assumptions primarily relate to the level of effort required to bring the cannabis up to the point of harvest, costs to convert the harvested cannabis to finished goods, sales price, risk of loss, expected future yields from the cannabis plants and estimating values during the growth cycle. The average grow cycle of plants up to the point of harvest is approximately twelve weeks. NOR’s biological assets are adjusted to reflect their value and results in an adjustment to increase the value of the biological assets by US$379,170 and reduce inventory by US$535,427 and US$156,257 being recorded to cost of goods sold.

b)

On September 5, 2018 GGB Nevada completed the acquisition of NOR. The NOR Acquisition was completed in accordance with the terms of the membership interest purchase agreement (the “NOR Agreement”) dated July 13, 2018 among GGB Nevada, NOR and its members (the “NOR Members”) for aggregate consideration of US$56.75 million. The Purchase Price was satisfied by GGB Nevada by

7

GREEN GROWTH BRANDS LTD.

Notes to the Pro Forma Consolidated Financial Statements

payment of a US$2 million deposit on July 16, 2018, a closing cash payment of US$30,347,500 and delivery of a secured promissory note in the principal amount of US$21,565,000. The balance of US$2,837,500 owing to the NOR Members will be satisfied by the issuance of common shares of the resulting issuer following completion of the Business Combination. GGB Nevada borrowed the funds to settle the deposit and closing cash payment by way of a loan with GGB for a combined $32,347,500. In addition, subsequent to June 30, 2018. NOR transferred in US$183,941 which was included in the purchase price of US$56.75 million. As a result, the unallocated intangible asset on the purchase price allocation was determined to be US$54,137,620. The Company has 12 months to identify and assign fair values to different components of the intangible assets which would include customer lists, licensing rights, patents, any trademarks and goodwill.

c)

The functional currency of the new combined entity will be US dollars, as majority of operations will be derived from US sources. As such the Xanthic statement of financial position which is currently reported in Canadian dollars requires conversion into US dollars with the foreign exchange difference resulting in an accumulated other comprehensive loss of US$45,125.

d)	Subsequent to June 30, 2018, 900,000 stock options of Xanthic that had vested were exercised by the option holders. This resulted in net cash proceeds of US$104,040 (C$137,000).

Reverse Takeover Adjustments:

e)

On August 30, 2018, GGB raised gross proceeds of US$49,304,059 (CAD$63,998,000) via a brokered and non-brokered private placement offering of unsecured 12% convertible debentures (the “Debentures”) at a price of CAD $1,000 per Debenture. The brokered portion of the Debenture Financing was led by Canaccord Genuity as the sole agent for the offering. Issue costs in connection with this financing were US$583,578 (CAD $757,500).

f)

On September 20, 2018, GGB completed a second closing on the brokered and non-brokered private placement offering for an additional gross proceeds US$17,147,762 (CAD$22,129,000). Issue costs in connection with this financing were US$2,568,999 (CAD$3,309,910).

g)	On completion of the Business Combination proceeds loaned to Xanthic of US$32,347,500 are eliminate on consolidation.

h)	On completion of the Business Combination, the promissory note in connection with the NOR agreement will be settled and repaid to the NOR Members for US$21,565,000.

i)

On completion of the Business Combination, the convertible debenture financings referenced above will convert into common shares of the Resulting Issuer. GGB Greenspace Debentures will convert into GGB Proportionate Shares and GGB Proportionate Warrants. Further, as outlined in the listing statement, the Company will complete a 4:1 share consolidation on closing of the Business Combination.

j)

The acquisition of GGB by Xanthic constitutes a reverse takeover transaction (“RTO”) and Xanthic is considered to meets the definition of a business, as defined in IFRS 3—Business Combinations due to its productive operating potential. Accordingly, as a result of the RTO, the pro forma consolidated statement of financial position has been adjusted for the elimination of Xanthic’s share capital of US$6,268,378, reserves for share based payments of US$302,766, reserves for warrants of US$146,304, accumulated deficit of US$2,301,528 and accumulated other comprehensive loss of US$59,514, within shareholders’ (deficiency) equity.

k)

The Company has attributed a purchase price of US$23,132,802 for Xanthic, of which US$21,717,966 represents unallocated intangible assets once the net tangible assts of Xanthic of US$1,414,836 are deducted. The Company will identify and assign fair values to different components of the intangible assets which could include customer lists, licensing rights, patents, any trademarks and goodwill.

8

GREEN GROWTH BRANDS LTD.

Notes to the Pro Forma Consolidated Financial Statements

l)	GGB has assumed US$1,139,125 (CAD$1,500,000) in transaction costs in connection with the Business Combination.

m)

In October 2018, GGB raised additional gross proceeds of approximately CAD$30.5 million (US$23.2 million) pursuant to a private placement of GGB Shares at a price of CAD$0.50 per GGB Share (CAD$2.00 on a post-Consolidation basis). GGB also issued GGB warrants exercisable for an aggregate principal amount of approximately CAD$24.5 million (US$18.6 million) GGB Shares upon payment of CAD$0.50 per GGB Share (CAD$2.00 on a post-Consolidation basis). The GGB warrants expire one day before the close the Business Combination with proceeds due no more than 30 days following the exercise date.

9

GREEN GROWTH BRANDS LTD.

Notes to the Pro Forma Consolidated Financial Statements

3.	Pro Forma Shareholders’ equity

(Expressed in United States dollars)
	Note	Common Shares	Proportionate Shares	Share Capital	Reserves						Earnings (Deficit)	Accumulated Other Comprehensive loss	Total
					Share based Payments		Warrants		Proportionate Warrants
					#	$	#	$	#	$
Xanthic’s Balance at incorporation June 30, 2018		56,846,547	—	$4,236,395	3,508,000	$385,542	568,000	$186,304	—	$—	$(2,930,766)	$(14,419)	$1,863,056
Options Exercised subsequent to June 30, 2018	2 d)	900,000	—	104,040	(900,000)	—	—	—	—	—	—	—	104,040
Foreign Exchange translation	2 c)	—	—	(909,557)	—	(82,776)	—	(40,000)	—	—	629,238	(45,125)	(448,220)
US GAAP to IFRS	2 a)	—	—	—	—	—	—	—	—	—	(156,257)	—	(156,257)
NOR Consolidation	2 b)	—	—	2,584,696	—	—	—	—	—	—	—	—	2,584,696
NOR Acquisition	2 b)	—	—	252,804	—	—	—	—	—	—	156,257	—	409,061

Balance after NOR Acquisition		57,746,547	—	6,268,378	2,608,000	302,766	568,000	146,304	—	—	(2,301,528)	(59,544)	4,356,376
GGB Consolidation	2 j)	346,150,835	—	7,503,459							(3,945,120)	—	3,558,339
GGB 1st Tranche	2 e)	101,383,333	152,778	38,486,559	—	—	50,691,666	11,401,078	76,389	—	(583,578)	—	49,304,059
GGB 2nd Tranche	2 f)	81,527,777	—	15,210,788	—	—	40,763,889	4,505,973	—	—	(2,568,999)	—	17,147,762
NOR Acquisition	2 h)	7,482,487	—	—	—	—	—	—	—	—	—	—	—
Business Combination	2 h) k)	—	—	15,449,588	—	(302,766)	—	(146,304)	—	—	6,657,904	59,544	21,717,966
Private Placement	2 m)	61,084,162	—	22,368,535	—	—	48,915,838	825,633	—	—	—	—	23,194,168
Share Consolidation (4:1)		(491,531,356)	(114,584)	—	(1,956,000)	—	(105,704,545)	—	(57,292)	—	—	—	—
Transaction Costs	2 l)	—	—	—	—	—	—	—	—	—	(1,139,125)	—	(1,139,125)

Balance post RTO		163,843,785	38,194	$105,287,307	652,000	$—	35,234,848	$16,732,684	19,097	$—	$(3,880,446)	$—	$118,139,545

10

GREEN GROWTH BRANDS LTD.

Notes to the Pro Forma Consolidated Financial Statements

4.	Income Taxes

The effective tax rate on a pro forma basis is nil given the history of losses.

11

SCHEDULE “F” – BUSINESS COMBINATION AGREEMENT

Please see attached.

Execution Version

XANTHIC BIOPHARMA INC.

as Xanthic

and

GREEN GROWTH BRANDS LTD.

as GGB

TRANSACTION AGREEMENT

July 13, 2018

Execution Version

TABLE OF CONTENTS

	ARTICLE 1
	INTERPRETATION

Section 1.1	Defined Terms	3
Section 1.2	Gender and Number	8
Section 1.3	Headings, etc.	8
Section 1.4	Currency	8
Section 1.5	Certain Phrases, etc.	8
Section 1.6	Knowledge	9
Section 1.7	Accounting Terms	9
Section 1.8	Schedules	9
Section 1.9	References to Persons and Agreements	9
Section 1.10	Statutes	9
Section 1.11	Non-Business Days	9

	ARTICLE 2
	AMALGAMATION

Section 2.1	Amalgamation	9

	ARTICLE 3
	REPRESENTATIONS AND WARRANTIES OF GGB

Section 3.1	Representations and Warranties of GGB	12

	ARTICLE 4
	REPRESENTATIONS AND WARRANTIES OF XANTHIC

Section 4.1	Representations and Warranties of Xanthic	15

	ARTICLE 5
	COVENANTS OF THE PARTIES

Section 5.1	Conduct of Businesses of Xanthic and GGB	20
Section 5.2	NOR Acquisition	23
Section 5.3	Actions to Satisfy Conditions	24
Section 5.4	No Shop	24

	ARTICLE 6
	CONDITIONS

Section 6.1	Mutual Conditions Precedent	24
Section 6.2	Conditions for the Benefit of Xanthic	25
Section 6.3	Conditions for the Benefit of GGB	26

Execution Version

SCHEDULE “A”

FORM OF AMALGAMATION AGREEMENT

Execution Version

TRANSACTION AGREEMENT

Transaction Agreement dated July 13, 2018 between Xanthic Biopharma Inc. (“Xanthic”) and Green Growth Brands Ltd. (“GGB”).

WHEREAS Xanthic intends to acquire all of the issued and outstanding common shares in the capital of GGB, which purchase will be effected pursuant to the Amalgamation as hereinafter set forth and on the terms and subject to the conditions set forth in the Amalgamation Agreement;

NOW THEREFORE in consideration of the foregoing, and the respective covenants, agreements, representations and warranties of the Parties contained herein, and for other good and valuable consideration (the receipt and adequacy of which are acknowledged), the Parties agree as follows:

ARTICLE 1

INTERPRETATION

Section 1.1 Defined Terms.

As used in this Agreement, the following terms have the following meanings:

“Acquisition” means the acquisition by Xanthic Sub of all of the issued and outstanding membership interests of NOR, pursuant to the NOR SPA.

“affiliate” has the meaning specified in National Instrument 45-106 – Prospectus Exemptions.

“Agreement” means this transaction agreement, as such agreement may be amended, varied, modified or restated from time to time, together with all Schedules appended to the Agreement.

“Amalco” means the company resulting from the Amalgamation, to be named “Xanthic Biopharma Corp.”.

“Amalco Shares” means the common shares of Amalco.

“Amalgamating Parties” means, collectively, Subco and GGB.

“Amalgamation” means the amalgamation of Subco and GGB to the OBCA on the terms set forth in this Agreement and the Amalgamation Agreement.

“Amalgamation Agreement” means the agreement to be entered into among Xanthic, GGB and Subco in respect of the Amalgamation, in substantially the form attached hereto as Schedule “A”.

“Amalgamation Resolution” means the special resolution approving the Amalgamation signed by written resolution by all of the shareholders of GGB.

“Ancillary Agreements” means all agreements, certificates and other instruments delivered or given pursuant to this Agreement, including without limitation, the Amalgamation Agreement.

Execution Version

“Articles of Amalgamation” means the articles of amalgamation to be filed with the Ontario Ministry of Consumer and Business Services in order to effect the Amalgamation, substantially in the form agreed to between the Amalgamating Parties.

“Assets” means all of the right, title, estate and interest in and to its property and assets, real and personal, moveable and immovable, of whatsoever nature and kind and wheresoever situated of GGB or Xanthic, as the case may be.

“associate” has the meaning specified in the Securities Act (Ontario).

“Authorization” means, with respect to any Person, any order, permit, approval, consent, waiver, licence or similar authorization of any Governmental Entity having jurisdiction over the Person.

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Toronto, Ontario.

“Certificate of Amalgamation” means the certificate of amalgamation to be issued by the Director, as date stamped on the Articles of Amalgamation, evidencing that the Articles of Amalgamation are effective.

“Circular” means the notice of the Xanthic Meeting and accompanying management information circular or applicable listing statement, as the case may be, including all schedules and appendices attached thereto, to be sent to the Xanthic Shareholders in connection with the Xanthic Meeting.

“Closing” means the completion of the Amalgamation on the terms and subject to the conditions set forth herein and in the Amalgamation Agreement.

“Constating Documents” means, in respect of Xanthic or GGB, as the case may be, the articles of incorporation, amalgamation, or continuation arrangement, as applicable, by-laws and all amendments to such articles or by-laws.

“Convertible Debenture Offering” means the non-brokered private placement offering of up to US$32 million extendible convertible debentures of GGB (the “Convertible Debentures”), whereby holders shall be entitled to receive, at their option, (A) cash equal to the principal amount thereof, plus accrued but unpaid interest thereon, on the maturity date, or (B) if certain conditions are satisfied prior to the maturity date, (i) cash equal to the principal amount thereof, plus accrued but unpaid interest thereon, on such earlier date, (ii) common shares of the Resulting Issuer, or (iii) some combination of (i) and (ii).

“CSE” means the Canadian Securities Exchange.

“Deposit Promissory Note” means the promissory note from Xanthic in favour of GGB in the principal amount of US$2 million to be used by Xanthic to satisfy the deposit under the NOR SPA.

“Director” means the director appointed under Section 278 of the OBCA.

“Effective Date” means the date within five Business Days of the date upon which all of the conditions to completion of the Amalgamation as set forth in this Agreement have been satisfied or waived and all documents agreed to be delivered hereunder have been delivered

Execution Version

to the satisfaction of the Parties, acting reasonably, which will be the date shown on the Certificate of Amalgamation issued by the Director giving effect to the Amalgamation, or such earlier or later date as the Parties may mutually agree in writing.

“GAAP” means generally accepted accounting principles as set out in the Canadian Institute of Chartered Accountants Handbook – Accounting for an entity that prepares its financial statements in accordance with International Financial Reporting Standards, at the relevant time, applied on a consistent basis.

“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, ministry, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the above, (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing or (iv) any stock exchange.

“GGB” means Green Growth Brands Ltd., a corporation existing under the OBCA.

“GGB Convertible Securities” means, collectively, all outstanding rights to acquire GGB Shares pursuant to GGB’s outstanding stock options, warrants, broker warrants, convertible debentures, rights of conversion or exchange privileges or other securities entitling the holder thereof to acquire any GGB Shares, including the Subscription Receipts and Convertible Debentures or any other rights, agreements or commitment of any character requiring the issuance, sale or transfer by GGB of any GGB Shares.

“GGB Disclosure Letter” means the disclosure letter dated the date of this Agreement and delivered by GGB to Xanthic with this Agreement.

“GGB Financial Statements” means the audited consolidated annual financial statements of GGB for the year ended June 30, 2018.

“GGB Shareholders” means the holders of GGB Shares from time to time.

“GGB Shares” means common shares in the capital of GGB as constituted on the date hereof.

“Intellectual Property” means any licenses for or other rights to use, any inventions, patent applications, patents, trade-marks (both registered and unregistered), trade names, copyrights, trade secrets and other proprietary information.

“Laws” means all laws, statutes, codes, ordinances, decrees, rules, regulations, by laws, statutory rules, principles of law, published policies, forms and guidelines, fee schedules, tariffs, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, directives, decisions, rulings or awards, including general principles of common and civil law, and terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity, statutory body or self-regulatory authority (including, but not limited to, the CSE), and the term “applicable” with respect to such Laws and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Governmental Entity (or any other Person) having jurisdiction over the aforesaid Person or Persons or its or their business, undertaking, property or securities.

Execution Version

“Lien” means any mortgage, charge, pledge, hypothec, security interest, assignment, lien (statutory or otherwise), easement, title retention agreement or arrangement, conditional sale, deemed or statutory trust, restrictive covenant, adverse claim, exception, reservation, right of occupation, any matter capable of registration against title, right of pre-emption, privilege or other encumbrance of any nature or any other arrangement or condition which, in substance, secures payment or performance of an obligation.

“Loan Agreement” means the proposed loan agreement between Xanthic and GGB pursuant to which GGB shall loan such amount as will be required by Xanthic to complete its financial obligation with respect to the Acquisition, with such amount expected to be approximately US$32 million (less the Deposit Promissory Note).

“Material Adverse Effect” means any event or change that, individually or in the aggregate with other events or changes, is or would reasonably be expected to be, materially adverse to the business, operations, assets, condition (financial or otherwise) or liabilities, whether contractual or otherwise, of any Party, as the case may be; provided that a Material Adverse Effect shall not include an adverse effect resulting from a change (i) that arises out of a matter that has been publicly disclosed prior to the date of this Agreement or otherwise disclosed in writing by a Party to the other Party prior to the date of this Agreement; (ii) that results from conditions affecting the business of NOR, including changes in government policies or programs or taxes; (iii) that results from general economic, financial, currency exchange, interest rate or securities market conditions in Canada or the United States; (iv) that arises from a decline in the trading price of Xanthic Shares, or (v) that is a direct result of any matter permitted by this Agreement or consented to in writing by the applicable Party.

“Material Contracts” has the meaning specified in Section 4.1(o).

“Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact required or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made.

“NOR” means Nevada Organic Remedies LLC.

“NOR SPA” means the securities purchase agreement dated July 13, 2018 between NOR, as the company, the sellers set forth therein, as sellers, Andrew M. Jolley, as the representative of each seller, Xanthic, as parent, and Xanthic Sub, as purchaser.

“Notice” has the meaning specified in Article 9.

“OBCA” means the Business Corporations Act (Ontario).

“Offerings” means, collectively, the Subscription Receipt Offering and the Convertible Debenture Offering.

“Ordinary Course” means, with respect to an action taken by a Person, that such action is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of the Person.

“Outside Date” means December 1, 2018 or such later date as may be agreed to in writing by the Parties.

Execution Version

“Parties” means, collectively, Xanthic and GGB, and any other Person who may become a party to this Agreement; and “Party” means any one of them.

“Permitted Liens” means (i) Liens for Taxes not yet due and delinquent; and (ii) easements, encroachments and other minor imperfections of title which do not, individually or in the aggregate, materially detract from the value of or impair the use or marketability of any real property or interests in real property in any material respect.

“Person” means a natural person, partnership, limited partnership, limited liability partnership, corporation, limited liability corporation, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Entity, and pronouns having a similarly extended meaning.

“Public Statement” has the meaning ascribed thereto in Section 9.3 hereof.

“Regulatory Approval” means any consent, waiver, permit, exemption, review, order, decision or approval of, or any registration and filing with, any Governmental Entity, or the expiry, waiver or termination of any waiting period imposed by Law or a Governmental Entity, in each case in connection with the Amalgamation, including any such approval from the CSE.

“Securities Reports” has the meaning ascribed thereto in Section 4.1(w) hereof.

“SEDAR” means the System for Electronic Document Analysis and Retrieval.

“Subco” means a corporation to be incorporated under the OBCA and which shall be a wholly-owned Subsidiary of Xanthic.

“Subscription Receipt Offering” means the brokered private placement offering of up to $60 million (less the amount of the Convertible Debenture Offering after deducting the amount required by GGB to satisfy its obligations to debenture holders that have elected the cash repayment option) subscription receipts of GGB (the “Subscription Receipts”), whereby each subscription receipt shall be exchangeable into common shares of the Resulting Issuer upon satisfaction of certain escrow release conditions.

“Subsidiary” has the meaning specified in National Instrument 45-106—Prospectus Exemptions as in effect on the date of this Agreement.

“Taxes” has the meaning specified in Section 4.1(l).

“Xanthic” means Xanthic Biopharma Inc., a corporation existing under the OBCA.

“Xanthic Board” means the board of directors of Xanthic.

“Xanthic Convertible Securities” means, collectively, all outstanding rights to acquire Xanthic Shares pursuant to the Xanthic Options, Xanthic Warrants, and other warrants, broker warrants, convertible debentures, rights of conversion or exchange privileges or other securities entitling the holder thereof to acquire any Xanthic Shares, or any other rights, agreements or commitment of any character requiring the issuance, sale or transfer by Xanthic of any Xanthic Shares.

Execution Version

“Xanthic Disclosure Letter” means the disclosure letter dated the date of this Agreement and delivered by Xanthic to GGB with this Agreement.

“Xanthic Financial Statements” means the unaudited consolidated interim financial statements of Xanthic as at and for the three and nine months ended March 31, 2018.

“Xanthic Meeting” means the special meeting of Xanthic Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of this Agreement to consider the matters set out in the notice to be provided to Xanthic Shareholders in connection with such meeting.

“Xanthic Options” means the existing 3,308,000 incentive stock options of Xanthic exercisable to acquire an aggregate of 3,308,000 Xanthic Shares.

“Xanthic Shareholders” means the holders of Xanthic Shares from time to time.

“Xanthic Shares” means common shares in the capital of Xanthic as constituted on the date hereof.

“Xanthic Sub” means GGB Nevada Acquisition LLC, a corporation incorporated under the laws of Nevada and a wholly-owned Subsidiary of Xanthic.

“Xanthic Warrants” means the existing 568,000 common share purchase warrants of Xanthic exercisable to acquire an aggregate of 568,000 Xanthic Shares.

Section 1.2 Gender and Number.

Any reference in this Agreement or any Ancillary Agreement to gender includes all genders. Words importing the singular number only shall include the plural and vice versa.

Section 1.3 Headings, etc.

The provision of a Table of Contents, the division of this Agreement into Articles, Sections and Schedules and the insertion of headings are for convenient reference only and are not to affect its interpretation.

Section 1.4 Currency.

All references in this Agreement or any Ancillary Agreement to dollars, or to $ are expressed in Canadian currency unless otherwise specifically indicated.

Section 1.5 Certain Phrases, etc.

In this Agreement and any Ancillary Agreement (i) the words “including”, “includes” and “include” mean “including (or includes or include) without limitation”, and (ii) the phrase “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”. In the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

Execution Version

Section 1.6 Knowledge.

Any reference herein to the knowledge of any Party will be deemed to mean the actual knowledge of the directors and executive officers of such Party after reasonable inquiry.

Section 1.7 Accounting Terms.

All accounting terms not specifically defined in this Agreement are to be interpreted in accordance with GAAP.

Section 1.8 Schedules.

The schedules attached to this Agreement form an integral part of this Agreement for all purposes of it.

Section 1.9 References to Persons and Agreements.

Any reference in this Agreement or any Ancillary Agreement to a Person includes such Person’s heirs, administrators, executors, legal personal representatives, successors and permitted assigns. Except as otherwise provided in this Agreement or any Ancillary Agreement, the term “Agreement” and any reference in this Agreement to this Agreement, any Ancillary Agreement or any other agreement or document includes, and is a reference to, this Agreement, such Ancillary Agreement or such other agreement or document as it may have been, or may from time to time be amended, restated, replaced, supplemented or novated and includes all schedules to it.

Section 1.10 Statutes.

Except as otherwise provided in this Agreement, any reference in this Agreement to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted.

Section 1.11 Non-Business Days.

Whenever payments are to be made or an action is to be taken on or not later than a day which is not a Business Day, such payment shall be made or such action shall be taken on or not later than the next succeeding Business Day.

ARTICLE 2

AMALGAMATION

Section 2.1 Amalgamation.

(1)

Each of the Parties covenants to take all such actions as are within its power to control and use commercially reasonable efforts to cause other actions to be taken which are not within its power to control, so as to complete the Amalgamation as set forth in this Section 2.1 and otherwise on the terms, and subject to the conditions, set forth in this Agreement and subject to the approval of the CSE (if applicable).

(2)

Each Party hereby agrees, unless such steps have already been completed, that as soon as reasonably commercially practicable after the date hereof or at such other time as is specifically indicated below in this Section 2.1, and on the applicable terms, and subject to the

Execution Version

applicable conditions, set forth in this Agreement and the Amalgamation Agreement, it shall take the following steps:

(a)

Preparation and Mailing of Circular. Xanthic shall use all commercially reasonable efforts to prepare and complete, in consultation with GGB, the Circular together with any other documents required by Law in connection with the Xanthic Meeting and the Amalgamation. Xanthic shall use their commercially reasonable efforts to cause the Circular and such other documents to be filed under the profile of Xanthic on SEDAR and sent to each Xanthic Shareholder and such other Persons as required by applicable Law as soon as practicable, and, in any event, no later than September 30, 2018 (or such later date as agreed to by the Parties in writing).

(b)

Contents of Circular. The Parties shall ensure that the Circular complies in material respects with applicable Laws, does not contain any Misrepresentation (as it relates to the disclosure of such Party) and provides the Xanthic Shareholders with sufficient information to permit them to form a reasoned judgement concerning the matters to be placed before the Xanthic Meeting. The Parties shall give each other and their respective legal counsel a reasonable opportunity to review and comment on drafts of the Circular and other related documents, and shall give reasonable consideration to any comments made by the other Party and its counsel. GGB and Xanthic shall each provide all necessary information concerning them that is required by Law to be included by each of them in the Circular, and shall use their best efforts to ensure that information in the Circular (as it relates to the disclosure of such Party) does not contain any Misrepresentation. Each Party shall promptly notify the other Party if it becomes aware that the Circular contains any Misrepresentation (as it relates to the disclosure of such Party) or otherwise requires an amendment or supplement. The Circular shall provide for Xanthic: (i) amending its articles of incorporation or take such other actions as may be required under the OBCA to change its name to “Green Growth Brands Ltd.” (the “Resulting Issuer”) and (ii) effecting such other items of special business as may be mutually agreed upon by the Parties. The Parties shall cooperate in the preparation of any such amendment or supplement as required or appropriate, and the Parties shall, as required by applicable Laws, promptly file on SEDAR and mail or otherwise publicly disseminate any such amendment or supplement to the Xanthic Shareholders and, if required by Law, file the same with any other Governmental Entity as required.

(c)

Xanthic Meeting. Xanthic will convene and conduct the Xanthic Meeting, on or before October 31, 2018 (or such later date as agreed to by the Parties in writing) and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Xanthic Meeting without the prior written consent of GGB, except in the case of an adjournment, as required for quorum purposes.

(d)

Filing of Articles of Amalgamation. Subject to obtaining the required approvals of the GGB Shareholders and the Xanthic Shareholders, and subject to the satisfaction or waiver of the applicable conditions of Closing as set forth in this Agreement, the Amalgamating Parties will submit the Articles of Amalgamation and such other documents as may be required under the OBCA in connection therewith to give effect to the Amalgamation.

(e)	Amalgamation Agreement. The Parties hereby acknowledge that the form of Amalgamation Agreement attached as Schedule “A” complies with the requirements of the OBCA.

Execution Version

(f)

Articles of Amalgamation. The Articles of Amalgamation shall, with such other matters as are necessary to effect the Amalgamation, and all as subject to the provisions of the Amalgamation Agreement, provide as follows:

(i)	the Amalgamating Parties will amalgamate and continue as Amalco;

(ii)

holders of GGB Shares shall receive 3.394 fully paid and non-assessable Xanthic Shares for each GGB Share held by such holder (the “Exchange Ratio”), amounting to 346,150,835 Xanthic Shares issued to such holders in the aggregate, and the GGB Shares shall thereafter be cancelled. Notwithstanding the foregoing, the Exchange Ratio shall be adjusted downward in the event GGB issues additional GGB Shares prior to the Amalgamation so that the applicable Exchange Ratio results, upon completion of the Amalgamation, in the aggregate issuance of 346,150,835 Xanthic Shares issued to GGB Shareholders (prior to giving effect to any issuance pursuant to the Offerings);

(iii)	the shares of Subco will be cancelled and replaced by Amalco Shares on the basis of one Amalco Share for each share of Subco;

(iv)

as consideration for the issuance of the Xanthic Shares to holders of GGB Shares to effect the Amalgamation, Amalco will issue to its immediate shareholder, Xanthic, one Amalco Share for each Xanthic Share so issued;

(v)	Amalco will be a direct wholly-owned Subsidiary of Xanthic upon completion of the Amalgamation; and

(vi)

all of the property, rights, privileges and assets of the Amalgamating Parties will continue as the property, rights, privileges and assets of Amalco, and Amalco will become liable for all of the liabilities and obligations of the Amalgamating Parties.

(g)	U.S. Securities Law Matters.

(i)

The Parties acknowledge that the GGB Shareholders will be issued Amalco Shares pursuant to an exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, and the provisions of Rule 506 of Regulation D thereunder.

(h)	Board of Directors and Management of Xanthic, Xanthic Sub and Resulting Issuer.

(i)

Subject to CSE approval, immediately following the execution of this Agreement, the board of each of Xanthic and Xanthic Sub will consist of the following seven (7) individuals: Jean Schottenstein, Peter Horvath, Steve Stoute, Carli Posner, Tim Moore, Gary Galitsky and Marc Lehmann. Following completion of the transactions contemplated under this Agreement, the board of the Resulting Issuer and Xanthic Sub will consist of the same seven (7) individuals.

(ii)	Immediately following the execution of this Agreement, the senior management of Xanthic shall be reconstituted as follows, subject to the policies of the CSE and Canadian securities Laws:

Execution Version

(A)	Tim Moore – Chief Executive Officer;

(B)	David Bhumgara – Chief Financial Officer; and

(C)	Gary Galitsky – President.

(iii)	Immediately following the execution of this Agreement, the senior management of Xanthic Sub shall be reconstituted as follows, subject to the policies of the CSE and Canadian securities Laws:

(A)	Peter Horvath – Chief Executive Officer;

(B)	Ian Fodie – Chief Financial Officer; and

(C)	Andrew Jolley – President.

(iv)

The senior management of the Resulting Issuer shall be reconstituted as follows, subject to the policies of the CSE and Canadian securities Laws, all on terms to be agreed to between GGB and the individuals below:

(A)	Tim Moore – Chief Executive Officer;

(B)	David Bhumgara – Chief Financial Officer; and

(C)	Gary Galitsky – President.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF GGB

Section 3.1 Representations and Warranties of GGB.

GGB represents and warrants, as of the date of this Agreement, as follows to Xanthic and acknowledges and confirms that Xanthic is relying on such representations and warranties in connection with the transactions contemplated by this Agreement:

(a)

GGB is a corporation duly incorporated and validly subsisting under the laws of the Province of Ontario and has the requisite corporate power and authority to carry on its business as it is now being conducted and to enter into this Agreement. GGB is duly registered to do business and is in good standing in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities make such registration necessary, except where the failure to be so registered or in good standing would not have a Material Adverse Effect on GGB.

(b)

The execution and delivery of and performance by GGB of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated by them have been duly authorized by all necessary corporate action on the part of GGB.

(c)	The execution and delivery of and performance by GGB of this Agreement and each of the Ancillary Agreements to which it is a party:

Execution Version

(i)

do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) constitute or result in a violation or breach of, or conflict with, or allow any other Person to exercise any rights under, any of the terms or provisions of its Constating Documents;

(ii)

do not and will not (or would not with the giving of notice, the lapse of time or the happening or any other event or condition) constitute or result in a breach or violation of, or conflict with or allow any other Person to exercise any rights under, any of the terms or provisions of any material contracts to which it is a party; and

(iii)	do not and will not result in the violation of any Law.

(d)

This Agreement and each of the Ancillary Agreements to which GGB is a party have been duly executed and delivered by GGB and constitute legal, valid and binding agreements of GGB enforceable against it in accordance with their respective terms subject only to any limitation under applicable Laws relating to (i) bankruptcy, winding-up, insolvency, arrangement, fraudulent preference and conveyance, assignment and preference and other similar laws of general application affecting creditors’ rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(e)

GGB has an authorized capital of an unlimited number of GGB Shares of which, as at the date hereof (and without giving effect to the Offerings), GGB has issued and outstanding (i) 100,765,002 GGB Shares. In addition, as of the date hereof (and without giving effect to the Offerings), GGB has no issued and outstanding GGB Convertible Securities, and will have, as of the Effective Date, GGB Convertible Securities entitling the holders thereof to acquire no more than 584,144,223 GGB Shares. Except as aforesaid, there are no outstanding shares of GGB or options, warrants, rights or conversion or exchange privileges or other securities entitling anyone to acquire any shares of GGB or any other rights, agreements or commitments of any character whatsoever requiring the issuance, sale or transfer by GGB of any shares of GGB (including GGB Shares) or any securities convertible into, exchangeable or exercisable for, or otherwise evidencing a right to acquire, any GGB Shares or other equity securities of GGB. All outstanding GGB Shares have been duly authorized and validly issued, and are fully paid and non-assessable and are not subject to, nor have they been issued in violation of any pre-emptive rights, and all GGB Shares issuable pursuant to agreements evidencing rights to acquire shares will, when issued in accordance with their respective terms, be duly authorized and validly issued, fully paid and non-assessable and not be subject to any pre-emptive rights.

(f)

The ownership of the GGB Shares is as set forth in Section 3.1(f) of the GGB Disclosure Letter. The GGB Shareholders own such GGB Shares as the registered and beneficial owner with a good title, free and clear of all Liens other than those restrictions on transfer, if any, contained in the articles of GGB.

(g)

The GGB Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with prior periods and present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of GGB as at the respective dates of the GGB Financial

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Statements and the sales, earnings and results of operations of GGB for the respective periods covered by the GGB Financial Statements.

(h)

Since the date of the GGB Financial Statements, GGB has conducted its businesses only in the Ordinary Course. Since the date of the GGB Financial Statements, (i) there has been no Material Adverse Effect on GGB, or any condition, event or development involving a prospective change that would constitute a Material Adverse Effect on GGB, and (ii) no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) material to GGB has been incurred, other than in the Ordinary Course.

(i)

There are no suits, actions or litigation or arbitration proceedings or governmental proceedings in progress pending or, to the best of the knowledge of GGB, contemplated or threatened, to which GGB is a party or to which the property of GGB is subject, except where such suit, action or litigation or arbitration proceeding or governmental proceeding would not result in a Material Adverse Effect to GGB taken as a whole. There is not presently outstanding against GGB any judgment, injunction, rule or order of any court, governmental department, commission, agency or arbitrator.

(j)	GGB is not a party to any agreement which in any manner affects the voting control of any of the shares of GGB.

(k)

Other than pursuant to the Loan Agreement and the Deposit Promissory Note, GGB is not subject to any obligation to make any investment in or to provide funds by way of loan, capital contribution or otherwise to any Persons.

(l)	GGB is not a party to any written management contract or employment agreement which provides for a right of payment in the event of a change in control of GGB.

(m)

GGB is not a “reporting issuer” within the meaning of the Securities Act (Ontario) and does not have a similar status in any other province or territory of Canada. No securities commission or similar regulatory authority has issued any order which is currently outstanding preventing or suspending trading in any securities of GGB, no such proceeding is, to the knowledge of GGB, pending, contemplated or threatened and GGB is not, to its knowledge, in default of any requirement of any securities laws, rules or policies applicable to GGB or its securities.

(n)

Other than in connection with or in compliance with the provisions of applicable Laws, no filing or registration with, or authorization, consent or approval of any domestic or foreign public body or authority is necessary by GGB in connection with the consummation of the Amalgamation, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals, which, if not received, would not have any Material Adverse Effect on the ability of GGB to consummate the transactions contemplated hereby.

(o)

Except in connection with the Subscription Receipt Offering, GGB has not retained and will not retain any financial advisor, broker, agent or finder, or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or the Amalgamation, any transaction contemplated hereby or any transaction presently ongoing or contemplated.

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(p)

Except with respect to the Regulatory Approvals and the requisite approvals in respect of the Amalgamation Resolution, there are no third party consents required to be obtained by GGB in order to complete the transactions contemplated hereby.

(q)

Neither this Agreement nor any Ancillary Agreement to which GGB is a party (i) contains any untrue statement of a material fact in respect of GGB, the affairs, prospects, operations or condition of GGB or the Assets, or (ii) to the knowledge of GGB, omits any statement of a material fact necessary in order to make the statements in respect of GGB, the affairs, prospects, operations or condition of GGB or the Assets contained herein or therein not misleading.

(r)

GGB owns (with good title) all of the properties and Assets that it purports to own including all the properties and Assets reflected as being owned by it in the GGB Financial Statements and does not own any other property or Assets. GGB has legal and beneficial ownership of its Assets free and clear of all Liens, except for Permitted Liens.

(s)

The buildings, plants, structures, vehicles, equipment, technology and communications hardware and other tangible personal property of GGB are structurally sound, in good operating condition and repair having regard to their use and age and are adequate and suitable for the uses to which they are being put. None of such buildings, plants, structures, vehicles, equipment or other property are in need of maintenance or repairs except for routine maintenance and repairs in the Ordinary Course that are not material in nature or cost.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF XANTHIC

Section 4.1 Representations and Warranties of Xanthic.

Xanthic represents and warrants as follows to GGB and acknowledges and confirms that GGB is relying on such representations and warranties in connection with the transactions contemplated by this Agreement:

(a)

(i) Xanthic is a corporation incorporated and existing under the Province of Ontario, and (ii) has the corporate power and authority to enter into and perform its obligations under this Agreement and each of the Ancillary Agreements to which it is a party.

(b)

The execution and delivery of and performance by Xanthic of this Agreement, and by Xanthic of each of the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated by them have been duly authorized by all necessary corporate action on the part of Xanthic.

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(c)	The execution and delivery of and performance by Xanthic of this Agreement, and by Xanthic of each of the Ancillary Agreements to which it is a party:

(i)

do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) constitute or result in a violation or breach of, or conflict with, or allow any other Person to exercise any rights under, any of the terms or provisions of its Constating Documents;

(ii)

do not and will not (or would not with the giving of notice, the lapse of time or the happening or any other event or condition) constitute or result in a breach or violation of, or conflict with or allow any other Person to exercise any rights under, any of the terms or provisions of any material contracts to which it is a party; and

(iii)	do not and will not result in the violation of any Law.

(d)

This Agreement and each of the Ancillary Agreements to which Xanthic is a party have been duly executed and delivered by Xanthic and constitute legal, valid and binding agreements of Xanthic enforceable against it in accordance with their respective terms subject only to any limitation under applicable Laws relating to (i) bankruptcy, winding-up, insolvency, arrangement, fraudulent preference and conveyance, assignment and preference and other similar laws of general application affecting creditors’ rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(e)

Xanthic is authorized to issue an unlimited number of Xanthic Shares, of which 57,046,547 are outstanding as of the date hereof. Xanthic has issued and outstanding stock options and common share purchase warrants entitling the holders thereof to acquire, and is party to agreements evidencing rights to acquire, a further 568,000 Xanthic Shares and 3,308,000 Xanthic Shares, respectively. Except as aforesaid, there are no outstanding shares of Xanthic or options, warrants, rights or conversion or exchange privileges or other securities entitling anyone to acquire any shares of Xanthic or any other rights, agreements or commitments of any character whatsoever requiring the issuance, sale or transfer by Xanthic of any shares of Xanthic (including Xanthic Shares) or any securities convertible into, exchangeable or exercisable for, or otherwise evidencing a right to acquire, any Xanthic Shares or other equity securities of Xanthic. All outstanding Xanthic Shares have been duly authorized and validly issued, and are fully paid and non-assessable and are not subject to, nor have they been issued in violation of any pre-emptive rights, and all Xanthic Shares issuable upon exercise or conversion of outstanding Xanthic Convertible Securities or issuable pursuant to agreements evidencing rights to acquire shares will, when issued in accordance with their respective terms, be duly authorized and validly issued, fully paid and non-assessable and will not be subject to any pre-emptive rights.

(f)

There are no suits, actions or litigation or arbitration proceedings or governmental proceedings in progress pending or, to the best of the knowledge of Xanthic, contemplated or threatened, to which Xanthic is a party or to which the property of Xanthic is subject. There is not presently outstanding against Xanthic any judgment, injunction, rule or order of any court, governmental department, commission, agency or arbitrator.

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(g)

Xanthic is a “reporting issuer” under the laws of British Columbia, Alberta, Ontario, Quebec and Nova Scotia and is not in default in any material respect of any requirements of applicable Canadian provincial securities Laws related thereto. Xanthic is not, as at the date hereof, included on the list of defaulting reporting issuers maintained by any of the applicable securities regulatory authorities.

(h)

The Xanthic Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with prior periods and present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of Xanthic as at the respective dates of the Xanthic Financial Statements and the sales, earnings and results of operations of Xanthic for the respective periods covered by the Xanthic Financial Statements.

(i)

Since the date of the Xanthic Financial Statements, Xanthic has conducted its businesses only in the Ordinary Course. Since the date of the Xanthic Financial Statements, (i) there has been no Material Adverse Effect on Xanthic, or any condition, event or development involving a prospective change that would constitute a Material Adverse Effect on Xanthic, and (ii) no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) material to Xanthic has been incurred, other than in the Ordinary Course.

(j)

The Assets include all rights and property necessary to enable Xanthic to conduct the business of Xanthic after the Closing (i) as reflected and disclosed in the Xanthic Financial Statements; and (ii) substantially in the same manner as it was conducted prior to the Closing. With the exception of inventory, motor vehicles and equipment in transit, all of the Assets are situate at the premises of Xanthic.

(k)

Xanthic owns (with good title) all of the properties and Assets that it purports to own including all the properties and Assets reflected as being owned by it in the Xanthic Financial Statements and does not own any other property or Assets. Xanthic has legal and beneficial ownership of its Assets free and clear of all Liens, except for Permitted Liens.

(l)

All taxes (including income tax, capital tax, payroll taxes, employer health tax, workers’ compensation payments, property taxes, custom and land transfer taxes), duties, royalties, levies, imposts, assessments, deductions, charges or withholdings and all liabilities with respect thereto including any penalty and interest payable with respect thereto (collectively, “Taxes”) due and payable by Xanthic have been paid except for where the failure to pay such taxes would not constitute an adverse material fact of Xanthic, or result in a Material Adverse Effect to Xanthic taken as a whole.

(m)

Xanthic has conducted and is conducting its business in compliance in all material respects with all applicable Laws of each jurisdiction in which it carries on business and with all Laws, tariffs and directives material to its operation.

(n)

Other than as provided for in Section 4.1(l) of the Xanthic Disclosure Letter, Xanthic is not subject to any obligation to make any investment in or to provide funds by way of loan, capital contribution or otherwise to any Persons.

(o)	The material contracts of Xanthic previously disclosed in writing to GGB or its designee (the “Material Contracts”) are the only material documents and contracts

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currently in effect. Each of the Material Contracts is in full force and effect and is unamended and there are no outstanding defaults or breaches under any of the Material Contracts on the part of

(p)	Xanthic which would have a Material Adverse Effect. Xanthic is not a party to any agreement which in any manner affects the voting control of any of the shares of Xanthic.

(q)

Other than as provided for in Section 4.1(n) of the Xanthic Disclosure Letter, there are no payments required to be made to directors, officers, consultants and employees of Xanthic as a result of this Agreement or the Amalgamation under all contract settlements, bonus plans, retention agreements, change of control agreements and severance obligations (whether resulting from termination, change of control or alteration of duties).

(r)

No director, officer, consultant, insider or other non-arm’s length party to Xanthic (or any associate or affiliate thereof) has any right, title or interest in (or the right to acquire any right, title or interest in) any royalty interest, carried interest, participation interest or any other interest whatsoever which are based on revenue from or otherwise in respect of any Assets of Xanthic.

(s)

Except for customary indemnity to its directors and officers, Xanthic is not a party to or bound by any agreement, guarantee, indemnification, or endorsement or like commitment respecting the obligations, liabilities (contingent or otherwise) or indebtedness of any Person, firm or corporation, other than as provided in the Ordinary Course, in transfer agency agreements, underwriting and agency agreements and agreements in connection with indebtedness of Xanthic outstanding on the date hereof.

(t)

A correct and complete list of each independent contractor or consultant engaged by Xanthic has been provided to GGB which list includes their names, consulting fees, any other forms of compensation or benefits, and whether they are subject to a written contract. Current and complete copies of all such contracts have been delivered or made available to GGB. Each independent contractor or consultant who is disclosed on such list has been properly classified by Xanthic as an independent contractor and Xanthic has not received any notice from any Governmental Entity disputing such classification.

(u)

Xanthic has not agreed to recognize any union or other collective bargaining representative, nor has any other union or other collective bargaining representative been certified as the exclusive bargaining representative of any Xanthic employees or consultants, and Xanthic is not a party to, or bound by, any collective bargaining agreement or any other labour contract applicable to any employees or consultants. To the knowledge of Xanthic, no union organizational campaign or representation petitions are currently pending with respect to any Xanthic employees or consultants. There is no labour strike or labour dispute, slowdown, lockout or stoppage actually pending or to the knowledge of Xanthic, threatened against or affecting Xanthic, and Xanthic has not experienced any labour strikes or labour disputes, slowdowns, lockouts or stoppages within the last three years.

(v)	The common shares of Xanthic are listed and posted for trading solely on the CSE and other than as publicly disclosed, no order ceasing or suspending trading in any

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securities of Xanthic is currently outstanding and no proceeding for such purpose are pending, or to the knowledge of Xanthic, threatened.

(w)

Xanthic has filed all proxy circulars, reports and other continuous disclosure documents required to be filed by it by applicable Canadian provincial securities Laws (“Securities Reports”). Each Securities Report was, as of the date of filing, in compliance in all material respects with all applicable requirements under applicable Canadian provincial securities Laws and none of the Securities Reports, as of their respective filing dates, contained any Misrepresentation. No material change has occurred in relation to Xanthic which is not disclosed in the Securities Reports, and Xanthic has not filed any confidential material change reports which continue to remain confidential.

(x)

Xanthic is not in any discussions and has not entered any outstanding proposals, letters of intent, agreements or any understandings with any Person (other than GGB) with respect to an amalgamation, merger, business combination or similar transaction.

(y)	Xanthic is not a party to any lease, management or service agreement that cannot be immediately terminated without notice or penalty or both.

(z)	Xanthic has made available to GGB all material information concerning Xanthic and all such information as made available to GGB is accurate, true and correct in all material respects.

(aa)

Xanthic shall have cash of not less than $400,000 (excluding proceeds from the Loan Agreement, the Deposit Promissory Note and net of expenses relating to the completion of the Amalgamation incurred by Xanthic).

(bb)

There is no action, suit, proceeding or claim pending or threatened by others challenging Xanthic’s rights in or to any Intellectual Property which is used for the conduct of Xanthic’s business as currently carried on.

(cc)

Xanthic has not retained any financial advisor, broker, agent or finder, or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or the Amalgamation, any transaction contemplated hereby or any transaction presently ongoing or contemplated.

(dd)

None of the current directors, officers, consultants or employees of Xanthic or Xanthic Sub, any holder of more than 10% of any class of shares or equity interests, as applicable, of Xanthic or Xanthic Sub, or any known associate or affiliate of any of the foregoing Persons, has had or has any material interest, direct or indirect, in any transaction or proposed transaction involving Xanthic or Xanthic Sub which, as the case may be, materially affected, is material to or is reasonably expected to materially affect Xanthic or Xanthic Sub, on a consolidated basis.

(ee)	To the knowledge of Xanthic, the representations and warranties of NOR contained in the NOR SPA are true and correct in all material respects, subject to the qualifications set out therein.

(ff)	To the knowledge of Xanthic, there has been no (i) actual or alleged breach or default by any party of any provision of the NOR SPA and no event, condition, or

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occurrence exists which after the notice or lapse of time (or both) would constitute a breach or default by any party to the NOR SPA; or (ii) dispute with respect to or termination, cancellation, amendment or renegotiation of the NOR SPA, and, to the knowledge of Xanthic, no state of facts giving rise to any of the foregoing exists.

ARTICLE 5

COVENANTS OF THE PARTIES

Section 5.1 Conduct of Businesses of Xanthic and GGB.

(1)

During the period between the date of this Agreement and the earlier of the Effective Date and the termination of this Agreement in accordance with its terms, except as otherwise expressly contemplated by this Agreement, Xanthic will conduct its business in the Ordinary Course.

(2)

Without limiting the generality of Section 5.1(1), Xanthic covenants as follows for the period between the date of this Agreement and the earlier of the Effective Date and the termination of this Agreement in accordance with its terms:

(a)	Xanthic’s business shall be conducted only in the usual and Ordinary Course and Xanthic shall keep GGB apprised of all material developments relating thereto.

(b)

Xanthic shall not directly or indirectly do or permit to occur any of the following: (i) amend its Constating Documents, other than as required to give effect to the Amalgamation and this Agreement; (ii) declare, set aside or pay any dividend or other distribution or payment (whether in cash, shares or property) in respect of its outstanding shares (other than salaries and expense reimbursements made in the Ordinary Course); (iii) issue (other than for issuance on exercise of currently outstanding Xanthic Convertible Securities or pursuant to the Amalgamation), grant, sell or pledge or agree to issue, grant, sell or pledge any shares of Xanthic, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares of Xanthic, without the prior written approval of GGB; (iv) redeem, purchase or otherwise acquire any of its outstanding shares or other securities, except as permitted hereunder; (v) split, combine or reclassify any of its shares and other than pursuant to the Amalgamation or as contemplated by this Agreement; (vi) reduce its stated capital; (vii) adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or reorganization of Xanthic; (viii) take any action, or refrain from taking any action, permit any action to be taken or not taken, inconsistent with this Agreement, which might directly or indirectly interfere with or adversely affect the consummation of the Amalgamation; or (ix) enter into or modify any contract, agreement or commitment with respect to any of the foregoing.

(c)

Xanthic shall not adopt or amend or make any contribution to any bonus, profit sharing, option, pension, retirement, deferred compensation, insurance, incentive compensation, other compensation or other similar plan, agreement, trust, fund or agreements for the benefit of employees or consultants, except as is necessary to comply with the law or with respect to existing provisions of any such plans, programs, or agreements.

(d)	Xanthic shall make payment of all accounts payable as same become due and payable and shall collect all accounts receivable in the Ordinary Course.

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(e)	Xanthic shall not incur any debt, except in the Ordinary Course and pursuant to the Loan Agreement and the Deposit Promissory Note.

(f)	Xanthic shall not incur any significant expenditure commitments, without the prior written approval of GGB.

(a)

Xanthic shall operate and maintain its assets in strict compliance with regulations and with good and prudent industry standards and practices and all applicable Laws, licenses and permits and will keep all leases, agreements, licenses and permits comprising its assets or necessary for the operation thereof in good standing and ensure that, at the Effective Date, all property and assets necessary or desirable to enable Xanthic to conduct its business (on a consolidated basis) following Closing in substantially the same manner as it was conducted as of the date of this Agreement and that Xanthic (on a consolidated basis) owns, with good title, all of the properties and assets that it purports to own including the properties and assets reflected as being owned in Xanthic’s Financial Statements.

(g)

Xanthic shall not grant any officer, director, employee or consultant an increase in compensation in any form or take any action with respect to the amendment or grant of any severance or termination pay policies for any directors, officers, employees or consultants, nor adopt or amend (other than to permit accelerated vesting of options) or make any contribution to any bonus, profit sharing, option, pension, retirement, deferred compensation, insurance, incentive compensation, other compensation or other similar plan from a trust fund for the benefit of directors, officers, employees or consultants, except as is necessary to comply with applicable local Law or with respect to existing provisions of any such plans, programs, arrangements or agreements.

(h)

Xanthic shall use its reasonable commercial efforts to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance or re insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect.

(i)

Xanthic shall promptly notify GGB in writing of any Material Adverse Effect on Xanthic or, upon the completion of the transactions contemplated by the NOR SPA, any Material Adverse Effect on NOR, or of any material breach by Xanthic of any representation or warranty provided by Xanthic in this Agreement with respect to itself.

(j)

Xanthic shall not (and shall cause Xanthic Sub to not) take any action with respect to NOR (including, without limitation, the waiver of any conditions precedent to its obligations thereunder), consummate the transactions contemplated by the NOR SPA, amend, modify or supplement, or waive any right or grant consent under the NOR SPA or authorize, agree, resolve or otherwise commit, whether or not in writing, to do any of the foregoing, without the prior written consent of GGB, which consent may be withheld in its sole and absolute discretion. Subject to the foregoing, Xanthic shall use its commercially reasonable efforts to (and shall cause Xanthic Sub to) complete the acquisition of NOR in accordance with the terms of the NOR SPA,

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including using commercially reasonable efforts to perform its covenants and satisfy the conditions precedent thereunder.

(3)

During the period between the date of this Agreement and the earlier of the Effective Date and the termination of this Agreement in accordance with its terms, except as otherwise expressly contemplated by this Agreement, GGB will conduct its business in the Ordinary Course.

(4)

Without limiting the generality of Section 5.1(3), GGB covenants as follows for the period between the date of this Agreement and the earlier of the Effective Date and the termination of this Agreement in accordance with its terms:

(a)	GGB’s business shall be conducted only in the usual and Ordinary Course and GGB shall keep Xanthic apprised of all material developments relating thereto.

(b)

GGB shall not directly or indirectly do or permit to occur any of the following: (i) amend its Constating Documents, other than as required to give effect to the Amalgamation; (ii) declare, set aside or pay any dividend or other distribution or payment (whether in cash, shares or property) in respect of its outstanding shares (other than salaries and expense reimbursements made in the Ordinary Course); (iii) issue (other than for the Offerings, pursuant to the Amalgamation or as provided in the last sentence hereof), grant, sell or pledge or agree to issue, grant, sell or pledge any shares of GGB, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares of GGB, without the prior written approval of Xanthic; (iv) redeem, purchase or otherwise acquire any of its outstanding shares or other securities, except as permitted hereunder; (v) split, combine or reclassify any of its shares and other than pursuant to the Amalgamation or as contemplated by this Agreement; (vi) reduce its stated capital; (vii) adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or reorganization of GGB; (viii) take any action, or refrain from taking any action, permit any action to be taken or not taken, inconsistent with this Agreement, which might directly or indirectly interfere with or adversely affect the consummation of the Amalgamation; or (ix) enter into or modify any contract, agreement or commitment with respect to any of the foregoing. Notwithstanding the foregoing, GGB shall be permitted to issue up to 9,200,000 GGB Shares or options (or the economic equivalent pursuant to a phantom stock plan or other equity plan as determined by GGB in its sole discretion) to acquire GGB Shares in the aggregate to employees, consultants, officers and directors in consideration for services or inducement to accept employment with GGB.

(c)

GGB shall not adopt or amend or make any contribution to any bonus, profit sharing, option, pension, retirement, deferred compensation, insurance, incentive compensation, other compensation or other similar plan, agreement, trust, fund or agreements for the benefit of employees, except as is necessary to comply with the law or with respect to existing provisions of any such plans, programs, or agreements.

(d)	GGB shall make payment of all accounts payable as same become due and payable and shall collect all accounts receivable in the Ordinary Course.

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(e)

GGB shall not incur any debt, except in the Ordinary Course and pursuant to the Convertible Debenture Offering, provided that, GGB may incur debt to finance the completion of acquisition transactions as permitted pursuant to Section 5.1(4)(f).

(f)

GGB shall not incur any significant expenditure commitments, without the prior written approval of Xanthic, provided that, GGB shall be permitted to complete up to $50 million of acquisition transactions, in the aggregate without the prior written consent of Xanthic.

(g)

GGB shall operate and maintain its assets in strict compliance with regulations and with good and prudent industry standards and practices and all applicable Laws, licenses and permits and will keep all leases, agreements, licenses and permits comprising its Assets or necessary for the operation thereof in good standing.

(h)

GGB shall not grant any officer, director, employee or consultant an increase in compensation in any form or take any action with respect to the amendment or grant of any severance or termination pay policies for any directors, officers, employees or consultants, nor adopt or amend (other than to permit accelerated vesting of options) or make any contribution to any bonus, profit sharing, option, pension, retirement, deferred compensation, insurance, incentive compensation, other compensation or other similar plan from a trust fund for the benefit of directors, officers, employees or consultants, except as is necessary to comply with applicable local Law or with respect to existing provisions of any such plans, programs, arrangements or agreements.

Section 5.2 NOR Acquisition.

(1)

Subject to compliance with the provisions of the NOR SPA, Xanthic grants (and shall cause Xanthic Sub to grant) to GGB the exclusive and irrevocable option, in its sole and absolute discretion, to assume the rights and obligations of Xanthic and Xanthic Sub under the NOR SPA in the event that (i) any of the conditions precedent under the NOR SPA fail to be, or are incapable of being, satisfied by Xanthic or Xanthic Sub, or (ii) any of the conditions precedent under this Agreement fail to be, or are incapable of being, satisfied by Xanthic. Upon exercise of such option by GGB, Xanthic shall (and shall cause Xanthic Sub to) take all necessary action, subject to compliance with the provisions of the NOR SPA, and execute and deliver all such documents, conveyances, transfers and other assurances as may be required to effectively transfer the rights and obligations of Xanthic and Xanthic Sub under the NOR SPA to GGB and carry out the intent of this Agreement.

(2)

GGB and Xanthic shall use commercially reasonable efforts to execute the Loan Agreement. GGB and Xanthic agree that as security for amounts payable under the Loan Agreement and the Deposit Promissory Note, Xanthic will provide GGB with the irrevocable right, subject to the NOR SPA, to elect to satisfy Xanthic’s obligations under the Loan Agreement by acquiring NOR from Xanthic and assuming Xanthic’s obligations under and resulting from the NOR SPA (including, for greater certainty, (a) the Note and (b) payment of the Parent Share Purchase Price, as such terms are defined in the NOR SPA) and covenants to do all things necessary and execute all documents directed to effect the option to transfer NOR back to GGB. Upon the acquisition of NOR by GGB in accordance with this provision, all amounts owed by Xanthic to GGB under the Loan Agreement and the Deposit Promissory Note shall be released and discharged and GGB shall execute and deliver such instruments as it be advised by Xanthic’s counsel are reasonably required to release Xanthic from such obligations. In addition, subject to Nevada law, GGB will be granted first priority security

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over the shares and all assets of NOR and such security shall be provided for in the Loan Agreement and the agreements ancillary thereto.

(3)

In the event that the NOR SPA is terminated in accordance with its terms and in accordance with the terms of the Escrow Agreement (as such term is defined in the NOR SPA), and the Deposit (as such term is defined in the NOR SPA) is paid to the Representative (as such term is defined in the NOR SPA), and such failure is due, in whole or in part, to the action or inaction of GGB, including its inability to complete the Convertible Debenture Financing, the obligations of Xanthic under the Deposit Promissory Note shall be released and discharged as soon as permissible under applicable Nevada, United States law to transfer the ownership of the NOR license without any disruption in the operations of NOR and GGB shall execute and deliver such instruments as it be advised by Xanthic’s counsel are reasonably required to release Xanthic from such obligations.

(4)

Xanthic shall execute and deliver the Deposit Promissory Note within two Business Days of the execution of this Agreement, and GGB shall promptly thereafter wire transfer the principal amount of the Deposit Promissory Note as directed by Xanthic.

Section 5.3 Actions to Satisfy Conditions.

(1)

GGB shall take all such actions as are within its power to control and use commercially reasonable efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with all of the applicable conditions precedent in favour of Xanthic as set forth in this Agreement and the Ancillary Agreements.

(2)

Xanthic shall take all such actions as are within its power to control and use commercially reasonable efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with all of the applicable conditions precedent in favour of GGB as set forth in this Agreement and the Ancillary Agreements.

Section 5.4 No Shop.

The Parties and their respective agents will not, nor will they permit any of their respective directors, officers, employees, representatives or agents (including and without limitation, investment bankers, attorneys and accountants) directly or indirectly to, solicit or accept any offer for the purchase of outstanding securities of such Party or the business or the assets of such Party, whether as a primary or backup offer, or take any other action that would reasonably be expected to lead to any commitment or agreement to sell such Party or business or the assets of such Party. Notwithstanding the foregoing, nothing herein will restrict the Parties hereto and their respective directors, officers, employees, representatives or agents (including without limitation, investment bankers, attorneys and accountants) from taking such actions as may be required in order to discharge their obligations pursuant to applicable corporate and securities Laws.

ARTICLE 6

CONDITIONS

Section 6.1 Mutual Conditions Precedent.

The Parties are not required to complete the Amalgamation unless each of the following conditions is satisfied on or prior to the Effective Date, which conditions may only be waived, in whole or in part, by the mutual consent of each of the Parties:

Execution Version

(1)	The Amalgamation Resolution has been approved and adopted by the GGB Shareholders pursuant to a written resolution in lieu of a meeting.

(2)	No Law is in effect that makes the consummation of the Amalgamation illegal or otherwise prohibits or enjoins GGB or Subco from consummating the Amalgamation.

(3)

Each Regulatory Approval necessary to consummate the Amalgamation, including all necessary approvals of the CSE, has been made, given or obtained on terms acceptable to GGB and Xanthic, each acting reasonably, and each such Regulatory Approval is in force and has not been modified.

(4)	There shall not have occurred a Material Adverse Effect with respect to Xanthic, NOR or GGB.

(5)	The Offerings shall have been completed.

(6)	The Loan Agreement shall have been executed.

(7)	The Deposit Promissory Note shall have been executed.

(8)

The latest available audited and unaudited financial statements of each of the Parties and NOR, as required by the CSE policies for inclusion in the Circular, shall have been delivered and shall be true and correct and have been prepared in accordance with GAAP.

(9)

There shall not be any pending or threatened litigation in any court or any proceeding or investigation by any Governmental Entity in which it is or may be sought to restrain or prohibit consummation of the Amalgamation and related transactions or to obtain divestiture, rescission or damages in connection with the Amalgamation and related transactions.

(10)	All applicable securityholders shall have entered into the requisite escrow agreements and/or lock-up agreements required by the CSE.

Section 6.2 Conditions for the Benefit of Xanthic.

(1)

The completion of the transactions contemplated hereunder is subject to the following conditions being satisfied at or prior to the Effective Date, which conditions are for the exclusive benefit of Xanthic and may be waived, in whole or in part, by Xanthic in its sole discretion:

(a)

The representations and warranties of GGB which are qualified by references to materiality or by the expression “Material Adverse Effect” were true and correct as of the date of this Agreement and are true and correct as of the Effective Date, in all respects, and all other representations and warranties of GGB were true and correct as of the date of this Agreement and are true and correct as of the Effective Date, in all material respects, in each case except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date, and GGB shall have executed and delivered a certificate of an officer to that effect.

(b)	GGB shall have fulfilled or complied, in all material respects, with all covenants contained in this Agreement and the Ancillary Agreements to be fulfilled or

Execution Version

complied with by GGB at or prior to the Effective Date, and GGB shall have executed and delivered a certificate to that effect.

(c)	Xanthic shall have received all certificates, instruments and other deliverables required to be delivered from NOR under the NOR SPA.

(d)	Xanthic shall have received executed copies of the contractual lock-up agreements from the shareholders identified to Xanthic in writing.

(2)	GGB shall deliver or cause to be delivered to Xanthic at or prior to the Effective Date the following in form and substance satisfactory to Xanthic acting reasonably:

(i)	a certified copy of the Amalgamation Resolution;

(ii)

a certified copy of (A) all resolutions of the board of directors of GGB approving the entering into of this Agreement and the completion of the Amalgamation, and (B) a list of the directors and officers of GGB authorized to sign agreements together with their specimen signatures; and

(iii)	a certificate of status, compliance, good standing or like certificate with respect to GGB issued by appropriate government officials of its jurisdiction of incorporation.

Section 6.3 Conditions for the Benefit of GGB.

(1)

The completion of the transactions contemplated hereunder is subject to the following conditions being satisfied at or prior to the Effective Date, which conditions are for the exclusive benefit of GGB and may be waived, in whole or in part, by GGB in its sole discretion:

(a)

The representations and warranties of Xanthic which are qualified by references to materiality and warranties were true and correct as of the date of this Agreement and are true and correct as of the Effective Date, in all respects, and all other representations and warranties of Xanthic were true and correct as of the date of this Agreement and are true and correct as of the Effective Date, in all material respects, in each case except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date, and Xanthic shall have executed and delivered a certificate to that effect.

(b)

Xanthic shall have fulfilled or complied, in all material respects, with all covenants contained in this Agreement and any Ancillary Agreement to be fulfilled or complied with by it at or prior to the Effective Date, and Xanthic shall have executed and delivered a certificate to that effect.

(c)

Xanthic shall have no liabilities or obligations (contingent or otherwise), exclusive of liabilities relating to the fees and disbursements of its legal counsel and auditors appointed in connection with the Amalgamation, and Xanthic shall have executed and delivered a certificate to that effect.

(d)

Xanthic shall have cash of not less than $400,000 (excluding proceeds from the Loan Agreement, the Deposit Promissory Note and net of expenses relating to the completion of the Amalgamation incurred by Xanthic) and Xanthic shall have

Execution Version

executed and delivered a certificate to that effect, and any deviations from this amount must be previously approved in writing by GGB.

(e)	Each of the required directors and officers of Xanthic and Xanthic Sub shall have resigned from their respective positions, other than those persons identified in Section 2.1(2)(h).

(f)	Each of Tim Moore, David Bhumgara and Gary Galitsky shall have entered into employment agreements and restrictive covenant agreements with the Resulting Issuer on terms acceptable to GGB.

(g)

Each of Tim Moore, David Bhumgara and Gary Galitsky shall have executed an acknowledgement and waiver in respect of certain provisions of their existing consulting agreements with Xanthic on terms acceptable to GGB.

(h)	GGB shall have received executed copies of the contractual lock-up agreements from the shareholders identified to Xanthic in writing.

(i)	The Acquisition shall have been completed.

(2)	Xanthic shall deliver or cause to be delivered to GGB at or prior to the Effective Date the following in form and substance satisfactory to GGB acting reasonably:

(a)

a certified copy of (A) all resolutions of the board of directors of such entity approving the entering into of this Agreement and the completion of the Amalgamation, (B) all resolutions of the Xanthic Shareholders passed in connection with the Xanthic Meeting and (C) a list of the directors and officers authorized to sign agreements together with their specimen signatures; and

(b)	a certificate of status, compliance, good standing or like certificate with respect to Xanthic issued by appropriate government officials of their respective jurisdictions of incorporation.

ARTICLE 7

POST-CLOSING

Section 7.1 Share Consolidation.

Immediately following the Closing, the Resulting Issuer shall effect a 4.07:1 share consolidation.

ARTICLE 8

TERMINATION

Section 8.1 Term.

This Agreement shall be effective from the date hereof until the earlier of the Effective Date and the termination of this Agreement in accordance with its terms.

Section 8.2 Termination Rights.

This Agreement may, by Notice in writing given prior to the Effective Date, be terminated:

Execution Version

(a)	by mutual consent of GGB and Xanthic;

(b)	either GGB or Xanthic if:

(i)

the approval of GGB Shareholders of the Amalgamation or the approval of Xanthic Shareholders of all matters to be considered at the Xanthic Meeting, is not obtained, provided that a Party may not terminate this Agreement pursuant to this Section 8.2(b)(i) if the failure to obtain such approval has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement;

(ii)

after the date of this Agreement, any Law is enacted, made, enforced or amended, as applicable, that makes the consummation of the Amalgamation illegal or otherwise permanently prohibits or enjoins GGB or Xanthic from consummating the Amalgamation, and such Law has, if applicable, become final and non-appealable; or

(iii)

the Effective Date does not occur on or prior to the Outside Date, provided that a Party may not terminate this Agreement pursuant to this Section 8.2(b)(iii) if the failure of the Effective Date to so occur has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement.

(c)

by GGB if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Xanthic under this Agreement occurs that would cause any condition in Section 6.3(1)(a) or Section 6.3(1)(b) not to be satisfied, and such breach or failure is incapable of being cured or is not cured on or prior to the Outside Date; provided that GGB is not then in breach of this Agreement so as to cause any condition in Section 6.2(1)(a) or Section 6.2(1)(b) not to be satisfied.

(d)

by Xanthic if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of GGB under this Agreement occurs that would cause any condition in Section 6.2(1)(a) or Section 6.2(1)(b) not to be satisfied, and such breach or failure is incapable of being cured or is not cured on or prior to the Outside Date; provided that Xanthic is not then in breach of this Agreement so as to cause any condition in Section 6.3(1)(a) or Section 6.3(1)(b) not to be satisfied.

Section 8.3 Effect of Termination.

(1)

If a Party waives compliance with any of the conditions, obligations or covenants contained in this Agreement, the waiver will be without prejudice to any of its rights of termination in the event of non-fulfilment, non-observance or non-performance of any other condition, obligation or covenant in whole or in part.

(2)

If this Agreement is terminated, the Parties are released from all of their respective obligations under this Agreement except that each Party’s obligations under Section 9.3 and Section 9.4 will survive.

Execution Version

ARTICLE 9

MISCELLANEOUS

Section 9.1 Notices.

Any notice, direction or other communication (each a “Notice”) given regarding the matters contemplated by this Agreement or any Ancillary Agreement must be in writing, sent by personal delivery, courier or facsimile (but not by electronic mail) and addressed:

(a)	to Xanthic at:

77 King Street West, Suite 2905

Toronto, Ontario, Canada

M5K 1A2

Attention:         Tim Moore, Chief Executive Officer

Email Address: timm@xanthicbiopharma.com

(b)	to GGB at:

Suite 5300, Commerce Court West

199 Bay Street

Toronto, ON, M5L 1B9

Attention:          Peter Horvath, Chief Executive Officer

Email Address: PHorvath@greengrowthbrands.com

with a copy (which shall not constitute notice) to:

4300 E. 5th Avenue

Columbus, Ohio 43219

Attention:         Tod Friedman

Email Address: tod.friedman@spgroup.com

A Notice is deemed to be delivered and received (i) if sent by personal delivery, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, (ii) if sent by same-day service courier, on the date of delivery if sent on a Business Day and delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, (iii) if sent by overnight courier, on the next Business Day, or (iv) if sent by e-mail or facsimile, on the Business Day following the date of confirmation of transmission by the originating facsimile. A Party may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any subsequent Notice must be sent to the Party at its changed address. Any element of a Party’s address that is not specifically changed in a Notice will be assumed not to be changed. Sending a copy of a Notice to a Party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the Notice to that Party. The failure to send a copy of a Notice to legal counsel does not invalidate delivery of that Notice to a Party.

Section 9.2 Time of the Essence.

Time is of the essence in this Agreement.

Execution Version

Section 9.3 Announcements.

The Parties agree that Xanthic shall issue a press release with respect to Amalgamation immediately following the execution of this Agreement, which press release shall be jointly approved by the Parties. No other press release, public statement or announcement or other public disclosure (a “Public Statement”) with respect to this Agreement or the transactions contemplated in this Agreement may be made except with the prior written consent and joint approval of Xanthic and GGB, or if required by Law or a Governmental Entity. Where the Public Statement is required by Law or a Governmental Entity, the Party required to make the Public Statement will use commercially reasonable efforts to obtain the approval of the other Party as to the form, nature and extent of the disclosure.

Section 9.4 Expenses.

Each Party will pay for its own costs and expenses incurred in connection with this Agreement and the transactions contemplated herein. Notwithstanding the foregoing, in the event that GGB or Xanthic terminates this Agreement pursuant to Section 8.2, other than as a result of a breach of a representation or warranty or non-performance by Xanthic, GGB shall: (i) pay Xanthic a break fee in the aggregate amount of $250,000; and (ii) reimburse Xanthic for the full extent of its US legal fees, up to $150,000 of its Canadian legal fees, travel costs, and other reasonable expenses incurred in connection herewith.

Section 9.5 Amendments.

This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by the Parties.

Section 9.6 Waiver.

No waiver of any of the provisions of this Agreement or any Ancillary Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

Section 9.7 Entire Agreement.

This Agreement, together with the Ancillary Agreements, constitutes the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement or any Ancillary Agreement. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement and the Ancillary Agreements. If there is any conflict or inconsistency between the provisions of this Agreement and the provisions of any Ancillary Agreement, the provisions of this Agreement shall govern.

Execution Version

Section 9.8 Successors and Assigns.

(1)

This Agreement becomes effective only when executed by Xanthic and GGB. After that time, it will be binding upon and enure to the benefit of Xanthic and GGB and their respective successors and permitted assigns.

(2)	Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any Party without the prior written consent of the other Parties.

Section 9.9 Severability.

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect.

Section 9.10 Governing Law.

(1)	This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

(2)

Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the Ontario courts situated in the City of Toronto and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

Section 9.11 Counterparts.

This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the Parties have executed this Transaction Agreement.

XANTHIC BIOPHARMA INC.

By:
Authorized Signatory

GREEN GROWTH BRANDS LTD.

By:
Authorized Signatory

Business Combination Agreement

IN WITNESS WHEREOF the Parties have executed this Transaction Agreement.

XANTHIC BIOPHARMA INC.

By:
Authorized Signatory

GREEN GROWTH BRANDS LTD.

By:
Authorized Signatory

Business Combination Agreement

SCHEDULE “A”

FORM OF AMALGAMATION AGREEMENT

See attached.

SCHEDULE “A”

FORM OF AMALGAMATION AGREEMENT

THIS AGREEMENT is dated as of the [●] day of [●], 2018,

BY AND A M O N G:

GREEN GROWTH BRANDS LTD., a corporation existing under the laws of the Province of Ontario

(hereinafter referred to as “GGB”)

OF THE FIRST PART;

- and -

●, a corporation existing under the laws of the Province of Ontario

(hereinafter referred to as “Subco”)

OF THE SECOND PART;

- and -

XANTHIC BIOPHARMA INC., a corporation existing under the laws of the Province of Ontario

(hereinafter referred to as “Xanthic”)

OF THE THIRD PART.

WHEREAS GGB and Subco wish to amalgamate and continue as one corporation to be known as “Xanthic Biopharma Corp.” in accordance with the terms and conditions hereof;

AND WHEREAS Subco is a wholly-owned subsidiary of Xanthic and has not carried on active business;

AND WHEREAS Xanthic and GGB are parties to the Transaction Agreement which contemplates such amalgamation;

AND WHEREAS the parties have entered into this Agreement to provide for the matters referred to in the foregoing recitals and for other matters relating to the proposed amalgamation;

NOW THEREFORE THIS AGREEMENT WITNESSES that for and in consideration of the mutual covenants and agreements herein contained and other lawful and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Definitions. In this Agreement (including the recitals hereto):

(a)	“Act” means the Business Corporations Act (Ontario) as from time to time amended or re-enacted;

(b)	“Agreement” means this amalgamation agreement;

(c)	“Amalco” means the continuing corporation constituted upon the amalgamation of the Amalgamating Parties pursuant to the Amalgamation;

(d)	“Amalco Shares” means the common shares in the capital of Amalco;

(e)	“Amalgamating Parties” means, collectively, GGB and Subco;

(f)	“Amalgamation” means the amalgamation of GGB and Subco on the terms and conditions set forth in this Agreement;

(g)	“Articles of Amalgamation” means the articles of amalgamation to be filed with the Ministry in order to effect the Amalgamation, substantially in the form agreed to between the Amalgamating Parties;

(h)	“Business Combination” means the business combination between Xanthic and GGB wherein Xanthic will acquire 100% of the issued and outstanding shares of GGB by way of the Amalgamation;

(i)	“Business Combination Date” means the date the Business Combination is completed, as evidenced by the issuance of the Certificate of Amalgamation giving effect to the Amalgamation;

(j)	“Business Day” means a day other than a Saturday, Sunday or a civic or statutory holiday in the City of Toronto, Ontario;

(k)

“Certificate of Amalgamation” means the certificate of amalgamation to be issued by the Director, as date stamped on the Articles of Amalgamation, evidencing that the Articles of Amalgamation are effective;

(l)	“Consolidation” means the consolidation of the Xanthic Shares, the Xanthic Options and the Xanthic Warrants, on a 4.07 to 1 basis, as further set out in Section 13(g);

(m)	“CSE” means the Canadian Securities Exchange;

(n)	“Debenture Offering” means a private placement offering of up to 32,000 GGB Debentures;

(o)	“Director” means the Director appointed under Section 278 of the Act;

(p)	“Effective Time” means 12:01 a.m. (Toronto time) on the Business Combination Date;

(q)	“Exchange Ratio” means 3.394;

(r)	“Ministry” means the Ontario Ministry of Consumer and Business Services;

(s)	“Paid-up Capital” has the meaning assigned to the term “paid-up capital” in subsection 89(1) of the Income Tax Act (Canada));

(t)	“GGB Securityholder” means a registered holder owning GGB Shares immediately prior to the filing of the Articles of Amalgamation;

(u)	“GGB Shares” means the common shares in the capital of GGB, as presently constituted on the date hereof;

(v)	“GGB Debentures” means the up to $32 million extendible convertible debentures of GGB to be issued in connection with the Debenture Offering;

(w)	“GGB Subscription Receipts” means the up to $● million subscription receipts of GGB to be issued in connection with the Subscription Receipt Offering;

(x)	“Subscription Receipt Offering” means a private placement offering of up to ● GGB Subscription Receipts, pursuant to the terms of an agency agreement to be entered into between GGB, Xanthic and ●;

(y)	“Subco Shares” means the common shares in the capital of Subco;

(z)	“Transaction Agreement” means the transaction agreement dated July 13, 2018 among Xanthic and GGB governing the terms and conditions of the Business Combination, as amended from time to time;

(aa)

“Xanthic Convertible Securities” means, collectively, all outstanding rights to acquire Xanthic Shares pursuant to the Xanthic Options, the Xanthic Warrants and other warrants, broker warrants, convertible debentures, rights of conversion or exchange privileges or other securities entitling the holder thereof to acquire any Xanthic Shares, or any other rights, agreements or commitment of any character requiring the issuance, sale or transfer by Xanthic of any Xanthic Shares;

(bb)	“Xanthic Options” means the 3,308,000 existing stock options of Xanthic, each entitling the holder to purchase one Xanthic Share, in accordance with their terms;

(cc)	“Xanthic Replacement Options” has the meaning ascribed to such term in Section 13(g)(ii);

(dd)	“Xanthic Replacement Warrants” has the meaning ascribed to such term in Section 13(g)(iii);

(ee)	“Xanthic Shares” means the common shares in the capital of Xanthic, as presently constituted on the date hereof; and

(ff)	“Xanthic Warrants” means the 568,000 common share purchase warrants to purchase Xanthic Shares at $0.75, expiring April 18, 2020.

2.

Amalgamation. In accordance with the Transaction Agreement, the Amalgamating Parties hereby agree to amalgamate and continue as one corporation under the provisions of the Act upon the terms and conditions hereinafter set out.

3.

Certain Phrases, etc. In this Agreement (i) the words “including”, “includes” and “include” mean “including (or includes or include) without limitation”, and (ii) the phrase “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”. In the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

4.	Effect of Amalgamation. At the Effective Time, subject to the Act:

(a)	the amalgamation of the Amalgamating Parties and their continuance as one corporation, Amalco, under the terms and conditions prescribed in this Agreement shall be effective;

(b)	the property, rights and interests of each of the Amalgamating Parties shall continue to be the property of Amalco;

(c)	Amalco will be a wholly-owned subsidiary of Xanthic;

(d)	Amalco shall continue to be liable for the obligations of each of the Amalgamating Parties;

(e)	any existing cause of action, claim or liability to prosecution with respect to either or both of the Amalgamating Parties shall be unaffected;

(f)	a legal proceeding prosecuted or pending by or against any of the Amalgamating Parties may be prosecuted, or its prosecution may be continued, as the case may be, by or against Amalco;

(g)	any conviction against, or ruling, order or judgment in favour of or against, any of the Amalgamating Parties may be enforced by or against Amalco; and

(h)	the Articles of Amalgamation shall be deemed to be the articles of incorporation of Amalco and the Certificate of Amalgamation shall be deemed to be the certificate of incorporation of Amalco.

5.	Name. The name of Amalco shall be “Xanthic Biopharma Corp.”.

6.	Registered Office. The registered office of Amalco shall be located at [Address].

7.

Authorized Capital. The authorized capital of Amalco shall consist of an unlimited number of Amalco Shares, which shares shall have the rights, privileges, restrictions and conditions as set out in the Act.

8.	Restrictions on Business. There shall be no restrictions on the business which Amalco is authorized to carry on.

9.	Transfer Restrictions. The right to transfer securities of Amalco shall be restricted. Securities of Amalco, other than non-convertible debt securities, may not be transferred unless:

(a)	(i) the consent of the directors of Amalco is obtained; or (ii) the consent of shareholders holding more than 66 2/3% of the shares entitled to vote at such time is obtained; or

(b)	in the case of securities, other than shares which are subject to restrictions on transfer contained in a securityholders’ agreement, such restrictions on transfer are complied with.

The consent of the directors or the shareholders for the purposes of this section is evidenced by a resolution of the directors or shareholders, as the case may be, or by an instrument or instruments in writing signed by a majority of the directors, or by all of the shareholders.

10.	Number of Directors. The minimum number of directors of Amalco shall be one (1) and the maximum number of directors of Amalco shall be ten (10).

11.

By-laws. The by-laws of GGB shall, so far as applicable, be the by-laws of Amalco until repealed or amended in the normal manner provided for in the Act. Prior to the Effective Time, a copy of such by-laws may be examined at the registered address of GGB at any time during regular business hours.

12.

First Directors. The first directors of Amalco, at least one of whom is resident Canadian, shall be the Persons whose names and addresses are set out below, who shall hold office until the first annual meeting of shareholders of Amalco or until their successors are duly elected or appointed and will be responsible for the subsequent management and operation of Amalco:

Name	Address
Jean Schottenstein	●
Peter Horvath	●
Steve Stoute	●
Carli Posner	●
Tim Moore	●
Gary Galitsky	●
Mark Lehmann	●

13.	Treatment of Issued Capital. On the Effective Time:

(a)	each issued and outstanding Subco Share will be cancelled and replaced by one issued and fully paid Amalco Share for each Subco Share held by Xanthic;

(b)	the GGB Subscription Receipts shall be deemed to be automatically exercised into GGB Shares in accordance with their terms;

(c)	the GGB Debentures of which holders thereof have elected to convert into GGB Shares, shall be deemed to be automatically exercised into GGB Shares in accordance with their terms;

(d)	holders of issued and outstanding GGB Shares shall receive from Xanthic such number of fully paid Xanthic Shares as is equal to the number of GGB Shares so held multiplied by the Exchange Ratio;

(e)	GGB Shares replaced by issued and fully paid Xanthic Shares in accordance with the provisions of Section 13(d) hereof will be cancelled;

(f)

in consideration of the issuance by Xanthic of the Xanthic Shares pursuant to Section 13(d), Amalco shall issue to Xanthic one fully paid and non-assessable Amalco Share for each Xanthic Share issued to former holders of GGB Shares; and

(g)	immediately after the Amalgamation, the Consolidation shall occur, such that:

(i)

each of the issued and outstanding Xanthic Shares (including the Xanthic Shares issued pursuant to Section 13(d)) are consolidated on the basis of 4.07 pre-consolidation Xanthic Shares for one (1) post-consolidation Xanthic Share;

(ii)

each of the issued and outstanding Xanthic Options are consolidated such that each holder thereof is entitled to purchase that number of Xanthic Shares (rounded down to the next nearest whole Xanthic Share) as is equal to the number of Xanthic Shares issuable pursuant to the Xanthic Options immediately prior to the Consolidation divided by 4.07 at an exercise price per share (rounded up to the nearest whole cent) equal to the original exercise price per share of each such Xanthic Option multiplied by 4.07 (the “Xanthic Replacement Options”); and

(iii)

each of the issued and outstanding Xanthic Warrants are consolidated such that each holder thereof is entitled to purchase that number of Xanthic Shares (rounded down to the next nearest whole Xanthic Share) as is equal to the number of Xanthic Shares issuable pursuant to the Xanthic Warrants immediately prior to the Consolidation divided by 4.07 at an exercise price per share (rounded up to the nearest whole cent) equal to the original exercise price per share of each such Xanthic Warrant multiplied by 4.07 (the “Xanthic Replacement Warrants”).

14.

No Fractional Shares or Securities upon Conversion. Notwithstanding Section 13 of this Agreement, but subject to the Act, no GGB Securityholder shall be entitled to, and Xanthic will not issue, fractions of Xanthic Shares and no cash amount will be payable by Xanthic in lieu thereof. To the extent any GGB Securityholder is entitled to receive a fractional Xanthic Share such fraction shall be rounded down to the closest whole number of the applicable security.

15.	Certificates. On the Business Combination Date:

(a)

the registered holders of GGB Shares (the “Original Securities”) shall be deemed to be the registered holders of the Xanthic Shares (the “Replacement Securities”) to which they are entitled hereunder, and upon surrender to Xanthic of the certificates representing the issued and outstanding Original Securities, such GGB Securityholders shall be entitled, in exchange, to receive certificates representing the Replacement Securities, as the case may be, as set forth in Section 13 hereof;

(b)

Xanthic, as the registered holder of the Subco Shares, shall be deemed to be the registered holder of the Amalco Shares to which it is entitled hereunder and, upon surrender of the certificates representing such Subco Shares to Amalco, Xanthic shall be entitled to receive a share certificate representing the number of Amalco Shares to which it is entitled as set forth in Section 13 hereof;

(c)

share certificates evidencing GGB Shares and certificates representing the other Original Securities shall cease to represent any claim upon or interest in GGB or Amalco other than the right of the holder to receive, pursuant to the terms hereof and the Amalgamation, the applicable Replacement Securities in accordance with Section 13 hereof;

(d)

upon the delivery and surrender by a GGB Securityholder to Xanthic of certificates representing all of the Original Securities owned by such GGB Securityholder which have been exchanged for Replacement Securities and in accordance with the provisions of Sections 13(d) and (f) hereof, Xanthic shall on the later of: (i) the third Business Day following the Business Combination Date;

and (ii) the date of receipt by Xanthic of the certificates referred to above, issue to each such GGB Securityholder certificates representing the number of Replacement Securities to which such holder is entitled;

(e)

Upon delivery and surrender by a holder of Xanthic Options to Xanthic of certificates representing all of the Xanthic Options owned by such holder, Xanthic shall on the later of: (i) the third Business Day following the Business Combination Date; and (ii) the date of receipt by Xanthic of the certificates referred to above, issue to such holder of Xanthic Options certificates representing the number of Xanthic Replacement Options to which such holder is entitled; and

(f)

Upon delivery and surrender by a holder of Xanthic Warrants to Xanthic of certificates representing all of the Xanthic Warrants owned by such holder, Xanthic shall on the later of: (i) the third Business Day following the Business Combination Date; and (ii) the date of receipt by Xanthic of the certificates referred to above, issue to such holder of Xanthic Warrants certificates representing the number of Xanthic Replacement Warrants to which such holder is entitled.

16.

Lost Certificates. In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Original Securities that were exchanged pursuant to Section 13 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of such Original Security claiming such certificate to be lost, stolen or destroyed, Xanthic will issue in exchange for such lost, stolen or destroyed certificate, one or more certificates representing the applicable Replacement Security pursuant to Section 13. The holder to whom certificates representing Replacement Securities are to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to Xanthic in such sum as Xanthic may direct or otherwise indemnify Xanthic in a manner satisfactory to Xanthic against any claim that may be made against Xanthic with respect to the certificate alleged to have been lost, stolen or destroyed.

17.

Amalco Stated Capital. The amount to be added to the stated capital account maintained in respect of the Amalco Shares in connection with the issue of Amalco Shares under Section 13 hereof on the Business Combination Date shall be the amount which is the sum of (i) the Paid-up Capital, determined immediately before the Effective Time, of all the issued and outstanding GGB Shares and (ii) the Paid-up Capital, determined immediately before the Effective Time, of the issued and outstanding Subco Shares converted into Amalco Shares.

18.

Xanthic Stated Capital. Xanthic shall add an amount to the stated capital maintained in respect of the Xanthic Shares an amount equal to the Paid-Up Capital of the GGB Shares, determined immediately prior to the Effective Time.

19.	Covenants of GGB. GGB covenants and agrees with Subco and Xanthic that it will:

(a)	use reasonable commercial efforts to obtain a resolution of the holders of GGB Shares approving the Amalgamation, this Agreement and the transactions contemplated hereby in accordance with the Act;

(b)	use reasonable efforts to cause each of the conditions precedent set forth in Sections 26 and 27 hereof to be complied with; and

(c)

subject to the approval of the shareholders of each of GGB and Subco being obtained for the completion of the Amalgamation and subject to all applicable regulatory approvals being obtained (including that of the CSE), thereafter jointly with Subco file with the Ministry the Articles of Amalgamation and such other documents as may be required to give effect to the Amalgamation upon and subject to the terms and conditions of this Agreement.

20.	Covenants of Xanthic. Xanthic covenants and agrees with GGB that it will:

(a)	sign a resolution as sole shareholder of Subco in favour of the approval of the Amalgamation, this Agreement and the transactions contemplated hereby in accordance with the Act;

(b)	use reasonable efforts to cause each of the conditions precedent set forth in Sections 26 and 28 hereof to be complied with; and

(c)

subject to the approval of the holders of GGB Shares being obtained for the completion of the Amalgamation, and the obtaining of all applicable regulatory approvals (including that of the CSE) and the issuance of the Certificate of Amalgamation, issue that number of Xanthic Shares and Replacement Securities as required by Sections 13 (d) and (g) hereof.

21.

Covenants of Subco. Subco covenants and agrees with GGB and Xanthic that it will not from the date of execution hereof to the Business Combination Date, except with the prior written consent of GGB and Xanthic, conduct any business which would prevent Subco or Amalco from performing any of their respective obligations hereunder.

22.	Further Covenants of Subco. Subco further covenants and agrees with GGB that it will:

(a)	use its best efforts to cause each of the conditions precedent set forth in Section 26 hereof to be complied with; and

(b)

subject to the approval of the holders of GGB Shares and the sole shareholder of Subco being obtained and subject to the obtaining of all applicable regulatory approvals, thereafter jointly with GGB file with the Ministry the Articles of Amalgamation and such other documents as may be required to give effect to the Amalgamation upon and subject to the terms and conditions of this Agreement.

23.

Representation and Warranty of Xanthic. Xanthic hereby represents and warrants to and in favour of GGB and Subco and acknowledges that GGB and Subco are relying upon such representation and warranty, that Xanthic is duly authorized to execute and deliver this Agreement and this Agreement is a valid and binding agreement, enforceable against Xanthic in accordance with its terms.

24.

Representation and Warranty of GGB. GGB hereby represents and warrants to and in favour of Xanthic and Subco, and acknowledges that Xanthic and Subco are relying upon such representation and warranty, that GGB is duly authorized to execute and deliver this Agreement and this Agreement is a valid and binding agreement, enforceable against GGB in accordance with its terms.

25.

Representation and Warranty of Subco. Subco represents and warrants to and in favour of GGB and Xanthic, and acknowledges that GGB and Xanthic are relying upon such representations and warranty, that Subco is duly authorized to execute and deliver this Agreement and this Agreement is a valid and binding agreement, enforceable against Subco in accordance with its terms.

26.

General Conditions Precedent. The respective obligations of the parties hereto to consummate the transactions contemplated hereby, and in particular the Amalgamation, are subject to the satisfaction, on or before the Business Combination Date, of the following conditions, any of which may be waived by the consent of each of the parties without prejudice to their rights to rely on any other or others of such conditions:

(a)

this Agreement and the transactions contemplated hereby, including, in particular, the Amalgamation, shall be approved by the sole shareholder of Subco and by the holders of GGB Shares in accordance with the Act;

(b)	all the conditions required to close the Business Combination set out herein and in the Transaction Agreement being met or waived; and

(c)	there shall not be in force any order or decree restraining or enjoining the consummation of the transactions contemplated by this Agreement, including, without limitation, the Amalgamation.

27.

Conditions to Obligations of Xanthic and Subco. The obligations of Xanthic and Subco to consummate the transactions contemplated hereby and in particular the issue of the Xanthic Shares and Replacement Securities and the Amalgamation, as the case may be, are subject to the satisfaction, on or before the Business Combination Date, of the conditions for the benefit of Xanthic set forth in the Transaction Agreement governing the terms and conditions of the Business Combination and of the following conditions:

(a)

the acts of GGB to be performed on or before the Business Combination Date pursuant to the terms of this Agreement shall have been duly performed by it and there shall have been no material adverse change in the financial condition or business of GGB, taken as a whole, from and after the date hereof; and

(b)	Xanthic and Subco shall have received a certificate from a senior officer of GGB confirming that the conditions set forth in Sections 26 and 27(a) hereof have been satisfied.

The conditions described above are for the exclusive benefit of Xanthic and Subco and may be asserted by Xanthic and Subco regardless of the circumstances or may be waived by Xanthic and Subco in their sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which Xanthic and Subco may have.

28.

Conditions to Obligations of GGB. The obligations of GGB to consummate the transactions contemplated hereby and in particular the Amalgamation are subject to the satisfaction, on or before the Business Combination Date, of the conditions for the benefit of GGB set forth in the Transaction Agreement governing the terms and conditions of the Business Combination and of the following conditions:

(a)

each of the acts of Xanthic and Subco to be performed on or before the Business Combination Date pursuant to the terms of this Agreement shall have been duly performed by them and there shall have been no material adverse change in the financial condition or business of Xanthic and Subco, taken as a whole, from and after the date hereof; and

(b)	GGB shall have received a certificate from a senior officer of each of Xanthic and Subco confirming that the conditions set forth in Sections 26 and 28(a) hereof have been satisfied.

The conditions described above are for the exclusive benefit of GGB and may be asserted by GGB regardless of the circumstances or may be waived by GGB in its sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which GGB may have.

29.

Amendment. This Agreement may at any time and from time to time be amended by written agreement of the parties hereto without, subject to applicable law, further notice to or authorization on the part of their respective shareholders and any such amendment may, without limitation:

(a)	change the time for performance of any of the obligations or acts of the parties hereto;

(b)	waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants contained herein and waive or modify performance of any of the obligations of the parties hereto; or

(d)	waive compliance with or modify any other conditions precedent contained herein;

provided that no such amendment shall change the provisions hereof regarding the consideration to be received by GGB Securityholders in exchange for their GGB Shares without approval by the GGB Securityholders given in the same manner as required for the approval of the Amalgamation.

30.

Termination. This Agreement may, prior to the issuance of the Certificate of Amalgamation, be terminated by mutual agreement of the respective boards of directors of the parties hereto, without further action on the part of the shareholders of GGB or Subco. This Agreement shall also terminate without further notice or agreement if:

(a)	the Amalgamation is not approved by the shareholders of GGB entitled to vote in accordance with the Act; or

(b)	the Transaction Agreement is terminated.

31.	Binding Effect. This Agreement shall be binding upon and enure to the benefit of the parties hereto and their successors and permitted assigns.

32.	Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of each of the other parties.

33.

Further Assurances. Each of the parties hereto agrees to execute and deliver such further instruments and to do such further reasonable acts and things as may be necessary or appropriate to carry out the intent of this Agreement.

34.

Notice. Any notice which a party may desire to give or serve upon another party shall be in writing and may be delivered, mailed by prepaid registered mail, return receipt requested or sent by telecopy transmission to the following addresses:

(a)	GGB:

Suite 5300, Commerce Court West

199 Bay Street

Toronto, ON M5L 1B9

Attention:      Joey Schottenstein, Chairman

Fax Number: (614) 388-8410

Email:            joey.schottenstein@spgroup.com

(b)	Xanthic and Subco:

77 King Street West, Suite 2905

Toronto, Ontario M5K 1A2

Attention:      Tim Moore, Chief Executive Officer

Fax Number: (416) 765-0029

Email:            timm@xanthicbiopharma.com

or to such other address as the party to or upon whom notice is to be given or served has communicated to the other parties by notice given or served in the manner provided for in this Section. In the case of delivery or telecopy transmission, notice shall be deemed to be given on the date of delivery and in the case of mailing, notice shall be deemed to be given on the third Business Day after such mailing.

35.	Time of Essence. Time shall be of the essence of this Agreement.

36.	Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the Province of Ontario and the federal Laws of Canada applicable therein.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

GREEN GROWTH BRANDS LTD.

Per:
Name:
Title:

●

Per:
Name:
Title:

XANTHIC BIOPHARMA INC.

Per:
Name:
Title:

Execution Version

XANTHIC BIOPHARMA INC.

as Xanthic

and

GREEN GROWTH BRANDS LTD.

as GGB

AMENDING AGREEMENT TO THE TRANSACTION AGREEMENT

August 30, 2018

Execution Version

AMENDING AGREEMENT

Amending agreement (the “Amending Agreement”) dated August 30, 2018 between Xanthic Biopharma Inc. (“Xanthic”) and Green Growth Brands Ltd. (“GGB”).

RECITALS:

(a)	Xanthic and GGB have entered into a transaction agreement dated July 13, 2018 (the “Transaction Agreement”); and

(b)	Xanthic and GGB wish to amend the Transaction Agreement as provided in this Amending Agreement.

In consideration of the above and for other good and valuable consideration, the parties agree as follows:

Section 1 Defined Terms.

Capitalized terms used in this Amending Agreement that are not defined in it have the meanings given to them in the Transaction Agreement.

Section 2 Amendments to Article 1 of the Transaction Agreement.

Section 1.1 “Defined Terms” of the Transaction Agreement is amended as of the date of this amending agreement, as follows:

(a)	The definition of “Convertible Debenture Offering” in Section 1.1 of the Transaction Agreement is deleted and replaced by the following:

““Convertible Debenture Offering” means the contemplated brokered and non-brokered private placement offering of a minimum of $55 million of Debentures to be created and issued pursuant to the Debenture Indenture.”;

(b)	Following the definition of “CSE” and before the definition of “Deposit Promissory Note” in Section 1.1 of the Transaction Agreement, the following definitions are added:

““Debentures” means the 12.00% unsecured convertible debentures of GGB at $1,000 per Debenture issued in connection with the Convertible Debenture Offering that shall, in the event certain conditions are satisfied prior to the maturity date of such Debentures, be automatically converted into GGB Units pursuant to and in accordance with the terms of the Debenture Indenture.”; and

““Debenture Indenture” means the debenture indenture to be entered into between GGB and Capital Transfer Agency ULC, as debenture trustee pursuant to which the Debentures will be created and issued.”;

(c)	Following the definition of “GGB Shareholders” and before the definition of “GGB Shares” in Section 1.1 of the Transaction Agreement, the following definition is added:

““GGB Shareholders Agreement” mean shareholders agreement of GGB dated April 10, 2018 by and among, inter alia, GGB, Chiron Ventures Inc., Cambridge Capital Ltd. And All JS Greenspace LLC.”;

(d)	Following the definition of “GGB Shares” and before the definition of “Intellectual Property” in Section 1.1 of the Transaction Agreement, the following definitions are added:

““GGB Units” mean units of GGB with each whole unit comprised of one GGB Share and 1⁄2 of a GGB Warrant.”; and

““GGB Warrants” means common share purchase warrants of GGB to be issued and created pursuant to a warrant indenture to be entered into among GGB, Xanthic and Capital Transfer Agency ULC, as warrant trustee.”; and

(e)	The definition of “Subscription Receipt Offering” in Section 1.1 of the Transaction Agreement is deleted and replaced by the following:

““Subscription Receipt Offering” means the brokered private placement offering of subscription receipts of GGB (the “Subscription Receipts”), whereby each subscription receipt shall be exchangeable into GGB Shares upon satisfaction of certain escrow release conditions.”.

Section 3 Amendments to Article 2 of the Transaction Agreement.

Section 2.1”Amalgamtion” of the Transaction Agreement is amended as of the date of this amending agreement, as follows:

(a)

Following Section 2.1(2)(f)(ii) and before Section 2.1(2)(f)(iii) of the Transaction Agreement, the following new Section 2.1(2)(f)(iii) and Section 2.1(2)(f)(iv) are inserted and Section 2.1(2)(f)(iii) – (vi) will become Section 2.1(2)(f)(v) – (viii):

“(iii) holders of GGB Shares issued to holders upon exchange of Subscription Receipts for GGB Shares shall receive that number of fully paid and non-assessable Xanthic Shares for each GGB Share held by such holder as is equal to the number of GGB Shares held by such holder (without duplication pursuant to Section 2.1(2)(f)(ii) above) as is equal to the number of GGB Shares held multiplied by “Exchange Ratio””.

“(iv) holders of GGB Warrants shall receive replacement warrants of Xanthic to purchase from Xanthic that number of fully paid and non-assessable Xanthic Shares for each whole GGB Warrant held by such holder as is equal to the number of whole GGB Warrants held multiplied by “Exchange Ratio” in accordance with and pursuant to the term of the Warrant Indenture”.

Section 4 Amendments to Article 3 “Representations and Warranties” of the Transaction Agreement.

Section 3.1 “Representations and Warranties of GGB” of the Transaction Agreement is amended to read as follows:

(a)	Section 3.1(f) is deleted and replaced with the following:

“The ownership of the GGB Shares is as set forth in Section 3.1(f) of the GGB Disclosure Letter. The GGB Shareholders own such GGB Shares as the registered and beneficial owner with a good title, free and clear of all Liens other than those restrictions on transfer, if any, contained in the articles of GGB and the GGB Shareholders Agreement.”

(b)	Section 3.1(j) is deleted and replaced with the following:

“Other than the GGB Shareholders Agreement, GGB is not a party to any agreement which in any manner affects the voting control of any of the shares of GGB.”

(c)	Section 3.1(o) is deleted and replaced with the following:

“Except in connection with the Offerings, GGB has not retained and will not retain any financial advisor, broker, agent or finder, or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or the Amalgamation, any transaction contemplated hereby or any transaction presently ongoing or contemplated.”

Section 5 Amendments to Article 5 “Covenants of the Parties” of the Transaction Agreement.

(a)	Section 5.1(4) of the Transaction Agreement is amended to read as follows:

“Except pursuant to the Offerings and without limiting the generality of Section 5.1(3), GGB covenants as follows for the period between the date of this Agreement and the earlier of the Effective Date and the termination of this Agreement in accordance with its terms: …”

(b)	Part (ix) of Section 5.1(4)(c) of the Transaction Agreement is amended to read as follows:

“except in connection with the issuance of GGB Shares pursuant to part (ix) of Section 5.1(4)(b), GGB shall not adopt or amend or make any contribution to any bonus, profit sharing, option, pension, retirement, deferred compensation, insurance, incentive compensation, other compensation or other similar plan, agreement, trust, fund or agreements for the benefit of employees, except as is necessary to comply with the law or with respect to existing provisions of any such plans, programs, or agreements:

Section 6 Amendments to Article 7 “Post-Closing” to the Transaction Agreement

The reference to “4.07” in Section 7.1 of the Transaction Agreement shall be deleted and replaced with a reference to “approximately 4.07”.

Section 7 Amendments to Schedules to the Transaction Agreement.

Schedule “A” to the Transaction Agreement is deleted and replaced with the form of Schedule attached as Schedule “A to this amending agreement.

Section 8 Reference to and Effect on the Transaction Agreement.

On and after the date of this Amending Agreement, any reference to “this Agreement” in the Transaction Agreement and any reference to the Transaction Agreement in any other agreements will mean the Transaction Agreement as amended by this Amending Agreement. Except as specifically amended by this Amending Agreement, the provisions of the Transaction Agreement remain in full force and effect.

Section 9 Successors and Assigns.

This Amending Agreement becomes effective when executed by Xanthic and GGB. After that time, it will be binding upon and enure to the benefit of Xanthic and GGB and their respective successors and permitted assigns.

Section 10 Governing Law.

This Amending Agreement is governed by, and will be interpreted and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Section 11 Counterparts.

This Amending Agreement may be executed in any number of counterparts, each of which is deemed to be an original, and such counterparts together constitute one and the same instrument. Transmission of an executed signature page by facsimile, email or other electronic means is as effective as a manually executed counterpart of this Amending Agreement.

[Remainder of this page intentionally left blank.]

The parties have executed this Amending Agreement.

XANTHIC BIOPHARMA INC.

By:
Name: David Bhumgara Title: Chief Financial Officer

GREEN GROWTH BRANDS LTD.

By:
Name: Title:

The parties have executed this Amending Agreement.

XANTHIC BIOPHARMA INC.

By:
Name: Title:

GREEN GROWTH BRANDS LTD.

By:
Name: IAN FODIE Title: CFO

SCHEDULE “C”

XANTHIC BIOPHARMA INC.

(the “Corporation”)

AUDIT COMMITTEE CHARTER

1.	PURPOSE

The audit committee (the “Committee”) will assist the Board of Directors of the Corporation (the “Board”) in fulfilling its responsibilities. The Committee will review the financial reporting process, the system of internal control and management of financial risks, the audit process, and the Corporation’s process for monitoring compliance with laws and regulations and its own code of business conduct as it relates to financial reporting and disclosure. In performing its duties, the Committee will maintain effective working relationships with the Board, management, and the external auditors and monitor the independence of those auditors. The Committee will also be responsible for reviewing the Corporation’s financial strategies, its financing plans and its use of the equity and debt markets.

To perform his or her role effectively, each Committee member will obtain an understanding of the responsibilities of committee membership as well as the Corporation’s business, operations, and risks.

2.	COMMITTEE MEMBERSHIP

The Committee shall consist of no fewer than three members, a majority of whom shall not be officers or employees of the Corporation or any of its affiliates and who shall meet the independence requirements of Canadian securities laws and any stock exchange on which the Common Shares of the Corporation are listed from time to time. The members and chair of the Committee (the “Chair”) shall be appointed and removed by the Board.

3.	COMMITTEE MEETINGS

The Committee shall meet quarterly each year. The Chairman will schedule regular meetings, and additional meetings may be held at the request of two or more members of the Committee, the CEO, or the Chairman of the Board. External auditors may convene a special meeting if they consider that it is necessary.

The Committee may invite such other persons (e.g. the CEO and/or CFO) to its meetings, as it deems appropriate. The external auditors should be present at each quarterly audit committee meeting and should be expected to comment on the financial statements in accordance with best practices.

The Committee shall keep adequate minutes of all its proceedings, and the Chair will report its actions to the next meeting of the Board. Committee members will be furnished with copies of the minutes of each Committee meeting and any action taken by unanimous consent.

4.	COMMITTEE AUTHORITY AND RESPONSIBILITIES

In carrying out its responsibilities, the Committee will:

4.01 Gain an understanding of whether internal control recommendations made by external auditors have been implemented by management.

4.02 Gain an understanding of the current areas of greatest financial risk and whether management is managing these effectively.

4.03 Review the Corporation’s strategic and financing plans to assist the Board’s understanding of the underlying financial risks and the financing alternatives.

4.04 Review management’s plans to access the equity and debt markets and to provide the Board with advice and commentary.

4.05 Review significant accounting and reporting issues, including recent professional and regulatory pronouncements, and understand their impact on the financial statements.

4.06 Review any legal matters which could significantly impact the financial statements as reported on by the general counsel and meet with outside counsel whenever deemed appropriate.

4.07 Review the annual and quarterly financial statements including Management’s Discussion and Analysis and determine whether they are complete and consistent with the information known to committee members; determine that the auditors are satisfied that the financial statements have been prepared in accordance with International Financial Reporting Standards, stock exchange requirements and governmental regulations.

4.08 Pay particular attention to complex and/or unusual transactions such as those involving derivative instruments and consider the adequacy of disclosure thereof.

4.09 Focus on judgmental areas, for example those involving valuation of assets and liabilities and other commitments and contingencies.

4.10 Review audit issues related to the Corporation’s material associated and affiliated companies that may have a significant impact on the Corporation’s equity investment.

4.11 Meet with management and the external auditors to review the annual financial statements and the results of the audit.

4.12 Assess the fairness of the interim financial statements and disclosures, and obtain explanations from management on whether:

(a)	actual financial results for the interim period varied significantly from budgeted or projected results;

(b)	generally accepted accounting principles have been consistently applied;

(c)	there are any actual or proposed changes in accounting or financial reporting practices; and

(d)	there are any significant or unusual events or transactions which require disclosure and, if so, consider the adequacy of that disclosure.

4.13 Review the external auditors’ proposed audit scope and approach and ensure no unjustifiable restriction or limitations have been placed on the scope.

4.14 Review the performance of the external auditors and approve in advance provision of services other than auditing.

4.15 Consider the independence of the external auditors, including reviewing the range of services provided in the context of all consulting services bought by the Corporation.

4.16 Make recommendations to the Board regarding the reappointment of the external auditors.

4.17 Meet separately with the external auditors to discuss any matters that the committee or auditors believe should be discussed privately.

4.18 Endeavour to cause the receipt and discussion on a timely basis of any significant findings and recommendations made by the external auditors.

4.19 Obtain regular updates from management and the Corporation’s legal counsel regarding compliance matters, as well as certificates from the CFO as to required statutory payments and bank covenant compliance and from senior operating personnel as to permit compliance.

4.20 Ensure that the Board is aware of matters which may significantly impact the financial condition or affairs of the business.

4.21 Perform other functions as requested by the full Board.

4.22 If necessary, institute special investigations and, if appropriate, hire special counsel or experts to assist.

4.23 Review and update the charter; receive approval of changes from the Board.

SCHEDULE “D”

EQUITY INCENTIVE PLAN

XANTHIC BIOPHARMA INC.

ARTICLE 1

PURPOSE

1.1	Purpose

The purpose of this Plan is to provide the Corporation with a share-related mechanism to attract, retain and motivate qualified Directors, Employees and Consultants of the Corporation and its subsidiaries, to reward such of those Directors, Employees and Consultants as may be granted Awards under this Plan by the Board from time to time for their contributions toward the long term goals and success of the Corporation, and to enable and encourage such Directors, Employees and Consultants to acquire Shares as long term investments and proprietary interests in the Corporation. This Plan is also intended to replace the Prior Plan (as defined below) as of the Effective Date and with respect to future grants and awards following such date.

ARTICLE 2

DEFINITIONS

2.1	Definitions

When used herein, unless the context otherwise requires, the following terms have the indicated meanings, respectively:

“Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person directly or indirectly owning or controlling 10% or more of any class of outstanding equity securities of such Person;

“Award” means any Option, Restricted Share Unit or Deferred Share Unit granted under this Plan;

“Award Agreement” means a signed, written agreement between a Participant and the Corporation, in the form or any one of the forms approved by the Plan Administrator, evidencing the terms and conditions on which an Award has been granted under this Plan and which need not be identical to any other such agreements;

“Board” means the board of directors of the Corporation;

“Business Day” means a day, other than a Saturday or Sunday, on which the principal commercial banks in the City of Toronto are open for commercial business during normal banking hours;

“Cash Fees” has the meaning set forth in Subsection 6.1(a);

“Cause” means, with respect to a particular Employee:

(a)	“cause” as such term is defined in the employment or other written agreement between the Corporation or a Designated Affiliate and the Employee; or

(b)

in the event there is no written or other applicable employment agreement between the Corporation or a Designated Affiliate or “cause” is not defined in such agreement, “cause” as such term is defined in the Award Agreement; or

(c)

in the event neither (a) nor (b) apply, then “cause” as such term is defined by applicable law or, if not so defined, such term shall refer to circumstances where an employer can terminate an individual’s employment without notice or pay in lieu thereof;

“Change in Control” means the occurrence of any one or more of the following events:

(a)

any transaction at any time and by whatever means pursuant to which any Person or any group of two or more Persons acting jointly or in concert (other than the Corporation or a wholly-owned subsidiary of the Corporation) hereafter acquires the direct or indirect “beneficial ownership” (as defined in the Securities Act (Ontario)) of, or acquires the right to exercise control or direction over, securities of the Corporation representing more than 50% of the then issued and outstanding voting securities of the Corporation, including, without limitation, as a result of a take-over bid, an Exchange of securities, an amalgamation of the Corporation with any other entity, an arrangement, a capital reorganization or any other business combination or reorganization;

(b)	the sale, assignment or other transfer of all or substantially all of the assets of the Corporation to a Person other than a wholly-owned subsidiary of the Corporation;

(c)

the dissolution or liquidation of the Corporation, other than in connection with the distribution of assets of the Corporation to one or more Persons which were wholly- owned subsidiaries of the Corporation prior to such event;

(d)

the occurrence of a transaction requiring approval of the Corporation’s shareholders whereby the Corporation is acquired through consolidation, merger, Exchange of securities, purchase of assets, amalgamation, statutory arrangement or otherwise by any other Person (other than a short form amalgamation or Exchange of securities with a wholly-owned subsidiary of the Corporation); or

(e)

individuals who comprise the Board as of the last annual meeting of shareholders of the Corporation (the “Incumbent Board”) for any reason cease to constitute at least a majority of the members of the Board, unless the election, or nomination for election by the Corporation’s shareholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, and in that case such new director shall be considered as a member of the Incumbent Board;

provided that, notwithstanding clause (a), (b), (c) and (d) above, a Change in Control shall be deemed not to have occurred if immediately following the transaction set forth in clause (a), (b), (c) or (d) above: (A) the holders of securities of the Corporation that immediately prior to the consummation of such transaction represented more than 50% of the combined voting power of the then outstanding securities eligible to vote for the election of directors of the Corporation hold (x) securities of the entity resulting from such transaction (the “Surviving Entity”) that represent more than 50% of the combined voting power of the then outstanding securities eligible to vote for the election of directors or trustees (“voting power”) of the Surviving Entity, or (y) if applicable, securities of the entity that directly or indirectly has beneficial ownership of 100% of the securities eligible to elect directors or trustees of the Surviving Entity (the “Parent Entity”) that represent more than 50% of the combined voting power of the then outstanding securities eligible to vote for the election of directors or trustees of the Parent Entity, and (B) no Person or group of two or more Persons, acting jointly or in concert, is the beneficial owner, directly or indirectly, of more than 50% of the voting power of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) (any such transaction which satisfies all of the criteria specified in clauses

(A) and (B) above being referred to as a “Non-Qualifying Transaction” and, following the Non-Qualifying Transaction, references in this definition of “Change in Control” to the “Corporation” shall mean and refer to the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) and, if such entity is a company or a trust, references to the “Board” shall mean and refer to the board of directors or trustees, as applicable, of such entity). Notwithstanding the foregoing, for purposes of any Award that constitutes “deferred compensation” (within the meaning of Section 409A of the Code), the payment of which would be accelerated upon a Change in Control, a transaction will not be deemed a Change in Control for Awards granted to any Participant who is a U.S. Taxpayer unless the transaction qualifies as “a change in control event” within the meaning of Section 409A of the Code.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time;

“Committee” has the meaning set forth in Section 3.2;

“Consultant” means an individual consultant or an employee or director of a consultant entity, other than an Employee Participant, who:

(a)

is engaged to provide services on a bona fide basis to the Corporation or a Designated Affiliate, other than services provided in relation to a distribution of securities of the Corporation or a Designated Affiliate;

(b)	provides the services under a written contract with the Corporation or a Designated Affiliate;

(c)	spends or will spend a significant amount of time and attention on the affairs and business of the Corporation or a Designated Affiliate;

“Control” means the relationship whereby a Person is considered to be “controlled” by a Person if:

(a)	in the case of a Person,

(i)

voting securities of the first-mentioned Person carrying more than 50% of the votes for the election of directors are held, directly or indirectly, otherwise than by way of security only, by or for the benefit of the other Person;

(ii)	the votes carried by the securities are entitled, if exercised, to elect a majority of the directors of the first-mentioned Person;

(iii)	in the case of a partnership that does not have directors, other than a limited partnership, the second-mentioned Person holds more than 50% of the interests in the partnership; or

(b)	in the case of a limited partnership, the general partner is the second-mentioned Person.

“Corporation” means Xanthic Biopharma Inc.;

“Date of Grant” means, for any Award, the date specified by the Plan Administrator at the time it grants the Award (which, for greater certainty, shall be no earlier than the date on which the Board meets or otherwise acts for the purpose of granting such Award) or if no such date is specified, the date upon which the Award was granted;

“Deferred Share Unit” or “DSU” means a unit equivalent in value to a Share, credited by means of a bookkeeping entry in the books of the Corporation in accordance with Article 6;

“Designated Affiliate” means each Affiliate of the Corporation as designated by the Plan Administrator for purposes of the Plan from time to time;

“Director” means a director of the Corporation who is not an employee of the Corporation or an Affiliate of the Corporation;

“Director Fees” means the total compensation (including annual retainer and meeting fees, if any) paid by the Corporation to a Director in a calendar year for service on the Board;

“Disabled” or “Disability” means the permanent and total incapacity of a Participant as determined in accordance with procedures established by the Plan Administrator for purposes of this Plan;

“Effective Date” means the effective date of this Plan, being October 12, 2018;

“Elected Amount” has the meaning set forth in Subsection 6.1(a);

“Electing Person” means a Participant who is, on the applicable Election Date, a Director;

“Election Date” means the date on which the Electing Person files an Election Notice in accordance with Subsection 6.1(b);

“Election Notice” has the meaning set forth in Subsection 6.1(b);

“Employee” means an individual who:

(a)	is considered an employee of the Corporation or an Affiliate of the Corporation for purposes of source deductions under applicable tax or social welfare legislation; or

(b)

works full-time or part-time on a regular weekly basis for the Corporation or an Affiliate of the Corporation providing services normally provided by an employee and who is subject to the same control and direction by the Corporation or an Affiliate of the Corporation over the details and methods of work as an employee of the Corporation.

“Exchange” means the Canadian Securities Exchange and any other exchange on which the Shares are or may be listed from time to time;

“Exercise Notice” means a notice in writing, signed by a Participant and stating the Participant’s intention to exercise a particular Option;

“Exercise Price” means the price at which an Option Share may be purchased pursuant to the exercise of an Option;

“Expiry Date” means the expiry date specified in the Award Agreement (which shall not be later than the tenth anniversary of the Date of Grant) or, if not so specified, means the tenth anniversary of the Date of Grant;

“Insider” means an “insider” as defined by the Exchange from time to time in its rules and regulations governing Security Based Compensation Arrangements and other related matters;

“Market Price” at any date in respect of the Shares shall be the volume weighted average closing price of Shares on the Exchange, for the five trading days immediately preceding the Date of Grant (or, if such Shares are not then listed and posted for trading on the Exchange, on such stock exchange on which the Shares are listed and posted for trading as may be selected for such purpose by the Board). In the event that such Shares are not listed and posted for trading on any exchange, the Market Price shall be the fair market value of such Shares as determined by the Board in its sole discretion.

“NI 45-106” means National Instrument 45-106 – Prospectus Exemptions of the Canadian Securities Administrators, as amended from time to time;

“Option” means a right to purchase Shares under this Plan that is non-assignable and non- transferable unless otherwise approved by the Plan Administrator;

“Option Shares” means Shares issuable by the Corporation upon the exercise of outstanding Options;

“Participant” means an Employee, Consultant or Director to whom an Award has been granted under this Plan;

“Participant’s Employer” means with respect to a Participant that is or was an Employee, the Corporation or such Affiliate of the Corporation as is or, if the Participant has ceased to be employed by the Corporation or such Affiliate of the Corporation, was the Participant’s Employer;

“Performance Goals” means performance goals expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Corporation, Affiliate of the Corporation, a division of the Corporation or Affiliate of the Corporation, or an individual, or may be applied to the performance of the Corporation or an Affiliate of the Corporation relative to a market index, a group of other companies or a combination thereof, or on any other basis, all as determined by the Plan Administrator;

“Person” includes an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, and a natural person in his or her capacity as trustee, executor, administrator or other legal representative;

“Plan” means this Equity Incentive Plan, as may be amended from time to time;

“Plan Administrator” means the Board, or if the administration of this Plan has been delegated by the Board to the Committee pursuant to Section 3.2, the Committee;

“Prior Plan” means the Corporation’s current Stock Option Plan;

“Restricted Share Unit” or “RSU” means a unit equivalent in value to a Share, credited by means of a bookkeeping entry in the books of the Corporation in accordance with Article 5;

“Securities Laws” means securities legislation, securities regulation and securities rules, as amended, and the policies, notices, instruments and blanket orders in force from time to time that govern or are applicable to the Corporation or to which it is subject;

“Security Based Compensation Arrangement” means an option to purchase Shares, or a plan in respect thereof, or any other compensation or incentive mechanism involving the issuance or potential issuance of Shares to Directors, Consultant or Employees of the Corporation or its subsidiaries including any Share purchase from treasury which is financially assisted by the Corporation by way of a loan, guarantee or otherwise;

“Share” means one common share in the capital of the Corporation as constituted on the Effective Date or after an adjustment contemplated by Article 9, such other shares or securities to which the holder of an Award may be entitled as a result of such adjustment;

“Termination Date” means:

(a)

in the case of an Employee whose employment with the Corporation or a Designated Affiliate terminates, (i) the date designated by the Employee and the Corporation or a Designated Affiliate in a written employment agreement, or other written agreement between the Employee and Corporation or a Designated Affiliate, or (ii) if no written employment agreement exists, the date designated by the Corporation or a Designated Affiliate, as the case may be, on which an Employee ceases to be an employee of the Corporation or the Designated Affiliate, as the case may be, provided that, in the case of termination of employment by voluntary resignation by the Participant, such date shall not be earlier than the date notice of resignation was given, and “Termination Date” specifically does not mean the date of termination of any period of reasonable notice that the Corporation or the Designated Affiliate (as the case may be) may be required by law to provide to the Participant;

(b)

in the case of a Consultant whose consulting agreement or arrangement with the Corporation or a Designated Affiliate, as the case may be, terminates, the date that is designated by the Corporation or the Designated Affiliate (as the case may be), as the date on which the Participant’s consulting agreement or arrangement is terminated, provided that in the case of voluntary termination by the Participant of the Participant’s consulting agreement or other written arrangement, such date shall not be earlier than the date notice of voluntary termination was given, and “Termination Date” specifically does not mean the date on which any period of notice of termination that the Corporation or the Designated Affiliate (as the case may be) may be required to provide to the Participant under the terms of the consulting agreement or arrangement expires; or

(c)

in the case of a U.S. Taxpayer, a Participant’s “Termination Date” will be the date the Participant “separates from service” with the Corporation or a Designated Affiliate within the meaning of Section 409A of the Code;

“U.S.” means the United States of America; and

“U.S. Taxpayer” shall mean a Participant who, with respect to an Award, is subject to taxation under the applicable U.S. tax laws.

2.2	Interpretation

(a)	Whenever the Plan Administrator exercises discretion in the administration of this Plan, the term “discretion” means the sole and absolute discretion of the Plan Administrator.

(b)	As used herein, the terms “Article”, “Section”, “Subsection” and “clause” mean and refer to the specified Article, Section, Subsection and clause of this Plan, respectively.

(c)	Words importing the singular include the plural and vice versa and words importing any gender include any other gender.

(d)

Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period begins, including the day on which the period ends, and abridging the period to the immediately preceding Business Day in the event that the last day of the period is not a Business Day. In the event an action is required to be taken or a payment is required to be made on a day which is not a Business Day, such action shall be taken or such payment shall be made by the immediately preceding Business Day.

(e)	Unless otherwise specified, all references to money amounts are to Canadian currency.

(f)	The headings used herein are for convenience only and are not to affect the interpretation of this Plan.

ARTICLE 3

ADMINISTRATION

3.1	Administration

This Plan will be administered by the Plan Administrator and the Plan Administrator has sole and complete authority, in its discretion, to:

(a)	determine the individuals to whom grants under the Plan may be made;

(b)

make grants of Awards under the Plan relating to the issuance of Shares (including any combination of Options, Restricted Share Units or Deferred Share Units) in such amounts, to such Persons and, subject to the provisions of this Plan, on such terms and conditions as it determines including without limitation:

(i)	the time or times at which Awards may be granted; (ii) the conditions under which:

(A)	Awards may be granted to Participants; or

(B)	Awards may be forfeited to the Corporation, including any conditions relating to the attainment of specified Performance Goals;

(ii)	the number of Shares to be covered by any Award;

(iii)	the price, if any, to be paid by a Participant in connection with the purchase of Shares covered by any Awards;

(iv)	whether restrictions or limitations are to be imposed on the Shares issuable pursuant to grants of any Award, and the nature of such restrictions or limitations, if any; and

(v)	any acceleration of exercisability or vesting, or waiver of termination regarding any Award, based on such factors as the Plan Administrator may determine;

(c)	establish the form or forms of Award Agreements;

(d)	cancel, amend, adjust or otherwise change any Award under such circumstances as the Plan Administrator may consider appropriate in accordance with the provisions of this Plan;

(e)	construe and interpret this Plan and all Award Agreements;

(f)

adopt, amend, prescribe and rescind administrative guidelines and other rules and regulations relating to this Plan, including rules and regulations relating to sub- plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws; and

(g)	make all other determinations and take all other actions necessary or advisable for the implementation and administration of this Plan.

3.2	Delegation to Committee

(a)	The initial Plan Administrator shall be the Board.

(b)

To the extent permitted by applicable law, the Board may, from time to time, delegate to a committee of the Board (the “Committee”) all or any of the powers conferred on the Plan Administrator pursuant to this Plan, including the power to sub-delegate to any specified officer(s) of the Corporation or its subsidiaries all or any of the powers delegated by the Board. In such event, the Committee or any sub-delegate will exercise the powers delegated to it in the manner and on the terms authorized by the delegating party. Any decision made or action taken by the Committee or any sub-delegate arising out of or in connection with the administration or interpretation of this Plan in this context is final and conclusive and binding on the Corporation and all Affiliates of the Corporation, all Participants and all other Persons.

3.3	Determinations Binding

Any decision made or action taken by the Board, the Committee or any sub-delegate to whom authority has been delegated pursuant to Section 3.2 arising out of or in connection with the administration or interpretation of this Plan is final, conclusive and binding on the Corporation, the affected Participant(s), their legal and personal representatives and all other Persons.

3.4	Eligibility

All Employees, Consultants and Directors are eligible to participate in the Plan, subject to Section 8.1(d). Participation in the Plan is voluntary and eligibility to participate does not confer upon any Employee, Consultant or Director any right to receive any grant of an Award pursuant to the Plan. The extent to which any Employee, Consultant or Director is entitled to receive a grant of an Award pursuant to the Plan will be determined in the sole and absolute discretion of the Plan Administrator.

3.5	Board Requirements

Any Award granted under this Plan shall be subject to the requirement that, if at any time the Corporation shall determine that the listing, registration or qualification of the Shares issuable pursuant to such Award upon any securities exchange or under any Securities Laws of any jurisdiction, or the consent or approval of the Exchange and any securities commissions or similar securities regulatory bodies having jurisdiction over the Corporation is necessary as a condition of, or in connection with, the grant or exercise of such Award or the issuance or purchase of Shares thereunder, such Award may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Board. Nothing herein shall be deemed to require the Corporation to apply for or to obtain such listing, registration, qualification, consent or approval. Participants shall, to the extent applicable, cooperate with the Corporation in complying with such legislation, rules, regulations and policies.

3.6	Total Shares Subject to Awards

(a)

Subject to adjustment as provided for in Article 9 and any subsequent amendment to the Plan, the aggregate number of Shares reserved for issuance pursuant to Awards granted under the Plan and the Prior Plan shall not exceed 10% of the Shares issued and outstanding from time to time. The Plan is considered an “evergreen” plan, since the shares covered by Awards which have been exercised or terminated shall be available for subsequent grants under the Plan and the number of Awards available to grant increases as the number of issued and outstanding units increases.

(b)

To the extent any (i) Awards (or portion(s) thereof) under the Plan or (ii) awards (or portion(s) thereof) under the Prior Plan terminate or are cancelled for any reason prior to exercise in full, or are surrendered to the Corporation by the Participant, except surrenders relating to the payment of the purchase price of any such award or the satisfaction of the tax withholding obligations related to any such award, the Shares subject to such awards (or portion(s) thereof) shall be added back to the number of Shares reserved for issuance under this Plan and will again become available for issuance pursuant to the exercise of Awards granted under this Plan.

(c)

Any Shares issued by the Corporation through the assumption or substitution of outstanding stock options or other equity-based awards from an acquired company shall not reduce the number of Shares available for issuance pursuant to the exercise of Awards granted under this Plan.

3.7	Limits on Grants of Awards

Notwithstanding anything in this Plan:

(a)	the aggregate number of Shares:

(i)	issuable to Insiders at any time, under all of the Corporation’s Security Based Compensation Arrangements, shall not exceed 10% of the issued and outstanding Shares;

(ii)

issued to Insiders within any one year period, under all of the Corporation’s Security Based Compensation Arrangements, shall not exceed 10% of the issued and outstanding Shares (on a non-diluted basis);

(iii)

issued to persons or Consultants employed in Investor Relations Activities (as defined in the policies of the Exchange) shall vest in stages over 12 months with no more than 1⁄4 of the Options vesting in any three month period;

(iv)	issued to any one Participant and such Participant’s associates under all of the Corporation’s Security Based Compensation Arrangements in any 12 month period shall be 5% of the issued and outstanding Shares at the date of the issuance (on a non-diluted basis);

(v)

issued to persons employed in Investor Relations Activities under the Plan or under all of the Corporation’s Security Based Compensation Arrangements, in any 12 month period shall not exceed 2% of the Shares outstanding at the date of grant (on a non-diluted basis); and

(vi)

issued to any one person employed as a Consultant under the Plan or any other Share Compensation Arrangement in any 12 month period shall not exceed 2% of the Shares outstanding at the date of the grant (on a non-diluted basis).

(a)

provided that the acquisition of Shares by the Corporation for cancellation shall not constitute non-compliance with this Section 3.7 for any Awards outstanding prior to such purchase of Shares for cancellation.

3.8	Award Agreements

Each Award under this Plan will be evidenced by an Award Agreement. Each Award Agreement will be subject to the applicable provisions of this Plan and will contain such provisions as are required by this Plan and any other provisions that the Plan Administrator may direct. Any one officer of the Corporation is authorized and empowered to execute and deliver, for and on behalf of the Corporation, an Award Agreement to each Participant granted an Award pursuant to this Plan.

3.9	Non-transferability of Awards

Except as permitted by the Plan Administrator, and to the extent that certain rights may pass to a beneficiary or legal representative upon death of a Participant, by will or as required by law, no assignment or transfer of Awards, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such Awards whatsoever in any assignee or transferee and immediately upon any assignment or transfer, or any attempt to make the same, such Awards will terminate and be of no further force or effect.

ARTICLE 4

OPTIONS

4.1	Grant of Options

The Plan Administrator may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Plan Administrator may prescribe, grant Options to any Participant. The terms and conditions of each Option grant shall be evidenced by an Award Agreement.

4.2	Exercise Price

The Plan Administrator will establish the Exercise Price at the time each Option is granted, which Exercise Price must in all cases be not less than the Market Price on the Date of Grant.

4.3	Term of Options

Subject to any accelerated termination as set forth in this Plan, each Option expires on its Expiry Date.

4.4	Vesting and Exercisability

(a)	The Plan Administrator shall have the authority to determine the vesting terms applicable to grants of Options.

(b)

Once an instalment becomes vested, it shall remain vested and shall be exercisable until expiration or termination of the Option, unless otherwise specified by the Plan Administrator, or as may be otherwise set forth in any written employment agreement, or other written agreement between the Corporation or a Designated Affiliate and the Participant. Each Option or instalment may be exercised at any time or from time to time, in whole or in part, for up to the total number of Option Shares with respect to which it is then exercisable. The Plan Administrator has the right to accelerate the date upon which any instalment of any Option becomes exercisable.

(c)	Subject to the provisions of this Plan and any Award Agreement, Options shall be exercised by means of a fully completed Exercise Notice delivered to the Corporation.

(d)

The Plan Administrator may provide at the time of granting an Option that the exercise of that Option is subject to restrictions, in addition to those specified in Section 4.4, such as performance-based vesting conditions.

4.5	Payment of Exercise Price

(a)

Unless otherwise specified by the Plan Administrator at the time of granting an Option, the Exercise Notice must be accompanied by payment in full of the purchase price for the Option Shares to be purchased. The Exercise Price must be fully paid by certified cheque, bank draft or money order payable to the Corporation or by such other means as might be specified from time to time by the Plan Administrator, which may include (i) through an arrangement with a broker approved by the Corporation (or through an arrangement directly with the Corporation) whereby payment of the exercise price is accomplished with the proceeds of the sale of Shares deliverable upon the exercise of the Option, (ii) through the cashless exercise process set out in Section 4.5(b), or (iii) such other consideration and method of payment for the issuance of Shares to the extent permitted by the Securities Laws, or any combination of the foregoing methods of payment.

(b)

Subject to the approval of the Plan Administrator, a Participant may elect to receive upon the exercise of an Option in accordance with the terms of this Plan (instead of payment of the exercise price and receipt of Shares issuable upon payment of the exercise price) the number of Shares equal to:

(i)	the Market Price of the Shares issuable on the exercise of such Option (or portion thereof) as of the date such Option (or portion thereof) is exercised, less

(ii)	the aggregate Exercise Price of the Option (or portion thereof) surrendered relating to such Shares, divided by

(iii)	the Market Price per Share, as of the date such Option (or portion thereof) is exercised.

(c)	No Shares will be issued or transferred until full payment therefor has been received by the Corporation.

ARTICLE 5

RESTRICTED SHARE UNITS

5.1	Granting of RSUs

(a)	The Plan Administrator may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Plan Administrator may prescribe, grant RSUs to any Participant.

(b)	The number of RSUs (including fractional RSUs) granted at any particular time pursuant to this Article 5 will be calculated by dividing (i) the amount of any compensation that is to be paid in

RSUs, as determined by the Plan Administrator, by (ii) the Market Price of a Share on the Date of Grant.

5.2	RSU Account

All RSUs received by a Participant shall be credited to an account maintained for the Participant on the books of the Corporation, as of the Date of Grant. The terms and conditions of each RSU grant shall be evidenced by an Award Agreement.

5.3	Vesting of RSUs

The Plan Administrator shall have the authority to determine any vesting terms applicable to the grant of RSUs.

5.4	Settlement of RSUs

(a)

The Plan Administrator shall have the authority to determine the settlement terms applicable to the grant of RSUs. Subject to Section 10.6(d) below, on the settlement date for any RSU, the Participant shall redeem each vested RSU for:

(i)	one fully paid and non-assessable Share issued from treasury to the Participant or as the Participant may direct; or

(ii)	subject to the approval of the Plan Administrator, a cash payment.

(b)

Any cash payments made under this Section 5.4 by the Corporation to a Participant in respect of RSUs to be redeemed for cash shall be calculated by multiplying the number of RSUs to be redeemed for cash by the Market Price per Share as at the settlement date.

(c)	Payment of cash to Participants on the redemption of vested RSUs may be made through the Corporation’s payroll in the pay period that the settlement date falls within.

ARTICLE 6

DEFERRED SHARE UNITS

6.1	Granting of DSUs

(a)

The Board may fix from time to time a portion of the Director Fees that is to be payable in the form of DSUs. In addition, each Electing Person is given, subject to the conditions stated herein, the right to elect in accordance with Section 6.1(b) to participate in the grant of additional DSUs pursuant to this Article 6. An Electing Person who elects to participate in the grant of additional DSUs pursuant to this Article 6 shall receive their Elected Amount (as that term is defined below) in the form of DSUs in lieu of cash. The “Elected Amount” shall be an amount, as elected by the Director, in accordance with applicable tax law, between 0% and 100% of any Director Fees that are otherwise intended to be paid in cash (the “Cash Fees”).

(b)

Each Electing Person who elects to receive their Elected Amount in the form of DSUs in lieu of cash will be required to file a notice of election in the form of Schedule A hereto (the “Election Notice”) with the Chief Financial Officer of the Corporation: (i) in the case of an existing Electing Person, by December 31st in the year prior to the year to which such election is to apply (other than for Director Fees payable for the 2018 financial year, in which case any Electing Person who is not a U.S. Taxpayer as of the date of this Plan shall file the Election Notice by the date that is 30 days from the effective date of the Plan with respect to compensation paid for services to be performed after such date); and (ii) in the case of a newly appointed Electing Person who is not a

U.S. Taxpayer, within 30 days of such appointment with respect to compensation paid for services to be performed after such date. In the case of an existing Electing Person who is a U.S. Taxpayer as of the Effective Date of this Plan, an initial Election Notice may be filed by the date that is 30 days from the Effective Date only with respect to compensation paid for services to be performed after the Election Date; and, in the case of a newly appointed Electing Person who is a U.S. Taxpayer, an Election Notice may be filed within 30 days of such appointment only with respect to compensation paid for services to be performed after the Election Date. If no election is made within the foregoing time frames, the Electing Person shall be deemed to have elected to be paid the entire amount of his or her Cash Fees in cash.

(c)

Subject to Subsection 6.1(d), the election of an Electing Person under Subsection 6.1(b) shall be deemed to apply to all Cash Fees paid subsequent to the filing of the Election Notice, and such Electing Person is not required to file another Election Notice for subsequent calendar years

(d)

Each Electing Person who is not a U.S. Taxpayer is entitled once per calendar year to terminate his or her election to receive DSUs in lieu of Cash Fees by filing with the Chief Financial Officer of the Corporation a notice in the form of Appendix A hereto. Such termination shall be effective immediately upon receipt of such notice, provided that the Corporation has not imposed a “blackout” on trading. Thereafter, any portion of such Electing Person’s Cash Fees payable or paid in the same calendar year and, subject to complying with Subsection 6.1(b), all subsequent calendar years shall be paid in cash. For greater certainty, to the extent an Electing Person terminates his or her participation in the grant of DSUs pursuant to this Article 6, he or she shall not be entitled to elect to receive the Elected Amount, or any other amount of his or her Cash Fees in DSUs in lieu of cash again until the calendar year following the year in which the termination notice is delivered. An election by a U.S. Taxpayer to receive the Elected Amount in DSUs in lieu of cash for any calendar year is irrevocable for that calendar year after the expiration of the election period for that year and any termination of the election will not take effect until the first day of the calendar year following the calendar year in which the termination notice in the form of Appendix C is delivered.

(e)

Any DSUs granted pursuant to this Article 6 prior to the delivery of a termination notice pursuant to Section 6.1(d) shall remain in the Plan following such termination and will be redeemable only in accordance with the terms of the Plan.

(f)

The number of DSUs (including fractional DSUs) granted at any particular time pursuant to this Article 6 will be calculated by dividing (i) the amount of any Director Fees that are to be paid in DSUs (including any Elected Amount), by (ii) the Market Price of a Share on the Date of Grant.

(g)

In addition to the foregoing, the Plan Administrator may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Plan Administrator may prescribe, grant DSUs to any Participant.

6.2	DSU Account

All DSUs received by a Participant (which, for greater certainty includes Electing Persons) shall be credited to an account maintained for the Participant on the books of the Corporation, as of the Date of Grant. The terms and conditions of each DSU grant shall be evidenced by an Award Agreement.

6.3	Vesting of DSUs

Except as otherwise determined by the Plan Administrator, DSUs shall vest immediately upon grant.

6.4	Settlement of DSUs

(a)

DSUs shall be settled on the date established in the Award Agreement; provided, however that in no event shall a DSU Award be settled prior to, or, subject to the discretion of the Plan Administrator, later than one year following, the date of the applicable Participant’s separation from service. In no event shall a DSU Award be settled later than three years following the date of the applicable Participant’s separation from service. If the Award Agreement does not establish a date for the settlement of the DSUs, then the settlement date shall be the date of separation from service, subject to the delay that may be required under Section 10.6(d) below. Subject to 10.6(d) below, on the settlement date for any DSU, the Participant shall redeem each vested DSU for:

(i)	one fully paid and non-assessable Share issued from treasury to the Participant or as the Participant may direct; or

(ii)	subject to the approval of the Plan Administrator, a cash payment.

(b)

Any cash payments made under this Section 6.4 by the Corporation to a Participant in respect of DSUs to be redeemed for cash shall be calculated by multiplying the number of DSUs to be redeemed for cash by the Market Price per Share as at the settlement date.

(c)	Payment of cash to Participants on the redemption of vested DSUs may be made through the Corporation’s payroll in the pay period that the settlement date falls within.

ARTICLE 7

ADDITIONAL AWARD TERMS

7.1	Dividend Equivalents

(a)

Unless otherwise determined by the Plan Administrator and set forth in the particular Award Agreement, RSUs and DSUs shall be credited with dividend equivalents in the form of additional RSUs and DSUs, respectively, as of each dividend payment date in respect of which normal cash dividends are paid on Shares. Such dividend equivalents shall be computed by dividing: (a) the amount obtained by multiplying the amount of the dividend declared and paid per Share by the number of RSUs and DSUs, as applicable, held by the Participant on the record date for the payment of such dividend, by (b) the Market Price at the close of the first business day immediately following the dividend record date, with fractions computed to three decimal places.

(b)

Dividend equivalents credited to a Participant’s accounts shall vest in proportion to the RSUs and DSUs to which they relate, and shall be settled in accordance with Subsections 5.4 and 6.4, respectively.

(c)	The foregoing does not obligate the Corporation to declare or pay dividends on Shares and nothing in this Plan shall be interpreted as creating such an obligation.

7.2	Black-out Period

If an Award expires during, or within five business days after, a routine or special trading black- out period imposed by the Corporation to restrict trades in the Corporation’s securities, then, notwithstanding any other provision of this Plan, unless the delayed expiration would result in tax penalties, the Award shall expire ten business days after the trading black-out period is lifted by the Corporation.

7.3	Withholding Taxes

The granting or vesting of each Award under this Plan is subject to the condition that if at any time the Plan Administrator determines, in its discretion, that the satisfaction of withholding tax or other withholding liabilities is necessary or desirable in respect of such grant or vesting, such action is not effective unless such withholding has been effected to the satisfaction of the Plan Administrator. In such circumstances, the Plan Administrator may require that a Participant pay to the Corporation the minimum amount as the Corporation or an Affiliate of the Corporation is obliged to remit to the relevant taxing authority in respect of the granting or vesting of the Award. Any such additional payment is due no later than the date on which such amount with respect to the Award is required to be remitted to the relevant tax authority by the Corporation or an Affiliate of the Corporation, as the case may be. Alternatively, and subject to any requirements or limitations under applicable law, the Corporation may (a) withhold such amount from any remuneration or other amount payable by the Corporation or any Designated Affiliate to the Participant, (b) require the sale of a number of Shares issued upon exercise, vesting, or settlement of such Award and the remittance to the Corporation of the net proceeds from such sale sufficient to satisfy such amount or (c) enter into any other suitable arrangements for the receipt of such amount.

7.4	Recoupment

Notwithstanding any other terms of this Plan, Awards may be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any clawback, recoupment or similar policy adopted by the Corporation or an Affiliate of the Corporation and in effect at the Date of Grant of the Award, or as otherwise required by law or the rules of the Exchange. The Plan Administrator may at any time waive the application of this Section 7.4 to any Participant or category of Participants.

ARTICLE 8

TERMINATION OF EMPLOYMENT OR SERVICES

8.1	Termination of Employment, Services or Director

Subject to Section 8.2, unless otherwise determined by the Plan Administrator or as set forth in an Award Agreement:

(a)

where a Participant’s employment, consulting agreement or arrangement is terminated or the Participant ceases to hold office or his or her position, as applicable, by reason of voluntary resignation by the Participant or termination by the Corporation or a Designated Affiliate for Cause, then any Option or other Award held by the Participant that has not vested as of the Termination Date is immediately forfeited and cancelled as of the Termination Date;

(b)

where a Participant’s employment, consulting agreement or arrangement is terminated by the Corporation or a Designated Affiliate without Cause (whether such termination occurs with or without any or adequate reasonable notice, or with or without any or adequate compensation in lieu of such reasonable notice); then:

(i)

a portion of any Options or other Awards not yet vested shall immediately vest, such portion to be equal to the number of unvested Options or other Awards multiplied by a fraction the numerator of which is the number of days between the Date of Grant and the Termination Date and the denominator of which is the number of days between the Date of Grant and the date the unvested Options or other Awards were originally scheduled to vest. For clarity and by way of example, if a participant’s employment is terminated 400 days following the Date of Grant and unvested Awards were originally scheduled to vest 600 days from the Date of Grant, two-thirds of the unvested Options or other Awards will immediately vest. In such a scenario the Plan Administrator reserves the right to defer settlement to the originally scheduled settlement date provided any related taxes can also be deferred and provided the timing of the settlement for U.S. Taxpayers complies with the requirements of Section 409A of the Code; and

(ii)	subject to Subsection 8.1(b)(i), any Options or other Awards held by the Participant that are not yet vested at the Termination Date shall be immediately forfeited to the Corporation;

(c)

where a Participant’s employment is terminated by reason of the death of the Participant or the Participant becomes Disabled, then each Option or other Award held by the Participant that has not vested as of the date of the death or Disability, as applicable, of such Participant shall vest on such date;

(d)	a Participant’s eligibility to receive further grants of Options or other Awards under this Plan ceases as of:

(i)

the date that the Corporation or a Designated Affiliate, as the case may be, provides the Participant with written notification that the Participant’s employment, consulting agreement or arrangement is terminated in the circumstances contemplated by this Section 8.1, notwithstanding that such date may be prior to the Termination Date; or

(ii)	the date of the death or Disability of the Participant; and

(e)

notwithstanding Subsection 8.1(b), unless the Plan Administrator, in its discretion, otherwise determines, at any time and from time to time, Options or Awards are not affected by a change of employment agreement or arrangement, or directorship within or among the Corporation or a Designated Affiliate for so long as the Participant continues to be a Director, Employee or Consultant, as applicable, of the Corporation or a Designated Affiliate.

8.2	Discretion to Permit Acceleration

Notwithstanding the provisions of Section 8.1, the Plan Administrator may, in its discretion, at any time prior to, or following the events contemplated in such Section, or in an employment agreement or other written agreement between the Corporation or a Designated Affiliate and the Participant, permit the acceleration of vesting of any or all Awards, all in the manner and on the terms as may be authorized by the Plan Administrator.

8.3	Participants’ Entitlement

Except as otherwise provided in this Plan, Awards previously granted under this Plan are not affected by any change in the relationship between, or ownership of, the Corporation and an Affiliate of the Corporation. For greater certainty, all grants of Awards remain outstanding and are not affected by reason only that, at any time, an Affiliate of the Corporation ceases to be an Affiliate of the Corporation.

ARTICLE 9

EVENTS AFFECTING THE CORPORATION

9.1	General

The existence of any Awards does not affect in any way the right or power of the Corporation or its shareholders to make, authorize or determine any adjustment, recapitalization, reorganization or any other change in the Corporation’s capital structure or its business, or any amalgamation, combination, arrangement, merger or consolidation involving the Corporation, to create or issue any bonds, debentures, Shares or other securities of the Corporation or to determine the rights and conditions attaching thereto, to effect the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business, or to affect any other corporate act or proceeding, whether of a similar character or otherwise, whether or not any such action referred to in this Article 9 would have an adverse effect on this Plan or on any Award granted hereunder.

9.2	Change in Control

Except as may be set forth in an employment agreement, or other written agreement between the Corporation or a Designated Affiliate and the Participant:

(a)

Notwithstanding anything else in this Plan or any Award Agreement, the Plan Administrator may, without the consent of any Participant, take such steps as it deems necessary or desirable, including to cause (i) the conversion or Exchange of any outstanding Awards into or for, rights or other securities of substantially equivalent value (or greater value), as determined by the Plan Administrator in its discretion, in any entity participating in or resulting from a Change in Control; (ii) outstanding Awards to vest and become exercisable, realizable, or payable, or restrictions applicable to an Award to lapse, in whole or in part prior to or upon consummation of such merger or Change in Control, and, to the extent the Plan Administrator determines, terminate upon or immediately prior to the effectiveness of such merger or Change in Control; (iii) the termination of an Award in Exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise or settlement of such Award or realization of the Participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Plan Administrator determines in good faith that no amount would have been attained upon the exercise or settlement of such Award or realization of the Participant’s rights, then such Award may be terminated by the Corporation without payment); (iv) the replacement of such Award with other rights or property selected by the Board of Directors in its sole discretion; or (v) any combination of the foregoing. In taking any of the actions permitted under this subparagraph (a), the Plan Administrator will not be required to treat all Awards similarly in the transaction.

(b)

Notwithstanding Section 9.2(a), and unless otherwise determined by the Plan Administrator, if, as a result of a Change in Control, the Shares will cease trading on an Exchange, then the Corporation may terminate all of the Options granted under this Plan at the time of and subject to the completion of the Change in Control transaction by paying to each holder at or within a reasonable period of time following completion of such Change in Control transaction an amount for each Option equal to the fair market value of the Option held by such Participant as determined by the Plan Administrator, acting reasonably.

(c)

Notwithstanding Section 8.1, and except as otherwise provided in an employment agreement, consulting agreement or arrangement, or other written agreement between the Corporation or a Designated Affiliate and a Participant, if within 12 months following the completion of a transaction resulting in a Change in Control, an Participant’s employment, consulting agreement or arrangement is terminated by the Corporation or a Designated Affiliate without Cause, without any action by the Plan Administrator, the vesting of all Awards held by such Employee shall immediately accelerate, and all Options shall be exercisable notwithstanding Section 4.4 until the earlier of: (i) the Expiry Date of such Award; and (ii) the date that is 90 days after the Termination Date.

(d)	It is intended that any actions taken under this Section 9.2 will comply with the requirements of Section 409A of the Code with respect to Awards granted to U.S. Taxpayers.

9.3	Reorganization of Corporation’s Capital

Should the Corporation effect a subdivision or consolidation of Shares or any similar capital reorganization or a payment of a stock dividend (other than a stock dividend that is in lieu of a cash dividend), or should any other change be made in the capitalization of the Corporation that does not constitute a Change in Control and that would warrant the amendment or replacement of any existing Awards in order to adjust the number of Shares that may be acquired on the vesting of outstanding Awards and/or the terms of any Award in order to preserve proportionately the rights and obligations of the Participants holding such Awards, the Plan Administrator will, subject to the prior approval of the Exchange, authorize such steps to be taken as it may consider to be equitable and appropriate to that end.

9.4	Other Events Affecting the Corporation

In the event of an amalgamation, combination, arrangement, merger or other transaction or reorganization involving the Corporation and occurring by Exchange of Shares, by sale or lease of assets or otherwise, that does not constitute a Change in Control and that warrants the amendment or replacement of any existing Awards in order to adjust the number of Shares that may be acquired on the vesting of outstanding Awards and/or the terms of any Award in order to preserve proportionately the rights and obligations of the Participants holding such Awards, the Plan Administrator will, subject to the prior approval of the Exchange (if required), authorize such steps to be taken as it may consider to be equitable and appropriate to that end.

9.5	Immediate Acceleration of Awards

Where the Plan Administrator determines that the steps provided in Sections 9.3 and 9.4 would not preserve proportionately the rights, value and obligations of the Participants holding such Awards in the circumstances or otherwise determines that it is appropriate, the Plan Administrator may, but is not required, to permit the immediate vesting of any unvested Awards.

9.6	Issue by Corporation of Additional Shares

Except as expressly provided in this Article 9, neither the issue by the Corporation of shares of any class or securities convertible into or exchangeable for shares of any class, nor the conversion or exchange of such shares or securities, affects, and no adjustment by reason thereof is to be made with respect to the number of Shares that may be acquired as a result of a grant of Awards.

9.7	Fractions

No fractional Shares will be issued pursuant to an Award. Accordingly, if, as a result of any adjustment under this Article 9 or a dividend equivalent, a Participant would become entitled to a fractional Share, the Participant has the right to acquire only the adjusted number of full Shares and no payment or other adjustment will be made with respect to the fractional Shares, which shall be disregarded.

ARTICLE 10

U.S. TAXPAYERS

10.1	Provisions for U.S. Taxpayers

Awards granted under this Plan to U.S. Taxpayers may be non-qualified stock options or incentive stock options qualifying under Section 422 of the Code (“ISOs”). Each Award shall be designated in the Award Agreement as either an ISO or a non-qualified stock option.

10.2	ISOs

Subject to any limitations in Section 3.6, the aggregate number of Shares reserved for issuance as an ISO shall not exceed 10% of the Shares issued and outstanding from time to time, and the terms and conditions of any ISOs granted to a U.S. Taxpayer on the Date of Grant hereunder, including the eligible recipients of ISOs, shall be subject to the provisions of Section 422 of the Code, and the terms, conditions, limitations and administrative procedures established by the Plan Administrator from time to time in accordance with this Plan. At the discretion of the Plan Administrator, ISOs may be granted to any employee of the Corporation, its parent or any subsidiary of the Corporation, as such terms are defined in Sections 424(e) and (f) of the Code.

10.3	ISO Grants to 10% Shareholders

Notwithstanding anything to the contrary in this Plan, if an ISO is granted to a U.S. Taxpayer who owns shares representing more than 10% of the voting power of all classes of shares of the Corporation or of a subsidiary or parent, as such terms are defined in Section 424(e) and (f) of the Code, on the Date of Grant, the term of the Option 18 shall not exceed five years from the time of grant of such Option and the Exercise Price shall be at least 110% of the Market Price of the Shares subject to the Option.

10.4	$100,000 Per Year Limitation for ISOs Granted to U.S. Taxpayers

To the extent the aggregate Market Price as at the Date of Grant of the Shares for which ISOs are exercisable for the first time by any U.S. Taxpayer during any calendar year (under all plans of the Corporation) exceeds $100,000, such excess ISOs shall be treated as non-qualified stock options.

10.5	Disqualifying Dispositions

Each U.S. Taxpayer awarded an ISO under this Plan shall notify the Corporation in writing immediately after the date he or she makes a disposition of any Shares acquired pursuant to the exercise of such ISO. The Corporation may, if determined by the Plan Administrator and in accordance with procedures established by it, retain possession of any Shares acquired pursuant to the exercise of an ISO as agent for the applicable person until the end of the period described in the preceding sentence, subject to complying with any instructions from such person as to the sale of such Share.

10.6	Section 409A of the Code

(a)

This Plan will be construed and interpreted to be exempt from, or where not so exempt, to comply with Section 409A of the Code to the extent required to preserve the intended tax consequences of this Plan. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A of the Code, the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A of the Code. The Corporation reserves the right to amend this Plan to the extent it reasonably determines is necessary in order to preserve the intended tax consequences of this Plan in fight of Section 409A of the Code and any regulations or guidance under that section. In no event will the Corporation be responsible if Awards under this Plan result in adverse tax consequences to a U.S. Taxpayer under Section 409A of the Code.

(b)	All terms of the Plan that are undefined or ambiguous must be interpreted in a manner that complies with Section 409A of the Code if necessary to comply with Section 409A of the Code.

(c)

The Plan Administrator, in its sole discretion, may permit the acceleration of the time or schedule of payment of a U.S. Taxpayer’s vested Awards in the Plan under circumstances that constitute permissible acceleration events under Section 409A of the Code.

(d)

Notwithstanding any provisions of the Plan to the contrary, in the case of any “specified employee” within the meaning of Section 409A of the Code who is a U.S. Taxpayer, distributions of non-qualified deferred compensation under Section 409A of the Code made in connection with a “separation from service” within the meaning set forth in Section 409A of the Code may not be made prior to the date which is 6 months after the date of separation from service (or, if earlier, the date of death of the U.S. Taxpayer). Any amounts subject to a delay in payment pursuant to the preceding sentence shall be paid as soon practicable following such 6-month anniversary of such separation from service.

ARTICLE 11

AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN

11.1	Amendment, Suspension, or Termination of the Plan

The Plan Administrator may from time to time, without notice and without approval of the holders of voting shares of the Corporation, amend, modify, change, suspend or terminate the Plan or any Awards granted pursuant to the Plan as it, in its discretion determines appropriate, provided, however, that:

(a)

no such amendment, modification, change, suspension or termination of the Plan or any Awards granted hereunder may materially impair any rights of a Participant or materially increase any obligations of a Participant under the Plan without the consent of the Participant, unless the Plan

Administrator determines such adjustment is required or desirable in order to comply with any applicable Securities Laws or Exchange requirements; and

(b)

any amendment that would cause an Award held by a U.S. Taxpayer be subject to the additional tax penalty under Section 409A(1)(b)(i)(II) of the Code shall be null and void ab initio with respect to the U.S. Taxpayer unless the consent of the U.S. Taxpayer is obtained.

11.2	Shareholder Approval

Notwithstanding Section 11.1 and subject to any rules of the Exchange, approval of the holders of the Shares shall be required for any amendment, modification or change that:

(a)

increases the percentage of Shares reserved for issuance under the Plan, except pursuant to the provisions in the Plan which permit the Plan Administrator to make equitable adjustments in the event of transactions affecting the Corporation or its capital;

(b)	increases or removes the 10% limits on Shares issuable or issued to insiders as set forth in Subsection 3.7(a);

(c)

reduces the exercise price of an Award (for this purpose, a cancellation or termination of an Award of a Participant prior to its Expiry Date for the purpose of reissuing an Award to the same Participant with a lower exercise price shall be treated as an amendment to reduce the exercise price of an Award) except pursuant to the provisions in the Plan which permit the Plan Administrator to make equitable adjustments in the event of transactions affecting the Corporation or its capital;

(d)

extends the term of an Award beyond the original Expiry Date (except where an Expiry Date would have fallen within a blackout period applicable to the Participant or within 5 business days following the expiry of such a blackout period);

(e)	permits an Award to be exercisable beyond 10 years from its Date of Grant (except where an Expiry Date would have fallen within a blackout period of the Corporation);

(f)	increases or removes the limits on the participation of Directors;

(g)	permits Awards to be transferred to a Person; or

(h)	deletes or reduces the range of amendments which require approval of shareholders under this Section 11.2.

11.3	Permitted Amendments

Without limiting the generality of Section 11.1, but subject to Section 11.2, the Plan Administrator may, without shareholder approval, at any time or from time to time, amend the Plan for the purposes of:

(a)	making any amendments to the general vesting provisions of each Award;

(b)	making any amendments to the provisions set out in Article 8;

(c)

making any amendments to add covenants of the Corporation for the protection of Participants, as the case may be, provided that the Plan Administrator shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the Participants, as the case may be;

(d)

making any amendments not inconsistent with the Plan as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Plan Administrator, having in mind the best interests of the Participants, it may be expedient to make, including amendments that are desirable as a result of changes in law in any jurisdiction where a Participant resides,

(e)	provided that the Plan Administrator shall be of the opinion that such amendments and modifications will not be prejudicial to the interests of the Participants and Directors; or

(f)

making such changes or corrections which, on the advice of counsel to the Corporation, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Plan Administrator shall be of the opinion that such changes or corrections will not be prejudicial to the rights and interests of the Participants.

ARTICLE 12

MISCELLANEOUS

12.1	Legal Requirement

The Corporation is not obligated to grant any Awards, issue any Shares or other securities, make any payments or take any other action if, in the opinion of the Plan Administrator, in its sole discretion, such action would constitute a violation by a Participant or the Corporation of any provision of any applicable statutory or regulatory enactment of any government or government agency or the requirements of any Exchange upon which the Shares may then be listed.

12.2	No Other Benefit

No amount will be paid to, or in respect of, a Participant under the Plan to compensate for a downward fluctuation in the price of a Share, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose.

12.3	Rights of Participant

No Participant has any claim or right to be granted an Award and the granting of any Award is not to be construed as giving a Participant a right to remain as an employee, consultant or director of the Corporation or an Affiliate of the Corporation. No Participant has any rights as a shareholder of the Corporation in respect of Shares issuable pursuant to any Award until the allotment and issuance to such Participant, or as such Participant may direct, of certificates representing such Shares.

12.4	Corporate Action

Nothing contained in this Plan or in an Award shall be construed so as to prevent the Corporation from taking corporate action which is deemed by the Corporation to be appropriate or in its best interest, whether or not such action would have an adverse effect on this Plan or any Award.

12.5	Conflict

In the event of any conflict between the provisions of this Plan and an Award Agreement, the provisions of this Plan shall govern. In the event of any conflict between or among the provisions of this Plan, an Award Agreement and (i) an employment agreement or other written agreement between the Corporation or a Designated Affiliate and a Participant which has been approved by the Chief Executive Officer of the Corporation (or where the Participant is the Chief Executive Officer, approved by a Director), the provisions of the employment agreement or other written agreement shall govern and (ii) any other employment agreement or other written agreement between the Corporation or a Designated Affiliate and a Participant, the provisions of this Plan shall govern.

12.6	Anti-Hedging Policy

By accepting the Option or Award each Participant acknowledges that he or she is restricted from purchasing financial instruments such as prepaid variable forward contracts, equity swaps, collars, or units of Exchange funds that are designed to hedge or offset a decrease in market value of Options or Awards.

12.7	Participant Information

Each Participant shall provide the Corporation with all information (including personal information) required by the Corporation in order to administer to the Plan. Each Participant acknowledges that information required by the Corporation in order to administer the Plan may be disclosed to any custodian appointed in respect of the Plan and other third parties, and may be disclosed to such persons (including persons located in jurisdictions other than the Participant’s jurisdiction of residence), in connection with the administration of the Plan. Each Participant consents to such disclosure and authorizes the Corporation to make such disclosure on the Participant’s behalf.

12.8	Participation in the Plan

The participation of any Participant in the Plan is entirely voluntary and not obligatory and shall not be interpreted as conferring upon such Participant any rights or privileges other than those rights and privileges expressly provided in the Plan. In particular, participation in the Plan does not constitute a condition of employment or engagement nor a commitment on the part of the Corporation to ensure the continued employment or engagement of such Participant. The Plan does not provide any guarantee against any loss which may result from fluctuations in the market value of the Shares. The Corporation does not assume responsibility for the income or other tax consequences for the Participants and Directors and they are advised to consult with their own tax advisors.

12.9	International Participants

With respect to Participants who reside or work outside Canada and the United States, the Plan Administrator may, in its sole discretion, amend, or otherwise modify, without shareholder approval, the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the provisions of local law, and the Plan Administrator may, where appropriate, establish one or more sub-plans to reflect such amended or otherwise modified provisions.

12.10	Successors and Assigns

The Plan shall be binding on all successors and assigns of the Corporation and its Designated Affiliates.

12.11	General Restrictions and Assignment

Except as required by law, the rights of a Participant under the Plan are not capable of being assigned, transferred, alienated, sold, encumbered, pledged, mortgaged or charged and are not capable of being subject to attachment or legal process for the payment of any debts or obligations of the Participant unless otherwise approved by the Plan Administrator.

12.12	Severability

The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision and any invalid or unenforceable provision shall be severed from the Plan.

12.13	Notices

All written notices to be given by the Participant to the Corporation shall be delivered personally, e-mail or mail, postage prepaid, addressed as follows:

(b)	Xanthic Biopharma Inc.
77 King Street West, Suite 2905
Toronto, Ontario, Canada
M5K 1A2

(c)	Attention: Tim Moore, Chief Executive Officer
E-mail Address: timm@xanthicbiopharma.com

All notices to the Participant will be addressed to the principal address of the Participant on file with the Corporation. Either the Corporation or the Participant may designate a different address by written notice to the other. Such notices are deemed to be received, if delivered personally or by e-mail, on the date of delivery, and if sent by mail, on the fifth business day following the date of mailing. Any notice given by either the Participant or the Corporation is not binding on the recipient thereof until received.

12.14	Effective Date

This Plan becomes effective on a date to be determined by the Plan Administrator, subject to the approval of the shareholders of the Corporation.

12.15	Governing Law

This Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

12.16	Submission to Jurisdiction

The Corporation and each Participant irrevocably submits to the exclusive jurisdiction of the courts of competent jurisdiction in the Province of Ontario in respect of any action or proceeding relating in any way to the Plan, including with respect to the grant of Awards and any issuance of Shares made in accordance with the Plan.

APPENDIX A

XANTHIC BIOPHARMA INC.

EQUITY INCENTIVE PLAN (THE “PLAN”)

ELECTION NOTICE

All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Plan.

Pursuant to the Plan, I hereby elect to participate in the grant of DSUs pursuant to Article 6 of the Plan and to receive     % of my Cash Fees in the form of DSUs in lieu of cash.

I confirm that:

(a)	I have received and reviewed a copy of the terms of the Plan and agreed to be bound by them.

(b)

I recognize that when DSUs credited pursuant to this election are redeemed in accordance with the terms of the Plan, income tax and other withholdings as required will arise at that time. Upon redemption of the DSUs, the Corporation will make all appropriate withholdings as required by law at that time.

(c)	The value of DSUs is based on the value of the Shares of the Corporation and therefore is not guaranteed.

(d)

To the extent I am a U.S. taxpayer, I understand that this election is irrevocable for the calendar year to which it applies and that any revocation or termination of this election after the expiration of the election period will not take effect until the first day of the calendar year following the year in which I file the revocation or termination notice with the Corporation.

The foregoing is only a brief outline of certain key provisions of the Plan. For more complete information, reference should be made to the Plan’s text.

Date:	(Name of Participant)
(Signature of Participant)

APPENDIX B

XANTHIC BIOPHARMA INC.

EQUITY INCENTIVE PLAN (THE “PLAN”)

ELECTION TO TERMINATE RECEIPT OF ADDITIONAL DSUs

All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Plan.

Notwithstanding my previous election in the form of Appendix A to the Plan, I hereby elect that no portion of the Cash Fees accrued after the date hereof shall be paid in DSUs in accordance with Article 6 of the Plan.

I understand that the DSUs already granted under the Plan cannot be redeemed except in accordance with the Plan.

I confirm that I have received and reviewed a copy of the terms of the Plan and agree to be bound by them.

Date:	(Name of Participant)
(Signature of Participant)

Note: An election to terminate receipt of additional DSUs can only be made by a Participant once in a calendar year.

Date:	(Name of Participant)
(Signature of Participant)

APPENDIX C

XANTHIC BIOPHARMA INC.

Equity Incentive Plan (THE “PLAN”)

ELECTION TO TERMINATE RECEIPT OF ADDITIONAL DSUs

(U.S. TAXPAYERS)

All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Plan.

Notwithstanding my previous election in the form of Appendix A to the Plan, I hereby elect that no portion of the Cash Fees accrued after the effective date of this termination notice shall be paid in DSUs in accordance with Article 6 of the Plan.

I understand that this election to terminate receipt of additional DSUs will not take effect until the first day of the calendar year following the year in which I file this termination notice with the Corporation.

I understand that the DSUs already granted under the Plan cannot be redeemed except in accordance with the Plan.

I confirm that I have received and reviewed a copy of the terms of the Plan and agree to be bound by them.

Date:	(Name of Participant)
(Signature of Participant)

Note: An election to terminate receipt of additional DSUs can only be made by a Participant once in a calendar year.

Date:	(Name of Participant)
(Signature of Participant)

SCHEDULE “E”

ADVANCE NOTICE BY-LAW

XANTHIC BIOPHARMA INC.

ADVANCE NOTICE BY-LAW

(Adopted by the board of directors, with immediate effect, on October 1, 2018)

The purpose of this Advance Notice By-law (this “By-law”) is to provide shareholders, directors and management of the Corporation with guidance on the nomination of directors (and certain other advance notice requirements). This By-law is the framework by which a deadline is fixed for shareholders to submit director nominations prior to any annual or special meeting of shareholders and sets forth the information that a shareholder must include in the notice for it to be in proper written form.

It is the belief of the Board that this By-law is beneficial to the Corporation and its shareholders. This By-law will be subject to periodic review and, subject to the Act, will reflect changes as required by securities regulatory or stock exchange requirements and, at the discretion of the Board, amendments necessary to meet evolving industry standards.

1.	INTERPRETATION

1.01	Definitions

In this By-law:

(a)	“Act” means the Business Corporations Act (Ontario) or any statute which may be substituted therefor, including the regulations thereunder, as amended from time to time;

(b)

“Applicable Securities Laws” means the applicable securities legislation of each relevant province of Canada, as amended from time to time, the rules, regulations and forms made or promulgated under any such legislation and the published national instruments, multilateral instruments, policies, bulletins and notices of the securities commission and similar regulatory authority of each relevant province of Canada;

(c)	“Articles” means the articles of the Corporation, as defined in the Act, and includes any amendments thereto;

(d)	“Board” means the board of directors of the Corporation;

(e)	“Corporation” means Xanthic Biopharma Inc.;

(f)	“Director” means a director of the Corporation as defined in the Act;

(g)	“Nominating Shareholder” has the meaning given to it in Section 2.1;

(h)

“Person” means a natural person, partnership, limited partnership, limited liability partnership, corporation, limited liability company, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or governmental or regulatory entity, and pronouns have a similarly extended meaning;

(i)

“Public Announcement” means disclosure in a press release reported by a national news service in Canada or in a document publicly filed by the Corporation under its profile on the System for Electronic Document Analysis and Retrieval at www.sedar.com; and

(j)	“Shareholders’ Meeting” means any annual meeting of shareholders of the Corporation or special meeting of shareholders of the Corporation.

1.02	Interpretation

In this By-law:

(a)	words importing the singular include the plural and vice versa, and words importing gender include all genders; and

(b)	all terms used in this By-law that are defined in the Act have the meaning given to such terms in the Act.

The headings used throughout this By-law are inserted for convenience only and are not to be used as an aid in the interpretation of this By-law.

This By-law is subject to, and should be read in conjunction with, the Act and the Articles. If there is any conflict or inconsistency between any provision of the Act or the Articles and any provision of this By-law, the provision of the Act or the Articles will govern.

2.	ADVANCE NOTICE

2.01	Nomination of Directors

Subject only to the Act, Applicable Securities Laws and the Articles, only persons who are nominated in accordance with the provisions of this section shall be eligible for election as Directors. Nominations of persons for election to the Board may be made at any Shareholders’ Meeting, but only if one of the purposes for which such Shareholders’ Meeting was called was the election of Directors. Such nominations may be made in the following manner:

(a)	by or at the direction of the Board, including pursuant to a notice of meeting;

(b)

by or at the direction or request of one or more shareholders of the Corporation pursuant to a proposal made in accordance with the provisions of the Act, or a requisition for a Shareholders’ Meeting made in accordance with the provisions of the Act; or

(c)	by any Person (a “Nominating Shareholder”) who:

(i)

at the close of business on the date of the giving of the notice provided below in this section and on the record date for notice of such Shareholders’ Meeting, is entered in the securities register of the Corporation as a holder of one or more shares in the capital of the Corporation carrying the right to vote at such Shareholders’ Meeting or who beneficially owns shares in the capital of the Corporation that are entitled to be voted at such Shareholders’ Meeting; and

(ii)	has given timely notice in proper written form in accordance with the procedures set forth below in this section.

For the avoidance of doubt, this section shall be the exclusive means for any Person to bring nominations for election to the Board before any Shareholders’ Meeting.

2.02	Timely Notice; Proper Written Form

(a)	In addition to any other applicable requirements, for a nomination to be made by a Nominating Shareholder, the Nominating Shareholder must have given timely notice thereof in proper written form to the Corporate Secretary of the Corporation at the principal executive offices of the Corporation.

(b)	To be timely, a Nominating Shareholder’s notice to the Corporate Secretary of the Corporation must be made:

(i)

in the case of an annual Shareholders’ Meeting, not less than 30 days prior to the date of such annual Shareholders’ Meeting; provided, however, that if such annual Shareholders’ Meeting is to be held on a date that is less than 50 days after the date on which the first Public Announcement (the “Notice Date”) of the date of such annual Shareholders’ Meeting was made, notice by the Nominating Shareholder may be made not later than the close of business on the 10th day following the Notice Date; or

(ii)

in the case of a special Shareholders’ Meeting (which is not also an annual Shareholders’ Meeting) called for the purpose of electing Directors (whether or not called for other purposes), not later than the close of business on the 15th day following the day on which the first Public Announcement of the date of such special Shareholders’ Meeting was made;

provided that, in either instance, if notice-and-access (as defined in National Instrument 54-101 Communication with Beneficial Owners of Securities of a Reporting Issuer) is used for delivery of proxy related materials in respect of a Shareholders’ Meeting and the Notice Date in respect of the Shareholders’ Meeting is not less than 50 days prior to the date of the Shareholders’ Meeting, the notice must be received not later than the close of business on the 40th day before the Shareholders’ Meeting (but, in any event, not prior to the Notice Date); provided further, however, that in the event that the Shareholders’ Meeting is to be held on a date that is less than 50 days after the Notice Date, notice by the Nominating Shareholder shall be made, in the case of an annual Shareholders’ Meeting, not later than the close of business on the 10th day following the Notice Date and, in the case of a special Shareholders’ Meeting (which is not also an annual Shareholders’ Meeting), not later than the close of business on the 15th day following the Notice Date.

(c)	To be in proper written form, a Nominating Shareholder’s notice to the Corporate Secretary of the Corporation must be in writing and must set forth:

(i)	as to each person whom the Nominating Shareholder proposes to nominate for election as a Director (each, a “Proposed Nominee”):

(A)	the name, age, business address and residential address of the Proposed Nominee;

(B)	the principal occupation, business or employment of the Proposed Nominee;

(C)	whether the Proposed Nominee is a resident Canadian within the meaning of the Act;

(D)

the class or series and number of shares in the capital of the Corporation which are controlled or which are owned beneficially or of record by the Proposed Nominee as of the record date for the applicable Shareholders’ Meeting (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice;

(E)

a description of any relationship, agreement, arrangement or understanding (whether financial, compensatory, indemnity related or otherwise) between the Nominating Shareholder and the Proposed Nominee, or any affiliates or associates of, or any Person acting jointly or in concert with the Nominating

Shareholder or the Proposed Nominee, in connection with the Proposed Nominee’s nomination and election as a Director;

(F)

whether the Proposed Nominee is party to any existing or proposed relationship, agreement, arrangement or understanding with any competitor of the Corporation or its affiliates or any other third party which may give rise to a real or perceived conflict of interest between the interests of the Corporation and the interests of the Proposed Nominee; and

(G)

any other information relating to the Proposed Nominee that would be required to be disclosed in a dissident’s information circular or other filings required to be made in connection with solicitations of proxies for the election of Directors pursuant to the Act or Applicable Securities Laws; and

(ii)	as to each Nominating Shareholder:

(A)	the name, business and, if applicable, residential address of such Nominating Shareholder;

(B)

the number of securities of each class of voting securities of the Corporation or any of its subsidiaries beneficially owned, or controlled or directed, directly or indirectly, by such Nominating Shareholder or any other Person with whom such Nominating Shareholder is acting jointly or in concert with respect to the Corporation or any of its securities, as of the record date for the applicable Shareholders’ Meeting (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice;

(C)

the interests in, or rights or obligations associated with, any agreement, arrangement or understanding, the purpose or effect of which may be to alter, directly or indirectly, such Nominating Shareholder’s economic interest in a security of the Corporation or such Nominating Shareholder’s economic exposure to the Corporation;

(D)

full particulars regarding any proxy, contract, arrangement, agreement, understanding or relationship pursuant to which such Nominating Shareholder, or any of its affiliates or associates, has any interests, rights or obligations relating to the voting of any securities of the Corporation or the nomination of Directors to the Board; and

(E)

any other information relating to such Nominating Shareholder that would be required to be disclosed in a dissident’s information circular or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to the Act or any Applicable Securities Laws.

Reference to “Nominating Shareholder” in this section shall be deemed to refer to each shareholder that nominates or seeks to nominate a person for election as a Director in the case of a nomination proposal where more than one shareholder is involved in making the nomination proposal.

The Corporation may require any Proposed Nominee to furnish such other information as may reasonably be requested by the Corporation to determine the eligibility of such Proposed Nominee to serve as an “independent” Director or that could be material to a shareholder’s understanding of such “independence”, or the lack thereof, of such Proposed Nominee. In addition, the Corporate Secretary of the Corporation may request and require that the Nominating Shareholder provide to the Corporation from a Proposed Nominee a declaration as to the Proposed Nominee’s status as a “resident Canadian” for purposes of the Act and the Proposed Nominee’s written consent to act as a Director.

(d)

No person shall be eligible for election as a Director unless nominated in accordance with the provisions of this section; provided, however, that nothing in this section shall be deemed to preclude discussion by a shareholder of the Corporation (as distinct from the nomination of Directors) at a Shareholders’ Meeting of any matter in respect of which it would have been entitled to submit a proposal pursuant to the provisions of the Act.

(e)

The chairman of a Shareholders’ Meeting shall have the power and duty to determine whether a nomination has been made in accordance with the procedures set forth in the foregoing provisions of this section at such Shareholders’ Meeting and, if any proposed nomination is not in compliance with such foregoing provisions, to declare that such defective nomination shall be disregarded.

(f)

Notwithstanding any other provision of this section, notice given to the Corporate Secretary of the Corporation may only be given by personal delivery or by e-mail (at such e-mail address as stipulated from time to time by the Corporate Secretary of the Corporation for the purpose of any such notice), and shall be deemed to have been given and made only at the time it is so served by personal delivery or e-mail to the Corporate Secretary of the Corporation at the address of the principal executive offices of the Corporation; provided, however, that if any such delivery or electronic communication is made on a day which is not a business day in the City of Toronto, Canada or later than 5:00 p.m. (Eastern Standard time) on a day which is a business day in the City of Toronto, Canada, then such delivery or electronic communication shall be deemed to have been made on the next subsequent day that is a business day in the City of Toronto, Canada.

(g)

To be considered timely and in proper form, a Nominating Shareholder’s notice shall be promptly updated and supplemented if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the applicable Shareholders’ Meeting.

3.	TRANSACTION OF BUSINESS AT SHAREHOLDERS’ MEETINGS

3.01	Proper Meeting Business

No business may be transacted at Shareholders’ Meeting other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the Shareholders’ Meeting by or at the direction of the Board, or (iii) otherwise properly brought before the Shareholders’ Meeting by any shareholder of the Corporation who complies with the proposal procedures set forth in Section 3.2 below.

3.02	Submission of Proposals

For business to be properly brought before a Shareholder’s Meeting by a shareholder of the Corporation, such shareholder must submit a proposal to the Corporation for inclusion in the Corporation’s management information circular in accordance with the requirements of the Act; provided that any proposal that includes nominations for the election of Directors shall also comply with the other applicable requirements of this By-Law.

4.	MISCELLANEOUS

4.01	Board Discretion

The Board may, in its sole discretion, waive any requirement in this By-law.

4.02	Effective Date

This By-law comes into force with immediate effect on October 1, 2018, being the date it was approved by the Board.